                                                                    EXHIBIT 99.1

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         ------
ANNEX I -- SPRINT CORPORATION CONSOLIDATED FINANCIAL INFORMATION........ I-1
  Sprint Corporation Selected Financial Data............................ I-1
  Sprint Corporation Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................................. I-2
  Report of Independent Auditors........................................ I-15
  Independent Auditors' Report.......................................... I-16
  Sprint Corporation Consolidated Financial Statements and Notes
   thereto.............................................................. I-17
  Sprint Corporation Unaudited Pro Forma Condensed Combined Financial
   Statements and
   Notes thereto........................................................ I-43
ANNEX II -- PCS GROUP INFORMATION....................................... II-1
  Business.............................................................. II-1
  Historical PCS Group Selected Financial Data.......................... II-16
  PCS Group Management's Discussion and Analysis of Financial Condition
   and Results of Operations............................................ II-17
  Report of Independent Auditors........................................ II-25
  PCS Group Combined Financial Statements and Notes thereto............. II-26
  Sprint Spectrum Holding Company Combined With MinorCo and PhillieCo
   Selected Financial Data.............................................. II-35
  Sprint Spectrum Holding Company Combined With MinorCo and PhillieCo
   Management's Discussion and Analysis of Financial Condition and
   Results of Operations................................................ II-36
  Independent Auditors' Report.......................................... II-46
  Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo
   Financial Statements and Notes thereto............................... II-47
  PCS Group Unaudited Pro Forma Condensed Combined Financial Statements
   and Notes thereto.................................................... II-69
ANNEX III -- FON GROUP INFORMATION...................................... III-1
  Business.............................................................. III-1
  FON Group Selected Financial Data..................................... III-9
  FON Group Management's Discussion and Analysis of Financial Condition
   and Results of Operations............................................ III-10
  Report of Independent Auditors........................................ III-25
  FON Group Combined Financial Statements and Notes thereto............. III-26

                              SPRINT CORPORATION

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth the Selected Financial Data of Sprint Corporation and should be read in conjunction with Sprint's Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto. The Selected Financial Data at December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, have been derived from the Consolidated Financial Statements of Sprint which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at September 30, 1998, and for the nine months ended September 30, 1998 and 1997, have been derived from the unaudited Consolidated Financial Statements of Sprint, which have been prepared on the same basis as Sprint's audited Consolidated Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             AT OR FOR THE
                              NINE MONTHS                       AT OR FOR THE
                          ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------
                            1998      1997      1997      1996      1995      1994      1993
                          --------- --------- --------- --------- --------- --------- ---------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    2,017.9   1,840.9   2,451.4   2,267.2   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....      669.3     757.6     952.5   1,190.9     946.1     899.2     517.1
Earnings per common
 share from continuing
 operations(1), (2)
 Basic..................       1.55      1.76      2.21      2.82      2.71      2.59      1.51
 Diluted................       1.52      1.74      2.18      2.79      2.69      2.56      1.49
Dividends per common
 share..................       0.75      0.75      1.00      1.00      1.00      1.00      1.00
Basic weighted average
 common shares..........      430.7     430.3     430.2     421.7     348.7     346.1     341.0
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,950.0 $ 2,410.7 $ 3,379.0 $ 2,403.6 $ 2,609.6 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,992.1   1,903.9   2,862.6   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $20,453.8           $18,184.8 $16,826.4 $15,074.3 $14,425.2 $13,781.8
Property, plant and
 equipment, net.........   13,502.2            11,494.1  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 construction
 obligations and short-
 term borrowings).......    5,549.4             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Redeemable preferred
 stock..................        9.5                11.5      11.8      32.5      37.1      38.6
Common stock and other
 stockholders' equity...    9,302.3             9,025.2   8,519.9   4,642.6   4,524.8   3,918.3

--------
  SPRINT ADOPTED STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE" ("EPS"), AT YEAR-END 1997 (SEE NOTE 12 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS). EPS AMOUNTS HAVE BEEN RESTATED TO COMPLY WITH THIS NEW STANDARD. ALL EPS AMOUNTS DISCUSSED HEREIN REPRESENT "BASIC" EPS AS DEFINED IN THE NEW STANDARD.

  CERTAIN PRIOR-YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT-YEAR PRESENTATION. THESE RECLASSIFICATIONS HAD NO EFFECT ON THE RESULTS OF OPERATIONS OR STOCKHOLDERS' EQUITY AS PREVIOUSLY REPORTED.
(1) During the nine months ended September 30, 1997 and year ended December 31, 1996, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) for the nine months ended September 30, 1997 and year ended December 31, 1997 and $36 million ($0.09 per share) for the year ended December 31, 1996.
  During 1995, Sprint recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million ($0.16 per share). During 1993, Sprint recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million ($0.57 per share).
(2) During 1997, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
  During 1994, Sprint recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million ($0.06 per share).
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, Sprint adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million ($0.03 per share).
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

                              SPRINT CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with the Cable Parents to restructure Sprint's wireless PCS operations. Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiary, SprintCom. These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in Cox PCS, the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The excess of the purchase price to be paid to the Cable Parents in connection with the PCS Restructuring over the fair value of the PCS assets to be acquired will be allocated to goodwill and amortized over 40 years. The portion of the purchase price allocated to the PCS Group's customer base asset will be amortized over three years. For a preliminary allocation of the purchase price to the assets acquired and liabilities assumed, see the unaudited pro forma condensed combined financial statements of Sprint and notes thereto included elsewhere in this Current Report on Form 8-K. A final allocation is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date of the PCS Restructuring. To the extent the customer base exceeds the size currently reflected in the pro forma financial statements, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. Sprint is undertaking an analysis to determine whether in-process research and development projects acquired in the PCS Restructuring should be capitalized or expensed. This analysis is expected to be finalized prior to the completion of the final purchase price allocation. To the extent that it is determined through this analysis that some of the in-process research and development projects should be expensed, a portion of the purchase price will be allocated to these in-process research and development projects and a nonrecurring, noncash charge will be recognized in the period in which the charge occurs. Sprint is unable to determine the potential amount of such a charge at this time. However, such a charge could be material to Sprint's results of operations for the period in which the charge occurs. At the present time, Sprint anticipates completing its final purchase price allocation prior to year-end 1998.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

FORWARD-LOOKING INFORMATION

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which Sprint operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless services and to provide new services; (iii) the ability of the PCS Group to establish a significant market presence; (iv) the uncertainties related to Sprint's investments in Global One and other joint ventures; (v) the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies; (vi) requirements imposed on Sprint or latitude allowed its competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996; (vii) unexpected results of litigation filed against Sprint; (viii) the impact of the Year 2000 issue and any related noncompliance; (ix) the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control; and (x) those factors listed under "Risk Factors--The PCS Group" and "Risk Factors--The Tracking Stocks" in the Proxy Statement.

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

GENERAL OVERVIEW OF THE FON GROUP

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

  In March 1996, Sprint completed the tax-free spinoff of Sprint's cellular division ("Cellular") to Sprint common stockholders ("Spinoff"). See "Liquidity and Capital Resources--Discontinued Operation" for more information. The Spinoff is accounted for by Sprint in the FON Group.

GENERAL OVERVIEW OF THE PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on the consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings commenced initial commercial PCS operations late in the fourth quarter of 1996, and emerged from the development stage during the third quarter of 1997. SprintCom commenced initial operations in the third quarter of 1998.

REGULATORY DEVELOPMENTS

  See "Annex II--PCS Group Information--Business--Regulation" and "Annex III-- FON Group Information--Business--Regulation" for a complete discussion of the regulatory developments that could have a future impact on Sprint.

RESULTS OF OPERATIONS

  Sprint adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("EPS"), at year-end 1997 (see Note 12 of Notes to Consolidated Financial Statements). EPS amounts have been restated to comply with this new standard. All EPS amounts in the following discussions represent "basic" EPS as defined in SFAS 128.

 CONSOLIDATED

  Total net operating revenues for the nine months ended September 30, 1998 were $11.9 billion, an 8% increase from $11.0 billion for the same period in 1997. Total net operating revenues for 1997 were $14.9 billion, a 7% increase from $13.9 billion in 1996. Total net operating revenues for 1996 increased 9% over total net operating revenues for 1995 of $12.7 billion.

  Income from continuing operations was $669 million ($1.55 per share) for the first nine months of 1998 compared with $758 million ($1.76 per share) for the first nine months of 1997. Income from continuing operations was $953 million ($2.21 per share) in 1997 compared with $1.2 billion ($2.82 per share) in 1996 and $946 million ($2.71 per share) in 1995. The following table sets forth the combined income (loss) from continuing operations for the FON Group and the PCS Group:


                                   NINE MONTHS
                                 ENDED SEPTEMBER           YEAR ENDED
                                       30,                DECEMBER 31,
                                ------------------  --------------------------
                                  1998      1997      1997      1996     1995
                                --------  --------  --------  --------  ------
                                              (IN MILLIONS)
FON Group(1)................... $1,141.1  $1,014.9  $1,371.6  $1,310.6  $966.0
PCS Group......................   (471.8)   (257.3)   (419.1)   (119.7)  (19.9)
                                --------  --------  --------  --------  ------
Income from continuing
 operations.................... $  669.3  $  757.6  $  952.5  $1,190.9  $946.1
                                ========  ========  ========  ========  ======

--------
(1) The FON Group income from continuing operations for the year ended December 31, 1997 includes gains of $27 million on sales of local exchanges ($0.06 per share) and a gain of $17 million on the sale of an equity investment in an equipment provider ($0.04 per share). In addition, during the nine months ended September 30, 1997 and year ended December 31, 1996 litigation charges were recorded within the long distance division of $13 million and $36 million, respectively ($0.03 per share and $0.09 per share, respectively). The year ended December 31, 1995 amounts include a charge of $55 million for restructuring the local telecommunications division ($0.16 per share).

 FON GROUP

                             NINE MONTHS                YEAR ENDED
                         ENDED SEPTEMBER 30,           DECEMBER 31,
                         --------------------  -------------------------------
                           1998       1997       1997       1996       1995
                         ---------  ---------  ---------  ---------  ---------
                                           (IN MILLIONS)
Net operating revenues.. $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
Total operating
 expenses...............   9,842.4    9,176.6   12,404.0   11,619.8   10,901.0
                         ---------  ---------  ---------  ---------  ---------
Operating income........ $ 2,097.9  $ 1,848.3  $ 2,469.9  $ 2,267.7  $ 1,834.3
                         =========  =========  =========  =========  =========
Operating margin........      17.6%      16.8%      16.6%      16.3%      14.4%
                         =========  =========  =========  =========  =========
Capital expenditures.... $ 2,320.0  $ 1,835.7  $ 2,708.9  $ 2,433.6  $ 1,857.3
                         =========  =========  =========  =========  =========

  For further detailed discussion regarding the results of operations of the FON Group, refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the FON Group at Annex III.

Nine Months Ended September 30, 1998 and 1997

 Net Operating Revenues

  In the first nine months of 1998 net operating revenues increased 8% from the same 1997 period. This mainly reflects growth of the FON Group's long distance and local telecommunications divisions.

  The long distance division's revenues for the nine months ended September 30, 1998 increased 9% from the same period in 1997. This growth is a result of increases in all major market segments--residential, business and wholesale. In general, the increase reflects strong minute growth and continued growth within the data services market. The residential market increase reflects growth from the Sprint Sense Anytime "10 by 24" product as well as international and prepaid calling cards and calling card calls made by customers of local telephone companies. The business market reflects growth in data services, toll-free and direct distance-dialing toll calls. Growth in the small business market benefited from the Sprint international business calling plan. The wholesale market showed strong minute growth mainly from increased WATS calls.

  The local telecommunications division's revenues for the nine months ended September 30, 1998 increased 3% from the same period in 1997, after adjusting for a transfer pricing change for transactions between affiliates. This growth was primarily due to an increase in customer access lines. Local service revenue increased 5% reflecting access line growth and continued demand for network-based services as well as increases in private line services and maintenance of customer wiring and equipment. Network access revenues increased 1% primarily due to larger calling volumes partly offset by FCC-mandated access rate reductions. Toll service revenues decreased 28% due to extended local area calling plans and increased competition in the intrastate long distance market. Other revenue increased mainly due to increased equipment sales of business systems and data networks, growth in payphone revenues and revenues from locating underground utility lines, as well as increased commissions from the sale of Sprint's long distance services.

  The product distribution and directory publishing division's revenues for the nine months ended September 30, 1998 increased 19% from the same period in 1997, after adjusting for a transfer pricing change for transactions between affiliates. This revenue growth was mainly due to increased sales to both non-affiliates and affiliates as a result of lower pricing.

  Revenues in the emerging businesses segment increased due to the acquisition of Sprint Paranet in late 1997.

 Operating Expenses

  For the nine months ended September 30, 1998, operating expenses increased 7% from the same 1997 period.

  The long distance division's operating expenses increased 6% largely due to higher selling, general and administrative costs as a result of increased marketing activities and promotions of products and services. Interconnection costs decreased 3% reflecting lower unit costs for domestic and international access to others' networks. Operations expense increased 10% primarily due to increased data services growth.

  The local telecommunications division's operating expenses increased 2% caused primarily by an increase in selling, general and administrative expenses. Costs of services and products decreased less than 1%. This reflects continued cost control while still supporting customer access line growth and increased equipment sales. Selling, general and administrative costs were higher by 8% due to increased customer service costs from access line growth and marketing costs to promote new products and services.

  The product distribution and directory publishing division's operating expense increase was mainly due to increased sales of telecommunications equipment and distribution services to affiliates. This increase also reflects Sprint's July 1998 acquisition of a sales force from another directory sales company.

  Costs incurred in the first nine months of 1998 were mainly due to the development of ION and costs related to the network buildout and market launches of the SprintCom PCS markets. SprintCom launched service in Jacksonville and Tallahassee, Florida, in the 1998 third quarter and expects to expand into several new markets by year-end. Sprint will continue to devote significant resources through 1999 to develop ION as well as to fund the network buildout and launch the SprintCom markets.

Years Ended December 31, 1997, 1996 and 1995

 Net Operating Revenues

  Net operating revenues increased 7% in 1997 and 9% in 1996. This mainly reflects growth of the FON Group's long distance and local telecommunications divisions for both years.

  The long distance division's revenues increased 8% in 1997 and 14% in 1996. This growth was a result of increases in all major market segments-- residential, business and wholesale. In general, the increase reflects strong calling volume growth and continued growth within the data services market. The residential market reflects the ongoing success of Sprint Sense(R) as well as growth in international calls, prepaid phone cards and casual callers. The business market reflects growth in data services, toll-free and direct distance-dialing toll calls, and growth in small and medium business due to Sprint's Fridays Free program. The wholesale market showed strong growth in both the domestic and international markets.

  The local telecommunications division's revenues increased 4% in 1997 and 9% in 1996, after adjusting for a transfer pricing change for transactions between affiliates. This growth was primarily due to an increase in customer access lines. Local service revenue increased 10% in 1997 and 11% in 1996 reflecting economic growth in the division's service areas, an increase in second-line services, an increase due to extended area calling plans, and increased demand for advanced intelligent network services. Network access revenues increased 2% in 1997 and 10% in 1996 primarily due to larger calling volumes partly offset by FCC-mandated access rate reductions effective in July 1997. Toll service revenues decreased 19% in 1997 and 13% in 1996 due to extended local area calling plans and increased competition in the intrastate long distance market. Additionally, the division phased out its interexchange long distance reseller services in 1997. Other revenue increased 10% in 1997 and 24% in 1996 mainly due to sales of telecommunications equipment.

  The product distribution and directory publishing division's revenues increased 19% in 1997 and 7% in 1996, after adjusting for a transfer pricing change for transactions between affiliates. This growth was mainly due to increased sales of telecommunications equipment and distribution services to affiliates.

  Revenues for the emerging businesses segment increased due to the acquisition of Sprint Paranet in late 1997 and an increase in subscribers for Sprint Internet access services.

 Operating Expenses

  Operating expenses increased 7% in 1997 and 1996 largely due to increased revenue streams.

  The long distance division's operating expenses increased 6% in 1997 and 12% in 1996 primarily due to higher interconnection costs and operations expense. Interconnection costs increased 6% in 1997 and 20% in 1996 due to strong growth in calling volumes, partially offset by lower unit costs for domestic and international access. Operations expense increased 18% in 1997, due to FCC-mandated payments to public payphone providers, network equipment leasing costs, costs related to data services growth and equipment sales as well as overall revenue growth. Operations expense was relatively unchanged in 1996.

  The local telecommunications division's increased operating expenses were caused by an increase in costs of services, selling, general and administrative expenses and depreciation. Costs of services and products increased 3% in 1997 and 4% in 1996 mainly due to customer access line growth and increased equipment sales whereas selling, general and administrative costs increased due to access line growth and marketing costs to promote new products and services. The increase in depreciation expense is due to increased plant additions.

  The product distribution and directory publishing division's operating expense increase was mainly due to additional costs associated with the increase in sales of telecommunications equipment and distribution services to affiliates.

  Costs incurred for the emerging businesses segment largely reflect activities to develop or enter newly competitive domestic and international markets, such as internet access and competitive local services.

 PCS GROUP

  The following table reflects the results of operations of the PCS Group, which for the periods presented are comprised solely of the operations of SprintCom. Sprint's investments in Sprint Spectrum Holdings and PhillieCo, which are included in the PCS Group, were accounted for on the equity basis and therefore no operations are reflected in the table below. Sprint's equity in loss from its investments in Sprint Spectrum Holdings and PhillieCo are discussed below, see "Sprint Spectrum Holdings and PhillieCo."

                                          NINE MONTHS
                                             ENDED            YEAR ENDED
                                         SEPTEMBER 30,       DECEMBER 31,
                                         --------------  ----------------------
                                          1998    1997    1997    1996    1995
                                         ------  ------  ------  ------  ------
                                                   (IN MILLIONS)
Total operating expenses................ $ 80.0  $  7.4  $ 18.5  $  0.5  $  --
                                         ------  ------  ------  ------  ------
Operating loss.......................... $(80.0) $ (7.4) $(18.5) $ (0.5) $  --
                                         ======  ======  ======  ======  ======
Capital expenditures.................... $672.1  $ 68.2  $153.7  $  --   $  --
                                         ======  ======  ======  ======  ======
Purchase of PCS Licenses................ $  --   $460.1  $460.1  $ 84.0  $  --
                                         ======  ======  ======  ======  ======
Investments in and loans to Sprint
 Spectrum Holdings and PhillieCo........ $193.5  $255.5  $405.9  $297.5  $910.9
                                         ======  ======  ======  ======  ======

  For further detailed discussion regarding the results of operations of the PCS Group, refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the PCS Group and the "Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations," at Annex II.

Nine Months Ended September 30, 1998 and 1997

 Operating Expenses

  Operating expenses were $80 million for the nine months ended September 30, 1998 and $7 million for the same period in 1997. These consist of selling, general and administrative expenses related to the network buildout for those PCS licenses directly owned by Sprint. The increase in these expenses from 1997 to 1998 is a result of significant additional network buildout activities during the 1998 period.

Years Ended December 31, 1997, 1996 and 1995

 Operating Expenses

  Operating expenses were $19 million for 1997 and $1 million for 1996. These consist of selling, general and administrative expenses related to the network buildout for those PCS licenses directly owned by Sprint. The increase in these expenses from 1996 to 1997 is a result of the commencement of the network buildout in the second half of 1997.

NONOPERATING ITEMS

 INTEREST EXPENSE

  The difference between the interest expense disclosed in the following table and that disclosed in the consolidated financial statements relates to interest expense on items such as deferred compensation, the employee stock purchase plan, and customer deposits--items not related to borrowings. Sprint has excluded the interest expense associated with these items so as not to distort the calculation of the effective interest rate on borrowings. Interest costs on borrowings consist of the following:

                                 NINE MONTHS               YEAR ENDED
                             ENDED SEPTEMBER 30,          DECEMBER 31,
                             --------------------  ----------------------------
                               1998       1997       1997      1996      1995
                             ---------  ---------  --------  --------  --------
                                             (IN MILLIONS)
Interest expense on
 outstanding debt..........  $   152.2  $   117.1  $  159.9  $  161.2  $  231.0
Interest expense related to
 Cellular (1)..............        --         --        --       21.5     124.0
Capitalized interest costs.       74.7       69.7      93.0     104.0      57.0
                             ---------  ---------  --------  --------  --------
Total interest costs on
 outstanding debt..........  $   226.9  $   186.8  $  252.9  $  286.7  $  412.0
                             =========  =========  ========  ========  ========
Average debt outstanding...  $ 4,613.0  $ 3,156.4  $3,251.3  $3,604.9  $5,505.2
                             =========  =========  ========  ========  ========
Effective interest rate....        6.6%       7.9%      7.8%      8.0%      7.5%
                             =========  =========  ========  ========  ========

--------
(1) Interest expense related to Cellular is included in "Discontinued operation, net" on the Consolidated Statements of Income.

  Sprint capitalizes interest costs on its investment in the directly acquired PCS licenses and the related network buildout. Through June 1997, Sprint also capitalized interest costs on borrowings related to its investment in Sprint Spectrum Holdings and PhillieCo. Sprint stopped capitalizing interest costs on its investment in Sprint Spectrum Holdings and PhillieCo in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies.

  Average debt outstanding increased $1.4 billion in 1998 to support the network buildout of the SprintCom PCS markets and to fund capital contributions to Sprint Spectrum Holdings and PhillieCo and investments in other Sprint affiliates. Average debt outstanding decreased $1.9 billion in 1996, generally because of repayments funded by a portion of the cash received from FT and DT for their equity investments in Sprint and from Cellular's repayment of intercompany debt in connection with the Spinoff.

  Sprint's effective interest rate for the nine months ended September 30, 1998 decreased to 6.6% from 7.9% for the same period in 1997 mainly because of an increase in short-term borrowings as a percentage of total debt outstanding, which have lower interest rates. Sprint's effective interest rate increased to 8.0% in 1996 from 7.5% in 1995, mainly because of the decline in short-term borrowings as a percentage of total borrowings. Short-term borrowings at September 30, 1998 and December 31, 1997 have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings.

 GLOBAL ONE

  Sprint's investment in Global One is accounted for on the equity basis in the FON Group. Global One's revenues totaled $801 million for the first nine months of 1998 compared with $810 million in the same period a year ago. Sprint's losses associated with Global One totaled $120 million for the first nine months of 1998 compared with $88 million a year ago.

  Global One's revenues totaled $1.1 billion for 1997 compared to $800 million in 1996. Sprint's losses associated with Global One totaled $162 million in 1997, $82 million in 1996 and $23 million in 1995. The increased losses in 1997 were due to higher operating costs within Global One's existing global markets due to the slower-than-expected integration of the parent companies' networks and start-up related costs.

  In an effort to improve profitability, Global One is refocusing its efforts to place more emphasis on multinational customers. In addition, it is continuing to review its operations, implement expense controls, and focus on improving the network infrastructure. Global One is in the process of implementing its plan to address these items, which may result in one-time charges.

 SPRINT SPECTRUM HOLDINGS AND PHILLIECO

  Sprint's equity ownership of Sprint Spectrum Holdings and PhillieCo, prior to the PCS Restructuring, is accounted for on the equity basis in the PCS Group. The combined revenues from Sprint Spectrum Holdings and PhillieCo totaled $788 million for the first nine months of 1998 versus $111 million a year ago. Sprint's share of the combined operating losses from Sprint Spectrum Holdings and PhillieCo was $687 million for the first nine months of 1998 compared with $411 million a year ago. The increase in 1998 losses reflects marketing and promotional costs (including losses on handset sales), and operating costs to support a growing customer base. At September 30, 1998, the combined customer base of Sprint Spectrum Holdings and PhillieCo exceeded 1.75 million customers. The venture continues to aggressively market to new customers, which will result in higher losses in 1998 and 1999 compared with 1997.

  Revenues from Sprint Spectrum Holdings and PhillieCo totaled $258 million in 1997 and $4 million in 1996. Sprint's share of operating losses from Sprint Spectrum Holdings and PhillieCo was $660 million in 1997, $192 million in 1996 and $31 million in 1995. The increase in 1997 losses reflects marketing and promotional costs to support a growing customer base.

  Average monthly revenue per customer (ARPU) for the nine months ended September 30, 1998 was $57 compared to $60 for the six months ended June 30, 1998. ARPU for the three months ended September 30,

1998 was $55. This average is expected to continue to decline (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market and the addition of lower usage subscribers to the PCS Group's subscriber base. Sprint Spectrum Holdings and PhillieCo have adopted marketing plans that both target and encourage higher usage and higher ARPU. Customer turnover rates and customer marketing costs have been as expected at this stage of development and continue to be within the range of results reported by other PCS providers. As the PCS markets mature and the PCS Group gains additional scale, both of these measures are expected by management to trend downward toward cellular industry levels.

 OTHER INCOME (EXPENSE), NET

  Other income (expense) consisted of the following:

                                      NINE MONTHS              YEAR ENDED
                                  ENDED SEPTEMBER 30,         DECEMBER 31,
                                  -------------------     ----------------------
                                    1998        1997       1997    1996    1995
                                   ------      ------     ------  ------  ------
                                               (IN MILLIONS)
Dividend and interest income..... $    49.1   $    52.8   $ 75.4  $ 99.7  $ 12.6
Net gains on sales of assets.....       --          --      71.5    15.9     --
Loss on sales of accounts
 receivable......................       --          --       --     (4.2)  (38.6)
Other, net.......................      (0.5)       (1.0)    (6.4)    3.9   (12.9)
                                  ---------   ---------   ------  ------  ------
Total other income (expense),
 net............................. $    48.6   $    51.8   $140.5  $115.3  $(38.9)
                                  =========   =========   ======  ======  ======

  Dividend and interest income for the nine months ended September 30, 1998 reflects interest earned on loans to unconsolidated affiliates. Dividend and interest income for the first nine months of 1997 and for the years ended December 31, 1997 and 1996 reflects income earned on the cash received from FT and DT for their 1996 equity investment in Sprint as well as the repayment of intercompany debt in connection with the Spinoff. Sprint has since invested these funds in strategic initiatives and has decreased certain borrowings, reducing the balance held in temporary investments. For the year ended December 31, 1997, Sprint recognized pretax gains of $45 million on sales of local exchanges and Sprint sold its equity interest in an equipment provider, resulting in a $26 million pretax gain.

 INCOME TAXES

  Sprint's effective tax rates for the nine months ended September 30, were 37.7% in 1998 and 39.9% in 1997. Sprint's effective tax rates for the years ended December 31 were 39.8% in 1997, 37.7% in 1996 and 36.1% in 1995. See
Note 5 of Notes to Consolidated Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

 DISCONTINUED OPERATION, NET

  Sprint recognized an after-tax loss of $3 million ($0.01 per share) in 1996 and after-tax income of $15 million ($0.04 per share) in 1995 related to its investment in Cellular. Cellular was spun off to Sprint common stockholders in March 1996 (see Note 15 of Notes to Consolidated Financial Statements).

 EXTRAORDINARY ITEMS, NET

  In March 1998, Sprint redeemed, prior to maturity, $115 million of debt with a 9.25% interest rate. This resulted in a $4 million ($0.01 per share) after-tax loss.

  During 1996, Sprint redeemed, prior to maturity, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million ($0.01 per share) after-tax loss.

  At year-end 1995, Sprint adopted accounting principles for a competitive marketplace and discontinued applying SFAS 71 to its local telecommunications division (see Note 14 of Notes to Consolidated Financial Statements). This resulted in an after-tax, noncash extraordinary charge of $565 million ($1.62 per share) in 1995.

FINANCIAL CONDITION

  Sprint's consolidated assets totaled $20.5 billion at September 30, 1998, $18.2 billion at year-end 1997 and $16.8 billion at year-end 1996. Net property, plant and equipment increased $2.0 billion since year-end 1997 mainly because of capital expenditures, to support the core long distance and local networks and expanded product and service offerings. Sprint's debt-to-capital ratio was 37.3% at September 30, 1998 versus 30.0% at year-end 1997 and 27.7% at year-end 1996. See "Liquidity and Capital Resources" for additional discussions of changes in Sprint's Consolidated Balance Sheets.

LIQUIDITY AND CAPITAL RESOURCES

 Operating Activities

  Cash flows from operating activities, which are Sprint's main source of liquidity, were $3.0 billion for the first nine months of 1998 versus $2.4 billion for the first nine months of 1997 and were $3.4 billion in 1997, $2.4 billion in 1996 and $2.6 billion in 1995. The growth in operating cash flows over these periods mainly reflects improved operating results in Sprint's core businesses partly offset by increased losses from its emerging businesses. During 1996, Sprint terminated an accounts receivable sales agreement, which reduced cash flows by $600 million. Excluding this termination, 1996 cash flows increased $394 million, mainly because of improved operating results in all divisions.

 Investing Activities

  Sprint's investing activities from continuing operations used cash of $3.7 billion for the first nine months of 1998 and $3.2 billion for the first nine months of 1997 and used cash of $4.5 billion in 1997, $3.1 billion in 1996 and $2.9 billion in 1995. Capital expenditures, which are Sprint's largest investing activity, totaled $3.0 billion for the first nine months of 1998 and $1.9 billion for the first nine months of 1997 and totaled $2.9 billion in 1997, $2.4 billion in 1996 and $1.9 billion in 1995. Long distance division capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services, and upgrade capabilities for providing new products and services. Local telecommunications division capital expenditures were made to accommodate access line growth and expand capabilities for providing enhanced services. Additional capital expenditures relate primarily to the buildout of the SprintCom markets.

  Investments in and loans to Sprint Spectrum Holdings and PhillieCo were $307 million in the first nine months of 1998 versus $410 million in the first nine months of 1997 and were $706 million in 1997, $561 million in 1996 and $954 million in 1995. These capital contributions, loans and advances to Sprint Spectrum Holdings and PhillieCo for the first nine months of 1998 and 1997 and for the years 1997 and 1996 were used to fund its capital and operating requirements. The 1995 contributions were mainly used to fund payments for PCS licenses. Included in the loans to Sprint Spectrum Holdings for the 1997 nine-month period and for the year ended December 31, 1997 are $154 million and $300 million, respectively, borrowed from Sprint under a vendor financing facility. In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. In addition, Sprint paid the remaining $460 million for the SprintCom PCS licenses in the first nine months of 1997, bringing the total payments to $544 million.

  "Investments in and loans to other affiliates, net" includes net contributions to Global One to fund operations as well as investments in other affiliates.

  In the first nine months of 1997, Sprint purchased the net assets of Paranet, Inc. for $375 million (see Note 13 of Notes to Consolidated Financial Statements).

 Financing Activities

  Sprint's financing activities provided cash of $705 million for the first nine months of 1998, while financing activities for the same period in 1997 used cash of $238 million. Financing activities during the first nine months of 1998 reflect proceeds from long-term debt of $946 million and increased construction obligations of $429 million, partly offset by payments on long-term debt of $247 million. Financing activities in the first nine months of 1997 reflect an increase in short-term borrowings of $195 million, offset by payments on long-term debt of $111 million.

  For the years ended December 31, Sprint's financing activities provided cash of $72 million in 1997, $479 million in 1996 and $423 million in 1995. In 1997, Sprint borrowed $867 million, mainly to fund investments in and loans to affiliates. In 1996, FT and DT acquired Class A common shares for a combined total of $3.7 billion. Sprint mainly used these proceeds, and the $1.4 billion of cash from Cellular repaying intercompany debt, to reduce outstanding debt. In 1995, Sprint increased its short-term borrowings by $1.1 billion to fund commitments related to Sprint Spectrum Holdings and repay long-term debt.

  Sprint paid common and preferred dividends totaling $292 million in the first nine months of 1998, $275 million in the first nine months of 1997, $430 million in 1997, $420 million in 1996 and $352 million in 1995. Sprint's indicated annual dividend rate on common stock is currently $1.00 per share.

  Sprint purchased 3 million and 10 million treasury shares in 1997 and 1996, respectively. Sprint continues to repurchase common shares on the open market in 1998 to meet share issuance requirements for employee benefit plans and for the conversion of preferred stock.

 Discontinued Operation

  In connection with the March 1996 Spinoff, Cellular repaid $1.4 billion of intercompany debt owed to Sprint. Prior to the Spinoff, Cellular's investing activities required net cash of $141 million and $325 million in 1996 and 1995, respectively, mainly to fund capital expenditures and acquire cellular properties.

 Capital Requirements

  Sprint's investing activities, mainly consisting of capital expenditures and investments in affiliates, and including funds required for Sprint Spectrum Holdings and PhillieCo as a result of the PCS Restructuring, are expected to require cash of $6.8 billion to $7.2 billion for 1998. Dividend payments are expected to total $430 million in 1998.

  Sprint expects to spend $6.5 billion to $6.8 billion on capital expenditures in 1998. Of this total, the FON Group, primarily consisting of the long distance and local telecommunications divisions, will require an estimated $3.3 billion to $3.5 billion. The remainder will mainly be used to fund operations and continue to fund the buildout of the network for the PCS Group. Global One will require $300 to $400 million to fund operations and ongoing development activities.

  Sprint and the Cable Parents have loaned $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the Restructuring Agreement, May 26, 1998, through September 30, 1998. The PhillieCo Partners have loaned $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures through September 30, 1998. Sprint has also loaned $110.6 million to fund SprintCom's capital requirements as part of the Restructuring Agreement through September 30, 1998. Sprint has been financing SprintCom with Sprint's cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of the PCS Restructuring. The above mentioned loans, totaling $510.6 million excluding loans to PhillieCo, will be converted as of the date of the PCS Restructuring into 10-year preferred stock of Sprint convertible into PCS Stock or, in the case of Sprint, Preferred Inter-Group Interest. Such preferred stock may be redeemed with the proceeds from an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement.

 Liquidity

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures, operating and working capital requirements and to refinance existing Sprint PCS debt obligations, after the PCS Restructuring.

  In August 1998, Sprint entered into $5.0 billion of new revolving credit facilities with syndicates of domestic and international banks. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. As of September 30, 1998, Sprint could borrow $3.6 billion under these new facilities. Sprint also has a separate five-year revolving credit facility with a bank. The unused capacity under the committed portion of that facility was $100 million.

  In October 1998, Sprint filed a shelf registration statement with the Securities and Exchange Commission (SEC) for $8.0 billion of debt securities. This shelf registration replaced $1.0 billion of Sprint's existing shelf registration statements. Sprint currently expects to offer up to $3 billion under the new shelf registration at approximately the same time as the PCS Restructuring. There can be no assurance that such offering will be consummated. Proceeds from the sale of securities under this shelf registration statement will be used to repay short-term borrowings, refinance existing long-term borrowings, and provide funds for working capital and new capital expenditures for both the PCS Group and the FON Group.

  Any borrowings Sprint may incur are ultimately limited by certain debt covenants. Sprint could borrow up to $13.8 billion at September 30, 1998 under the most restrictive of its debt covenants. Among other restrictions, Sprint must maintain certain levels of consolidated net worth.

  In late September, Sprint filed a registration statement with the SEC for an IPO of shares of Series 1 PCS Stock. In late October, Sprint announced that it elected to proceed with a tax-free recapitalization of Sprint's common stock concurrent with the PCS Restructuring and delay the planned IPO. Sprint decided to delay the IPO due to current general market conditions. Sprint will continue to evaluate market conditions and may proceed with a public offering of the Series 1 PCS Stock at a later date.

  FT and DT have agreed to purchase PCS Stock as part of the PCS Restructuring to maintain their combined 20% voting power. Proceeds from the exercise of these Equity Purchase Rights are expected to total between $75 and $100 million. These proceeds will be used to fund working capital needs and the continued buildout of the PCS Group's network.

  Subsequent to the PCS Restructuring, financing activities for the Groups will be managed by Sprint on a centralized basis. Loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rate and the rate charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

FINANCIAL STRATEGIES

 GENERAL HEDGING POLICIES

  Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint seeks to minimize counterparty credit risk through stringent credit approval and review processes, the selection of only the most creditworthy counterparties, continual review and monitoring of all counterparties, and thorough legal review of contracts. Sprint also controls exposure to market risk by regularly monitoring changes in foreign exchange and interest rate positions under normal and stress conditions to ensure they do not exceed established limits.

  Sprint's derivative transactions are used for hedging purposes only and comply with Board-approved policies. Senior management receives monthly status updates of all outstanding derivative positions.

 INTEREST RATE RISK MANAGEMENT

  Sprint's interest rate risk management program focuses on minimizing exposure to interest rate movements, setting an optimal mixture of floating- and fixed-rate debt, and minimizing liquidity risk. Sprint uses simulation analysis to assess its interest rate exposure and establish the desired ratio of floating- and fixed-rate debt. To the extent possible, Sprint manages interest rate exposure and the floating-to-fixed ratio through its borrowings, but sometimes uses interest rate swaps and caps to adjust its risk profile.

 FOREIGN EXCHANGE RISK MANAGEMENT

  Sprint's foreign exchange risk management program focuses on hedging transaction exposure to optimize consolidated cash flow. Sprint's main transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Sprint's exposure to market risk through derivative financial instruments and other financial instruments, such as investments in marketable securities and long-term debt, is not material.

YEAR 2000 ISSUE

 SPRINT

  The "Year 2000" issue affects Sprint's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or systems errors. The Year 2000 issue may also affect the systems and applications of Sprint's customers, vendors or resellers.

  The FON Group started a program in 1996 to identify and address the Year 2000 issue. It has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. The FON Group expects to substantially complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year-end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. The FON Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The FON Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant.

  Sprint expects to incur approximately $250 million in 1998 and 1999 to complete its Year 2000 compliance program. If compliance is not achieved in a timely manner by Sprint or any significant related third party, the Year 2000 issue could have a material adverse effect on Sprint's operations. Sprint is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Although Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance, such plans may not be adequate and the cost of Year 2000 compliance may be higher than $250 million.

 AFFILIATES

  Sprint's results of operations and financial condition could also be materially adversely affected by the failure of its affiliates, including Global One, to achieve Year 2000 compliance in a timely manner.

  As a result of the PCS Restructuring, Sprint will acquire management control of Sprint PCS; therefore the following discussion provides additional information related to the Year 2000 compliance efforts of the PCS Group.

  The PCS Group is undertaking an inventory of its computer systems, network elements, software applications, products and other business systems. These inventories are targeted to be completed by year-end 1998. Once an item is identified through the inventory process, its Year 2000 impact is assessed and a plan is developed to address any required renovation. The PCS Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties and the PCS Group may not receive warranties and assurances from such third parties. The PCS Group relies on third-party vendors for a significant number of its important operating and computer system functions, and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, the PCS Group uses publicly available services that are acquired without contract (for example, global positioning system timing signal) that may be subject to the Year 2000 issue. While the PCS Group believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 18 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting pronouncements.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying consolidated balance sheets of Sprint Corporation ("Sprint") as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows, and common stock and other stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint. Our responsibility is to express an opinion on these financial statements based on our audits. The 1997 financial statements of Sprint Spectrum Holding Company, L.P., a partnership in which Sprint has a 40% interest, have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the 1997 consolidated financial statements relates to data included for Sprint Spectrum Holding Company, L.P., it is based solely on their report. In the consolidated financial statements, Sprint's equity in Sprint Spectrum Holding Company, L.P. is stated at $749 million at December 31, 1997, and Sprint's equity in the net loss of Sprint Spectrum Holding Company, L.P. is stated at $625 million for the year then ended.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sprint at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 14 to the consolidated financial statements, Sprint discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1, as
to which the date is May 26, 1998

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P.
Kansas City, Missouri

  We have audited the consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries ("the Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Sprint Spectrum Holding Company, L.P. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.

  The Partnership was in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnership completed its development activities and commenced its planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

February 3, 1998

                               SPRINT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                              NINE MONTHS                YEAR ENDED
                          ENDED SEPTEMBER 30,           DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
NET OPERATING REVENUES..  $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
OPERATING EXPENSES
  Costs of services and
   products.............    5,691.3    5,523.7    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.......    2,802.0    2,395.1    3,245.2    3,116.4    2,842.1
  Depreciation and
   amortization.........    1,429.1    1,265.2    1,726.3    1,591.0    1,466.4
  Restructuring costs...        --         --         --         --        87.6
                          ---------  ---------  ---------  ---------  ---------
  Total operating
   expenses.............    9,922.4    9,184.0   12,422.5   11,620.3   10,901.0
                          ---------  ---------  ---------  ---------  ---------
OPERATING INCOME........    2,017.9    1,840.9    2,451.4    2,267.2    1,834.3
Interest expense........     (185.6)    (133.3)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One....................     (120.0)     (88.3)    (162.1)     (82.1)     (22.9)
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............     (686.5)    (410.6)    (659.6)    (191.8)     (31.4)
Other income (expense),
 net....................       48.6       51.8      140.5      115.3      (38.9)
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 income taxes...........    1,074.4    1,260.5    1,583.0    1,911.9    1,480.4
Income taxes............     (405.1)    (502.9)    (630.5)    (721.0)    (534.3)
                          ---------  ---------  ---------  ---------  ---------
INCOME FROM CONTINUING
 OPERATIONS.............      669.3      757.6      952.5    1,190.9      946.1
Discontinued operation,
 net....................        --         --         --        (2.6)      14.5
Extraordinary items,
 net....................       (4.4)       --         --        (4.5)    (565.3)
                          ---------  ---------  ---------  ---------  ---------
NET INCOME..............      664.9      757.6      952.5    1,183.8      395.3
Preferred stock
 dividends..............       (0.8)      (0.8)      (1.0)      (1.3)      (2.6)
                          ---------  ---------  ---------  ---------  ---------
Earnings applicable to
 common stock...........  $   664.1  $   756.8  $   951.5  $ 1,182.5  $   392.7
                          =========  =========  =========  =========  =========
BASIC EARNINGS PER
 COMMON SHARE
  Continuing operations.  $    1.55  $    1.76  $    2.21  $    2.82  $    2.71
  Discontinued
   operation............        --         --         --       (0.01)      0.04
  Extraordinary items...      (0.01)       --         --       (0.01)     (1.62)
                          ---------  ---------  ---------  ---------  ---------
Total...................  $    1.54  $    1.76  $    2.21  $    2.80  $    1.13
                          =========  =========  =========  =========  =========
Basic weighted average
 common shares..........      430.7      430.3      430.2      421.7      348.7
                          =========  =========  =========  =========  =========
DILUTED EARNINGS PER
 COMMON SHARE
  Continuing operations.  $    1.52  $    1.74  $    2.18  $    2.79  $    2.69
  Discontinued
   operation............        --         --         --       (0.01)      0.04
  Extraordinary items...      (0.01)       --         --       (0.01)     (1.61)
                          ---------  ---------  ---------  ---------  ---------
Total...................  $    1.51  $    1.74  $    2.18  $    2.77  $    1.12
                          =========  =========  =========  =========  =========
Diluted weighted average
 common shares..........      438.7      436.1      436.5      427.0      351.3
                          =========  =========  =========  =========  =========
DIVIDENDS PER COMMON
 SHARE..................  $    0.75  $    0.75  $    1.00  $    1.00  $    1.00
                          =========  =========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             SEPTEMBER 30,    DECEMBER 31,
                                             ------------- --------------------
                                                 1998        1997       1996
                                             ------------- ---------  ---------
                                              (UNAUDITED)
ASSETS
Current assets
  Cash and equivalents.....................    $    47.7   $   101.7  $ 1,150.6
  Accounts receivable, net of allowance for
   doubtful accounts of $166.0 (unaudited),
   $146.7 and $117.4.......................      2,515.8     2,495.6    2,343.6
  Inventories..............................        349.9       352.0      305.3
  Prepaid expenses.........................        216.3       159.1      150.0
  Notes and other receivables..............        407.8       443.4      101.9
  Other....................................        206.4       199.6      181.5
                                               ---------   ---------  ---------
    Total current assets...................      3,743.9     3,751.4    4,232.9
Investments in equity securities...........        420.2       303.0      254.5
Property, plant and equipment
  Long distance communications services....      9,133.0     8,245.5    7,467.8
  Local communications services............     14,817.2    14,011.5   13,368.7
  Other....................................      2,309.2       953.9      574.3
                                               ---------   ---------  ---------
  Total property, plant and equipment......     26,259.4    23,210.9   21,410.8
  Less accumulated depreciation............     12,757.2    11,716.8   10,946.7
                                               ---------   ---------  ---------
    Net property, plant and equipment......     13,502.2    11,494.1   10,464.1
Investment in and advances to Sprint
 Spectrum Holdings and PhillieCo...........        610.1       989.6    1,242.9
Investments in and advances to other
 affiliates................................        634.0       459.1      284.2
Other assets...............................      1,543.4     1,187.6      347.8
                                               ---------   ---------  ---------
    Total..................................    $20,453.8   $18,184.8  $16,826.4
                                               =========   =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt.....    $    80.6   $   131.0  $    99.1
  Short-term borrowings....................          --          --       200.0
  Accounts payable.........................      1,099.0     1,100.1    1,026.7
  Accrued interconnection costs............        564.7       672.7      709.0
  Accrued taxes............................        399.2       270.7      189.2
  Advance billings.........................        213.3       202.9      199.7
  Other....................................        849.0       699.4      770.6
                                               ---------   ---------  ---------
    Total current liabilities..............      3,205.8     3,076.8    3,194.3
Construction obligations...................        429.0         --         --
Long-term debt.............................      5,039.8     3,748.6    2,974.8
Deferred credits and other liabilities
  Deferred income taxes and investment tax
   credits.................................      1,029.2     1,016.5      846.9
  Postretirement and other benefit
   obligations.............................      1,067.4       947.4      919.7
  Other....................................        370.8       358.8      359.0
                                               ---------   ---------  ---------
    Total deferred credits and other
     liabilities...........................      2,467.4     2,322.7    2,125.6
Redeemable preferred stock.................          9.5        11.5       11.8
Common stock and other stockholders' equity
  Common stock, par value $2.50 per share,
   1,000.0 shares authorized, 350.3 shares
   issued, and 344.5 (unaudited), 343.8 and
   343.9 shares outstanding................        875.7       875.7      875.7
  Class A common stock, par value $2.50 per
   share, 500.0 shares authorized, 86.2
   shares issued and outstanding...........        215.6       215.6      215.6
  Capital in excess of par or stated value.      4,490.8     4,457.7    4,425.9
  Retained earnings........................      4,012.7     3,693.1    3,222.4
  Treasury stock, at cost, 5.8 (unaudited),
   6.5 and 6.4 shares......................       (396.1)     (292.9)    (262.2)
  Other....................................        103.6        76.0       42.5
                                               ---------   ---------  ---------
    Total common stock and other
     stockholders' equity..................      9,302.3     9,025.2    8,519.9
                                               ---------   ---------  ---------
    Total..................................    $20,453.8   $18,184.8  $16,826.4
                                               =========   =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                 NINE MONTHS
                               ENDED SEPTEMBER            YEAR ENDED
                                     30,                 DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income..................  $  664.9  $  757.6  $  952.5  $1,183.8  $  395.3
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Equity in net losses of
   affiliates...............     824.9     506.9     843.7     273.7      39.1
  Extraordinary items, net..       1.1       --        --        4.9     565.3
  Depreciation and
   amortization.............   1,429.1   1,265.2   1,726.3   1,591.0   1,466.4
  Deferred income taxes and
   investment tax credits...      20.8     217.2     165.7     (10.3)      5.8
  Net (gains) losses on
   sales of assets..........       --        --      (93.2)      7.5       4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net....................     (20.2)    (92.9)   (127.0)   (982.1)   (135.4)
    Inventories and other
     current assets.........     (28.0)    (37.2)    (94.4)     15.7     (38.6)
    Accounts payable and
     other current
     liabilities............     124.1    (195.5)     18.0     362.0     178.1
    Noncurrent assets and
     liabilities, net.......     (69.0)    (14.3)    (18.4)    (25.5)    123.0
  Other, net................       2.3       3.7       5.8     (17.1)      6.4
                              --------  --------  --------  --------  --------
Net cash provided by
 continuing operations......   2,950.0   2,410.7   3,379.0   2,403.6   2,609.6
Net cash provided (used) by
 cellular division..........       --        --        --       (0.1)    162.5
                              --------  --------  --------  --------  --------
Net cash provided by
 operating activities.......   2,950.0   2,410.7   3,379.0   2,403.5   2,772.1
                              --------  --------  --------  --------  --------
INVESTING ACTIVITIES
Capital expenditures........  (2,992.1) (1,903.9) (2,862.6) (2,433.6) (1,857.3)
Purchase of PCS licenses....        --    (460.1)   (460.1)    (84.0)       --
Investments in and loans to
 Sprint Spectrum Holdings
 and PhillieCo..............    (307.1)   (410.0)   (706.3)   (561.0)   (954.1)
Investments in and advances
 to other affiliates, net...    (395.3)    (98.5)   (385.5)    (81.4)    (37.8)
Paranet acquisition.........       --     (375.0)   (375.0)      --        --
Proceeds from sales of
 assets.....................       --        --      292.3       2.1       6.7
Other, net..................     (14.0)     33.8      (2.3)     42.4     (17.1)
                              --------  --------  --------  --------  --------
Net cash used by continuing
 operations.................  (3,708.5) (3,213.7) (4,499.5) (3,115.5) (2,859.6)
Repayment by cellular
 division of intercompany
 advances...................       --        --        --    1,400.0       --
Net cash used by cellular
 division...................       --        --        --     (140.7)   (324.6)
                              --------  --------  --------  --------  --------
Net cash used by investing
 activities.................  (3,708.5) (3,213.7) (4,499.5) (1,856.2) (3,184.2)
                              --------  --------  --------  --------  --------
FINANCING ACTIVITIES
Payments on long-term debt..    (246.7)   (110.6)   (135.0)   (433.1)   (630.0)
Proceeds from long-term
 debt.......................     945.6       --      866.5       9.4     260.7
Change in construction
 obligations................     429.0       --        --        --        --
Net change in short-term
 borrowings.................       --      194.7    (200.0) (1,986.8)  1,109.5
Proceeds from Class A common
 stock issued...............       --        --        --    3,661.3       --
Dividends paid..............    (291.6)   (274.5)   (430.0)   (419.6)   (351.5)
Treasury stock purchased....    (235.4)   (128.8)   (144.5)   (407.2)      --
Other, net..................     103.6      81.0     114.6      55.1      33.9
                              --------  --------  --------  --------  --------
Net cash provided (used) by
 financing activities.......     704.5    (238.2)     71.6     479.1     422.6
                              --------  --------  --------  --------  --------
Increase (Decrease) in Cash
 and Equivalents............     (54.0) (1,041.2) (1,048.9)  1,026.4      10.5
Cash and Equivalents at
 Beginning of Period........     101.7   1,150.6   1,150.6     124.2     113.7
                              --------  --------  --------  --------  --------
Cash and Equivalents at End
 of Period..................  $   47.7  $  109.4  $  101.7  $1,150.6  $  124.2
                              ========  ========  ========  ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                               SPRINT CORPORATION

     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

                                                      CAPITAL IN
                                                      EXCESS OF
                            COMMON            CLASS A   PAR OR
                            SHARES    COMMON  COMMON    STATED   RETAINED   TREASURY
                          OUTSTANDING  STOCK   STOCK    VALUE    EARNINGS    STOCK     OTHER     TOTAL
                          ----------- ------- ------- ---------- ---------  --------  -------  ---------
                                                         (IN MILLIONS)
BEGINNING 1995 BALANCE..     348.3    $ 871.4 $   --  $   942.9  $ 2,730.6  $   (9.6) $ (10.5) $ 4,524.8
Net income..............       --         --      --        --       395.3       --       --       395.3
Common stock dividends..       --         --      --        --      (348.9)      --       --      (348.9)
Common stock issued.....       0.6        1.4     --       13.5        --        --       --        14.9
Treasury stock issued...       0.3        --      --        --        (3.5)      9.6      --         6.1
Change in unrealized
 holding gains on
 investments, net.......       --         --      --        --         --        --      54.6       54.6
Other, net..............       --         0.1     --        3.6       (0.6)      --      (7.3)      (4.2)
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
ENDING 1995 BALANCE.....     349.2      872.9     --      960.0    2,772.9       --      36.8    4,642.6
Net income..............       --         --      --        --     1,183.8       --       --     1,183.8
Common stock dividends..       --         --      --        --      (346.1)      --       --      (346.1)
Class A common stock and
 preference stock
 dividends..............       --         --      --        --       (74.9)      --       --       (74.9)
Common stock issued.....       1.1        2.5     --       17.5        --        --       --        20.0
Class A common stock
 issued.................      86.2        --    215.6   3,436.3        --        --       --     3,651.9
Treasury stock
 purchased..............     (10.1)       --      --        --         --     (407.2)     --      (407.2)
Treasury stock issued...       3.7        --      --        --       (52.9)    145.0      --        92.1
Spinoff of cellular
 division...............       --         --      --        --      (260.2)      --       --      (260.2)
Other, net..............       --         0.3     --       12.1       (0.2)      --       5.7       17.9
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
ENDING 1996 BALANCE.....     430.1      875.7   215.6   4,425.9    3,222.4    (262.2)    42.5    8,519.9
Net income..............       --         --      --        --       952.5       --       --       952.5
Common stock dividends..       --         --      --        --      (343.3)      --       --      (343.3)
Class A common stock
 dividends..............       --         --      --        --       (86.2)      --       --       (86.2)
Treasury stock
 purchased..............      (3.0)       --      --        --          --    (144.5)     --      (144.5)
Treasury stock issued...       2.9        --      --        --       (48.8)    113.8      --        65.0
Tax benefit from stock
 options exercised......       --         --      --       26.2        --        --       --        26.2
Other, net..............       --         --      --        5.6       (3.5)      --      33.5       35.6
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
ENDING 1997 BALANCE.....     430.0      875.7   215.6   4,457.7    3,693.1    (292.9)    76.0    9,025.2
Net income (unaudited)..       --         --      --        --       664.9       --       --       664.9
Common stock dividends
 (unaudited)............       --         --      --        --      (258.6)      --       --      (258.6)
Class A common stock
 dividends (unaudited)..       --         --      --        --       (64.7)      --       --       (64.7)
Treasury stock purchased
 (unaudited)............      (3.9)       --      --        --         --     (260.2)     --      (260.2)
Treasury stock issued
 (unaudited)............       4.6        --      --        0.5      (12.8)    149.4      --       137.1
Other, net (unaudited)..       --         --      --       32.6       (9.2)      7.6     27.6       58.6
                             -----    ------- ------- ---------  ---------  --------  -------  ---------
SEPTEMBER 30, 1998
 BALANCE (unaudited)....     430.7    $ 875.7 $ 215.6 $ 4,490.8  $ 4,012.7  $ (396.1) $ 103.6  $ 9,302.3
                             =====    ======= ======= =========  =========  ========  =======  =========

          See accompanying Notes to Consolidated Financial Statements.

                              SPRINT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. RESTRUCTURING AND RECAPITALIZATION PLANS

  Sprint Corporation ("Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation and Presentation

  The consolidated financial statements include the accounts of Sprint and its wholly-owned and majority-owned subsidiaries. Investments in entities in which Sprint exercises significant influence, but does not control, are accounted for using the equity method (see Note 3).

  The consolidated financial statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly Sprint's consolidated financial position, results of operations and cash flows.

  Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  Sprint applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between Sprint's nonregulated operations and its regulated local exchange carriers were not eliminated from the consolidated financial statements. Revenues from these intercompany transactions were $262 million in 1995. All other significant intercompany transactions have been eliminated.

 Classification of Operations

 FON GROUP

  The principal activities of the FON Group include (i) its core businesses consisting of domestic and international long distance communications, local exchange communications, and product distribution and

                              SPRINT CORPORATION
directory publishing activities, (ii) its emerging businesses, which consist of the development of new integrated communications services, consumer internet access services, Sprint Paranet and Sprint International and (iii) Sprint's Global One strategic international alliance, as well as other telecommunications investments and partnerships.

 PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which include (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on the consolidated basis in the PCS Group Combined Financial Statements.

 Revenue Recognition

  Sprint recognizes operating revenues as services are rendered or as products are delivered to customers. Sprint records operating revenues net of an estimate for uncollectible accounts.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which were included in accounts payable, totaled $225 million at year-end 1997 and $127 million at year-end 1996. Sprint had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Common stock and other stockholders' equity--Other," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to Sprint's discontinued use of SFAS 71 at year-end 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  Sprint records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes. Investment tax credits

                              SPRINT CORPORATION
related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  Sprint capitalizes interest costs related to constructing capital assets, and to its investments in Sprint Spectrum Holdings and affiliates and its directly owned PCS licenses. Sprint stopped capitalizing interest on its investment in Sprint Spectrum Holdings and affiliates in July 1997 because Sprint Spectrum Holdings and affiliates no longer qualified as development-stage companies. Capitalized interest totaled $93 million in 1997, $104 million in 1996 and $57 million in 1995.

3. INVESTMENTS

INVESTMENTS IN EQUITY SECURITIES

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at year-end 1997 and $149 million at year-end 1996.

INVESTMENTS IN AND LOANS TO AFFILIATES

  Investments accounted for using the equity method mainly consist of Sprint's investments in Sprint Spectrum Holdings, PhillieCo and Global One.

  Sprint is a 40% partner in Sprint Spectrum Holdings, a partnership with TCI, Comcast and Cox and a 47.1% partner in PhillieCo, a partnership with TCI and Cox. Sprint Spectrum Holdings and PhillieCo are building the nation's first single-technology, state-of-the-art wireless network to provide PCS across the United States. See Note 1 for more information regarding the PCS Restructuring, which will result in Sprint acquiring the interests of TCI, Comcast and Cox in Sprint Spectrum Holdings and TCI and Cox in PhillieCo.

  Combined, summarized financial information (100% basis) for Sprint Spectrum Holdings and PhillieCo accounted for using the equity method is as follows (in millions):

                                NINE  MONTHS             AT OR FOR THE
                             ENDED SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                             --------------------  ----------------------------
                               1998       1997       1997       1996     1995
                             ---------  ---------  ---------  --------  -------
                                 (UNAUDITED)
Results of operations
  Net operating revenues.... $   788.0  $   110.5  $   258.0  $    4.2  $   --
                             =========  =========  =========  ========  =======
  Operating loss............ $(1,455.8) $  (869.0) $(1,379.7) $ (357.6) $ (66.9)
                             =========  =========  =========  ========  =======
  Net loss.................. $(1,692.0) $(1,021.5) $(1,632.7) $ (444.6) $(112.7)
                             =========  =========  =========  ========  =======
Financial position
  Current assets............                       $   417.9  $  401.8
  Noncurrent assets.........                         6,640.0   4,041.8
                                                   ---------  --------
  Total.....................                       $ 7,057.9  $4,443.6
                                                   =========  ========
  Current liabilities.......                       $   834.5  $  471.2
  Noncurrent liabilities....                         4,289.4   1,412.5
  Partners' equity..........                         1,934.0   2,559.9
                                                   ---------  --------
  Total.....................                       $ 7,057.9  $4,443.6
                                                   =========  ========

                              SPRINT CORPORATION

  At year-end 1997 and 1996, Sprint's investment in Sprint Spectrum Holdings, including advances and a vendor financing loan, totaled $1.2 billion.

  In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At year-end 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets--Other" on the Consolidated Balance Sheets.

  Sprint is also a partner in Global One, a joint venture with France Telecom S.A. ("FT") and Deutsche Telekom AG ("DT") formed to provide seamless telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) for Global One and all other affiliates accounted for using the equity method is as follows (in millions):

                                    NINE MONTHS            AT OR FOR THE
                                ENDED SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                --------------------  --------------------------
                                  1998       1997       1997      1996     1995
                                ---------  ---------  --------  --------  ------
                                    (UNAUDITED)
Results of operations
  Net operating revenues....... $ 1,680.6  $ 1,535.4  $1,937.6  $1,723.7  $779.5
                                =========  =========  ========  ========  ======
  Operating income (loss)...... $  (375.9) $  (473.1) $ (782.5) $ (436.4) $  8.6
                                =========  =========  ========  ========  ======
  Net income (loss)............ $  (495.4) $  (494.4) $ (826.3) $ (399.7) $ 22.1
                                =========  =========  ========  ========  ======
Financial position
  Current assets...............                       $1,913.6  $  958.9
  Noncurrent assets............                        4,221.0   2,737.5
                                                      --------  --------
  Total........................                       $6,134.6  $3,696.4
                                                      ========  ========
  Current liabilities..........                       $1,965.7  $  714.3
  Noncurrent liabilities.......                        2,105.8     629.6
  Partners' equity.............                        2,063.1   2,352.5
                                                      --------  --------
  Total........................                       $6,134.6  $3,696.4
                                                      ========  ========

  Sprint's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

                              SPRINT CORPORATION

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At year-end 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

  The net pension cost (credit) consists of the following:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (IN MILLIONS)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At year-end, the funded status and amounts recognized in the Consolidated Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

DEFINED CONTRIBUTION PLANS

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. Sprint's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At year-end 1997, the plans held 20 million Sprint common shares.

                              SPRINT CORPORATION

POSTRETIREMENT BENEFITS

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

  The net postretirement benefits cost consists of the following:

                          1997   1996   1995
                          -----  -----  -----
                            (IN MILLIONS)
Service cost--benefits
 earned during the year.  $20.8  $21.7  $22.2
Interest on accumulated
 postretirement benefit
 obligation.............   52.3   49.9   58.7
Net amortization and
 deferral...............  (19.4) (13.7)  (9.4)
                          -----  -----  -----
Net postretirement
 benefits cost..........  $53.7  $57.9  $71.5
                          =====  =====  =====
Discount rate...........   7.75%  7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the Consolidated Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

                               SPRINT CORPORATION

5. INCOME TAXES

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Current income tax expense
  Federal............................................... $385.9  $655.4  $437.4
  State.................................................   78.9    75.9    91.1
                                                         ------  ------  ------
Total current...........................................  464.8   731.3   528.5
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  174.3   (22.2)   45.9
  State.................................................   (4.8)   23.5   (23.6)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  165.7   (10.3)    5.8
                                                         ------  ------  ------
Total................................................... $630.5  $721.0  $534.3
                                                         ======  ======  ======

  The differences that caused Sprint's effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Income tax expense at the statutory rate...............  $554.1  $669.2  $518.1
Less investment tax credits included in income.........     3.8    11.6    16.5
                                                         ------  ------  ------
Expected federal income tax expense after investment
 tax credits...........................................   550.3   657.6   501.6
Effect of state income taxes, net of federal income tax
 effect................................................    48.2    64.6    43.9
Equity in losses of foreign joint ventures.............    36.4     8.6     --
Other, net.............................................    (4.4)   (9.8)  (11.2)
                                                         ------  ------  ------
Income tax expense, including investment tax credits...  $630.5  $721.0  $534.3
                                                         ======  ======  ======
Effective income tax rate..............................    39.8%   37.7%   36.1%
                                                         ======  ======  ======

  Income tax expense (benefit) allocated to other items was as follows:

                                                        1997    1996    1995
                                                       ------  ------  -------
                                                           (IN MILLIONS)
Discontinued operation................................ $  --   $  7.0  $  31.2
Extraordinary items...................................    --     (2.9)  (437.4)
Unrealized holding gains on investments (1)...........    4.4     1.7     30.7
Stock ownership, purchase and options arrangements
 (1)..................................................  (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Common stock and other stockholders' equity--Other."

                              SPRINT CORPORATION

  Sprint recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
Property, plant and equipment............. $  --   $1,488.8   $   --  $1,304.3
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  111.3       --     115.6       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  108.5       --     106.8       --
                                           ------  --------   ------  --------
                                            595.9   1,550.5    582.7   1,361.6
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
Total..................................... $584.1  $1,550.5   $569.0  $1,361.6
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At year-end 1997, Sprint had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, Sprint had tax benefits of $49 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

                               SPRINT CORPORATION

6. BORROWINGS

LONG-TERM DEBT

  Long-term debt at year-end was as follows:

                                                  MATURING     1997      1996
                                                ------------ --------  --------
                                                               (IN MILLIONS)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper                --          866.5       --
  Other
    5.4% to 8.9% (1)........................... 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation (SNET) common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at year-end 1997, they could have been exchanged for 3.8 million SNET shares. At year-end 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the Consolidated Balance Sheets.

                              SPRINT CORPORATION

  Long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

      1998............................................................... $131.0
      1999...............................................................   33.4
      2000...............................................................  693.3
      2001...............................................................   40.8
      2002...............................................................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss.

SHORT-TERM BORROWINGS

  At year-end 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At year-end 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Bank notes outstanding at year-end 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At year-end 1997, the weighted average interest rate of commercial paper was 6.8%.

OTHER

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at year-end 1997.

7. REDEEMABLE PREFERRED STOCK

  Sprint has approximately 22 million authorized preferred shares, including nonredeemable preferred stock. The redeemable preferred stock outstanding, at year-end, is as follows:

                                                                   1997  1996
                                                                   ----- -----
                                                                       (IN
                                                                    MILLIONS,
                                                                   EXCEPT PER
                                                                    SHARE AND
                                                                   SHARE DATA)
   Fifth series--stated value $100,000 per share, shares--95, voting, cumulative 6% annual dividend rate.................... $ 9.5 $ 9.5
   Other--stated value $100 per share, shares--19,493 and 22,800,
    4.7% annual dividend rate.....................................   2.0   2.3
                                                                   ----- -----
       Total...................................................... $11.5 $11.8
                                                                   ===== =====

  Sprint's Fifth series preferred stock must be redeemed in full in 2003. If less than full dividends have been paid for four consecutive dividend periods, or if dividends in arrears exceed an amount equal to the dividends for six dividend periods, the Fifth series preferred stockholder may elect a majority of directors standing for election until all dividends in arrears have been paid.

                              SPRINT CORPORATION

8. COMMON STOCK

COMMON STOCK

  At year-end 1997, common stock reserved for future grants under stock option plans or for future issuances under various other arrangements was as follows:

                                                                      SHARES
                                                                   -------------
                                                                   (IN MILLIONS)
      Employees Stock Purchase Plan...............................      6.4
      Employee savings plans......................................      3.4
      Automatic Dividend Reinvestment Plan........................      1.2
      Officer and key employees' and directors' stock options.....      8.2
      Conversion of preferred stock and other.....................      1.4
                                                                       ----
          Total...................................................     20.6
                                                                       ====

  Under a Shareholder Rights Plan, one preferred stock purchase right is attached to each common and Class A common share. Each right is exercisable only if certain takeover events occur. Each right will initially entitle the holder to purchase 1/1000 of a share (a Unit) of a no par Preferred Stock-Sixth Series, Junior Participating (Preferred Stock) at $225 per Unit or, in certain cases, common stock. The Preferred Stock is voting, cumulative and accrues dividends on a quarterly basis generally equal to the greater of $100 per share or 1,000 times the total per share amount of all common dividends. No Preferred Stock shares were issued or outstanding at year-end 1997. The rights may be redeemed by Sprint at $0.01 per right and will expire in June 2007, unless extended. On June 29, 1998, the Sprint Board approved an amendment to Sprint's Shareholder Rights Plan to be effective on the filling of the PCS Stock Amendment with the Kansas Secretary of State. See Note 1 for a discussion of the PCS Restructuring, which necessitated the PCS Stock Amendment.

  During 1997, 1996 and 1995, Sprint declared and paid annual common stock dividends of $1.00 per share. The most restrictive covenant related to common dividends results from Sprint's $1.5 billion revolving credit agreement. Among other restrictions, this agreement requires Sprint to maintain specified levels of consolidated net worth. Due to this requirement, $2.7 billion of Sprint's $3.7 billion consolidated retained earnings was effectively restricted from the payment of dividends at year-end 1997. The indentures and financing agreements of certain of Sprint's subsidiaries contain provisions limiting cash dividend payments on subsidiary common stock held by Sprint. As a result, $567 million of those subsidiaries' $1.3 billion total retained earnings was restricted at year-end 1997. The flow of cash in the form of advances from the subsidiaries to Sprint is generally not restricted.

  During 1990, the Savings Plan Trust, an employee savings plan, acquired common stock from Sprint in exchange for a $75 million promissory note payable to Sprint. The note bears interest at 9% and is to be repaid from common stock dividends received by the plan and contributions made to the plan by Sprint according to plan provisions. The remaining $34 million note receivable balance at year-end 1997 is reflected as a reduction to "Common stock and other stockholders' equity--Other."

CLASS A COMMON STOCK

  In January 1996, FT and DT acquired shares of a new class of convertible preference stock for a combined total of $3.0 billion. This resulted in FT and DT each holding 7.5% of Sprint's voting power. In April 1996, following the spinoff of Sprint's cellular division (Cellular) (see Note 15), the preference stock was converted into Class A common stock, and FT and DT each acquired additional Class A common shares. Following their combined investment of $3.7 billion, FT and DT each own Class A common shares with 10% of Sprint's voting power. During 1997, Sprint declared and paid Class A common dividends of $1.00 per share. During 1996, preference dividends totaled $0.16 per share, and Class A common dividends totaled $0.75 per share.

                              SPRINT CORPORATION

  FT and DT, as Class A common stockholders, have the right in most circumstances to proportionate representation on Sprint's Board of Directors. They may also purchase additional Class A common shares from Sprint to keep their ownership level at 10% each. FT and DT have entered into a standstill agreement with Sprint restricting their ability to acquire Sprint voting shares (other than as intended by their investment agreement with Sprint and related agreements). The standstill agreement also contains customary provisions restricting FT and DT from initiating or participating in any proposal with respect to the control of Sprint.

9. STOCK-BASED COMPENSATION

  Sprint's Management Incentive Stock Option Plan (MISOP) provides for the granting of stock options to employees who are eligible to receive annual incentive compensation. Eligible employees are entitled to receive stock options in lieu of a portion of the target incentive under Sprint's management incentive plans. The options generally become exercisable on December 31 of the year granted and have a maximum term of 10 years. MISOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 11 million. This amount increased by approximately 3 million shares on January 1, 1998.

  The Sprint Corporation Stock Option Plan (SOP) provides for the granting of stock options to officers and key employees. The options generally become exercisable at the rate of 25% per year, beginning one year from the grant date, and have a maximum term of 10 years. SOP options are granted with exercise prices equal to the market price of Sprint's common stock on the grant date. At year-end 1997, authorized shares under this plan approximated 20 million.

  Every two years, the Employees Stock Purchase Plan (ESPP) offers all employees the election to purchase Sprint common stock at a price equal to 85% of the market value on the grant or exercise date, whichever is less. At year-end 1997, authorized shares under this plan approximated 18 million.

  In 1996, Sprint adopted the pro forma disclosure requirements under SFAS No. 123, "Accounting for Stock-based Compensation," and continued to apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," to its stock option and employee stock purchase plans. Under APB 25, Sprint has recognized no compensation expense related to these plans.

  Pro forma net income and earnings per share (EPS) have been determined as if Sprint had used the fair value method of accounting for its stock option grants and ESPP share elections after 1994. Under this method, compensation expense is recognized over the applicable vesting periods and is based on the shares under option and their related fair values on the grant date.

  The following pro forma information will not likely represent the information reported in future years because options granted and ESPP shares elected after 1994 will continue to vest over the next several years. In addition, compensation expense resulting from the spinoff of Cellular (Spinoff) (see Note 15) will decline over the next several years.

  Sprint's pro forma net income and EPS were as follows:

                                                           1997(1) 1996(1) 1995
                                                           ------- ------- -----
                                                           (IN MILLIONS, EXCEPT
                                                              PER SHARE DATA)
Pro forma net income......................................  $ 908  $1,158  $ 388
                                                            =====  ======  =====
Pro forma basic EPS.......................................  $2.11  $ 2.74  $1.11
                                                            =====  ======  =====

--------
(1) Pro forma net income was reduced by $3 million ($0.01 per share) in 1997 and $6 million ($0.01 per share) in 1996 due to additional compensation resulting from modifications to terms of options and ESPP share elections made in connection with the Spinoff.

                              SPRINT CORPORATION

  During 1996, Sprint employees elected to purchase 2.8 million ESPP shares with a weighted average fair value (using the Black-Scholes pricing model) of $10.06 per share. No ESPP shares were offered in 1997 or 1995.

  The following tables reflect the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining those fair values using the Black-Scholes pricing model:

                                                                  MISOP   SOP
                                                                  -----  ------
1997
  Fair value on grant date....................................... $9.66  $11.74
  Risk-free interest rate........................................   6.2%    6.2%
  Expected volatility............................................  22.8%   22.8%
  Expected dividend yield........................................   2.3%    2.3%
  Expected life (years)..........................................     4       6
1996
  Fair value on grant date....................................... $9.17  $10.96
  Risk-free interest rate........................................   5.2%    5.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6
1995
  Fair value on grant date....................................... $6.67  $ 8.73
  Risk-free interest rate........................................   6.9%    7.2%
  Expected volatility............................................  23.3%   23.3%
  Expected dividend yield........................................   2.5%    2.5%
  Expected life (years)..........................................     4       6

Stock option plan activity was as follows:

                                                               WEIGHTED AVERAGE
                                                                  PER SHARE
                                                   SHARES (1) EXERCISE PRICE (1)
                                                   ---------- ------------------
                                                       (IN MILLIONS, EXCEPT
                                                          PER SHARE DATA)
      Outstanding, beginning of 1995..............     9.3          $24.67
        Granted...................................     4.3           24.69
        Exercised.................................    (0.8)          19.81
        Forfeited/Expired.........................    (0.5)          27.06
                                                      ----
      Outstanding, year-end 1995..................    12.3           24.88
        Granted...................................     4.9           36.94
        Exercised.................................    (2.6)          22.28
        Forfeited/Expired.........................    (1.0)          29.22
                                                      ----
      Outstanding, year-end 1996..................    13.6           29.42
        Granted...................................     9.4           46.14
        Exercised.................................    (3.4)          27.17
        Forfeited/Expired.........................    (0.9)          38.10
                                                      ----
      Outstanding, year-end 1997..................    18.7          $37.85
                                                      ====          ======

--------
(1) Due to the Spinoff, the shares and related exercise prices have been adjusted to maintain both the total fair market value of common stock underlying the options, and the relationship between the market value of Sprint's common stock and the option's exercise price.
  Outstanding options held by Cellular employees were converted into options and grants to purchase Cellular common stock and are not included in the above table.

                              SPRINT CORPORATION

  After adjustment for the Spinoff, options exercisable at year-end 1996 and 1995 were 8.4 and 6.4 million, respectively. At year-end 1996, the weighted average exercise price for exercisable options was $27.77. The following table summarizes outstanding and exercisable options at year-end 1997:

                       OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                 -------------------------------- ----------------------
                              WEIGHTED
                               AVERAGE
                   NUMBER     REMAINING  WEIGHTED               WEIGHTED
                 OUTSTANDING CONTRACTUAL AVERAGE     NUMBER     AVERAGE
   RANGE OF          (IN        LIFE     EXERCISE  EXERCISABLE  EXERCISE
EXERCISE PRICES   MILLIONS)  (IN YEARS)   PRICE   (IN MILLIONS)  PRICE
---------------  ----------- ----------- -------- ------------- --------
$11.92--$14.96       0.1         2.2      $14.31       0.1       $14.31
$15.18--$19.24       0.1         3.7       17.91       0.1        17.91
$20.08--$24.50       2.7         6.2       23.71       1.7        23.30
$25.11--$29.96       1.8         4.7       27.38       1.4        26.80
$30.22--$39.94       5.0         7.6       35.16       3.0        34.28
$40.06--$49.88       7.3         8.5       44.88       1.9        43.33
$50.31--$58.38       1.7         7.4       51.92       0.1        51.69

10. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation (Network 2000) on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, Sprint recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on Sprint's consolidated financial statements.

CONTINGENCIES

  On January 1, 1998, a "Deadlock Event" occurred due to the failure of the Sprint Spectrum Holdings partnership board to approve the proposed Sprint Spectrum Holdings budget and business plan. Under the partnership agreement, if a partner refers the issue for resolution pursuant to specified procedures and it remains unresolved, buy/sell provisions can be triggered, which could result in Sprint either increasing or selling its partnership interest. Discussions among the partners about restructuring their interests in Sprint Spectrum Holdings have resulted in the partners entering into a restructuring agreement (see Note 1).

                              SPRINT CORPORATION

OPERATING LEASES

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

      1998............................................................... $324.1
      1999...............................................................  276.4
      2000...............................................................  174.2
      2001...............................................................  119.1
      2002...............................................................   97.1
      Thereafter.........................................................  243.7

  Gross rental expense totaled $410 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

11. FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Sprint estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values Sprint could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of Sprint's financial instruments at year-end were as follows:

                                             1997                 1996
                                      -------------------- --------------------
                                      CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                       AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                      --------  ---------- --------  ----------
                                                   (IN MILLIONS)
Financial assets
  Cash and equivalents............... $  101.7   $  101.7  $1,150.6   $1,150.6
  Investment in affiliate debt
   securities........................    142.4      142.4     122.5      122.5
  Investments in equity securities...    303.0      303.0     254.5      254.5
Financial liabilities
  Short-term borrowings..............      --         --      200.0      200.0
  Long-term debt
    Corporate........................  2,129.3    2,301.8   1,220.2    1,348.9
    Long distance division...........     40.3       41.7      67.9       69.0
    Local telecommunications
     division........................  1,710.0    1,812.3   1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements......      --         0.3       --         0.2
  Foreign currency contracts.........     (0.6)      (0.6)     (0.5)      (0.5)

  The carrying values of Sprint's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of Sprint's investments in debt and equity securities is based on quoted market prices. The estimated fair value of Sprint's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount Sprint would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

                              SPRINT CORPORATION

CONCENTRATIONS OF CREDIT RISK

  Sprint's accounts receivable are not subject to any concentration of credit risk. Sprint controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, Sprint's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, Sprint does not anticipate nonperformance by any of the counterparties related to these agreements.

INTEREST RATE SWAP AGREEMENTS

  Sprint uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as an adjustment to interest expense. Sprint had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

FOREIGN CURRENCY CONTRACTS

  As part of its foreign currency exchange risk management program, Sprint purchases and sells over-the-counter forward contracts and options in various foreign currencies. Sprint had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. Sprint had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 were recorded related to foreign currency transactions and contracts.

12. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share." This new standard simplifies the EPS calculation and makes the U.S. standard for computing EPS more consistent with international accounting standards. Sprint adopted SFAS 128 at year-end 1997. EPS for prior years has been restated to comply with SFAS 128.

  Under SFAS 128, primary EPS was replaced with a simpler calculation called basic EPS. Basic EPS is calculated by dividing income available to common stockholders by the weighted average common shares outstanding. Previously, primary EPS was based on the weighted average of both outstanding and issuable shares assuming all dilutive options had been exercised. Under SFAS 128, fully diluted EPS has not changed significantly, but has been renamed diluted EPS. Diluted EPS includes the effect of all potentially dilutive securities, such as options and convertible preferred stock.

  Sprint's convertible preferred stock dividends were $0.5 million in 1997, 1996 and 1995. Dilutive securities, such as options (see Note 9), included in the calculation of diluted weighted average common shares were 6.3 million shares in 1997, 5.3 million shares in 1996 and 2.6 million shares in 1995. Dilutive securities represented 8.0 and 5.8 million shares (unaudited) for the nine months ended September 30, 1998 and 1997, respectively.

                              SPRINT CORPORATION

13. PARANET ACQUISITION

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, Sprint's financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

14. ADOPTION OF ACCOUNTING PRINCIPLES FOR A COMPETITIVE MARKETPLACE

  At year-end 1995, Sprint determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when Sprint discontinued using SFAS 71 consisted of the following:

                                                              PRETAX   AFTER-TAX
                                                             --------  ---------
                                                               (IN MILLIONS)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
          Total............................................. $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
      Extraordinary charge..................................            $565.3
                                                                        ======

15. SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders. To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

                              SPRINT CORPORATION

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the Consolidated Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                               1996(1)   1995
                                                               -------  -------
                                                                (IN MILLIONS)
      Net operating revenues.................................. $190.2   $ 834.4
      Operating expenses......................................  156.0     675.6
                                                               ------   -------
      Operating income........................................   34.2     158.8
      Interest expense........................................  (21.5)   (124.0)
      Other income (expense), net.............................   (8.3)     10.9
                                                               ------   -------
      Income before income taxes..............................    4.4      45.7
      Income taxes............................................   (7.0)    (31.2)
                                                               ------   -------
      Income (Loss) from cellular division.................... $ (2.6)  $  14.5
                                                               ======   =======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

16. SEGMENT INFORMATION

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly included investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses, which consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

  The businesses comprising the PCS Group operate in a single segment. The PCS Group is building the nation's first single-technology, all-digital, state-of-the-art wireless network to provide PCS across the United States. PCS uses digital technology, which has sound quality superior to existing cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voice mail and Caller ID.

                              SPRINT CORPORATION

  Industry segment financial information follows:

                                                        PRODUCT
                                                      DISTRIBUTION
                           LONG          LOCAL        & DIRECTORY
                         DISTANCE  TELECOMMUNICATIONS  PUBLISHING   EMERGING                     INTERSEGMENT
                         DIVISION       DIVISION        DIVISION   BUSINESSES   PCS    CORPORATE ELIMINATIONS   TOTAL
                         --------  ------------------ ------------ ---------- -------  --------- ------------ ---------
                                                                (IN MILLIONS)
1997
 Net operating
  revenues(1)........... $8,954.8       $5,290.2        $1,454.3     $ 57.4   $   --    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........    716.7          934.1             8.2       23.3       --       44.0        --       1,726.3
 Operating expenses.....  7,857.3        3,896.2         1,274.4      221.9      18.5       --      (845.8)    12,422.5
 Operating income(loss).  1,097.5        1,394.0           179.9     (164.5)    (18.5)      --       (37.0)     2,451.4
 Operating margin.......     12.3%          26.4%           12.4%       --        --        --         --          16.5%
 Capital expenditures...  1,218.1        1,258.4            10.5       79.6     153.7     142.3        --       2,862.6
 Identifiable assets....  6,464.6        7,609.7           519.0      585.9   1,693.1   1,312.5        --      18,184.8
1996
 Net operating
  revenues(2)........... $8,302.1       $5,126.8        $1,225.4     $  0.5   $   --    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........    633.3          909.1             7.2        0.5       --       40.9        --       1,591.0
 Operating expenses.....  7,378.1        3,789.8         1,123.8       63.8       0.5       --      (735.7)    11,620.3
 Operating income(loss).    924.0        1,337.0           101.6      (63.3)     (0.5)      --       (31.6)     2,267.2
 Operating margin.......     11.1%          26.1%            8.3%       --        --        --         --          16.3%
 Capital expenditures...  1,133.7        1,142.6             9.4       49.9       --       98.0        --       2,433.6
 Identifiable assets....  5,997.7        7,425.4           446.1       54.3   1,259.8   1,643.1        --      16,826.4
1995
 Net operating
  revenues(3)........... $7,277.4       $4,690.0        $1,147.6     $  --    $   --    $   --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........    581.6          835.6             7.4        --        --       41.8        --       1,466.4
 Operating expenses.....  6,570.6        3,649.2         1,060.9        --        --        --      (379.7)    10,901.0
 Operating income.......    706.8        1,040.8            86.7        --        --        --         --       1,834.3
 Operating margin.......      9.7%          22.2%            7.6%       --        --        --         --          14.4%
 Capital expenditures...    861.7          950.8             7.8        --        --       37.0        --       1,857.3
 Identifiable assets....  4,799.0        6,962.0           395.4        --      973.7   1,944.2        --      15,074.3

--------
(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.

  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.

                              SPRINT CORPORATION

17. ADDITIONAL FINANCIAL INFORMATION

SUPPLEMENTAL CASH FLOWS INFORMATION (IN MILLIONS)

                                           NINE MONTHS          YEAR ENDED
                                       ENDED SEPTEMBER 30,     DECEMBER 31,
                                       ------------------- --------------------
                                         1998      1997     1997   1996   1995
                                       --------- --------- ------ ------ ------
                                           (UNAUDITED)
Cash paid for:
  Interest (net of amounts
   capitalized)
    Continuing operations............. $   174.1 $   133.2 $197.9 $212.1 $263.5
                                       ========= ========= ====== ====== ======
    Cellular division................. $     --  $     --  $  --  $ 21.5 $124.0
                                       ========= ========= ====== ====== ======
  Income taxes........................ $   279.1 $   288.5 $365.8 $695.3 $532.8
                                       ========= ========= ====== ====== ======
Noncash activities:
  Capital lease obligations........... $   438.1 $    30.1 $ 30.1 $  --  $  --
                                       ========= ========= ====== ====== ======
  Tax benefit from stock options
   exercised.......................... $    37.8 $    19.5 $ 26.2 $ 14.1 $  7.5
                                       ========= ========= ====== ====== ======
  Net book value of assets and
   liabilities contributed to Global
   One................................ $     --  $     --  $  --  $ 73.3 $  --
                                       ========= ========= ====== ====== ======
  Common stock issued under Sprint's
   ESPP............................... $    73.8 $     --  $  5.2 $ 65.2 $  3.0
                                       ========= ========= ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 15) which had no immediate effect on cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

SUPPLEMENTAL RELATED PARTY TRANSACTIONS

  Sprint provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to Sprint totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, Sprint's receivable from Global One was $154 and $163 million, respectively, and Sprint's payable to Global One was $104 and $49 million, respectively.

RESTRUCTURING CHARGE

  In 1995, Sprint's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million ($0.16 per share). The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

18. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on Sprint's reported segments.

                              SPRINT CORPORATION

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. Sprint will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on Sprint's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

19. SUBSEQUENT EVENTS (UNAUDITED)

BORROWINGS

  During the first nine months of 1998, Sprint increased its short-term borrowings by $946 million. These borrowings, however, have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance them on a long-term basis. The borrowings have weighted average interest rates of 5.8%. Sprint also increased its construction obligations by $429 million since year-end 1997.

  In August 1998, Sprint entered into new revolving credit facilities with syndicates of banks totaling $5.0 billion. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. At September 30, 1998, $3.6 billion was available under these facilities.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. Sprint currently expects to offer up to $3 billion under the new shelf at approximately the same time as the PCS Restructuring.

OTHER

  In April 1998, Sprint signed an agreement to sell approximately 80,000 residential and business access lines in rural Illinois. Sprint expects to complete the sale of these properties, which is subject to regulatory approval, and record the related gain in November 1998.

  In October 1998, Sprint's Board of Directors declared common and Class A common stock dividends of $0.25 per share payable December 28, 1998.

20. COMPREHENSIVE INCOME (UNAUDITED)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income amounted to $671 million during the first nine months of 1998 and $770 million during the first nine months of 1997.

                              SPRINT CORPORATION

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          QUARTER
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            -------- -------- -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                           DATA)
1997
  Net operating revenues(1)................ $3,578.5 $3,667.5 $3,778.9 $3,849.0
  Operating income(1), (2).................    604.7    595.5    640.7    610.5
  Income before extraordinary items(2),
   (3).....................................    290.0    255.9    211.7    194.9
  Net income...............................    290.0    255.9    211.7    194.9
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.67 $   0.59 $   0.49 $   0.45
    Diluted................................ $   0.67 $   0.59 $   0.49 $   0.45
                                                          QUARTER
                                            -----------------------------------
                                              1ST      2ND      3RD      4TH
                                            -------- -------- -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE
                                                           DATA)
1996
  Net operating revenues(1)................ $3,335.3 $3,471.3 $3,502.5 $3,578.4
  Operating income(1), (2).................    574.9    580.9    598.9    512.5
  Income before extraordinary items(2).....    309.3    316.8    316.2    246.0
  Net income...............................    309.3    316.8    312.4    245.3
  EPS from income before extraordinary
   items(4)
    Basic.................................. $   0.78 $   0.74 $   0.73 $   0.57
    Diluted................................ $   0.77 $   0.73 $   0.73 $   0.56

--------
(1) Consolidated net operating revenues and operating expenses reflect certain reclassifications to conform to the current presentation. These reclassifications had no effect on operating income or net income.
(2) In the 1997 second quarter and the 1996 fourth quarter, Sprint recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million ($0.03 per share) and $36 million ($0.09 per share), respectively (see Note 10).
(3) In the 1997 fourth quarter, Sprint recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million ($0.06 per share) and $17 million ($0.04 per share), respectively.
(4) Sprint adopted SFAS 128 at year-end 1997 (see Note 12). All EPS amounts comply with this new standard.

                              SPRINT CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of Series 2 PCS Stock, and the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring and (2) the tax-free Recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of DT Class A Stock held by DT and each share of Existing Class A Common Stock held by FT so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. For purposes of these pro forma financial statements, the proceeds from the sale of additional shares to FT and DT are assumed to be used for working capital needs and to fund the buildout of the PCS network. If the debt issuance discussed below is completed, all or a portion of such proceeds may instead be used to retire existing indebtedness of the PCS Group. The acquisitions of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo will be accounted for using the purchase method of accounting. The pro forma condensed combined financial statements included herein do not give effect to the proposed initial public offering ("IPO") of the Series 1 PCS Stock and there can be no assurance that the IPO will occur.

  Sprint currently anticipates conducting a debt offering of up to $3 billion at approximately the same time as the PCS Restructuring. Sprint currently expects that the proceeds from the proposed debt issuance will be used to repay indebtedness. The pro forma condensed combined financial statements included herein do not give effect to the proposed debt issuance. There can be no assurance that such debt issuance will occur.

  The unaudited pro forma condensed combined statements of income include the historical results of Sprint and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring, Recapitalization and exercise of Equity Purchase Rights by FT and DT as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of Sprint and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring, Recapitalization and exercise of Equity Purchase Rights by FT and DT as though such transactions had occurred on September 30, 1998. Certain historical amounts have been reclassified to conform to the pro forma presentation. These reclassifications had no effect on the results of operations or stockholders' equity as previously reported.

  The pro forma condensed combined statements of income are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Sprint and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Current Report on Form 8-K.

                               SPRINT CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998
                            (Unaudited, in millions)

                                        HISTORICAL
                                         COMBINED
                                          SPRINT        PRO FORMA ADJUSTMENTS
                           HISTORICAL    SPECTRUM   ------------------------------
                             SPRINT    HOLDINGS AND      PCS
                             CORP.      PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                           ----------  ------------ ------------- ---------------- ---------
 ASSETS
 Current assets
  Cash and equivalents...  $    47.7     $  325.3     $  (26.5)A                   $   428.8
                                                          82.3 F
  Accounts receivable,
   net...................    2,515.8        195.3        (47.1)D                     2,664.0
  Inventories............      349.9        177.8                                      527.7
  Notes and other re-
   ceivables.............      407.8          --                                       407.8
  Prepaid expenses and
   other current assets..      422.7         44.1       (153.6)C                       313.2
                           ---------     --------     --------                     ---------
  Total current assets...    3,743.9        742.5       (144.9)                      4,341.5
 Investments in equity
  securities.............      420.2          --                                       420.2
 Property, plant and
  equipment, net.........   13,502.2      4,531.9                                   18,034.1
 Investment in and ad-
  vances to Sprint Spec-
  trum Holdings and
  PhillieCo. ............      610.1          --        (293.4)B                         --
                                                        (182.0)B
                                                        (134.7)E
 Investments in and ad-
  vances to other affil-
  iates..................      634.0          --                                       634.0
 Intangibles, net
  PCS licenses...........      544.5      2,829.1                                    3,373.6
  Customer base..........        --           --         500.0 A                       500.0
  Goodwill...............      346.6          --       3,127.6 A                     3,474.2
 Other assets............      652.3        422.9        182.0 B                     1,257.2
                           ---------     --------     --------        -------      ---------
 Total...................  $20,453.8     $8,526.4     $3,054.6        $   --       $32,034.8
                           =========     ========     ========        =======      =========
 LIABILITIES AND STOCK-
  HOLDERS' EQUITY
 Current liabilities
  Current maturities of
   long-term debt........  $    80.6     $  124.5                                  $   205.1
  Partner advances.......        --         185.0     $ (134.7)E                        50.3
  Accounts payable.......    1,099.0        287.1                                    1,386.1
  Accrued interconnec-
   tion costs............      564.7          --                                       564.7
  Accrued taxes..........      399.2          --                                       399.2
  Advance billings.......      213.3          --                                       213.3
  Other..................      849.0        476.4        (47.1)D                     1,278.3
                           ---------     --------     --------                     ---------
  Total current liabili-
   ties..................    3,205.8      1,073.0       (181.8)                      4,097.0
 Construction obliga-
  tions..................      429.0        575.7                                    1,004.7
 Long-term debt..........    5,039.8      6,001.2         60.5 A                    10,963.5
                                                        (138.0)C
 Deferred credits and
  other liabilities
  Deferred income taxes
   and investment tax
   credits...............    1,029.2          --         443.0 A                     1,472.2
  Postretirement and
   other benefit obliga-
   tions.................    1,067.4          --                                     1,067.4
  Other..................      370.8         84.9                                      455.7
                           ---------     --------     --------                     ---------
  Total deferred credits
   and other liabili-
   ties..................    2,467.4         84.9        443.0                       2,995.3
 Redeemable preferred
  stock..................        9.5          --                                         9.5
 Limited partner inter-
  est in consolidated
  subsidiary.............        --          65.8                                       65.8
 Common stock and other
  stockholders' equity
  Common stock
   Common stock..........      875.7          --                      $(875.7)H          --
   Class A common stock..      215.6          --                                       215.6
   FON Group.............        --           --                        700.6 H        700.6
   PCS Group.............        --           --         195.1 A        175.1 H        375.1
                                                           4.9 F
  Preferred stock........        --           --         240.0 G                       240.0
  Capital in excess of
   par or stated value...    4,490.8      4,611.0      3,094.9 A                     7,663.1
                                                      (2,526.6)A
                                                      (1,844.4)B
                                                          77.4 F
                                                        (240.0)G
  Retained earnings......    4,012.7     (3,885.2)     2,334.2 A                     4,012.7
                                                       1,551.0 B
  Treasury stock, at
   cost..................     (396.1)         --                                      (396.1)
  Other..................      103.6          --         (15.6)C                        88.0
                           ---------     --------     --------        -------      ---------
  Total common stock and
   other stockholders'
   equity................    9,302.3        725.8      2,870.9            --        12,899.0
                           ---------     --------     --------        -------      ---------
 Total...................  $20,453.8     $8,526.4     $3,054.6        $   --       $32,034.8
                           =========     ========     ========        =======      =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                               SPRINT CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                (Unaudited, in millions, except per share data)

                                        HISTORICAL
                                         COMBINED
                                          SPRINT        PRO FORMA ADJUSTMENTS
                           HISTORICAL    SPECTRUM   ------------------------------
                             SPRINT    HOLDINGS AND      PCS
                             CORP.      PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                           ----------  ------------ ------------- ---------------- ---------
 NET OPERATING REVENUES..  $11,940.3    $   787.9                                  $12,728.2
 OPERATING EXPENSES
 Costs of services and
  products...............    5,691.3        783.0                                    6,474.3
 Selling, general and
  administrative.........    2,802.0        931.6                                    3,733.6
 Depreciation and amor-
  tization...............    1,429.1        529.2      $  5.2 I                      2,147.1
                                                         58.6 J
                                                        125.0 K
                           ---------    ---------      ------                      ---------
 Total operating ex-
  penses.................    9,922.4      2,243.8       188.8                       12,355.0
                           ---------    ---------      ------                      ---------
 OPERATING INCOME
  (LOSS).................    2,017.9     (1,455.9)     (188.8)                         373.2
 Interest expense........     (185.6)      (358.3)       36.0 L                       (491.9)
                                                         11.2 M
                                                          4.8 N
 Equity in loss of
  Global One.............     (120.0)         --                                      (120.0)
 Equity in loss of
  Sprint Spectrum Hold-
  ings and PhillieCo.....     (686.5)         --        681.3 I                          --
                                                          5.2 I
 Other income............       48.6         23.2       (11.2)M                         60.6
 Minority interest.......        --          99.0                                       99.0
                           ---------    ---------      ------                      ---------
 Income (loss) before
  income taxes and
  extraordinary item.....    1,074.4     (1,692.0)      538.5                          (79.1)
 Income taxes............     (405.1)         --        399.0 O                         27.2
                                                         33.3 P
                           ---------    ---------      ------                      ---------
 INCOME (LOSS) FROM
  CONTINUING OPERATIONS..      669.3     (1,692.0)      970.8                          (51.9)
 Preferred stock divi-
  dends..................       (0.8)         --         (5.4)Q                         (6.2)
                           ---------    ---------      ------                      ---------
 Earnings (loss) appli-
  cable to common stock..  $   668.5    $(1,692.0)     $965.4                      $   (58.1)
                           =========    =========      ======                      =========
 Earnings (loss) appli-
  cable to common stock:
  Sprint Corporation.....  $   668.5                                               $     --
  FON Group..............        --                                                  1,132.0
  PCS Group..............        --                                                 (1,190.1)
                           ---------                                               ---------
                           $   668.5                                               $   (58.1)
                           =========                                               =========
 BASIC EARNINGS (LOSS)
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Sprint Corporation.....  $    1.55                                               $     --
                           =========                                               =========
  FON Group..............  $     --                                                $    2.63
                           =========                                               =========
  PCS Group..............  $     --                                                $   (2.86)
                           =========                                               =========
 Basic weighted average
  common shares:
  Sprint Corporation.....      430.7                                                     --  R
                           =========                                               =========
  FON Group..............        --                                                    430.7 S
                           =========                                               =========
  PCS Group..............        --                                                    415.4 T
                           =========                                               =========
 DILUTED EARNINGS (LOSS)
  PER COMMON SHARE FROM
  CONTINUING OPERATIONS:
  Sprint Corporation.....  $    1.52                                               $     --
                           =========                                               =========
  FON Group..............  $     --                                                $    2.58
                           =========                                               =========
  PCS Group..............  $     --                                                $   (2.86)
                           =========                                               =========
 Diluted weighted aver-
  age common shares:
  Sprint Corporation.....      438.7                                                    --   R
                           =========                                               =========
  FON Group..............        --                                                    438.7 S
                           =========                                               =========
  PCS Group..............        --                                                    415.4 T
                           =========                                               =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                               SPRINT CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                       HISTORICAL
                                        COMBINED
                                         SPRINT        PRO FORMA ADJUSTMENTS
                          HISTORICAL    SPECTRUM   ------------------------------
                            SPRINT    HOLDINGS AND      PCS
                            CORP.      PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ----------  ------------ ------------- ---------------- ---------
NET OPERATING REVENUES..  $14,873.9    $   258.0                                  $15,131.9
OPERATING EXPENSES
Costs of services and
 products...............    7,451.0        574.3                                    8,025.3
Selling, general and
 administrative.........    3,245.2        747.1                                    3,992.3
Depreciation and
 amortization...........    1,726.3        316.3      $  3.5  I                     2,291.0
                                                        78.2  J
                                                       166.7  K
                          ---------    ---------      ------                      ---------
Total operating
 expenses...............   12,422.5      1,637.7       248.4                       14,308.6
                          ---------    ---------      ------                      ---------
OPERATING INCOME (LOSS).    2,451.4     (1,379.7)     (248.4)                         823.3
Interest expense........     (187.2)      (123.5)       12.6  L                      (278.2)
                                                        13.5  M
                                                         6.4  N
Equity in loss of Global
 One....................     (162.1)         --                                      (162.1)
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............     (659.6)         --        656.1  I                         --
                                                         3.5  I
Equity in loss of
 unconsolidated
 partnership............        --        (168.9)                                    (168.9)
Other income............      140.5         39.4       (13.5) M                       166.4
                          ---------    ---------      ------                      ---------
Income (loss) before
 income taxes...........    1,583.0     (1,632.7)      430.2                          380.5
Income taxes............     (630.5)         --        383.1  O                      (189.4)
                                                        58.0  P
                          ---------    ---------      ------           ---        ---------
NET INCOME (LOSS).......      952.5     (1,632.7)      871.3                          191.1
Preferred stock
 dividends..............       (1.0)         --         (7.2) Q                        (8.2)
                          ---------    ---------      ------                      ---------
Earnings applicable to
 common stock...........  $   951.5    $(1,632.7)     $864.1                      $   182.9
                          =========    =========      ======                      =========
Earnings (loss)
 applicable to common
 stock:
 Sprint Corporation.....  $   951.5                                               $     --
 FON Group..............        --                                                  1,373.6
 PCS Group..............        --                                                 (1,190.7)
                          ---------                                               ---------
                          $   951.5                                               $   182.9
                          =========                                               =========
BASIC EARNINGS (LOSS)
 PER COMMON SHARE:
 Sprint Corporation.....  $    2.21                                               $     --
                          =========                                               =========
 FON Group..............  $     --                                                $    3.19
                          =========                                               =========
 PCS Group..............  $     --                                                $   (2.87)
                          =========                                               =========
Basic weighted average
 common shares:
 Sprint Corporation ....      430.2                                                     --   R
                          =========                                               =========
 FON Group..............        --                                                    430.2  S
                          =========                                               =========
 PCS Group..............        --                                                    415.1  T
                          =========                                               =========
DILUTED EARNINGS (LOSS)
 PER COMMON SHARE:
 Sprint Corporation.....  $    2.18                                               $     --
                          =========                                               =========
 FON Group..............  $     --                                                $    3.15
                          =========                                               =========
 PCS Group..............  $     --                                                $   (2.87)
                          =========                                    ===        =========
Diluted weighted average
 common shares:
 Sprint Corporation.....      436.5                                                     --   R
                          =========                                               =========
 FON Group..............        --                                                    436.5  S
                          =========                                               =========
 PCS Group..............        --                                                    415.1  T
                          =========                                               =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                              SPRINT CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase will be shares of Series 2 PCS Stock (195.1 million shares, par value $1.00) and warrants to purchase additional shares of Series 2 PCS Stock. The preliminary purchase price is based on the estimated market value of the PCS Group and will be updated at the time of the PCS Restructuring. The market value of the PCS Group will be determined based on the market value of the securities issued in the Recapitalization. The excess of the purchase price over the fair value of net assets to be acquired has been preliminarily calculated as follows (in millions):

     Preliminary purchase price....................................... $3,290.0
     Transaction costs................................................     26.5
     Net assets to be acquired........................................   (192.4)
     Customer base....................................................   (500.0)
     Step-up in long-term debt to fair value..........................     60.5
     Deferred taxes on acquired assets and liabilities................    443.0
                                                                       --------
     Goodwill......................................................... $3,127.6
                                                                       ========

  The carrying amounts of the assets to be acquired and liabilities to be assumed are assumed for purposes of the preliminary purchase price allocation to approximate fair market value, except for certain long-term debt of Sprint Spectrum that has been recorded at fair value. A portion of the purchase price was attributed to the customers acquired in the Sprint Spectrum Holdings and PhillieCo acquisitions. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. The above assumptions as to the fair value of the net assets acquired are based upon information available at the time of the preparation of these pro forma condensed combined financial statements.

  A final allocation of the purchase price to the assets acquired and liabilities assumed is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date. Management expects the only assumptions that could potentially be subject to material change are those regarding customer base and in-process research and development. The amount of the purchase price allocated to the customer base in the pro forma condensed combined financial statements is based on the size of the customer base at September 30, 1998. To the extent the customer base at the closing date exceeds the size of the customer base at September 30, 1998, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. Based on current projections of an increase in the customer base at November 30, 1998, pro forma net income (loss) from continuing operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 would be $(63.6) million and $175.4 million, respectively, and the respective loss per share of the PCS Group would be $(2.89) and $(2.91) for the same periods. Sprint is undertaking an analysis to determine whether in-process research and development projects acquired in the PCS Restructuring should be capitalized or expensed. This analysis is expected to be finalized prior to the completion of the final purchase price allocation. To the extent that it is determined through this analysis that some of the in-process research and development projects should be expensed, a portion of the purchase price will be allocated to these in-process research and development projects and a nonrecurring, noncash charge will be recognized in the period in which the charge

                              SPRINT CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

  occurs. Sprint is unable to determine the potential amount of such charge at this time. However, such a charge could be material to Sprint's results of operations for the period in which the charge occurs. Such a write-off would reduce the amount of purchase price allocated to goodwill, which would result in lower amortization expense being recognized over the life assigned to the goodwill. Such a write-off would not impact future cash flows. At the present time, Sprint anticipates completing its final purchase price allocation prior to year-end 1998.

B To eliminate Sprint's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by Sprint on the equity method of accounting ($293.4 million), and to reclassify interest capitalized as part of that investment to other assets ($182.0 million).

C To eliminate Sprint's investment in Sprint Spectrum bonds ($153.6 million) and the related unrealized gain ($15.6 million).

D  To eliminate Sprint's payable to Sprint Spectrum Holdings.

E  To eliminate Sprint's advances to PhillieCo.

F To record the exercise of Equity Purchase Rights by FT and DT (4.9 million shares, par value $1.00). As a result of the issuance of Series 2 PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares is required in order for FT and DT to maintain their combined 20% voting interest in Sprint. For purposes of these pro forma financial statements, all of the proceeds are assumed to be used for working capital needs and to fund the buildout of the PCS network. If the offering of debt securities referred to above is completed, all or a portion of the proceeds from the sale of additional shares to FT and DT may be used to reduce long-term debt. If all of the proceeds are used to repay such debt, the pro forma balance of long-term debt and cash and equivalents would be $10,881.2 million and $346.5 million, respectively. If long-term debt is repaid, deferred financing costs associated with such debt would be written off, resulting in pro forma balances of $1,255.2 million and $4,010.7 million for other assets and retained earnings, respectively. Additionally, interest expense would be reduced, resulting in pro forma interest expense and income tax expense (benefit) of $486.8 million and ($25.2) million, respectively, for the nine months ended September 30, 1998 and $270.7 million and $192.3 million, respectively, for the year ended December 31, 1997.

G To reflect PCS Preferred Stock issued to the Cable Parents in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement.

H To record the effects of the Recapitalization of Sprint's Existing Common Stock into one share of Series 1 FON Stock, par value $2.00 (350.3 million shares) and 1/2 share of Series 1 PCS Stock, par value $1.00 (175.1 million shares).

Pro Forma Statement of Income Adjustments

I To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by Sprint on the equity method of accounting ($681.3 million for the nine months ended September 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on Sprint's equity investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($5.2 million for the nine months ended September 30, 1998 and $3.5 million for the year ended December 31, 1997).

                              SPRINT CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)


J To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

K To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

L To reduce interest expense resulting from the utilization of increased current tax benefits (related to the acquisition of the remaining interest in Sprint Spectrum Holdings and PhillieCo and the resulting consolidation of these entities). The increased current tax benefits are assumed to reduce Sprint's tax liability and Sprint's required borrowings. The computation of the current tax benefit is performed on a quarterly basis, and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid, or not incurred, as appropriate. Such debt would have amounted to $762.1 million and $375.3 million as of September 30, 1998 and December 31, 1997, respectively.

M To eliminate interest income recorded by Sprint and interest expense recorded by Sprint Spectrum Holdings related to Sprint's investment in Sprint Spectrum bonds.

N To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

O To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

P To record the impact on income taxes of pro forma adjustments K through N, using the statutory income tax rate.

Q To reflect dividends at an assumed annual rate of 3% on PCS Preferred Stock issued to the Cable Parents. As of September 30, 1998, $240.0 million of funding by the Cable Parents between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock. For a discussion of how the actual dividend rate will be determined, see "Description of Capital Stock-- Description of PCS Preferred Stock; Preferred Inter-Group Interest" in the Proxy Statement.

R The weighted average common shares outstanding for Sprint are eliminated in the Recapitalization.

S The weighted average common shares outstanding for the FON Group reflect the Recapitalization of Sprint's Existing Common Stock into shares of Series 1 FON Stock on a share for share basis, including the FON Stock attributes of the Class A Common Stock.

T  The weighted average common shares outstanding for the PCS Group reflect
   (1) the issuance of Series 2 PCS Stock to the Cable Parents in the PCS Restructuring (195.1 million shares), (2) the Recapitalization of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock, including the PCS Stock attributes of the Class A Common Stock (215.4 million shares for the nine months ended September 30, 1998 and 215.1 million shares for the year ended December 31, 1997) and (3) the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring (4.9 million shares).

                        ANNEX II--PCS GROUP INFORMATION

                                   BUSINESS

   The PCS Stock, when issued, is intended to track the performance of the PCS Group. The following description should be read in conjunction with the PCS Group financial statements and the notes thereto provided elsewhere in this Annex. The term "Sprint Spectrum Holdings" refers to Sprint Spectrum Holding Company, L.P., and to MinorCo, L.P. and their subsidiaries. Currently, the partners of Sprint Spectrum Holdings are Sprint Enterprises, L.P., which has a 40% partnership interest, TCI Spectrum Holdings, Inc., which has a 30% partnership interest, and Comcast Telephony Services and Cox Telephony Partnership, each of which has a 15% partnership interest. The partners are subsidiaries of Sprint, TCI, Comcast and Cox, respectively. The principal subsidiaries of Sprint Spectrum Holdings are Sprint Spectrum, Cox PCS and APC. The term "Sprint Spectrum" refers to Sprint Spectrum L.P., and its subsidiaries. The term "Cox PCS" refers to Cox Communications PCS, L.P. and its subsidiaries. The term "APC" refers to American PCS, L.P. and its subsidiaries. The term "PhillieCo" refers to PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. and their subsidiaries. Currently, the partners of PhillieCo are Sprint Enterprises, L.P., which has a 47.1% partnership interest, TCI Philadelphia Holdings, Inc., which has a 35.3% partnership interest, and Cox Communications Wireless, Inc., which has a 17.6% partnership interest. The partners of PhillieCo are subsidiaries of Sprint, TCI and Cox, respectively. The term "SprintCom" refers to SprintCom, Inc. and SprintCom Equipment Company, L.P., which are subsidiaries of Sprint.

GENERAL OVERVIEW OF THE PCS GROUP

  The PCS Group, which markets its wireless telephony products and services under the Sprint and Sprint PCS brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. At October 30, 1998, the PCS Group operated PCS systems in 176 metropolitan markets within the United States, including 39 of the 50 largest metropolitan areas in the United States. By the end of the first half of 1999, the PCS Group expects to operate PCS systems in all of the 50 largest metropolitan areas and 80 of the 100 largest metropolitan areas in the United States. The PCS Group currently provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas, (ii) affiliating with other companies, primarily in and around smaller metropolitan areas, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and (iv) roaming on digital PCS networks of other CDMA-based providers. Since launching the first commercial PCS service in the United States in November 1995, the PCS Group has experienced rapid customer growth, providing service to more than 1.75 million customers as of September 30, 1998.

MEMBERS OF THE PCS GROUP

  The PCS Group consists of the following entities: (i) Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC); (ii) PhillieCo; and (iii) SprintCom.

  Certain other information concerning the PCS Group (after giving effect to the Tracking Stock Proposal), including the number of Pops covered by licenses held by the PCS Group, is set forth in the chart below:


                                           SPRINT
         ENTITY              POPS(1)    OWNERSHIP(2)              LICENSES
         ------           ------------- ------------              --------
                          (IN MILLIONS)
Sprint Spectrum Holdings
  Sprint Spectrum.......      155.9        100.0%    30 MTAs
  Cox PCS(/3/)..........       21.0         59.2     Los Angeles-San Diego-Las Vegas MTA
  APC...................        8.3        100.0     Washington D.C.-Baltimore MTA
PhillieCo...............        9.2        100.0     Philadelphia MTA
SprintCom...............       74.9        100.0     139 BTAs
                              -----
    Total...............      269.3
                              =====

--------
  /1/ Based upon 1997 population data supplied by Equifax Inc.
  /2/ Assumes that the transactions contemplated by the Tracking Stock
      Proposal are completed.
  /3/ Pops data for Cox PCS includes 100% of its Pops, not the PCS Group's proportional interest. Sprint Spectrum Holdings' current 59.2% ownership interest in Cox PCS will not be affected by the Tracking Stock Proposal. Sprint Spectrum Holdings and Cox, the holder of the remaining 40.8% partnership interest in Cox PCS, have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's remaining partnership interest in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell all of its remaining partnership interest in Cox PCS to Sprint Spectrum Holdings. See "The Tracking Stock Proposal--Amendments to the Cox PCS Agreements" in the Proxy Statement.

  Sprint Spectrum. Sprint Spectrum owns PCS licenses covering 30 MTAs, which were acquired in the FCC's A and B Block auction in March 1995 for $2.1 billion. Sprint Spectrum's licenses cover approximately 155.9 million Pops, which include 31 of the 50 largest United States metropolitan areas such as New York, San Francisco, Detroit, Dallas/Fort Worth and Boston. Sprint Spectrum launched commercial PCS operations in the fourth quarter of 1996. Sprint Spectrum Holding Company L.P. and MinorCo. L.P. are the general partner and limited partner, respectively, of Sprint Spectrum.

  Cox PCS. In December 1994, the FCC granted Cox PCS a license for the Los Angeles-San Diego-Las Vegas MTA, which covers approximately 21.0 million Pops. The FCC ultimately set a purchase price of $252.0 million for the license. Cox PCS launched commercial service in the San Diego area in December 1996, in the Los Angeles area in November 1997 and in Las Vegas in October 1998. In December 1996, Cox PCS entered into an affiliation agreement with Sprint Spectrum under which Cox PCS agreed to market its wireless services under the Sprint PCS brand name.

  Sprint Spectrum Holdings currently owns 59.2% of Cox PCS. Sprint Spectrum Holdings and Cox have entered into an arrangement whereby Cox may require Sprint Spectrum Holdings to purchase Cox's partnership interests in Cox PCS, which could result in the acquisition by Sprint Spectrum Holdings of all remaining partnership interests in Cox PCS. Commencing in 2001, Sprint Spectrum Holdings will have the right to require that Cox sell its remaining partnership interests in Cox PCS to Sprint Spectrum Holdings. Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings. See "The Tracking Stock Proposal--Amendments to the Cox PCS Agreements" in the Proxy Statement.

  APC. In December 1994, the FCC granted APC a license for the Washington D.C.-Baltimore MTA, which covers approximately 8.3 million Pops. The FCC ultimately set a purchase price of $102.3 million for the license. APC launched commercial service in November 1995 using GSM technology, becoming the nation's first commercially operational PCS system, and in April 1998, APC launched commercial service on its CDMA system that overlays nearly all of the existing GSM system. In January 1995, Sprint Spectrum Holdings acquired a 49.0% interest in APC. Through capital contributions, Sprint Spectrum Holdings increased its interest to 58.3% and became the managing partner of APC in November 1997. In January 1998, Sprint Spectrum Holdings acquired the remaining 41.7% interest in APC.

  PhillieCo. Sprint, TCI and Cox formed PhillieCo to acquire a PCS license for the Philadelphia MTA. FCC spectrum limitations placed on wireless providers prevented Comcast, a partner in Sprint Spectrum Holdings that already owned a cellular license for the Philadelphia metropolitan area, from owning an interest in a PCS license for the Philadelphia MTA indirectly through Sprint Spectrum Holdings. The PCS license for the Philadelphia MTA was acquired in the FCC's A and B Block auction in March 1995 for $85.0 million. PhillieCo's license covers approximately 9.2 million Pops. PhillieCo launched commercial operations in April 1997.

  SprintCom. Sprint, with the consent of the Cable Parents, formed SprintCom, a wholly owned subsidiary of Sprint, to acquire PCS licenses for all of the geographic areas not covered by licenses held by any other entity within the PCS Group. In January 1997, SprintCom acquired licenses for $544 million in the FCC's D and E Block auctions to provide PCS service in 139 BTAs, including 13 of the 50 largest United States metropolitan areas such as Atlanta, Chicago and Houston, thereby completing the PCS Group's nationwide license coverage. The SprintCom licenses cover approximately 74.9 million Pops. The PCS Group launched service in certain of the SprintCom markets in August 1998 and intends to reach approximately 38.6 million additional Pops during the first half of 1999 (or approximately 50% coverage of SprintCom's licensed Pops). The timing of launch in individual markets will be determined by various factors, principally zoning and microwave relocation issues, equipment delivery and network optimization schedules and local market and competitive considerations. SprintCom has entered into an agreement with PrimeCo to acquire PrimeCo's Hawaii wireless business, including the CDMA network and customer base. Subject to the receipt of FCC approval, the transaction is expected to close in the first quarter of 1999.

THE WIRELESS COMMUNICATIONS INDUSTRY

  Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular, PCS and ESMR networks. Historically, each application has been licensed and operates in a distinct radio frequency block.

  In the wireless communications industry there are two principal services licensed by the FCC for transmitting two-way, real time voice and data signals: "cellular" and "PCS." Cellular, which uses the 800 MHz frequency block, is the predominant form of wireless voice communications service utilized by subscribers today. Cellular systems are predominantly analog-based systems, although digital technology has been introduced in most metropolitan markets. Analog-based systems send signals in which the transmitted signal resembles the input signal, while in digital systems the input signal is coded into a binary form before the signal is transmitted.

  In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for the provision of a new wireless personal communications service, commonly known as PCS. PCS differs from traditional analog cellular telephone service principally in that PCS systems operate at a higher frequency and employ advanced digital technology. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer new and enhanced services, and more robust data transmission (such as greater clarity, better security, facsimile, electronic mail and connecting notebook computers with computer/data networks).

  Cellular service was first introduced in the United States in 1983. As of December 31, 1997, according to the Cellular Telecommunications Industry Association ("CTIA"), there were 55.3 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 20.6% and a subscriber growth rate of 25.6% from December 31, 1996.

  The following table sets forth certain statistics for the domestic wireless telephone industry as a whole, as published by the CTIA.

                                            YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                     1997     1996     1995     1994     1993
                                    -------  -------  -------  -------  -------
   Total Service Revenues (in
    billions).....................  $  27.5  $  23.6  $  19.1  $  14.2  $  10.9
   Ending Wireless Subscribers (in
    millions).....................     55.3     44.0     33.8     24.1     16.0
   Subscriber Growth..............     25.6%    30.4%    40.0%    50.8%    45.1%
   Average Monthly Revenue per
    Subscriber....................  $ 41.12  $ 44.66  $ 47.59  $ 51.48  $ 58.74
   Ending Penetration.............     20.6%    16.5%    12.8%     9.2%     6.2%

  Paul Kagan Associates estimates that the number of cellular and PCS wireless service subscribers will reach 89.2 million by the year 2000. Management believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. Management also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

  Wireless communications systems, whether PCS or cellular, are divided into multiple geographic areas, known as "cells." In both PCS and cellular systems, each cell contains a transmitter, a receiver and signaling equipment (the "Cell Site"). The Cell Site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or PCS communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of a transmission between a handset and a Cell Site declines as the handset moves away from the Cell Site, the switching office and the Cell Site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another Cell Site where the signal strength is stronger.

  Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for PCS systems. PCS systems operate under one of three principal air interface protocols:
CDMA, TDMA and GSM. TDMA and GSM are both time division multiple access systems but are incompatible with each other and with CDMA, which is a code division multiple access system and is incompatible with both GSM and TDMA. Accordingly, a subscriber of a system that utilizes CDMA technology is unable to use a CDMA handset when travelling in an area not served by CDMA-based PCS operators, unless the customer carries a Dual Band/Dual-Mode Handset that permits the customer to use the analog cellular system in that area. The same issue would apply to users of TDMA or GSM systems. This is also true for PCS customers seeking to roam in a PCS service area served by other operators that do not use CDMA as their air interface protocol.

STRATEGY

  The business objective of the PCS Group is to expand network coverage and increase market penetration by aggressively marketing competitively priced PCS products and services under the Sprint and Sprint PCS brand names, offering enhanced services and seeking to provide superior customer service. The principal elements of the PCS Group's strategy for achieving these goals are:

  Operate a Nationwide Digital Wireless Network. The PCS Group is the only PCS provider in the United States with a 100% digital PCS wireless network with licenses to provide services nationwide utilizing a single frequency band and a single technology. Management believes that the PCS Group's all-digital network provides its customers with consistency of service and features in all of its markets. The scope of its network also allows the PCS Group to provide its customers with flexible pricing and promotions on a national basis while retaining local flexibility. In addition, the operating scale of the PCS Group's network is expected to result in significant cost advantages in purchasing power, operations and marketing. The PCS Group plans to complete the initial phase of construction in its SprintCom markets, including Chicago, Atlanta and Houston, by the end of the first half of 1999.

  Leverage Sprint's National Brand. Management believes that using the established Sprint brand contributes significantly to consumer confidence in, and acceptance of, the PCS Group's products and services. As competition in the wireless industry intensifies, management believes that the power of a strong national brand will play an increasingly important role in consumers' purchase decisions.

  Utilize State-of-the-Art CDMA Technology. The PCS Group utilizes a state-of-the-art PCS network using CDMA digital technology which, management believes, provides significant operating and customer benefits relative to analog and other digital technologies. Management believes, based on studies by CDMA manufacturers, that its implementation of CDMA digital technology will eventually provide system capacity that is approximately 7 to 10 times greater than that of analog technology and approximately 3 times greater than that of TDMA and GSM systems, resulting in significant operating and cost efficiencies which can be passed on to customers. Additionally, management believes that CDMA technology provides call quality that is superior to that of other wireless technologies.

  Deliver Superior Value to its Customers. In marketing its services, the PCS Group emphasizes the superior voice quality and functional capabilities of its wireless service compared to that of analog cellular service. In addition, the PCS Group bundles its basic service offering with a package of sophisticated features which either cannot be offered by analog cellular providers or for which they typically charge their customers separately. The PCS Group also offers several innovative pricing plans that allow its customers to select billing plans that suit their usage patterns, none of which requires customers to sign a long-term service contract. The PCS Group recently introduced new all-inclusive nationwide service plans that offer a single rate for local and long distance calls to anywhere in the United States made on the Sprint PCS network. Management believes that its ability to provide wireless service at competitive prices without long-term contracts is an important marketing advantage.

  Grow Customer Base Using Multiple Distribution Channels. The PCS Group seeks to maximize customer growth in each market by utilizing multiple distribution channels. As of October 5, 1998, the PCS Group had its products for sale in approximately 6,385 third-party retail locations nationwide, including retailers such as RadioShack, Circuit City and Best Buy. The PCS Group plans to have approximately 8,000 third-party retail locations by the end of the first half of 1999. The PCS Group also seeks innovative distribution channels through which to market its products, such as the Sprint Store-Within-A-Store at RadioShack which includes an exclusive arrangement pursuant to which the only PCS products offered by RadioShack-owned stores in the markets in which the PCS Group has launched operations are the PCS Group's products. In addition, as of September 30, 1998, the PCS Group operated 135 Sprint PCS retail locations. The PCS Group plans to operate approximately 200 Sprint PCS retail locations by the end of the first half of 1999. The PCS Group also uses telemarketing, direct sales and cross-marketing and continually evaluates other alternative distribution channels including sales agency, resale, and other arrangements.

  Continue Network Expansion. The PCS Group plans to continue the expansion of its existing network. In addition, the PCS Group is expanding its wireless coverage, primarily in and around smaller metropolitan areas in the United States where it does not intend to serve customers with its own network, by pursuing affiliation arrangements with other companies. These companies have agreed to build networks in portions of the PCS Group's licensed coverage area at such companies' own expense. Such networks are expected to be built using the same technological standards as those of the PCS Group network. These companies will sell PCS Group services under the Sprint PCS brand name in exchange for a fee and will be required to maintain certain quality standards to be established by the PCS Group. As of October 20, 1998, the PCS Group had entered into agreements with 11 companies covering an aggregate of approximately 24.5 million Pops in 18 states.

MARKETING

  The PCS Group's principal marketing strategy is to differentiate itself through its state-of-the-art network, Sprint brand name, a variety of sophisticated features, attractive and simple pricing plans, superior customer service and the ability to bundle Sprint PCS service with the telecommunications services offered by the FON Group.

  The Sprint Brand Name. The PCS Group prominently features the nationally recognized Sprint brand name and logo on its products and services. The PCS Group believes that the use of the Sprint brand name will continue to be a distinct marketing advantage.

  Customer Care. The PCS Group considers quality customer care to be a critical element of its marketing and operating philosophy. In an effort to minimize service disruptions to customers, the PCS Group's national network control center in Lenexa, Kansas continually monitors the performance of its PCS network and provides rapid response for system maintenance needs. A total of approximately 2,150 customer care representatives in Fort Worth, Texas, Rio Rancho, New Mexico and in other customer care centers located in Irvine, California and Herndon, Virginia are available to address customers' questions about PCS service, activation, changing personal options and other service options on a 24 hour/7 day a week basis. The PCS Group also uses a vendor to provide additional customer care support. Customer care representatives are accessible from any point within the network on a PCS Group handset at no charge or can be accessed by any other telephone by calling a toll-free number. All customer care service representatives undergo a required initial training regimen and participate in ongoing training programs designed to meet customer needs. In order to meet the demand for customer care, the PCS Group intends to launch a fifth customer care center in a location yet to be determined by the middle of 1999. This customer care center is expected to have 1,000 customer care representatives by the middle of 1999.

  Pricing. The PCS Group's pricing strategy is based on simple, straightforward service plans. The PCS Group's consumer pricing plans are typically structured with competitive monthly recurring charges, large local calling areas, enhanced service features (such as voicemail, caller ID, call waiting and three-way calling) and competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system has greater capacity, thereby enabling the PCS Group to market high usage customer plans at lower prices. The PCS Group also offers its customers savings through expanded home service area plans and other special pricing features, like "first incoming minute free." Two national pricing plans, Home Rate USASM and Toll-Free USASM, which were launched in 1997, are examples of how the PCS Group offers customers creative pricing. Home Rate USA allows customers traveling to other PCS Group markets to have their home market rate apply. Effective October 1, 1998, Home Rate USA became a standard feature on all Sprint PCS rate plans for new customers. Toll-Free USA essentially eliminates uncertainty about long distance cost by providing 1,000 domestic minutes of long distance calls per month for a fixed fee.

  On October 1, 1998, Sprint PCS introduced new all-inclusive nationwide service plans that offer a single rate for local and long distance calls in the United States anytime, anywhere on the Sprint PCS network. The new service plans offer customers long distance calling at no additional charge and offer more included minutes than prior Sprint PCS plans that can be used anywhere on the Sprint PCS network.

  Advertising and Promotions. The PCS Group leverages Sprint's substantial investment in national advertising to build its brand awareness. The PCS Group uses national as well as regional television, radio, print, outdoor and other advertising campaigns using the Sprint and Sprint PCS brand names to promote its products. In its advertising and promotional campaigns, the PCS Group emphasizes its superior voice quality as "the clear alternative to cellular" and the simplicity of its rate structure compared to other service providers. The PCS Group also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods.

  Sponsorships. The PCS Group is a sponsor of numerous selective, broad-based national, regional and local events, including the National Football League and Treadway IndyCar Racing. These sponsorships provide the PCS Group with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance the PCS Group's local presence.

  Bundling of Services and Cross-Marketing with the FON Group. The PCS Group intends to take advantage of the complete array of communications services offered by the FON Group by bundling its PCS service with other FON Group products, such as long distance and local service. The PCS Group also plans to actively cross-market with the FON Group's divisions and capitalize on the size and breadth of its customer base in long distance and local service. Any benefits that may result from such bundling or cross-marketing will be shared with the FON Group pursuant to the Tracking Stock Policies. The FON Group and the PCS Group expect to consider cross-marketing opportunities, which may include sales agency, resale or other arrangements that would be implemented in accordance with the Tracking Stock Policies.

SALES AND DISTRIBUTION

  The PCS Group uses multiple distribution channels to market its products and services, including its own retail stores, third-party retail stores, its own direct sales force, telemarketing and cross-marketing. The PCS Group expects its retail channels to be the largest contributor to customer additions. The PCS Group will continue to evaluate alternative distribution channels in the future.

  Sprint PCS Retail Stores. As of September 30, 1998, the PCS Group had opened 135 Sprint PCS retail locations. At a Sprint PCS retail store, trained sales representatives assist customers in acquiring their PCS handsets and choosing their rate plan and also offer after-sales support. The PCS Group plans to operate 200 Sprint PCS retail locations in operation by the end of the first half of 1999.

  Third Party Retail Stores. As of October 5, 1998, the PCS Group sold its products and services in approximately 6,385 third party retail locations. The PCS Group expects to increase the number of third-party retail stores to approximately 8,000 retail locations by the end of the first half of 1999. The PCS Group provides training and support for the retailer's sales personnel. The PCS Group launched its third party retail distribution channel in 1995 with RadioShack, which as of August 31, 1998 sold Sprint PCS products in approximately 2,892 locations and had approximately 25,500 of its employees trained in PCS sales. Many RadioShack stores contain a Sprint Store-Within-A-Store which sells PCS Group and FON Group products and services. In addition to RadioShack, the PCS Group has third-party distribution arrangements with major national and regional retailers, including Office Max, Office Depot, Circuit City, Best Buy, Dillard's, The May Company Department Stores, Car Toys, Fred Meyer, Sam's Wholesale Clubs, Ritz Camera and The Good Guys.

  Direct Sales Force. The PCS Group has divided its direct sales force into the business-to-business sales force and the national sales team. The business-to-business sales force is locally based and targets businesses within the local coverage area. The national sales team targets large companies who purchase their wireless products and services on a national basis.

  Telemarketing and Other Channels. The PCS Group operates an inbound telemarketing effort and also distributes its services through cross-marketing efforts with Sprint.

SERVICES AND FEATURES

  The PCS Group currently offers several value-added services and features that generally are not offered by analog cellular providers and are offered by digital competitors to varying extents:

  Enhanced Features. The PCS Group's standard service includes a number of enhanced features that are not generally offered on most traditional analog cellular phones without additional cost, including Call Waiting, Caller ID, Call Forwarding and Three-Way Calling.

  Messaging Services. The PCS Group offers a number of message services, including voicemail and numeric paging. The PCS Group is in the process of extending the benefits of its nationwide voice messaging service platform by offering Enhanced Voicemail which will permit customers who purchase the service to send, reply to and forward messages to other PCS Group voicemail customers. Enhanced Voicemail was available to most PCS Group customers at the end of the third quarter of 1998.

  Call Security and Privacy. Digital wireless communications systems permit users to make private business and personal calls with significantly lower risk of cloning and eavesdropping than on analog-based systems. PCS Group customers using Dual-Band/Dual-Mode Handsets in analog mode do not have the benefit of digital security.

  Data Services. The PCS Group introduced text messaging data services in select markets in 1998 with full roll out expected in 1999. Text messaging allows customers to receive alpha-numeric messages of up to 100 characters in length. Senders are able to create messages via the Sprint PCS web site, e-mail or personal computer software. Another data service expected to be launched in 1999 will permit customers to connect their data capable handsets using a data cable to a personal computer and use their handsets to connect to a landline network at speeds up to 14.4 Kbps. Data capable handsets can also provide facsimile data services.

  Dual-Band/Dual-Mode Handsets. Through Dual-Band/Dual-Mode Handsets, the PCS Group offers customers the ability to make and receive calls on both PCS and cellular frequency bands utilizing the appropriate digital or analog technology. These advanced handsets allow roaming on cellular networks in areas where the PCS Group's digital service is not offered. Generally, Dual-Band/Dual-Mode Handsets are more costly than single-band/single-mode handsets because of the need for two radios rather than one radio, and currently, the smallest Dual-Band/Dual-Mode Handset is larger and heavier than the smallest single-band/single-mode handset. See "--Network--Roaming Agreements."

  Extended Battery Life. CDMA digital handsets use advanced battery technology and have lower power requirements than analog cellular and other digital technologies. The PCS Group believes that this feature increases usage, especially for incoming calls, as the handset can be left on longer than handsets for analog cellular and other digital systems. However, Dual-Band/Dual-Mode Handsets do not have longer battery life when operating in analog mode.

NETWORK

  Network Buildout and Expansion. The initial buildout of the PCS Group's network involved systems design, acquisition and construction of cell sites, equipment procurement and installation, interconnection with other communications providers, microwave relocation and implementation of advanced management and information systems. As of July 31, 1998, the PCS Group's network was able to provide service in areas covering 108 million Pops, or 40% of total Pops. Although there continues to be significant buildout activity, the emphasis and focus in many of the markets served by the PCS Group shifted during 1997 from an initial network buildout process to network operations.

  The PCS Group is actively constructing its network in the SprintCom markets, which include 13 of the 50 largest metropolitan areas in the United States (including Chicago, Atlanta and Houston). When the initial buildout of SprintCom markets is complete (which is expected to occur by the end of the first half of 1999), the PCS Group expects to have network coverage of 40.7 million Pops in addition to the 108 million Pops already covered by the PCS Group network. With respect to the SprintCom markets, of the approximately 3,200 sites budgeted for the SprintCom buildout, approximately 3,065 sites are leased and construction has commenced on approximately 2,805 sites as of October 24, 1998.

  The PCS Group's principal network objective is to maximize the quality of coverage (i.e., sound quality and in-building penetration) and depth of coverage (i.e., network availability when a customer wants to make a call). The PCS Group evaluates coverage expansion within its markets in commercial operation on a market-by-market basis and considers, among other things, population and traffic density, FCC coverage requirements, capital requirements and the ability to cluster groups of markets.

  The PCS Group selected CDMA digital technology because of its increased customer capacity relative to other technologies, higher quality of transmission and expected long term lower infrastructure and ongoing support costs. The PCS Group believes that CDMA provides significant advantages over competing air interface protocols including superior voice quality, cost effectiveness, increased functionality and greater security and capacity. The PCS Group believes that CDMA is the leading digital wireless air interface protocol in North America.

  Affiliation Agreements. The PCS Group also intends to expand network coverage by contracting with other companies that desire to build and manage portions of the nationwide network for the PCS Group. See "--Strategy-- Continue Network Expansion."

  Roaming Agreements. The PCS Group has entered into roaming agreements with various analog cellular carriers encompassing 90% of the geographic area covered by cellular service in the United States (85% when counting agreements that have been implemented). Pursuant to these roaming agreements, PCS Group customers who have Dual-Band/Dual-Mode Handsets have the ability to roam automatically in many areas where PCS service is not or will not be available. The PCS Group's network does not allow for call hand-off between the PCS Group's network and another wireless network, thus requiring a customer to end a call in progress and initiate a new call when leaving the PCS Group's network and entering another wireless network. In geographic areas not covered by an automatic roaming agreement in which there is an analog cellular provider, customers may roam manually (i.e. by providing an operator with a credit card number). The PCS Group also has negotiated roaming agreements with other CDMA PCS carriers who provide service in some of the geographic areas not covered by the PCS Group's network. The PCS Group intends to continue to expand the ability for its customers to roam both domestically and internationally. The quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by the PCS Group, the price of a roaming call may not be competitive with the prices of other wireless companies for such a call and the customer may not be able to use any of the advanced features (e.g. voice mail notification) the customer enjoys when making calls from within the network of the PCS Group.

  Vendors. The PCS Group selected Lucent Technologies, Inc., Northern Telecom, Inc. and Motorola to provide the PCS technology for its wireless network because of their extensive experience in wireless technology and their willingness to guarantee delivery in accordance with specifications developed by the PCS Group. These vendors provide the PCS Group with infrastructure equipment including switches, base station controllers and PCS transmitters and receivers and in certain cases vendor financing. The PCS Group also contracts with various vendors for the supply of towers, cabling, hardware and software and other equipment necessary to support the network.

  The PCS Group has entered into purchase agreements with most major manufacturers of CDMA handsets, of which two also currently provide the PCS Group with Dual-Band/Dual-Mode Handsets. The PCS Group intends to enter into additional agreements with other handset vendors in the future.

  In mid-October 1998, Sprint PCS introduced the Sprint PCS Touchpoint (TM) phone manufactured by DENSO exclusively for Sprint PCS. The Sprint PCS Touchpoint has a built-in mouse that Sprint believes makes it easier to use. The mouse is the first of its kind for a wireless phone. The Sprint PCS Touchpoint phone also has a larger display than most other wireless phones. The phone delivers text messaging service with a user-friendly interface available.

  The PCS Group purchases long distance services from Sprint at wholesale rates which the PCS Group uses in providing long distance services to its customers, and intends to continue to purchase such services from the FON Group. The PCS Group intends to purchase long distance services only from the FON Group. Subsequent to the PCS Restructuring, such purchases will be effected in accordance with the Tracking Stock Policies. See "The Tracking Stock Proposal--The Tracking Stock Policies" in the Proxy Statement.

COMPETITION

  Competition for customers among wireless providers is based principally upon the services and features offered, the technical quality of the wireless system, the distribution system for products and services, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller stand-alone operations to larger, better capitalized and more experienced wireless communications operations that may be able to offer customers certain network advantages similar to those offered by the PCS Group.

  The PCS Group competes with other two-way wireless service providers, including cellular and, in some markets, PCS operators and resellers. The PCS Group also competes with paging, ESMR dispatch and conventional mobile telephone companies in its markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

  The PCS Group directly competes with existing cellular service providers in its markets, many of which have been operational for a number of years, have greater local geographical coverage, and some of which have significantly greater financial resources than those of the PCS Group and offer attractive pricing options for service and a wider variety of handset options. A major competitor recently introduced a nationwide flat-rate plan that may be viewed by customers as more attractive than PCS Group plans. In addition, certain competitors may be able to offer coverage in areas not served by the PCS Group's network or, because of their calling volumes or their affiliations with, or ownership of, wireless providers, may be able to offer roaming rates that are lower than those offered by the PCS Group. Also, the significant competition among wireless providers, including new entrants, is expected to cause a downward pressure on prices for service and equipment. The PCS Group believes, however, that its service and product offerings are superior to its competitors' service and product offerings because (i) its CDMA technology offers better call quality and clarity compared to analog and digital cellular systems, (ii) it offers competitive pricing through a variety of options to suit individual customers' calling needs and (iii) it is expanding and improving its nationwide network, customer care system and handset options.

  The PCS Group also faces competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to a reseller.

  In the future, the PCS Group expects to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

  Over the past several years the FCC has and will continue to auction large amounts of wireless spectrum that could be used to compete with the PCS Group's services. Based upon increased competition, the PCS Group anticipates that market prices for two-way wireless services generally will decline in the future. The PCS Group competes to attract and retain customers principally on the basis of services and features, the size and location of its service areas, network coverage and reliability, customer care and pricing. The PCS Group's ability to compete successfully also depends, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

REGULATION

  The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States. The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things, (i) grant or deny licenses for PCS frequencies, (ii) grant or deny PCS license renewals,
(iii) rule on assignments and/or transfers of control of PCS licenses, (iv) govern the interconnection of PCS networks with other wireless and wireline carriers, (v) establish access and universal service funding provisions, (vi) impose fines and forfeitures for violations of any of the FCC's rules, and
(vii) regulate the technical standards of PCS networks. The FCC prohibits a single entity from having a combined attributable interest (20% or greater interest in any license (40% if a small business or rural telephone company)) in broadband PCS, cellular and SMR licenses totaling more than 45 MHz in any geographic area.

  Transfers and Assignments of PCS Licenses. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

  Conditions of PCS Licenses. All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's buildout requirements. Pursuant to the FCC's buildout requirements, all 30 MHz broadband MTA licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in license revocations or fines.

  PCS License Renewal. PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (i) provided "substantial service" during its license term; and (ii) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

  Interconnection. The FCC has the authority to order interconnection between CMRS providers and any other common carrier. The FCC's authority further preempts the authority of any state public service commission over the rates and entry of CMRS providers in the market place. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic.

  Using these new rules, the PCS Group has negotiated interconnection agreements with all of the major regional Bell operating companies, GTE and several smaller independent local exchange carriers. These agreements have lowered rates for interconnection and created revenues resulting from termination charges on the Sprint PCS network. The PCS Group is continuing to negotiate agreements with other independent local exchange carriers.

  Other FCC Requirements. In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC is also considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities.

  The FCC also adopted rules in June 1996 that require local exchange and most CMRS carriers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC required that most CMRS providers be able to deliver calls from their networks to ported numbers anywhere in the country by December 31, 1998. The FCC also recently stayed for nine months the following number portability requirements: (1) CMRS providers must be able to offer their own customers number portability in their switches in the 100 largest metropolitan areas including the ability to support nationwide roaming by March 31, 2000, instead of June 30, 1999 and (2) carriers must request number portability capability in the top 100 metropolitan areas by June 30, 1999 instead of September 30, 1998. Capital expenditures required for the PCS Group to comply with number portability rules are currently estimated to range from $100 million to $300 million. The CTIA has petitioned the FCC to forbear entirely from requiring any CMRS provider to provide number portability capability to its own customers until at least after the five-year build-out period (from the date of the applicable license) for PCS carriers has expired.

  The FCC recently adopted rules permitting broadband PCS and other CMRS providers greater flexibility to provide innovative services, such as wireless local loop and other fixed services that would directly compete with the wireline services of LECs. The FCC also has proposed a rebuttable presumption that any wireless service provided under a CMRS provider's license would be considered to come within the definition of CMRS and consequently regulated as CMRS. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. In December 1997, the FCC revised these rules to extend the compliance deadline for phase I until October 1, 1998 and for phase II until October 1, 2001 for digital CMRS carriers to ensure access for customers using devices for the hearing-impaired. Currently the PCS Group and other wireless carriers are in compliance with phase I and are analyzing various technical methods for complying with phase II.

  Communications Assistance for Law Enforcement Act ("CALEA"). The Communications Assistance for Law Enforcement Act, enacted in 1994 to preserve electronic surveillance capabilities authorized by Federal and state law, requires telecommunications carriers to meet certain "assistance capability requirements" by October 25, 1998. The FCC recently, however, granted a blanket extension of that deadline until June 30, 2000, because CALEA compliant equipment is not yet available. CALEA provides that a telecommunications carrier meeting industry CALEA standards shall have safe harbor for purposes of compliance with CALEA. Toward the end of 1997 telecommunications industry standard-setting organizations agreed to a joint standard to implement CALEA's capability requirements, known as J-STD-025. Although the PCS Group is able to offer traditional electronic surveillance capabilities to law enforcement, it, as well as the other participants in the wireless industry, could not meet the requirements of J-STD-025 by October 25, 1998, given software and hardware changes that are yet to be developed and implemented by switch manufacturers.

  In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. The FCC recently announced that it will be issuing a Further Notice of Proposed Rulemaking tentatively concluding that J-STD-025 is deficient and that the industry must provide certain other capabilities to comply with CALEA.

  Other Federal Regulations. Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, certain FCC environmental regulations may cause certain cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement the Act by requiring carriers to meet certain land use and radio frequency standards.

  Review of Universal Service Requirements. The FCC and the states are re-quired to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. Although the PCS Group is challenging in federal court the authority of the states to collect universal service contributions from CMRS providers, at present the PCS Group is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that the PCS Group's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to cal-culate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the PCS Group's total federal and state universal service assessments or ability to recover from the universal service fund.

  Partitioning; Disaggregation. The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

  Wireless Facilities Siting. States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

  Equal Access. Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

  Deregulation. The FCC is required to forbear from applying any statutory or regulatory provision if it is not necessary to keep telecommunications rates and terms reasonable or to protect customers. Correspondingly, a state may not apply a statutory or regulatory provision that the FCC decides not to apply. In addition, the FCC must review its telecommunications regulations every two years to determine if any can be eliminated or modified as no longer in the public interest as a result of increased competition.

EMPLOYEES

  At October 24, 1998, the PCS Group employed approximately 10,100 people. None of the PCS Group employees is represented by a labor union. Management believes that the PCS Group's employee relations are good. The PCS Group engages independent contractors to perform a variety of functions, including construction and maintenance of the PCS Group's network, research, advertising, and information technology.

FACILITIES

  The PCS Group leases space for base station towers and switch sites for its nationwide network. As of September 30, 1998, the PCS Group had under lease (or options to lease) approximately 10,900 cell sites. In addition, the PCS Group leases approximately 174 facilities of which 64 house 83 switch sites with the remaining 110 other facilities leased for the PCS Group headquarters in Kansas City, Missouri, customer care facilities in Herndon, Virginia, Ft. Worth, Texas, Rio Rancho, New Mexico and Irvine, California, as well as numerous sales and marketing offices.

PATENTS, TRADEMARKS AND SERVICE MARKS

  Sprint owns various trademarks utilized by the PCS Group. Sprint expects to apply for and develop trademarks, service marks and patents for the benefit of the PCS Group in the ordinary course of business. Sprint is a registered trademark of Sprint and Sprint PCS is a registered service mark of Sprint, both of which are utilized by the PCS Group on a royalty-free basis under trademark license agreements.

  Pursuant to certain of the PCS Group's third party supplier contracts, the PCS Group has certain rights to use third party supplier trademarks in connection with the buildout, marketing and operation of its network.

ENVIRONMENT

  The PCS Group's environmental compliance expenditures primarily result from the operation of standby power generators for its telecommunications equipment and compliance with various environmental rules during network buildout and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. The PCS Group's environmental compliance expenditures have not been material to its financial statements or to its operations and are not expected to have any future material adverse effects.

LEGAL PROCEEDINGS

  The PCS Group is involved in various legal proceedings incidental to the conduct of its business. The PCS Group has been involved in various legal proceedings in various states concerning the imposition of moratoria on the processing or approval of permits for wireless telecommunication towers, the denial of applications for permits and other issues arising in connection with tower siting. There can be no assurance that such litigation, and similar actions taken by others seeking to block the construction of individual cell sites of the PCS Group's network will not, in the aggregate, have a material adverse effect on the PCS Group. In addition, the PCS Group is involved in 11 purported class actions of which six involve claims arising from network quality issues, three involve claims concerning billing practices and two involve claims arising from the CDMA network overlay of the GSM network in the Washington, D.C./Baltimore MTA. The only case that has been certified as a class action is one of the claims involving the CDMA network overlay of the GSM network, and the PCS Group is vigorously opposing such certification and the certification of any of the other cases. While it is not possible to determine the ultimate disposition of each of these proceedings, the PCS Group believes, after consultation with legal counsel, that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the PCS Group's financial condition or results of operations or cash flows.

MANAGEMENT

  The following table sets forth the members of the senior management of Sprint Spectrum Holdings who are expected to have similar functions in the PCS Group. For a list of the executive officers of Sprint, see "Executive Officers and Directors of Sprint" in this Proxy Statement. The ages set forth below are as of September 30, 1998.

                     NAME                 AGE              POSITION
     ------------------------------------ --- ----------------------------------
     Ronald T. LeMay.....................  52 Chairman
     Andrew Sukawaty.....................  43 Chief Executive Officer
     Arthur A. Kurtze....................  53 Chief Operating Officer
     Bernard A. Bianchino................  50 Chief Business Development Officer
     William J. Gunter...................  56 Chief Financial Officer
     F. Edward Mattix....................  45 Chief Public Relations Officer
     Charles E. Levine...................  45 Chief Sales and Marketing Officer
     Joseph M. Gensheimer................  46 General Counsel and Secretary

  RONALD T. LEMAY was first elected President and Chief Operating Officer of Sprint in February 1996 and became Chairman of Sprint Spectrum Holdings in May 1998. Mr. LeMay is also a director of Ceridian Corporation, Imation Corporation, and Yellow Corporation. From July 1997 to October 1997, he served as Chairman and Chief Executive Officer of Waste Management, Inc., a provider of comprehensive waste management services. He was re-elected President and Chief Operating Officer of Sprint effective October 1997. From 1995 to 1996 Mr. LeMay served as Vice Chairman of Sprint. He also served as Chief Executive Officer of Sprint Spectrum Holdings from 1995 to 1996. From 1989 to 1995, he served as President and Chief Operating Officer--Long Distance Division. Mr. LeMay served on the Sprint Board from 1993 until he went to work for Waste Management, Inc. He was re-elected to the Sprint Board in December 1997.

  ANDREW SUKAWATY was appointed Chief Executive Officer of Sprint Spectrum Holdings effective September 2, 1996. Prior to joining Sprint Spectrum Holdings, Mr. Sukawaty was Chief Executive Officer of NTL, the British diversified broadcast transmission and communications company, since 1994. From 1989 to 1993, he was Chief Operating Officer of Mercury One-2-One, the British company which started the world's first PCS service in the U.K. in 1993. Prior to joining Mercury One-2-One, Mr. Sukawaty held numerous positions for US WEST, Inc., including: Chief Operating Officer of US WEST Paging, President of Coastel, a cellular communications company, and Vice President and branch manager for US WEST Cellular. He also held marketing positions with AT&T and Northwestern Bell Telephone Company. He is a director of PowerWave Technologies Inc., a wireless systems infrastructure component manufacturer, and serves on the boards and executive committees of the Cellular Telecommunications Industry Association and the Personal Communications Industry Association.

  ARTHUR A. KURTZE was appointed Chief Operating Officer of Sprint Spectrum Holdings in June 1995. Prior to joining Sprint Spectrum Holdings, Mr. Kurtze was Senior Vice President--Operations for Sprint's Local Telecommunications Division. Prior to joining Sprint in March 1993, Mr. Kurtze was Executive Vice President in charge of strategic planning and corporate development for Centel Corp. Mr. Kurtze joined Centel in 1972 and served in various positions there, including Vice President of Centel Communications Co., Vice President-- Staff of Centel Business Systems, Vice President--Market Planning for Centel Corp., Group Vice President of Centel Cable Television Co. and Senior Vice President--Planning and Technology.

  BERNARD A. BIANCHINO was appointed Chief Business Development Officer of Sprint Spectrum Holdings in September 1995. Most recently, Mr. Bianchino was Executive Vice President, General Counsel and External Affairs for Qwest Communications Corporation. He served as Vice President--Law for Sprint from 1992 to 1994 and as General Attorney, Vice President and Associate General Counsel for US Sprint Communications

Company from 1986 to 1992. From 1978 to 1986, Mr. Bianchino was counsel to a number of affiliates of Exxon Corporation in its Enterprises Group, including Reliance Comm/Tec (now RELTEC) and Exxon Office Systems. Prior to joining Exxon, he was an attorney with the United States Department of Energy. Mr. Bianchino is a director of Geoworks Corporation.

  WILLIAM J. GUNTER was named Chief Financial Officer of Sprint Spectrum Holdings in October 1998. Most recently Mr. Gunter was Senior Vice President of Finance for Sprint's Long Distance Division, a position he held since 1993. Prior to that, Mr. Gunter had served in various staff and management positions for Sprint since 1969.

  F. EDWARD MATTIX was named Chief Public Relations Officer of Sprint Spectrum Holdings in April 1996. Prior to joining Sprint Spectrum Holdings, he was Vice President--Public Relations for US WEST Communications, Inc. Mr. Mattix served in various management level positions relating to public relations or governmental affairs since joining US WEST, Inc. in 1976.

  CHARLES E. LEVINE was appointed Chief Sales and Marketing Officer of Sprint Spectrum Holdings in January 1997. Mr. Levine joined Sprint Spectrum Holdings in January 1997 as Chief Marketing Officer. Prior to joining Sprint Spectrum Holdings, Mr. Levine was President of Octel Link, a voice mail equipment and services provider, and Senior Vice President of Octel Services from 1994 to 1996. From 1993 to 1994, he was President and Chief Executive Officer of CAD Forms Technology a developer of hardware and software products for mobile computing. Prior to joining CAD Forms Technology, Mr. Levine held numerous positions with AT&T Corporation from 1986 to 1993, including Vice President, General Business Systems, Products and New Services; Vice President, Consumer Products, Product Management; and Director, Consumer Products, Product Management. Mr. Levine has also served in management positions for General Electric Corporation and Proctor & Gamble Company. Mr. Levine is a director of Viisage Technology.

  JOSEPH M. GENSHEIMER was named General Counsel and Secretary of Sprint Spectrum Holdings in October 1995. Mr. Gensheimer is responsible for all legal and regulatory functions. Prior to joining Sprint Spectrum Holdings, he was Senior Counsel for IBM's mainframe and supercomputer divisions. Mr. Gensheimer served in various legal management positions after joining IBM in 1988. Prior to joining IBM, he was General Counsel and Secretary of RealCom Communications Corporation, a telecommunications services provider. From 1982 to 1984, Mr. Gensheimer was Senior Attorney and Assistant Secretary for GTE Corporation. Prior to joining GTE, he was an associate at Morgan, Lewis & Bockius and an attorney for the United States Department of Justice.

                             HISTORICAL PCS GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth historical Selected Financial Data of SprintCom and Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The investments in Sprint Spectrum Holdings (which includes Sprint Spectrum, Cox PCS and APC) and PhillieCo during the periods shown have been accounted for on the equity basis. The results of SprintCom, a wholly-owned subsidiary of Sprint, are accounted for on a consolidated basis. Subsequent to the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be accounted for on a consolidated basis in the PCS Group Combined Financial Statements. The Selected Financial Data set forth below should be read in conjunction with the PCS Group Management's Discussion and Analysis of Financial Condition and Results of Operations and the PCS Group Combined Financial Statements and Notes thereto (the "PCS Group Historical Financial Statements"). The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been derived from the PCS Group Historical Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994 and for the nine months ended September 30, 1998 and 1997, have been derived from the unaudited PCS Group Historical Financial Statements. The unaudited PCS Group Historical Financial Statements have been prepared on the same basis as the audited PCS Group Historical Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                           AT OR FOR THE
                            NINE MONTHS
                          ENDED SEPTEMBER             AT OR FOR THE
                                30,              YEAR ENDED DECEMBER 31,
                          -----------------  -----------------------------------
                            1998     1997      1997      1996     1995   1994(1)
                          --------  -------  --------  --------  ------  -------
                                            (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Operating loss..........  $  (80.0) $  (7.4) $  (18.5) $   (0.5) $  --    $ --
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (686.5)  (410.6)   (659.6)   (191.8)  (31.4)    --
Net loss................    (471.8)  (257.3)   (419.1)   (119.7)  (19.9)    --
CASH FLOW DATA
Net cash provided (used)
 by operating
 activities.............  $ (193.0) $  25.8  $   37.5  $   (0.5) $  --    $ --
Capital expenditures....     672.1     68.2     153.7       --      --      --
Purchase of PCS
 licenses...............       --     460.1     460.1      84.0     --      --
Investment in and loans
 to Sprint Spectrum
 Holdings and PhillieCo,
 net....................     193.5    255.5     405.9     297.5   910.9    51.1
BALANCE SHEET DATA
Total assets............  $2,494.2           $1,693.1  $1,259.8  $973.7   $51.1
Property, plant and
 equipment, net.........   1,327.2              177.3       --      --      --
Investment in Sprint
 Spectrum Holdings and
 PhillieCo..............     475.4              968.4   1,175.8   973.7    51.1
Construction and capital
 lease obligations
 (including short-term
 borrowings)............     859.7                --        --      --      --
Group equity............     831.0            1,385.9   1,187.6   965.7    51.1

--------
(1) The PCS Group had no operations prior to 1994.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

                                   PCS GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with the Cable Parents to restructure Sprint's wireless PCS operations. Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the PCS operations of Sprint's wholly owned subsidiary, SprintCom. These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in Cox PCS, the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The excess of the purchase price to be paid to the Cable Parents in connection with the PCS Restructuring over the fair value of the PCS assets to be acquired will be allocated to goodwill and amortized over 40 years. The portion of the purchase price allocated to the PCS Group's customer base asset will be amortized over three years. For a preliminary allocation of the purchase price to the assets acquired and liabilities assumed, see the unaudited pro forma condensed combined financial statements of the PCS Group and notes thereto included elsewhere in this Current Report on Form 8-K. A final allocation is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date of the PCS Restructuring. To the extent the customer base exceeds the size currently reflected in the pro forma financial statements, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. Sprint is undertaking an analysis to determine whether in-process research and development projects acquired in the PCS Restructuring should be capitalized or expensed. This analysis is expected to be finalized prior to the completion of the final purchase price allocation. To the extent that it is determined through this analysis that some of the in-process research and development projects should be expensed, a portion of the purchase price will be allocated to these in-process research and development projects and a nonrecurring, noncash charge will be recognized in the period in which the charge occurs. Sprint is unable to determine the potential amount of such a charge at this time. However, such a charge could be material to the PCS Group's results of operations for the period in which the charge occurs. At the present time, Sprint anticipates completing its final purchase price allocation prior to year-end 1998.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

  The PCS Group Historical Financial Statements include the combined historical balance sheets, results of operations and cash flows of SprintCom and Sprint's investment in Sprint Spectrum Holdings and PhillieCo. All significant intragroup financial transactions have been eliminated; however, transactions between the FON Group and the PCS Group have not been eliminated.

FORWARD-LOOKING INFORMATION

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which the PCS Group operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless service and to provide new services;
(iii) the ability of the PCS Group to establish a significant market presence;
(iv) the impact of any unusual items resulting from ongoing evaluations of the PCS Group's business strategies; (v) the potential impacts of changes in regulations on the PCS Group; (vi) unexpected results of litigation filed against Sprint; (vii) the impact of the Year 2000 issue and any related noncompliance; (viii) the possibility of one or more of the markets in which Sprint competes being affected by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint or the PCS Group have no control; and (ix) those factors listed under "Risk Factors--The PCS Group" and "Risk Factors-- The Tracking Stocks" in the Proxy Statement.

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

THE PCS GROUP

  The PCS Group includes Sprint's domestic wireless mobile telephony services and any other domestic PCS services, which includes (i) Sprint's investment in Sprint Spectrum Holdings and Sprint's investment in PhillieCo, both of which are reflected on the equity basis in the PCS Group Historical Financial Statements and (ii) SprintCom, which is reflected on a consolidated basis in the PCS Group Historical Financial Statements. Upon completion of the PCS Restructuring, the operating results of Sprint Spectrum Holdings and PhillieCo will be reflected in the PCS Group Combined Financial Statements along with SprintCom.

  The PCS Group, which markets its wireless telephony products and services under the Sprint and Sprint PCS brand names, operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide utilizing a single frequency band and a single technology. The PCS Group owns licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands. As of October 30, 1998, the PCS Group operated PCS systems in 176 metropolitan markets within the United States, including 39 of the 50 largest metropolitan areas in the United States. The PCS Group already provides nationwide service through a combination of (i) operating its own digital network in major metropolitan areas in the United States, (ii) affiliating with other companies, primarily in and around smaller metropolitan areas in the United States, (iii) roaming on analog cellular networks of other providers using Dual-Band/Dual-Mode Handsets and (iv) roaming on digital PCS networks of other CDMA-based providers.

  Sprint Spectrum Holdings commenced commercial PCS operations late in the fourth quarter of 1996, and emerged from the development stage during the third quarter of 1997. PhillieCo commenced commercial operations in April 1997 and SprintCom commenced initial operations in the third quarter of 1998.

REGULATORY DEVELOPMENTS

  See "PCS Group Information--Business--Regulation" for a discussion of regulatory developments that could have a future impact on the PCS Group.

SEASONALITY

  The wireless industry, including the PCS Group, has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and sales promotions. There can be no assurance that strong fourth quarter results for subscriber additions and handset sales will continue for the wireless industry or the PCS Group. The PCS Group's fourth quarter subscriber additions and handset sales could be adversely impacted by a variety of reasons, including the PCS Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the PCS Group's products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the PCS Group fail to significantly improve upon subscriber additions and handset sales from the year's previous quarters, the PCS Group's results for the year could be materially adversely affected.

RESULTS OF OPERATIONS

  As stated above, the PCS Group Historical Financial Statements include the operations of SprintCom while the investments in Sprint Spectrum Holdings and PhillieCo are accounted for on the equity basis. The information included herein should be read in conjunction with the PCS Group Combined Financial Statements and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements appearing elsewhere in this Annex II.

                                     NINE MONTHS
                                        ENDED               YEAR ENDED
                                    SEPTEMBER 30,          DECEMBER 31,
                                   -----------------  -------------------------
                                    1998      1997     1997     1996     1995
                                   -------  --------  -------  -------  -------
                                                (IN MILLIONS)
Total operating expenses.......... $  80.0  $    7.4  $  18.5  $   0.5  $   --
                                   -------  --------  -------  -------  -------
Operating loss.................... $ (80.0) $   (7.4) $ (18.5) $  (0.5) $   --
                                   =======  ========  =======  =======  =======
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo........... $(686.5) $ (410.6) $(659.6) $(191.8) $(31.4)
                                   =======  ========  =======  =======  =======

Nine Months Ended September 30, 1998 and 1997

 Operating Expenses

  Operating expenses were $80 million for the first nine months of 1998 and $7 million for the same 1997 period. These expenses consist of selling, general and administrative expenses associated with the network buildout for the PCS licenses in the SprintCom markets, which are directly owned by Sprint. The increase in these expenses from 1997 to 1998 is a result of significant additional network buildout activities during the 1998 period.

 Equity in Loss of Sprint Spectrum Holdings and PhillieCo

  Sprint's share of combined losses from Sprint Spectrum Holdings and PhillieCo was $687 million for the first nine months of 1998 compared with $411 million for the same period in 1997. The increase in 1998 losses reflects marketing and promotional costs, including losses on handset sales, to support a growing customer base and the launching of service in additional markets.

 Pro Forma PCS Group

  In order to provide a more meaningful discussion and analysis of the underlying operating results of the PCS Group businesses, the preceding discussion of the PCS Group Historical Financial Statements is supplemented with a discussion of the pro forma results of operations and financial condition of the PCS Group as such information is deemed necessary to facilitate an understanding of the operating results and financial condition of Sprint's equity investments.

  Net operating revenues for the PCS Group on a pro forma basis were $788 million for the first nine months of 1998. Revenues include subscriber revenues (including monthly recurring charges and usage charges), roaming revenues and sales of handsets and accessory equipment. Revenues have increased as a direct result of the growth in the number of subscribers. As part of the PCS Group's marketing plans, handsets are normally sold at prices substantially below the PCS Group's cost.

  Cost of revenues for the PCS Group on a pro forma basis totaled $783 million for the first nine months of 1998. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including maintenance, site rental and utilities.

  The PCS Group's average monthly service revenue per subscriber (ARPU) for the nine-month period ended September 30, 1998 was approximately $57 compared to $60 for the six months ended June 30, 1988. ARPU for the three months ended September 30, 1998 was $55. This average is expected to continue to decline (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market and the addition of lower usage subscribers to the PCS Group's subscriber base. The PCS Group has adopted marketing plans that both target and encourage higher usage and higher ARPU. The PCS Group's customer churn rates and customer marketing costs have been higher than cellular industry averages, but are within the range management expected at this stage of development. As the PCS markets mature and the PCS Group gains additional scale, management expects both of these measures to trend downward toward cellular industry levels. Customer churn can be attributed to several factors, including but not limited to, network coverage and reliability issues (e.g. blocked calls, dropped calls, handset problems), non-use of phones, change of employment, affordability, customer care concerns and other competitive factors.

  The PCS Group is currently operating in 39 of the largest 50 metropolitan areas in the United States. Subscribers totaled more than 1.75 million at September 30, 1998. The PCS Group plans to continue to aggressively obtain new customers, which will likely continue to result in higher losses.

Years Ended December 31, 1997, 1996 and 1995

 Operating Expenses

  Operating expenses were $19 million for 1997 and $1 million for 1996. These expenses consist of selling, general and administrative expenses related to the network buildout for the PCS licenses in the SprintCom markets, which are directly owned by Sprint. The increase in these expenses from 1996 to 1997 is a result of the commencement of the network buildout in the second half of 1997.

 Equity in Loss of Sprint Spectrum Holdings and PhillieCo

  Sprint's share of combined losses from Sprint Spectrum Holdings and PhillieCo was $660 million for 1997 compared with $192 million for 1996 and $31 million for 1995. The increased losses reflect marketing and promotional costs, including losses on handset sales, to support a growing customer base and the launching of service in additional markets. The PCS Group plans to continue to aggressively obtain new customers, which will likely continue to result in higher losses in 1998 compared to 1997.

 Pro Forma PCS Group

  In order to provide a more meaningful discussion and analysis of the underlying operating results of the PCS Group businesses, the preceding discussion of the PCS Group Historical Financial Statements is supplemented with a discussion of the pro forma results of operations and financial condition of the PCS Group as such information is deemed necessary to facilitate an understanding of the operating results and financial condition of Sprint's equity investments.

  Net operating revenues for the PCS Group on a pro forma basis totaled $258 million in 1997. The majority of the PCS Group's revenues in 1997 was generated in the third and fourth quarters and include both service revenues and the sales of handsets and accessory equipment. Revenues include subscriber revenues (including monthly recurring charges and usage charges), roaming revenues and sales of handsets and accessory equipment. As part of the PCS Group's marketing plans, handsets are normally sold at prices substantially below the PCS Group's cost.

  Cost of revenues for the PCS Group on a pro forma basis totaled $574 million in 1997. Cost of revenues consists principally of handset and accessory costs, interconnection costs, and switch and cell site expenses, including maintenance, site rental and utilities. Increases in the volume of handsets sold and increases in interconnection costs related to increased customer usage were the drivers of these costs in 1997.

NONOPERATING ITEMS

 Income Taxes

  The PCS Group's effective tax rate was 38.4% for the first nine months of 1998 and 1997. The PCS Group's effective tax rates for the years ended December 31 were 38.2% in 1997, 37.8% in 1996 and 36.6% in 1995. See Note 4 of
Notes to PCS Group Historical Financial Statements for information about the differences that cause the effective income tax rate to vary from the statutory federal rate.

LIQUIDITY AND CAPITAL RESOURCES

  The PCS Group's primary uses of cash historically have been to fund initial operating losses, capital expenditures, the acquisition of PCS licenses and microwave relocation costs. Net losses for the PCS Group were $472 million and $257 million for the nine months ended September 30, 1998 and 1997, respectively, and were $419 million, $120 million and $20 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures for the PCS Group totaled $672 million and $68 million for the nine months ended September 30, 1998 and 1997, respectively, and were $154 million for the year ended December 31, 1997. Capital expenditures for Sprint Spectrum Holdings and PhillieCo totaled $1.1 billion and $1.6 billion for the nine months ended September 30, 1998 and 1997, respectively, and totaled $2.1 billion, $1.4 billion and $32 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capital expenditures were incurred primarily to fund the buildout of the PCS Group's network. The entities comprising the PCS Group have also spent a total of approximately $3.1 billion to acquire the PCS licenses.

  Historically, the primary sources of funds for the entities comprising the PCS Group have been long-term public debt, bank facilities, vendor financing arrangements, partner loans and capital contributions. Long-term debt outstanding, including construction obligations and capital lease obligations, for the PCS Group totaled $860 million at September 30, 1998. Long-term debt outstanding, including vendor financing and construction obligations, for Sprint Spectrum Holdings and PhillieCo totaled $6.7 billion at September 30, 1998. The entities comprising the PCS Group have used vendor financing arrangements to fund the purchase of the equipment and software manufactured by the vendors as well as a substantial part of the construction labor and ancillary equipment (e.g., towers, antennae) required to construct the network. These facilities serve as a primary financing source for the buildout of the network. For a discussion of certain other debt arrangements see "Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo-- Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" in this Annex II.

  The continued expansion of Sprint Spectrum Holdings' network and buildout of the SprintCom network as well as the marketing and distribution of Sprint PCS products and services will continue to require substantial capital. The PCS Group currently estimates that capital expenditures during the period July 1998 through December 1999 will total approximately $3.2 billion to $4.0 billion. Capital expenditures for the network buildout include switches, base stations, towers, antennae, radio frequency engineering, cell site construction and microwave relocation. Actual amounts of the funds required may vary materially from these estimates and additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks. Additional funds will be required to fund anticipated operating losses, working capital requirements and debt service requirements. In addition, funds may be required to remain current with technological changes and developments.

  In addition to the above capital requirements, under the Sprint Spectrum Holdings' partnership agreement with Cox, Cox has the right to require that Sprint Spectrum Holdings acquire all or part of Cox's remaining interest in Cox PCS based on the fair market value at the time of such acquisition. Subsequent to December 31, 1997, Cox elected to exercise this right and put an additional 10.2% ownership interest in Cox PCS to Sprint Spectrum Holdings, which Sprint Spectrum Holdings acquired as of June 8, 1998 for approximately $80 million. Sprint Spectrum Holdings also became managing partner of Cox PCS on June 8, 1998. This put gave Sprint Spectrum Holdings a controlling interest of 59.2% in Cox PCS. Cox may put certain remaining interests in Cox PCS to Sprint Spectrum Holdings through December 2008. Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings. See "The Tracking Stock Proposal--Amendments to the Cox PCS Agreements" in the Proxy Statement.

  Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in light of the substantial operating losses that the PCS Group is expected to incur in the near future. Such payments are intended to reflect the PCS Group's incremental cumulative effect on Sprint's federal and state tax liability and tax credit position.

  Sprint and the Cable Parents have loaned $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through September 30, 1998. The PhillieCo Partners have loaned $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures through September 30, 1998. Sprint has also loaned $110.6 million to fund SprintCom's capital requirements as part of the Restructuring Agreement through September 30, 1998. Sprint has been financing SprintCom with Sprint's cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of the PCS Restructuring. The above mentioned loans, totaling $510.6 million excluding loans to PhillieCo, will be converted into 10-year preferred stock of Sprint convertible into PCS Stock or, in the case of Sprint, Preferred Inter-Group Interest. Such preferred stock may be redeemed with the proceeds from an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement.

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its working capital needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures and operating and working capital requirements and to refinance existing debt obligations of the PCS Group.

  Financing activities for the Groups will be managed by Sprint on a centralized basis. Pursuant to the Tracking Stock Policies, loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rates and the rates charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

  In August 1998, Sprint entered into $5.0 billion of new revolving credit facilities with syndicates of domestic and international banks. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. As of September 30, 1998, Sprint could borrow $3.6 billion under these new facilities. Sprint also has a separate five-year revolving credit facility with a bank. The unused capacity under the committed portion of that facility was $100 million.

  In October 1998, Sprint filed a shelf registration statement with the Securities and Exchange Commission (SEC) for $8.0 billion of debt securities. This shelf registration replaced $1.0 billion of Sprint's existing shelf registration statements. Sprint currently expects to offer up to $3 billion under the new shelf registration at approximately the same time as the PCS Restructuring. There can be no assurance that such offering will be consummated. Proceeds from the sale of securities under this shelf registration statement will be used to repay existing indebtedness.

  In late September, Sprint filed a registration statement with the SEC for an IPO of shares of Series 1 PCS Stock. In late October, Sprint announced that it elected to proceed with a tax-free recapitalization of Sprint's common stock concurrent with the PCS Restructuring and delay the planned IPO. Sprint decided to delay the IPO due to current general market conditions. Sprint will continue to evaluate market conditions and may proceed with a public offering of the Series 1 PCS Stock at a later date.

  FT and DT have agreed to purchase PCS Stock as part of the PCS Restructuring to maintain their combined 20% voting power. Proceeds from the exercise of these Equity Purchase Rights are expected to total between $75 and $100 million. These proceeds will be used to fund working capital needs and the continued buildout of the PCS Group's network.

FINANCIAL STRATEGIES

  For information on general hedging policies, interest rate risk management, foreign exchange risk management and quantitative and qualitative disclosures about market risk, see "Sprint--Management's Discussion and Analysis of Financial Condition and Results of Operations--Financial Strategies" located in Annex I.

YEAR 2000 ISSUE

  The "Year 2000" issue affects the PCS Group's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the PCS Group's customers, vendors or resellers.

  The PCS Group is undertaking an inventory of its computer systems, network elements, software applications, products and other business systems. These inventories are targeted to be completed by year-end 1998. Once an item is identified through the inventory process, its Year 2000 impact is assessed and a plan is developed to address any required renovation. The PCS Group is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The PCS Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties and the PCS Group may not receive warranties and assurances from such third parties. The PCS Group relies on third-party vendors for a significant number of its important operating and computer system functions and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, the PCS Group uses publicly available services that are acquired without contract (for example, global positioning system timing signal) that may be subject to the Year 2000 issue. While the PCS Group believes these systems will be Year 2000 compliant, the PCS Group has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

  If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the PCS Group's operations. However, the PCS Group is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. The PCS Group intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 8 of Notes to PCS Group Combined Financial Statements for a discussion of recently issued accounting pronouncements.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the PCS Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits. The combined financial statements of Sprint Spectrum Holding Company, L.P., MinorCo., L.P., PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P., (the "Partnerships") have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the combined financial statements of the PCS Group relates to data included for the Partnerships, it is based solely on their report. The PCS Group has a 40% interest in Sprint Spectrum Holding Company, L.P. and MinorCo., L.P. and a 47.1% interest in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. In the combined financial statements, the PCS Group's combined equity in the Partnerships is stated at $781 million and $1,032 million at December 31, 1997 and 1996, respectively, and the PCS Group's combined equity in the net loss of Sprint Spectrum Holding Company, L.P. and PhillieCo, L.P. is stated at $656 million, $192 million and $31 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PCS Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As more fully discussed in Note 2, the combined financial statements of the PCS Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
May 26, 1998

                                   PCS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN MILLIONS)

                                       NINE MONTHS
                                     ENDED SEPTEMBER    YEAR ENDED DECEMBER
                                           30,                  31,
                                     ----------------  ------------------------
                                      1998     1997     1997     1996     1995
                                     -------  -------  -------  -------  ------
                                       (UNAUDITED)
OPERATING EXPENSES
Selling, general and administrative
 expenses..........................  $  78.2  $   7.4  $  18.5  $   0.5  $  --
Depreciation and amortization......      1.8      --       --       --      --
                                     -------  -------  -------  -------  ------
Total operating expenses...........     80.0      7.4     18.5      0.5     --
                                     -------  -------  -------  -------  ------
OPERATING LOSS                         (80.0)    (7.4)   (18.5)    (0.5)    --
Equity in loss of Sprint Spectrum
 Holdings and PhillieCo............   (686.5)  (410.6)  (659.6)  (191.8)  (31.4)
                                     -------  -------  -------  -------  ------
Loss before income taxes...........   (766.5)  (418.0)  (678.1)  (192.3)  (31.4)
Income tax benefit.................    294.7    160.7    259.0     72.6    11.5
                                     -------  -------  -------  -------  ------
NET LOSS ..........................  $(471.8) $(257.3) $(419.1) $(119.7) $(19.9)
                                     =======  =======  =======  =======  ======



            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                                SEPTEMBER 30,   DECEMBER 31,
                                                ------------- -----------------
                                                    1998        1997     1996
                                                ------------- -------- --------
                                                 (UNAUDITED)
ASSETS
Prepaid expenses and other current assets......   $   32.8    $    2.9 $    --
Property, plant and equipment, net.............    1,327.2       177.3      --
Investments in Sprint Spectrum Holdings and
 PhillieCo.....................................      475.4       968.4  1,175.8
Investment in PCS licenses.....................      544.5       544.5     84.0
Other noncurrent assets .......................      114.3         --       --
                                                  --------    -------- --------
    Total......................................   $2,494.2    $1,693.1 $1,259.8
                                                  ========    ======== ========
LIABILITIES AND GROUP EQUITY
Current liabilities
  Current maturities of long-term debt ........   $   42.5    $    --  $    --
  Accounts payable.............................       20.2        17.8      --
  Advance from the FON Group...................      410.0         --       --
  Payable to Sprint Spectrum Holdings..........       47.1        19.0      --
  Accrued expenses and other current
   liabilities.................................        7.3        20.8      --
                                                  --------    -------- --------
    Total current liabilities..................      527.1        57.6      --
Construction obligations.......................      429.0         --       --
Capital lease obligations......................      388.2         --       --
Deferred income taxes and other liabilities....      318.9       249.6     72.2
Group equity...................................      831.0     1,385.9  1,187.6
                                                  --------    -------- --------
    Total......................................   $2,494.2    $1,693.1 $1,259.8
                                                  ========    ======== ========


            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                  NINE MONTHS
                                     ENDED                 YEAR ENDED
                                 SEPTEMBER 30,            DECEMBER 31,
                               ------------------  ----------------------------
                                 1998      1997      1997       1996     1995
                               --------  --------  ---------  --------  -------
                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................  $ (471.8) $ (257.3) $  (419.1) $ (119.7) $ (19.9)
Adjustments to reconcile net
 loss to net cash provided
 (used) by operating
 activities:
  Equity in net losses of
   affiliates................     686.5     410.6      659.6     191.8     31.4
  Depreciation and
   amortization..............       1.8       --         --        --       --
  Deferred income taxes......      56.9     191.2      175.7      64.2      8.0
  Current tax benefit
   utilized by the FON Group.    (351.6)   (351.9)    (434.7)   (136.8)   (19.5)
  Changes in assets and
   liabilities:
    Prepaid expenses and
     other current assets....     (29.9)     (2.2)      (2.9)      --       --
    Accounts payable and
     other current
     liabilities.............      17.0      35.4       57.6       --       --
    Noncurrent assets and
     liabilities, net........    (101.9)      --         1.3       --       --
                               --------  --------  ---------  --------  -------
Net cash provided (used) by
 operating activities........    (193.0)     25.8       37.5      (0.5)     --
                               --------  --------  ---------  --------  -------
INVESTING ACTIVITIES
Capital expenditures.........    (672.1)    (68.2)    (153.7)      --       --
Purchase of PCS licenses.....       --     (460.1)    (460.1)    (84.0)     --
Investments in and loans to
 Sprint Spectrum Holdings and
 PhillieCo...................    (193.5)   (255.5)    (405.9)   (297.5)  (910.9)
                               --------  --------  ---------  --------  -------
Net cash used by investing
 activities..................    (865.6)   (783.8)  (1,019.7)   (381.5)  (910.9)
                               --------  --------  ---------  --------  -------
FINANCING ACTIVITIES
Advance from the FON Group...     410.0       --         --        --       --
Contributions from (to) the
 FON Group...................    (124.6)    406.1      547.5     245.2    891.4
Current tax benefit utilized
 by the FON Group............     351.6     351.9      434.7     136.8     19.5
Change in construction
 obligations.................     429.0       --         --        --       --
Other........................      (7.4)      --         --        --       --
                               --------  --------  ---------  --------  -------
Net cash provided by
 financing activities........   1,058.6     758.0      982.2     382.0    910.9
                               --------  --------  ---------  --------  -------
INCREASE (DECREASE) IN CASH
 AND EQUIVALENTS.............       --        --         --        --       --
CASH AND EQUIVALENTS AT
 BEGINNING OF PERIOD.........       --        --         --        --       --
                               --------  --------  ---------  --------  -------
CASH AND EQUIVALENTS AT END
 OF PERIOD...................  $    --   $    --   $     --   $    --   $   --
                               ========  ========  =========  ========  =======
NONCASH INVESTING AND
 FINANCING ACTIVITIES
Assets acquired under a
 capital lease obligation....  $  438.1  $    --   $     --   $    --   $   --
                               ========  ========  =========  ========  =======

            See accompanying Notes to Combined Financial Statements.

                                   PCS GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. RECAPITALIZATION PLAN

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination and Presentation

  The Combined Financial Statements of the PCS Group together with the Combined Financial Statements of the FON Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. The entities which comprise the PCS Group are commonly controlled companies. Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group Combined Financial Statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and (ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the PCS Group and the FON Group have not been eliminated.

  The Combined Financial Statements of the PCS Group provide holders of PCS stock with financial information regarding the underlying businesses of the PCS Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the PCS Group and the FON Group for the purpose of preparing the respective financial statements of such Groups, investors in PCS Stock and FON Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the PCS Group or the FON Group, and dividends or distributions on, or repurchases of, PCS Stock or FON Stock, will reduce the funds of Sprint legally available for payment of dividends on both the PCS Stock and the FON Stock. Accordingly, the PCS Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the FON Group Combined Financial Statements.

                                   PCS GROUP

  The PCS Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the PCS Group.

 Classification of Operations

  The PCS Group includes Sprint's domestic wireless mobile telephony activities and any other domestic PCS services, which includes (i) the investment in Sprint Spectrum Holdings and the investment in PhillieCo, both of which are reflected on the equity basis and (ii) SprintCom. Upon completion of the PCS Restructuring, the results of Sprint Spectrum Holdings and PhillieCo will be reflected on a consolidated basis in the PCS Group Combined Financial Statements.

  Sprint Spectrum Holdings, PhillieCo and SprintCom are building the nation's first single-technology, all digital, state-of-the-art wireless network to provide PCS across the United States operating on one frequency. PCS uses digital technology, which has sound quality superior to analog cellular technology and is less susceptible to interference and eavesdropping. PCS also offers features such as voicemail and Caller ID.

 Earnings Per Share

  Historical earnings per share are omitted from the Combined Statements of Operations because the PCS Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements in Annex I for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring, the method of calculating earnings per share for the PCS Group will reflect the terms of the proposed amendments to Sprint's articles of incorporation. Earnings per share will be computed by dividing the net income or loss of the PCS Group by the weighted average number of shares of PCS Stock and dilutive securities, such as warrants and options, outstanding during the applicable period.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost and consists primarily of construction work in progress. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred. Once operations of SprintCom commence, property, plant and equipment will be depreciated on a straight-line basis over their estimated economic useful lives. The PCS Group launched service in certain of the SprintCom markets during the third quarter of 1998.

 Investment in PCS Licenses

  The PCS Group has acquired licenses from the Federal Communications Commission ("FCC") to operate as a PCS service provider. These licenses are recorded at cost and will be amortized over a 40-year period commencing with the initiation of service in a specific geographic area. The FCC grants licenses for terms of up to ten years, and generally grants renewals for additional 10-year terms if the licensee has complied with its license obligations. The PCS Group believes it will be able to secure renewal of the PCS licenses that are held by the entities comprising the PCS Group. The PCS Group launched service in certain of the SprintCom markets during the third quarter of 1998.

                                   PCS GROUP

 Income Taxes

  The PCS Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  The operations of the PCS Group are included in the consolidated federal income tax return of Sprint. The PCS Group's federal income tax represents the difference between the Sprint consolidated federal income tax and the FON Group's federal income tax. The related current tax benefits generated from the inclusion of the PCS Group operating losses in the Sprint consolidated federal income tax return have been reflected as contributions from the FON Group to the PCS Group in the PCS Group combined statements of cash flow. The PCS Group's state tax is computed using a methodology consistent with that used to compute federal income tax.

 Capitalized Interest

  Sprint capitalized interest costs related to its investments in Sprint Spectrum Holdings and PhillieCo until July 1997, at which time Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. Amounts capitalized totaled $46 million, $96 million, and $43 million at December 31, 1997, 1996, and 1995, respectively. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalizes interest costs associated with the network buildout of SprintCom. Interest capitalized for the year ended December 31, 1997 was $24 million. Such interest was also contributed to and will be amortized by the PCS Group.

3. INVESTMENTS IN SPRINT SPECTRUM HOLDINGS AND PHILLIECO

  Sprint has a 40% interest in Sprint Spectrum Holdings and a 47.1% interest in PhillieCo, respectively. These investments are accounted for using the equity method. Combined, summarized financial information (100% basis) of these entities is as follows (in millions):

                                NINE MONTHS             AT OR FOR THE
                            ENDED SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                            --------------------  ----------------------------
                              1998       1997       1997       1996     1995
                            ---------  ---------  ---------  --------  -------
                                (UNAUDITED)
   Results of operations
     Net operating
      revenues............. $   788.0  $   110.5  $   258.0  $    4.2  $   --
                            =========  =========  =========  ========  =======
     Operating loss........ $(1,455.8) $  (869.0) $(1,379.7) $ (357.6) $ (66.9)
                            =========  =========  =========  ========  =======
     Net loss.............. $(1,692.0) $(1,021.5) $(1,632.7) $ (444.6) $(112.7)
                            =========  =========  =========  ========  =======
   Financial position
     Current assets........                       $   417.9  $  401.8
     Noncurrent assets.....                         6,640.0   4,041.8
                                                  ---------  --------
     Total.................                       $ 7,057.9  $4,443.6
                                                  =========  ========
     Current liabilities...                       $   834.5  $  471.2
     Noncurrent
      liabilities..........                         4,289.4   1,412.5
     Partners' equity......                         1,934.0   2,559.9
                                                  ---------  --------
     Total.................                       $ 7,057.9  $4,443.6
                                                  =========  ========

                                   PCS GROUP

4. INCOME TAXES

  Income tax benefit consists of the following:

                                                       1997     1996     1995
                                                      -------  -------  ------
                                                          (IN MILLIONS)
      Current income tax benefit
        Federal...................................... $(414.1) $(122.8) $(16.3)
        State........................................   (20.6)   (14.0)   (3.2)
                                                      -------  -------  ------
      Total current..................................  (434.7)  (136.8)  (19.5)
                                                      -------  -------  ------
      Deferred income tax expense (benefit)
        Federal......................................   187.0     59.4     5.8
        State........................................   (11.3)     4.8     2.2
                                                      -------  -------  ------
      Total deferred.................................   175.7     64.2     8.0
                                                      -------  -------  ------
      Total income tax benefit....................... $(259.0) $ (72.6) $(11.5)
                                                      =======  =======  ======

  The differences that caused the effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                        1997     1996    1995
                                                       -------  ------  ------
                                                           (IN MILLIONS)
      Income tax benefit at the statutory rate........ $(237.3) $(67.3) $(11.0)
      Effect of
        State income taxes, net of federal income tax
         effect.......................................   (20.7)   (6.0)   (0.7)
        Other, net....................................    (1.0)    0.7     0.2
                                                       -------  ------  ------
      Income tax benefit.............................. $(259.0) $(72.6) $(11.5)
                                                       =======  ======  ======
      Effective income tax rate.......................    38.2%   37.8%   36.6%
                                                       =======  ======  ======

  The PCS Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases and for its share of similar temporary differences of Sprint Spectrum Holdings and PhillieCo. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
   Property, plant and equipment.......... $ --     $183.0    $ --      $28.5
   Capitalized interest...................   --       83.6      --       55.8
   Reserves and allowances................   8.2       --       2.2       --
   Operating loss carryforwards...........  24.1       --       8.9       --
   Other, net.............................   --       13.6      1.0       --
                                           -----    ------    -----     -----
   Total.................................. $32.3    $280.2    $12.1     $84.3
                                           =====    ======    =====     =====

  Management believes it is more likely than not that the deferred income tax asset will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of the existing deferred tax liability. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of this deferred income tax asset.

  At December 31, 1997, the PCS Group had recorded tax benefits of $37 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 2000 through 2012.

                                   PCS GROUP

5. PCS GROUP EQUITY

  Following is a reconciliation of the PCS Group's equity (in millions):

                                   NINE MONTHS
                                 ENDED SEPTEMBER           YEAR ENDED
                                       30,                DECEMBER 31,
                                ------------------  --------------------------
                                  1998      1997      1997      1996     1995
                                --------  --------  --------  --------  ------
                                   (UNAUDITED)
   Balance at beginning of
    period..................... $1,385.9  $1,187.6  $1,187.6  $  965.8  $ 51.1
   Net loss....................   (471.8)   (257.3)   (419.1)   (119.7)  (19.9)
   Contributions from the FON
    Group......................    268.5     804.3   1,052.1     478.3   954.1
   Equity transfers to the FON
    Group......................   (351.6)   (351.9)   (434.7)   (136.8)  (19.5)
                                --------  --------  --------  --------  ------
   Balance at end of period.... $  831.0  $1,382.7  $1,385.9  $1,187.6  $965.8
                                ========  ========  ========  ========  ======

6. COMMITMENTS AND CONTINGENCIES

 Litigation, Claims and Assessments

  The holders of PCS Stock will be stockholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the FON Group.

  Various suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the PCS Group's Combined Financial Statements.

 Commitments

  In the third and fourth quarters of 1997, SprintCom entered into procurement and services contracts with Motorola and Nortel, respectively, for equipment, software and certain engineering services. These contracts provide for an initial term of five years with renewals for additional one-year periods. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates and various acceptance milestones. In the event of delay in delivering equipment or services, the procurement contracts provide for certain amounts to be paid to SprintCom by the vendor. The minimum commitments for the initial term are approximately $300 million and $200 million for Motorola and Nortel, respectively, for PCS CDMA 1900 MHz equipment and software.

  Sprint and the Cable Parents have agreed to loan up to $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring agreement through the closing date of the PCS Restructuring. The PhillieCo Partners have agreed to lend up to $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures prior to closing. Sprint has also agreed to loan up to $110.6 million to fund SprintCom's capital requirements during the same period. Sprint has been financing SprintCom with cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of this transaction. The above mentioned loans to Sprint Spectrum Holdings and SprintCom totaling $510.6 million, may be repaid from the proceeds of an anticipated IPO, but only to the extent the net proceeds of the IPO exceed $500 million. It is Sprint's intent to complete the IPO concurrently with the PCS Restructuring. There can be no assurance that the IPO will occur. In the event the loans remain outstanding after the IPO, the remaining balance will be converted into 10-year preferred stock (or, in the case of Sprint, a preferred inter-group interest).

                                   PCS GROUP

 Operating Leases

  Minimum rental commitments at December 31, 1997 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites and office space, are as follows (in millions):

      1998................................................................ $18.9
      1999................................................................  13.3
      2000................................................................  13.4
      2001................................................................  13.4
      2002................................................................   8.0
      Thereafter..........................................................   5.1

  Gross rental expense aggregated $4 million for the year ended December 31, 1997. Certain cell and switch site leases contain renewal options (generally for terms of five years) that may be exercised from time to time and are excluded from the above amounts.

7. ADDITIONAL FINANCIAL INFORMATION

 Related Party Transactions

  Sprint Spectrum L.P. provides general management, engineering, procurement, accounting and other related services to SprintCom. Sprint Spectrum L.P. is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. For the year ended December 31, 1997, Sprint Spectrum L.P. provided $29 million in services to SprintCom, the majority of which are capitalized as property, plant and equipment within the Combined Balance Sheets of the PCS Group.

  Certain members of the FON Group provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such services totaled $17 million, $12 million, and $3 million, for the years ended December 31, 1997, 1996 and 1995, respectively.

8. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. Sprint will adopt SFAS 131 in its December 31, 1998 financial statements. This statement is not expected to have a significant effect on the PCS Group, as it only operates within one segment under the new standard.

9. SUBSEQUENT EVENTS (UNAUDITED)

  Subsequent to December 31, 1997, SprintCom entered into leveraged lease arrangements for certain telecommunications equipment. The leveraged leases are accounted for as capital leases. Lease obligations of $438 million have been recorded under these arrangements as of September 30, 1998. The PCS Group has also increased its construction obligations by $429 million since December 31, 1997.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. Sprint currently expects to offer up to $3 billion under the new shelf at approximately the same time as the PCS Restructuring.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth Selected Financial Data of Sprint Spectrum Holding Company, MinorCo and PhillieCo. The following should be read in conjunction with the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and Notes thereto. The Selected Financial Data at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been derived from the Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors. The Selected Financial Data at December 31, 1995 and 1994, at September 30, 1998, for the year ended December 31, 1994, and for the nine months ended September 30, 1998 and 1997 have been derived from the unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements. The unaudited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements have been prepared on the same basis as the audited Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                            AT OR FOR THE
                             NINE MONTHS                  AT OR FOR THE
                         ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                         --------------------  --------------------------------------
                           1998       1997       1997       1996      1995    1994(1)
                         ---------  ---------  ---------  --------  --------  -------
                                              (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues.. $   788.0  $   110.5  $   258.0  $    4.2  $    --   $  --
Operating loss..........  (1,455.8)    (869.0)  (1,379.7)   (357.6)    (66.9)   (3.3)
Net loss................  (1,692.0)  (1,021.5)  (1,632.7)   (444.6)   (112.7)   (3.3)
CASH FLOW DATA
Net cash used in
 operating activities... $ 1,301.4  $   606.4  $   848.2  $  172.4  $   16.9  $  0.5
Capital expenditures....   1,107.7    1,632.8    2,124.6   1,419.2      31.8     0.5
Purchase of PCS
 licenses...............       --         --         --        --    2,085.8   118.4
BALANCE SHEET DATA
Total assets............ $ 8,526.4             $ 7,057.9  $4,443.6  $2,329.3  $123.9
Property, plant and
 equipment, net.........   4,531.9               3,538.2   1,441.6      32.0     0.4
Long-term debt and
 construction
 obligations (including
 short-term borrowings).   6,701.4               4,273.8   1,401.2       --      --

--------
(1) Sprint Spectrum Holding Company, MinorCo and PhillieCo had no operations prior to 1994.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with the combined financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, the "Company" or the "Partnerships") which offer services as Sprint PCS.

  Sprint Spectrum Holding Company, L.P. ("Holdings") and MinorCo, L.P. ("MinorCo") are limited partnerships formed by subsidiaries (the "Partners") of Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), and Comcast Corporation ("Comcast", and together with Sprint, TCI and Cox, the "Parents"). Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco"), American PCS, L.P. ("APC") and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo. MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at September 30, 1998, December 31, 1997 and 1996, and APC at September 30, 1998 and December 31, 1997. Holdings owns a 59.2% interest in, and is consolidated with, Cox Communications PCS, L.P. ("Cox PCS") at September 30, 1998.

  PhillieCo Partners I, L.P. ("PhillieCo I") and PhillieCo Partners II, L.P. ("PhillieCo II") are limited partnerships formed by subsidiaries of Sprint, TCI and Cox (the "PhillieCo Parents"). PhillieCo I is the 99% general partner of, and is consolidated with, its subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P. ("PhillieCo"). PhillieCo II holds the minority ownership interests of 1% in PhillieCo Sub and PhillieCo.

  The following information includes certain estimates, projections and other forward-looking statements. There can be no assurances of future performance and actual results may differ materially from those in the forward-looking statements. Factors which could cause actual results to differ materially from estimates or projections contained in forward-looking statements include:

  . the establishment of a market for new digital personal communications services ("PCS");

  . the introduction of competitive service plans and pricing and other effects of vigorous competition in the markets in which the Company currently operates or intends to market its services;

  . the impact of technological change which may diminish the value of existing equipment which may, in turn, result in the need to incur additional costs to upgrade previously sold communications equipment;

  .  the cost of entering new markets necessary to provide services;

  . the impact of any unusual items resulting from ongoing evaluations of the Company's business strategies;

  . the impact of changes brought about by possible restructuring of partners' ownership interests;

  . the effects of unanticipated delays or problems with the development of technologies and systems used by the Company;

  . requirements imposed on the Company and its competitors by the Federal Communications Commission ("FCC") and state regulatory commissions under the Telecommunications Act of 1996;

  .  the impact of the Year 2000 issue and any related noncompliance;

  . the possibility of one or more of the markets in which the Company will compete being impacted by variations in political, economic or other factors over which the Company has no control;

  . the effects of unanticipated delays resulting from zoning or other disputes with municipalities; and

  .   unexpected results in litigation.

GENERAL

  LICENSE AND NETWORK COVERAGE--The Company through Sprint Spectrum L.P. acquired PCS licenses in the FCC's A Block and B Block PCS auction, which concluded in March 1995, to provide service to 30 major trading areas ("MTAs") covering 155.9 million Pops. Additionally, Cox contributed to the Company, effective February 6, 1997, a PCS license for the Omaha MTA covering 1.7 million Pops. The Company has also affiliated with and expects to continue to affiliate with other PCS providers. Pursuant to affiliation agreements, each affiliated PCS service provider uses the Sprint(R) and Sprint PCS(R) brand names, trademarks of Sprint Communications Company L.P. ("Sprint Communications").

  In 1997 the Company commenced service in all of the MTAs in which it owns a license and expects to continue to incur additional construction costs as it expands coverage in existing license areas. Additionally, the Company will require substantial working capital to fund operating activities, including the up-front customer acquisition costs. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including maintaining existing financing, generating operating revenues, and attaining profitable levels of market demand for the Company's products and services.

  AFFILIATIONS--The following is a detail of affiliates in which the Partners have an ownership interest and to which Sprint Spectrum L.P. provides management services.

  APC--Holdings and MinorCo own 99.75% and 0.25%, respectively, of the partnership interests in APC. APC, through subsidiaries, owns a PCS license for and operates both a broadband CDMA network and GSM network in the Washington D.C./Baltimore MTA, which covers approximately 8.3 million Pops. APC launched CDMA service in April 1998.

  Cox PCS--Holdings also owns a 59.2% general partnership interest in and is the managing partner of Cox PCS, a limited partnership that owns a PCS license for the Los Angeles/San Diego/Las Vegas MTA covering 21.0 million Pops. Cox, which previously owned this license, contributed the license to Cox PCS on March 31, 1997. Sprint Spectrum L.P. signed an affiliation agreement with Cox PCS on December 31, 1996. Through December 2008, Cox may put certain remaining interests in Cox PCS to Holdings. Cox has given Sprint Spectrum Holdings notice to start the appraisal process related to a potential put of all or a portion of Cox's remaining partnership interest to Sprint Spectrum Holdings.

  SprintCom, Inc. ("SprintCom")--SprintCom, a wholly-owned subsidiary of Sprint, participated in the FCC's D and E Block auction which ended in January 1997, and was awarded licenses for 139 of 493 BTAs, covering approximately
74.9 million Pops, all of which are geographic areas not covered by the Company's owned PCS licenses or licenses owned by APC or Cox PCS. In accordance with the Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (renamed Sprint Spectrum Holding Company, L.P. ) dated January 31, 1996, SprintCom is required to offer to enter into an affiliation agreement with Holdings with respect to such BTA licenses pursuant to which SprintCom's systems in such areas would be included in the Company's national PCS network, although a final agreement has not yet been reached. In the interim, Sprint Spectrum L.P. has been providing buildout services in certain BTA markets where SprintCom was awarded PCS licenses and is being reimbursed for such services, which include engineering, management, purchasing, accounting, and other related services. SprintCom intends to market its products and services as Sprint PCS.

  Other--In June 1998, the Company and its affiliates also entered into various management agreements with other companies pursuant to which such other companies (each a "Manager") will build networks in portions of the Company's licensed coverage area and then affiliate the Manager's network with the Company's network. These Manager networks will be built using the same technological standards as those of the Company, and the Managers will use the Sprint PCS brand name to market their services and will be required to maintain certain quality standards to be established by the Company. The Company and affiliates entered into additional agreements in the third quarter and intend to continue to enter into additional management agreements as a means of expanding its existing network.

  ROAMING--The Company has entered into roaming agreements with various analog cellular providers in the United States and Canada. Additionally, the Company has negotiated roaming arrangements with other

CDMA PCS carriers who provide service in certain geographic areas not currently covered by the CDMA network of Sprint Spectrum L.P. and its affiliates. As a result, customers with dual-mode handsets capable of transmitting over cellular and CDMA PCS frequencies have the ability to roam in areas where Sprint PCS service is not available and where there are roaming agreements.

EMERGENCE FROM DEVELOPMENT STAGE AND CONTINUING RISK FACTORS

  EMERGENCE FROM DEVELOPMENT STAGE--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. During the development stage, the Company incurred expenditures in conjunction with PCS license acquisitions, initial design and construction of the PCS network, engineering, marketing, administrative and other start-up expenses. The Company has now commenced service in all of the MTAs in which it owns a license and expects to continue to incur additional construction costs as it expands coverage in existing license areas. Additionally, the Company will require substantial working capital to fund initial operating activities, including up-front customer acquisition costs. The extent to which the Company is able to generate operating revenue and earnings is dependent on a number of business factors, including maintaining existing financing, generating operating revenues and attaining profitable levels of market demand for the Company's products and services.

  DEADLOCK EVENT--The proposed budgets for fiscal year 1998 were not approved by the Holdings or PhillieCo I partnership boards, which resulted in the occurrence of a "Deadlock Event" as of January 1, 1998 under the Holdings and PhillieCo I Partnership Agreements. Holdings is the sole general partner of Sprint Spectrum L.P. PhillieCo I is the sole general partner of PhillieCo Sub. Under the Holdings and PhillieCo I Partnership Agreements, if one of the Partners refers the budget issue to the chief executive officers of the Parents for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered which may result in the purchase by one or more of the Partners of the interest of the other partners, or, in certain circumstances, the liquidation of Holdings and PhillieCo I and their subsidiaries. Discussions among the Partners about restructuring their interests in Holdings and PhillieCo I, in lieu of triggering such buy/sell procedures, have resulted in the Partners entering into the Restructuring Agreement. See "PCS Restructuring" below and "The Tracking Stock Proposal--The Restructuring Agreement" in the Proxy Statement for a discussion of the Restructuring Agreement.

  BUSINESS PLAN--The Company's business plan will require additional capital financing prior to the end of 1998, to the extent the PCS Restructuring is not approved by Sprint's shareholders. Sources of funding for the Company's further financing requirements may include additional vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the partners. There can be no assurance that any additional financing can be obtained on a timely basis and on terms acceptable to the Company and its partners and within limitations contained in the Notes (as defined hereafter), the agreements governing the Secured Financing and any new financing arrangements. Failure to obtain any such financing could result in the delay or abandonment of the Company's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences.

  PCS RESTRUCTURING--Sprint has entered into the Restructuring Agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations subject to Sprint stockholder and FCC approvals. If the PCS Restructuring occurs as planned, Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Holdings and MinorCo and the joint venture interests of TCI and Cox in PhillieCo I and II. In exchange for these joint venture interests, Sprint will issue to TCI, Comcast, and Cox shares of Series 2 PCS Stock.

  YEAR 2000 ISSUE--The "Year 2000" issue affects the Company's installed computer systems, network elements, software applications, and other business systems that have time sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system errors. The Year 2000 issue may also affect the systems and applications of the Company's customers, vendors or resellers.

  The Company is undertaking an inventory of its computer systems, network elements, software applications, products and other business systems. These inventories are targeted to be completed by year-end 1998. Once an item is identified through the inventory process, its Year 2000 impact is assessed and a plan is developed to address any required renovation. The Company is using both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is planning that Year 2000 compliance for these critical systems will be achieved in 1999. The Company is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are or will be Year 2000 compliant. However, full compliance may not be achieved as planned by the PCS Group and such third parties and the PCS Group may not receive warranties and assurances from such third parties. The Company relies on the third-party vendors for a significant number of its important operating and computer system functions and therefore is highly dependent on such third-party vendors for the remediation of network elements, computer systems, software applications and other business systems. In addition, the Company uses publicly available services that are acquired without contract (e.g., global positioning system timing signal) that may be subject to the Year 2000 issue. While the Company believes these systems will be Year 2000 compliant, the Company has no contractual or other right to compel compliance. Based upon management's evaluations to date, it believes that the total cost of modifications and conversions of the PCS Group's systems will not be material, but such cost could become material because of the various reasons described above, many of which are out of the PCS Group's control.

  If compliance is not achieved in a timely manner, the Year 2000 issue could have a material adverse effect on the Company's operations. However, the Company is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance.

LIQUIDITY AND CAPITAL RESOURCES

  The continued expansion of the Company's PCS network and the marketing and distribution of the Company's PCS products and services will continue to require substantial capital. Actual amounts of the funds required may vary in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks.

  The Company currently has limited sources of revenue to meet its capital requirements and has relied upon capital contributions, third party debt and public debt. The Holdings Partnership Agreement provides for planned aggregate equity capital contributions of approximately $4.2 billion by the Partners ("Total Mandatory Contributions"). Total Mandatory Contributions include agreed upon values attributable to the contributions of certain additional PCS licenses by a Partner. The Total Mandatory Contributions amount is required to be contributed in accordance with capital contribution schedules to be set forth in approved annual budgets. The partnership board of Holdings may request capital contributions to be made in the absence of an approved budget or more quickly than provided for in an approved budget, but always subject to the Total Mandatory Contributions limit. Throughout 1997, the Partners continued to make such capital contributions by mutual agreement in the absence of an approved budget for 1997. However, the Partners have no such obligation in the absence of an approved budget, and there can be no assurance the Partners will reach such an agreement or approve the 1998 proposed budget. See "Emergence From Development Stage and Continuing Risk Factors--Deadlock Event" for further discussion related to absence of an approved budget. As of September 30, 1998, the Partners have fulfilled their capital contribution commitments under the Holdings Partnership Agreement.

  In October 1996 and as amended in December 1997, Sprint Spectrum L.P. entered into a credit agreement with The Chase Manhattan Bank, as administrative agent for a group of lenders, for a $2.0 billion senior secured credit facility (the "Bank Facility"). The proceeds of the Bank Facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Sprint Spectrum L.P. The Bank Facility consists of a $300 million term loan commitment and a revolving credit commitment of $1.7 billion. As of September 30, 1998 and December 31, 1997, $300 million had been borrowed under the term loan. As of September 30, 1998 and December 31, 1997, $1.6 billion and $605 million had been borrowed under the revolving credit facility, respectively, with $100 million and $1.1 billion remaining available, respectively. There were no borrowings under the revolving credit commitment at December 31, 1996.

  Also in October 1996, Sprint Spectrum L.P. entered into credit agreements for up to an aggregate of $3.1 billion of senior secured multiple drawdown term loan facilities from two of its network infrastructure equipment vendors. As amended in April and November 1997, the Nortel facility provides $1.3 billion in senior secured loans. The Lucent facility, as amended in May and December 1997, provides $1.8 billion in senior secured loans (together the "Vendor Financing" and together with the Bank Facility, the "Secured Financing"). The Company is using the proceeds from the Vendor Financing to fund the purchase of the equipment and software manufactured by the vendors as well as a substantial part of the construction and ancillary equipment (e.g., towers, antennae, cable) required to construct the Company's PCS network. These facilities serve as the primary financing mechanism for the buildout of the network. The Company has borrowed $2.5 billion and $1.6 billion under such facilities at September 30, 1998 and December 31, 1997, respectively, of which $300 million was syndicated to Sprint.

  The Bank Facility agreement and the Vendor Financing agreements contain certain restrictive financial and operating covenants, including, among other requirements, maximum debt ratios (including debt to total capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or changes in controlling interest in the Company, as defined, among other provisions, constitute events of default.

  Borrowings under the Secured Financing are secured by Sprint Spectrum L.P.'s interest in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Facility and the Vendor Financing. The Secured Financing is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Partners.

  In August 1996, Sprint Spectrum L.P. and FinCo issued $250 million aggregate principal amount of the 11% Senior Notes and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes (together, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes will accrue at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002. FinCo was formed solely to be a co-obligor of the Notes. FinCo has only nominal assets and no operations or revenues, and Sprint Spectrum L.P. will be responsible for payment of the Notes. On August 15, 2001, Sprint Spectrum L.P. will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date). The proceeds of approximately $509 million from the issuance of the Notes (net of approximately $14 million of underwriting discounts, commissions, and offering expenses) were used to fund capital expenditures, including the buildout of the nationwide PCS network, to fund working capital requirements, to fund operating losses and for other partnership purposes. Sprint purchased, and continues to hold, approximately $183 million principal amount at maturity of the Senior Discount Notes. The Notes contain certain restrictive covenants, including, among other requirements limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting restricted subsidiaries.

  The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments.

  In February 1997 and as amended in January 1998 and September 1998, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "APC Credit Agreement"). As of September 30, 1998 and December 31, 1997, $220 million had been borrowed under the term loan. As of September 30, 1998 and December 31, 1997, $200 million and $141.4 million had been borrowed under the revolving credit facility, respectively, with $58.6 million remaining available as of December 31, 1997. There was no remaining availability under the facility at September 30, 1998. The APC Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications, LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interests and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The APC Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%.

  The APC Credit Agreement, as amended, contains covenants which require APC to maintain certain levels of wireless subscribers, as well as other financial and non-financial requirements. The covenants require American PCS Communications, LLC to enter into interest rate contracts on a quarterly basis to protect and limit the interest rate on 40% of its aggregate debt outstanding.

  Both the FCC debt and the APC Credit Agreement relate specifically to the Washington D.C./Baltimore MTA, however, these agreements should be considered on a combined basis consistent with other Company obligations.

  On February 25, 1998 Cox PCS entered into an $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. At September 30, 1998, $400 million had been borrowed under the term loan facilities at a weighted average interest rate of 8.13%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS. Provisions of the Cox Credit Facility required the transfer of certain of Cox PCS' assets into special-purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined).

  In conjunction with the assignment of the PCS license covering the Los Angeles/San Diego/Las Vegas MTA to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt required eight interest-only payments beginning April 30, 1996 through January 31, 1998. The debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license, bears interest at 7.75% per annum and matures on January 31, 2001. As of September 30, 1998, remaining principal outstanding under the debt totaled approximately $213.9 million.

  At December 31, 1997, the partners of PhillieCo I had advanced $45 million to PhillieCo I for general operating purposes. Subsequent to December 31, 1997 and through September 30, 1998, the partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events: (i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed above, or (iii) December 31, 1999.

  The Company's business plan will require additional capital financing prior to the end of 1998. Sources of funding for the Company's further financing requirements may include additional vendor financing, public offerings or private placements of equity and/or debt securities, commercial bank loans and/or capital contributions from the Partners. There can be no assurance that any additional financing can be obtained on a timely basis and on terms acceptable to the Company and its Partners and within limitations contained in the Notes, the agreements governing the Secured Financing and any new financing arrangements. Failure to obtain any such financing could result in the delay or abandonment of the Company's development and expansion plans and expenditures, the failure to meet regulatory requirements or other potential adverse consequences. See Note 10 to the Combined Financial Statements of Sprint Spectrum Holding Company Combined with MinorCo and PhillieCo (the "Combined Financial Statements") included herein for a discussion of the PCS Restructuring and its potential impact on future sources of liquidity.

  In connection with the PCS Restructuring and Recapitalization, Sprint and the Cable Parents have loaned $400 million, based on respective ownership interests, to fund the capital requirements of Holdings and its affiliates, including the Company, from the date of the signing of the Restructuring Agreement through September 30, 1998. These loans will be converted into 10-year preferred stock convertible into PCS Stock or, in the case of Sprint Preferred Inter-Group Interest. Such preferred stock may be redeemed with the proceeds from an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million.

  Subsequent to the PCS Restructuring, Sprint intends to borrow funds and then allocate the borrowings to the PCS Group depending upon its capital structure and funding needs. Sprint will lend to the PCS Group at interest rates and on other terms and conditions substantially equivalent to those which the PCS Group could obtain from third parties as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint.

  For the year ended December 31, 1995, the Company used cash of $16.9 million in operating activities, which consisted of the operating loss of $112.7 million offset by the equity in loss of unconsolidated partnership of $46.2 million and a net change in working capital of $47.5 million. Cash used in investing activities totaled $2.3 billion, consisting mainly of the purchase of PCS licenses.

  For the year ended December 31, 1996, the Company used cash of $172.4 million in operating activities, which consisted of the operating loss of $444.6 million offset by the equity in loss of unconsolidated partnership of $96.9 million and a net change in working capital of $140.5 million. Cash used in investing activities totaled $2.0 billion, consisting mainly of capital expenditures and microwave relocation costs of $1.6 billion and advances to APC, prior to acquisition, of $232.0 million.

  For the year ended December 31, 1997, the Company used cash of $848.2 million in operating activities, which consisted of the operating loss of $1.6 billion offset by equity in loss of unconsolidated partnership of $168.9 million, depreciation and amortization of $316.9 million and a net change in working capital of $217.4 million. As discussed above, the Company has required (and expects to continue to require) significant working capital to fund the operations supporting the network buildout and service launch. Cash used in investing activities totaled $2.3 billion, consisting mainly of capital expenditures and microwave relocation costs, also discussed above. Cash flow from financing activities totaled $3.2 billion during 1997, and included partner capital contributions of $1.0 billion, net proceeds from term loans and vendor financing of $1.8 billion, and net borrowings under a revolving credit facility of $605 million after deduction of long-term debt issuance costs. The Company's available financing sources are described more fully above.

  For the nine months ended September 30, 1998, the Company used cash of approximately $1.3 billion in operating activities, which consisted of the operating loss of $1.7 billion less depreciation and amortization of $529.2 million and a net change in working capital of $117.2 million. Cash used in investing activities totaled $1.2 billion for the nine months ended September 30, 1998, consisting of capital expenditures, the completion of the purchase of APC (net of cash acquired), the purchase of an additional 10.2% of Cox PCS (net of cash acquired), the investment in unconsolidated partnerships and microwave relocation costs. Cash flow from financing activities totaled $2.7 billion for the nine months ended September 30, 1998, and included net proceeds from long-term debt financing of $1.3 billion and net borrowings under a revolving credit facility of $1.0 billion. The Company's available financing sources are more fully described above. See Note 10 to the Combined Financial Statements included herein for a discussion of the PCS Restructuring and its potential impact on future sources of liquidity.

SEASONALITY

  The wireless industry, including the Company, has experienced a trend of generating a significantly higher number of subscriber additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to the trend, including the increasing use of retail distribution, which is dependent on the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and sales promotions. There can be no assurance that strong fourth quarter results for subscriber additions and handset sales will continue for the wireless industry or the Company. The Company's fourth quarter subscriber additions and handset sales could be adversely impacted by a variety of reasons, including the Company's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the Company's products, services and pricing plans or the failure to have an adequate supply or selection of handsets. If fourth quarter results of the Company fail to significantly improve upon subscriber additions and handset sales from the year's previous quarters, the Company's results for the year could be materially adversely affected.

RESULTS OF OPERATIONS

 FOR THE YEAR ENDED DECEMBER 31, 1995

  The Company incurred a loss of $112.7 million for the year ended December 31, 1995, which included equity in APC loss of $46.2 million. There was no amortization of licenses during the period as PCS service had not been launched commercially.

 FOR THE YEAR ENDED DECEMBER 31, 1996

  The Company incurred a loss of $444.6 million for the year ended December 31, 1996, which included equity in APC loss of $96.9 million. Certain network equipment had been placed in service and amortization of PCS licenses and microwave relocation costs in the launched markets commenced.

  The Company commenced initial commercial operations for its PCS services late in the fourth quarter of 1996 and, as a result, had generated minimal operating revenues. Cost of revenues consisted principally of switch and cell site expenses, including site rental, utilities and access charges. Such costs were incurred prior to service launch during the network buildout and testing phases.

  Selling, general and administrative expenses increased from $66.7 million for the year ended December 31, 1995 to $313.6 million for the year ended December 31, 1996. Selling expenses increased $36.9 million in 1996 due to costs incurred in preparation of and during the initial commercial service launch. Such costs included participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote the Company's products and services.

  General and administrative expenses increased from $66.7 million for the year ended December 31, 1995 to $276.7 million for the year ended December 31, 1996 due principally to increases in salary and related benefits, leased computer equipment and related expenses and professional and consulting fees. Salaries and benefits and leased computer equipment and related expenses increased due to an increase in employee headcount. Professional and consulting fees increased due to the use of consultants and other experts to assist with the development of the Company's sophisticated information systems (including systems to handle customer care, billing, network management and financial and administrative services), development and rollout of training programs for the Company's sales force, and various other projects associated with the development of the corporate infrastructure.

  Depreciation and amortization expense increased from $0.2 million for the year ended December 31, 1995 to $11.3 million for the year ended December 31, 1996 as certain network equipment had been placed in service and amortization of PCS licenses and microwave relocation costs in the launched markets commenced.

 FOR THE YEAR ENDED DECEMBER 31, 1997

 Operating Revenues/Margin

  The Company emerged from the development stage in the third quarter of 1997. The majority of the revenue was generated in the third and fourth quarters and includes both service revenues and the sales of handsets and accessory equipment through multiple distribution channels (including Sprint PCS retail stores, telemarketing, and business channels) and to third party vendors. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including maintenance site rental and utilities. As part of the Company's marketing plans, handsets are normally sold at prices substantially below the Company's cost.

  Average monthly revenue per subscriber for 1997 was approximately $64, excluding APC and Cox PCS. This average is expected to decline in the future (consistent with industry projections) due to increased competition resulting from additional wireless service providers entering the market.

 Selling, General and Administrative Expenses

  The Company's selling, general and administrative expenses for the year were $747.1 million compared to $313.6 million for 1996. Selling expenses increased $176.2 million due to costs incurred during the initial commercial service launch in various markets and to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), and the development of printed brochures to promote the Company's products and services. The Company expects selling expenses will continue to increase in 1998 as the Company expands its sales and marketing activities.

  General and administrative expenses increased $257.3 million due principally to increases in salary and related benefits, computer equipment and related expenses and professional and consulting fees. Salaries and benefits, computer equipment and related expenses increased due to an increase in employee headcount. These additional employees were added during 1997 to support the continued growth of the Company. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Company's sophisticated information systems, continued rollout and tailoring of employee training, and various other projects.

 Depreciation and Amortization

  Depreciation and amortization expense for 1997 was $316.3 million compared to $11.3 million for 1996. This increase occurred as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

 Other Income/Expense

  Interest income increased from $8.6 million for the year ended December 31, 1996 to $27.8 million for the year ended December 31, 1997 as the average daily invested cash balance increased during the comparative periods due to the receipt in the prior year of partner equity contributions in advance of capital and operational requirements. Additionally, Holdings received $15.8 million of interest in conjunction with APC's repayment of advances from Holdings.

  Interest expense increased to $123.5 million for the year ended December 31, 1997, compared to $0.3 million for 1996. The balance of the Company's construction accounts eligible for interest capitalization declined during the year as markets launched commercial service and equipment was placed in service. Additionally, interest expense continues to increase as borrowings increase.

  Sprint Spectrum L.P. participates in an affiliation agreement with Cox PCS. Fees earned under this agreement of $1.1 million for the year ended December 31, 1997 are included in other income. No fees were earned in 1996.

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 Operating Revenues/Margin

  Revenues and cost of revenues of $788.0 million and $783.0 million, respectively, for the first nine months of 1998 were higher than the revenues and cost of revenues of $110.5 million and $308.3 million, respectively, for the first nine months of 1997, due to increases in the number of markets launched and in the number of subscribers. Revenues include service and the sales of handsets and accessory equipment through multiple distribution channels (including Sprint PCS retail stores, telemarketing, and business channels) and to third party vendors. Cost of revenues consists principally of handset and accessory costs, interconnection costs and switch and cell site expenses, including site rental and utilities. As part of the Company's marketing plans, handsets are normally sold at prices substantially below the Company's cost.

 Selling, General and Administrative Expenses

  The Company's selling, general and administrative expenses for the first nine months of 1998 were $931.6 million compared to $481.3 million for the first nine months of 1997. For the nine months ended September 30, 1998, selling expenses increased $178.0 million over the same period in 1997 due to costs incurred in conjunction with local and national advertising for existing markets. Such costs include participation with Sprint in an NFL sponsorship, development and production expenses associated with advertisements in various media (i.e., television, radio, print), the development of printed brochures to promote the Company's products and services, and sales incentive programs. The Company expects selling expenses will continue to increase as the Company expands its sales and marketing activities.

  General and administrative expenses for the first nine months of 1998 increased $272.3 million compared to the same period of 1997 due principally to increases in salary and related benefits, computer equipment and related expenses and professional and consulting fees. Salaries and benefits, computer equipment and related expenses increased due to an increase in employee headcount. These additional employees have been added over the last year to support the continued growth of the Company. Professional and consulting fees increased due to the use of consultants and other experts to assist with the continuing development and enhancement of the Company's information systems, continued rollout and tailoring of employee training, and various other projects.

 Depreciation and Amortization

  Depreciation and amortization expense for the first nine months of 1998 was $529.2 million compared to $189.9 million for the same period in the prior year as network equipment in launched markets has been placed in service and amortization of PCS licenses and microwave relocation costs in those same markets commenced.

 Other Income/Expense

  Interest expense increased to $358.3 million for the nine months ended September 30, 1998, compared to $55.6 million for the same period in 1997. The balance of the Company's construction accounts eligible for interest capitalization declined during the period as markets launched commercial service and equipment was placed in service. Additionally, interest expense continues to increase as borrowings increase.

                         INDEPENDENT AUDITORS' REPORT

Partners of Sprint Spectrum Holding Company, L.P., MinorCo, L.P., PhillieCo Partners I, L.P. and PhillieCo
 Partners II, L.P.
Kansas City, Missouri

  We have audited the accompanying combined balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries, and PhillieCo Partners II, L.P. and subsidiaries (the "Partnerships") as of December 31, 1997 and 1996, and the related combined statements of operations, changes in partners' capital, and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Partnerships at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  The Partnerships were in the development stage at December 31, 1996; during the year ended December 31, 1997, the Partnerships completed their development activities and commenced their planned principal operations.

Deloitte & Touche LLP
Kansas City, Missouri

May 26, 1998
(August 6, 1998 as to Note 4)

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                            COMBINED BALANCE SHEETS
                                 (in thousands)

                                          SEPTEMBER 30,      DECEMBER 31,
                                          ------------- -----------------------
                                              1998         1997         1996
                                          ------------- -----------  ----------
                                           (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..............   $   325,325  $   124,886  $   71,098
 Accounts receivable, net...............       165,508      116,415       3,315
 Receivable from affiliates.............        29,754       43,006      13,375
 Inventory..............................       177,859      103,894      72,414
 Prepaid expenses and other assets, net.        44,077       29,648      14,951
 Note receivable--unconsolidated
  partnership...........................           --           --      226,670
                                           -----------  -----------  ----------
  Total current assets..................       742,523      417,849     401,823
INVESTMENT IN PCS LICENSES, net.........     2,829,087    2,386,799   2,207,903
INVESTMENTS IN UNCONSOLIDATED
 PARTNERSHIP(S).........................           --       273,541     179,086
PROPERTY, PLANT AND EQUIPMENT, net......     4,531,850    3,538,238   1,441,627
MICROWAVE RELOCATION COSTS, net.........       325,602      271,612     135,802
MINORITY INTEREST.......................           --        56,667         --
OTHER ASSETS, net.......................        97,310      113,153      77,403
                                           -----------  -----------  ----------
TOTAL ASSETS............................   $ 8,526,372  $ 7,057,859  $4,443,644
                                           ===========  ===========  ==========
   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Advances from partners.................   $   185,000  $    45,000  $  167,819
 Accounts payable.......................       287,082      446,263     214,205
 Payable to affiliate...................         1,648       11,933       5,626
 Accrued interest.......................        95,132       59,605      34,057
 Accrued expenses.......................       379,638      237,123      49,482
 Current maturities of long-term debt...       124,491       34,562          49
                                           -----------  -----------  ----------
  Total current liabilities.............     1,072,991      834,486     471,238
CONSTRUCTION OBLIGATIONS................       575,725      705,280     714,934
LONG-TERM DEBT, net.....................     6,001,217    3,533,954     686,192
OTHER NONCURRENT LIABILITIES............        84,835       50,103      11,356
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNER INTEREST IN CONSOLIDATED
 SUBSIDIARY.............................        65,777          --          --
PARTNERS' CAPITAL AND ACCUMULATED
 DEFICIT:
 Partners' capital......................     4,611,025    4,127,244   3,120,479
 Accumulated deficit....................    (3,885,198)  (2,193,208)   (560,555)
                                           -----------  -----------  ----------
  Total partners' capital...............       725,827    1,934,036   2,559,924
                                           -----------  -----------  ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.   $ 8,526,372  $ 7,057,859  $4,443,644
                                           ===========  ===========  ==========

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                NINE MONTHS                   YEAR ENDED
                            ENDED SEPTEMBER 30,              DECEMBER 31,
                          ------------------------  ---------------------------------
                             1998         1997         1997        1996       1995
                          -----------  -----------  -----------  ---------  ---------
                                (UNAUDITED)
OPERATING REVENUES......  $   787,953  $   110,528  $   258,029  $   4,175  $     --
OPERATING EXPENSES:
 Cost of revenues.......      783,023      308,292      574,343     36,824        --
 Selling, general and
  administrative........      931,606      481,290      747,084    313,629     66,719
 Depreciation and amor-
  tization..............      529,166      189,924      316,276     11,297        211
                          -----------  -----------  -----------  ---------  ---------
   Total operating
    expenses............    2,243,795      979,506    1,637,703    361,750     66,930
                          -----------  -----------  -----------  ---------  ---------
LOSS FROM OPERATIONS....   (1,455,842)    (868,978)  (1,379,674)  (357,575)   (66,930)
OTHER INCOME (EXPENSE):
 Interest income........       24,467       24,636       27,817      8,593        476
 Interest expense.......     (358,321)     (55,568)    (123,490)      (323)       --
 Other income (expense).       (1,268)       3,907        5,108      1,586        (19)
 Equity in loss of
  unconsolidated
  partnerships..........         --       (125,455)    (168,935)   (96,850)   (46,206)
                          -----------  -----------  -----------  ---------  ---------
   Total other expense..    (335,122)     (152,480)    (259,500)   (86,994)   (45,749)
                          -----------  -----------  -----------  ---------  ---------
NET LOSS BEFORE MINORITY
 INTEREST...............   (1,790,964)  (1,021,458)  (1,639,174)  (444,569)  (112,679)
MINORITY INTEREST.......       98,974          --         6,521        --         --
                          -----------  -----------  -----------  ---------  ---------
NET LOSS................  $(1,691,990) $(1,021,458) $(1,632,653) $(444,569) $(112,679)
                          ===========  ===========  ===========  =========  =========


                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                 (in thousands)

                               NINE MONTHS                   YEAR ENDED
                           ENDED SEPTEMBER 30,              DECEMBER 31,
                          ----------------------  ----------------------------------
                             1998        1997        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------
                               (UNAUDITED)
PARTNERS' CAPITAL:
Balance at beginning of
 period.................  $4,127,244  $3,120,479  $3,120,479  $2,391,801  $  128,795
Contributions of
 capital................     483,781     648,728   1,018,500     728,678   2,263,006
Return of capital.......         --      (11,735)    (11,735)        --          --
                          ----------  ----------  ----------  ----------  ----------
Balance at end of
 period.................   4,611,025   3,757,472   4,127,244   3,120,479   2,391,801
ACCUMULATED DEFICIT:
Balance at beginning of
 period.................  (2,193,208)   (560,555)   (560,555)   (115,986)     (3,307)
Net loss................  (1,691,990) (1,021,458) (1,632,653)   (444,569)   (112,679)
                          ----------  ----------  ----------  ----------  ----------
Balance at end of
 period.................  (3,885,198) (1,582,013) (2,193,208)   (560,555)   (115,986)
                          ----------  ----------  ----------  ----------  ----------
TOTAL PARTNERS' CAPITAL.  $  725,827  $2,175,459  $1,934,036  $2,559,924  $2,275,815
                          ==========  ==========  ==========  ==========  ==========





                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                               NINE MONTHS                    YEAR ENDED
                           ENDED SEPTEMBER 30,               DECEMBER 31,
                         ------------------------  -----------------------------------
                            1998         1997         1997         1996        1995
                         -----------  -----------  -----------  ----------  ----------
                               (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net loss............... $(1,691,990) $(1,021,458) $(1,632,653) $ (444,569) $ (112,679)
 Adjustments to recon-
  cile net loss to net
  cash provided by
  (used in) operating
  activities:
 Equity in loss of
  unconsolidated
  partnership ..........         --       125,455      168,935      96,850      46,206
 Minority interest......     (98,974)         --        (6,521)        --          --
 Loss on disposition of
  non-network
  equipment.............       2,161          --           --          --          --
 Depreciation and
  amortization..........     529,166      189,924      316,854      11,278         242
 Amortization of debt
  discount and issuance
  costs.................      40,694       35,328       49,061      14,008         --
 Changes in assets and
  liabilities, net of
  effects of
  acquisition of APC:
   Receivables..........      (7,004)     (83,003)    (132,026)    (16,350)       (147)
   Inventory............     (64,293)      (9,374)     (27,398)    (72,413)        --
   Prepaid expenses and
    other assets........      (1,120)     (10,130)     (12,965)    (22,513)       (178)
   Accounts payable and
    accrued expenses....     (44,798)     153,182      389,740     251,791      47,836
   Other noncurrent
    liabilities.........      34,733       13,652       38,747       9,500       1,856
                         -----------  -----------  -----------  ----------  ----------
    Net cash used in
     operating
     activities.........  (1,301,425)    (606,424)    (848,226)   (172,418)    (16,864)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures...  (1,107,684)  (1,632,828)  (2,124,556) (1,419,216)    (31,806)
 Microwave relocation
  costs, net............     (45,254)    (104,411)    (123,816)   (135,828)        --
 Purchase of PCS
  licenses..............         --           --           --          --   (2,085,794)
 Purchase of APC, net of
  cash acquired.........     (28,906)         --        (6,764)        --          --
 Purchase of Cox PCS,
  net of cash acquired..     (28,300)         --           --          --          --
 Investment in
  unconsolidated
  partnerships..........         --      (112,695)    (191,171)   (190,390)   (131,752)
 Loan to unconsolidated
  partnership...........         --       (81,114)    (111,468)   (231,964)       (655)
 Payment received on
  loan to unconsolidated
  partnership...........         --       246,670      246,670       5,949         --
                         -----------  -----------  -----------  ----------  ----------
    Net cash used in
     investing
     activities.........  (1,210,144)  (1,684,378)  (2,311,105) (1,971,449) (2,250,007)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Advances from partners.     140,000       45,000       45,000     167,819         --
 Net borrowing under
  revolving credit
  agreement.............   1,018,571      370,000      605,000         --          --
 Proceeds from issuance
  of long-term debt.....   1,314,242    1,327,553    1,763,045     674,200         --
 Change in construction
  obligations...........    (183,193)     176,383       (9,654)    714,934         --
 Payments on long-term
  debt..................     (61,393)    (169,308)    (170,809)        (24)        --
 Debt issuance costs....         --       (20,000)     (20,000)    (71,791)        --
 Partner capital
  contributions.........     483,781      642,499    1,012,272     728,678   2,263,006
 Return of capital......         --       (11,735)     (11,735)        --          --
                         -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     financing
     activities.........   2,712,008    2,360,392    3,213,119   2,213,816   2,263,006
                         -----------  -----------  -----------  ----------  ----------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............     200,439       69,590       53,788      69,949      (3,865)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............     124,886       71,098       71,098       1,149       5,014
                         -----------  -----------  -----------  ----------  ----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $   325,325  $   140,688  $   124,886  $   71,098  $    1,149
                         ===========  ===========  ===========  ==========  ==========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 .  Interest paid, net
    of amount capital-
    ized................ $   169,115  $    12,226  $    35,629  $      323  $      --
NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
 .  Accrued interest of
    $139,000 and $51,673
    related to vendor
    financing was con-
    verted to long-term
    debt during the nine
    months ended Septem-
    ber 30, 1998 and the
    year ended December
    31, 1997, respec-
    tively.
 .  A PCS license cover-
    ing the Omaha MTA
    and valued at $6,229
    was contributed to
    the Company by Cox
    Communications dur-
    ing the nine months
    ended September 30,
    1997 and the year
    ended December 31,
    1997.

                  See notes to combined financial statements.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

1. ORGANIZATION

  The accompanying combined financial statements present a combination of the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, MinorCo, L.P. and subsidiaries, PhillieCo Partners I, L.P. and subsidiaries and PhillieCo Partners II, L.P. and subsidiaries (collectively, the "Company" or the "Partnerships") which offer services as Sprint PCS.

  The unaudited interim financial information presented has been prepared according to generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim financial position, results of operations and cash flows of the Company.

  SPRINT SPECTRUM HOLDING COMPANY, L.P.--Sprint Spectrum Holding Company, L.P. ("Holdings") is a limited partnership formed in Delaware on March 28, 1995, by Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Cox Telephony Partnership and Comcast Telephony Services (together the "Partners"). Holdings was formed pursuant to a reorganization of the operations of an existing partnership, WirelessCo, L.P. ("WirelessCo") which transferred certain operating functions to Holdings. The Partners are subsidiaries of Sprint Corporation ("Sprint"), Tele-Communications, Inc. ("TCI"), Cox Communications, Inc. ("Cox"), and Comcast Corporation ("Comcast", and together with Sprint, TCI and Cox, the "Parents"), respectively.

  The Partners of Holdings and MinorCo, L.P. have the following ownership interests as of December 31, 1997, and 1996 and September 30, 1998:

       Sprint Enterprises, L.P.............................................. 40%
       TCI Spectrum Holdings, Inc........................................... 30%
       Cox Telephony Partnership............................................ 15%
       Comcast Telephony Services........................................... 15%

  Each Partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  Holdings is the 99% general partner of, and is consolidated with, its subsidiaries, including NewTelco, L.P. ("NewTelco") and Sprint Spectrum L.P., which, in turn, has several subsidiaries. Sprint Spectrum L.P.'s subsidiaries are Sprint Spectrum Equipment Company, L.P. ("EquipmentCo"), Sprint Spectrum Realty Company, L.P. ("RealtyCo"), Sprint Spectrum Finance Corporation ("FinCo"), and WirelessCo. On May 15, 1996, EquipmentCo was formed to lease or own wireless communication network equipment, and RealtyCo was formed to lease or own real property on which wireless communication facilities are to be located. FinCo was formed on May 20, 1996 to be a co-obligor of the debt obligations discussed in Note 5.

  The results of American PCS, L.P. ("APC") are consolidated from November 1997, the date the Federal Communications Commission ("FCC") approved Holdings as the new managing partner (Note 4). APC, through subsidiaries, owns a PCS license for and operates a broadband GSM (global system for mobile communications) in the Washington D.C./Baltimore Major Trading Area ("MTA"), and has launched a code division multiple access ("CDMA") overlay for nearly all of its existing GSM PCS system. APC includes American PCS Communications, LLC, APC PCS, LLC, APC Realty and Equipment Company, LLC and American Personal Communications Holdings, Inc.

  As discussed in Note 4, Holdings became the managing partner of Cox Communications PCS, L.P. ("Cox PCS") in June 1998. Cox PCS results have been included in the combined statements of operations from January 1, 1998. Cox PCS, through subsidiaries, holds a PCS license for and operates a PCS system in the Los Angeles-San Diego-Las Vegas MTA. Cox PCS includes Cox PCS License, L.L.C., Cox PCS Assets, L.L.C., and PCS Leasing Co., L.P.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  MINORCO, L.P. ("MINORCO")--MinorCo holds the minority ownership interests of 1% in NewTelco, Sprint Spectrum L.P., EquipmentCo, RealtyCo and WirelessCo at September 30, 1998, December 31, 1997 and 1996, and APC at September 30, 1998 and December 31, 1997.

  PHILLIECO PARTNERS--The consolidated financial statements of PhillieCo Partners I, L.P. ("PhillieCo I") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo I and its consolidated subsidiaries, including PhillieCo Sub, L.P. ("PhillieCo Sub") and PhillieCo, L.P ("PhillieCo").

  The consolidated financial statements of PhillieCo Partners II, L.P. ("PhillieCo II") and subsidiaries, included in these combined financial statements, include the accounts of PhillieCo II and its minority investment interests in PhillieCo Sub, L.P. and PhillieCo, L.P.

  PhillieCo Sub was formed by PhillieCo I and PhillieCo II, both of which were formed by Sprint Enterprises, L.P., TCI Philadelphia Holdings, Inc. and Cox Communications Wireless, Inc. (together the "PhillieCo Partners"). PhillieCo Sub was formed pursuant to a reorganization under which the PhillieCo Partners transferred their ownership interests in PhillieCo, which was formed in Delaware on October 24, 1994, to PhillieCo I and PhillieCo II. The PhillieCo Partners are subsidiaries of Sprint, TCI and Cox, respectively.

  The PhillieCo Partners have the following ownership interest as of December 31, 1997 and 1996 and September 30, 1998:

       Sprint Enterprises, L.P............................................ 47.1%
       TCI Philadelphia Holdings, Inc..................................... 35.3%
       Cox Communications Wireless, Inc................................... 17.6%

  Each PhillieCo partner's ownership interest consists of a 99% general partner interest and a 1% limited partnership interest.

  VENTURE FORMATION AND AFFILIATED PARTNERSHIPS--A Joint Venture Formation Agreement (the "Formation Agreement"), dated as of October 24, 1994, and subsequently amended as of March 28, 1995, and January 31, 1996, was entered into by the Parents, pursuant to which the Parents agreed to form certain entities to (i) provide national wireless telecommunications services, including acquisition and development of PCS licenses, (ii) develop a PCS wireless system in the Los Angeles-San Diego-Las Vegas MTA, and (iii) take certain other actions.

  On October 24, 1994, WirelessCo was formed and on March 28, 1995, additional partnerships were formed consisting of Holdings, MinorCo, NewTelco, and Sprint Spectrum L.P. The Partners' ownership interests in WirelessCo were initially held directly by the Partners as of October 24, 1994, the formation date of WirelessCo, but were subsequently contributed to Holdings and then to Sprint Spectrum L.P. on March 28, 1995.

  SPRINT SPECTRUM HOLDING COMPANY, L.P. PARTNERSHIP AGREEMENT--The Amended and Restated Agreement of Limited Partnership of MajorCo, L.P. (now known as Holdings), dated as of January 31, 1996 (the "Holdings Agreement"), among Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services and Cox Telephony Partnership provides that the purpose of Holdings is to engage in wireless communications services.

  The Holdings Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  The Holdings Agreement provides for planned capital contributions by the Partners ("Total Mandatory Contributions") of $4.2 billion, which includes agreed upon values attributable to the contributions of certain additional PCS licenses by a Partner. The Total Mandatory Contributions amount is required to be contributed in accordance with capital contribution schedules to be set forth in approved annual budgets. The partnership board of Holdings may request capital contributions to be made in the absence of an approved budget or more quickly than provided for in an approved budget, but always subject to the Total Mandatory Contributions limit. The proposed budget for fiscal 1998 has not yet been approved by the partnership board, which has resulted in the occurrence of a Deadlock Event (as defined) under the Holdings Agreement as of January 1, 1998. If the 1998 proposed budget is not approved through resolution procedures set forth in the Holdings Agreement, certain specified buy/sell procedures may be triggered which may result in a restructuring of the partners' interest in Holdings or, in limited circumstances, liquidation of Holdings. See Note 10 for further discussion regarding a restructuring of the partnership structure. As of September 30, 1998 and December 31, 1997, approximately $4.2 billion and $4.0 billion, respectively, of the Total Mandatory Contributions had been contributed by the Partners to Holdings and its affiliated partnerships, of which approximately $3.3 billion had been contributed to Sprint Spectrum L.P.

  PHILLIECO PARTNERSHIP AGREEMENT--The Second Amended and Restated Agreement of Limited Partnership of PhillieCo, L.P., (the "PhillieCo Agreement") dated as of March 12, 1997, among PhillieCo Sub and PhillieCo II provides that the purpose of PhillieCo is to engage in wireless communications services in the Philadelphia MTA. The PhillieCo Agreement provides for the governance and administration of partnership business, allocation of profits and losses (including provisions for special and curative allocations), tax allocations, transactions with partners, disposition of partnership interests and other matters. The PhillieCo Agreement provides for additional capital contributions to be made in accordance with capital contribution schedules to be set forth in approved annual budgets.

  The PhillieCo Agreement generally provides for the allocation of profits and losses according to each Partner's proportionate percentage interest, after giving effect to special allocations. After special allocations, profits are allocated to partners to the extent of and in proportion to cumulative net losses previously allocated. Losses are allocated, after considering special allocations, according to each Partner's allocation of net profits previously allocated.

  EMERGENCE FROM DEVELOPMENT STAGE COMPANY--Prior to the third quarter of 1997, the Company reported its operations as a development stage enterprise. The Company has commenced service in all of the MTAs in which it owns a license. As a result, the Company is no longer considered a development stage enterprise, and the balance sheets and statements of operations and of cash flows are no longer presented in development stage format.

  Management believes that the Company will incur additional losses in 1998 and require additional financial resources to support the current level of operations and the remaining network buildout for the year ended December 31, 1998. Management believes the Company has the ability to obtain the required levels of financing through additional financing arrangements or additional equity funding from the partners.

  DEADLOCK EVENT--The proposed budgets for fiscal year 1998 were not approved by the Holdings or PhillieCo I partnership boards, which resulted in the occurrence of a "Deadlock Event" as of January 1, 1998 under the Holdings and PhillieCo I Partnership Agreements. Holdings is the sole general partner of Sprint Spectrum L.P. PhillieCo I is the sole general partner of PhillieCo Sub. Under the Holdings and PhillieCo I Partnership Agreements, if one of the partners refers the budget issue to the chief executive officers of the Parents for resolution pursuant to specified procedures and the issue remains unresolved, buy/sell provisions would be triggered which may result in the purchase by one or more of the partners of the interest of the other partners, or, in certain circumstances, the liquidation of Holdings and PhillieCo I and their subsidiaries. See further discussions regarding a restructuring of the partnership structure in Note 10.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION--The financial statements are presented on a combined basis as the Partnerships are under common management for all periods presented. The assets, liabilities, results of operations and cash flows of entities in which the Company has a controlling interest have been consolidated. All significant intercompany accounts and transactions have been eliminated.

  MINORITY INTERESTS--In November 1997, concurrent with the APC acquisition discussed in Note 4, American Personal Communications II, L.P. ("APC II") became the minority owner in APC. APC II has been allocated approximately $6.5 million in losses in APC since the date of acquisition. Prior to November 1997, APC II, as majority owner, had been allocated approximately $50 million in losses in excess of its investment. At December 31, 1997, after consolidation of APC, the total of such losses, approximately $56.7 million, was recorded as minority interest in the Partnerships' combined balance sheet. This treatment reflects that APC II continued to be responsible for funding its share of losses until January 1, 1998 when Holdings and MinorCo acquired the remaining interest in APC.

  In addition, in June 1998, concurrent with the Cox PCS acquisition discussed in Note 4, Cox Pioneer Partnership ("CPP") became the minority owner in Cox PCS with CPP's remaining ownership-interest in Cox PCS being recorded as minority interest in the combined balance sheet. CPP has been allocated approximately $99.0 million in losses in Cox PCS since the date of acquisition. Losses attributable to Cox incurred from January 1, 1998 through May 1998 are included in minority interest in the combined statements of operations.

  TRADEMARK AGREEMENT--Sprint(R) and Sprint PCS(R) are the registered trademark and service mark, respectively, of Sprint Communications Company L.P. Sprint(R) and Sprint PCS(R) are licensed to Holdings on a royalty-free basis pursuant to trademark license agreements between Holdings and Sprint Communications Company L.P.

  REVENUE RECOGNITION--Operating revenues for PCS services are recognized as service is rendered. Operating revenues for equipment sales are recognized at the time the equipment is delivered to a customer or an unaffiliated agent.

  COST OF EQUIPMENT--The Company uses multiple distribution channels for its inventory, including third-party retailers, Company-owned retail stores, its direct sales force and telemarketing. Cost of equipment varies by distribution channel and includes the cost of multiple models of handsets, related accessory equipment, and warehousing and shipping expenses.

  CASH AND CASH EQUIVALENTS--The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains cash and cash equivalents in financial institutions with the highest credit ratings.

  ACCOUNTS RECEIVABLE--Accounts receivable are net of an allowance for doubtful accounts of approximately $23.9 million, $9.3 million and $0.2 million, at September 30, 1998 and December 31, 1997 and 1996, respectively.

  INVENTORY--Inventory consists of wireless communication equipment (primarily handsets). Inventory is stated at lower of cost (on a first-in, first-out basis) or replacement value. Any losses on the sales of handsets are recognized at the time of sale.

  PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost or fair value at the date of acquisition. Construction work in progress represents costs incurred to design and construct the PCS network. Repair and maintenance costs are charged to expense as incurred. When network equipment is retired, or otherwise disposed of, its book value, net of salvage, is charged to accumulated depreciation. When non-network equipment is sold, retired or abandoned, or otherwise disposed of, the cost and accumulated depreciation are relieved and any gain or loss is recognized. Property, plant and equipment are depreciated using the straight-line method based on estimated useful lives of the assets. Depreciable lives range from 3 to 20 years.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  EQUIPMENT UNDER CAPITAL LEASES--APC leases certain of its office and other equipment under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of 5 to 7 years.

  INVESTMENT IN PCS LICENSES--During 1994 and 1995, the Federal Communications Commission ("FCC") auctioned PCS licenses in specific geographic service areas. The FCC grants licenses for terms of up to ten years, and generally grants renewals in 10-year terms if the licensee has complied with its license obligations. The Company believes it will be able to secure renewal of the PCS licenses held by its subsidiaries. PCS licenses are amortized over estimated useful lives of 40 years once placed in service. Accumulated amortization for PCS licenses totaled approximately $91.8 million, $46.8 million and $1.7 million as of September 30, 1998, December 31, 1997, and 1996, respectively. There was no amortization in 1995.

  MICROWAVE RELOCATION COSTS--The Company has also incurred costs associated with microwave relocation in the construction of the PCS network. Microwave relocation costs are amortized over the remaining life of the PCS licenses. Accumulated amortization for microwave relocation costs totaled approximately $10.6 million and $5.3 million as of September 30, 1998 and December 31, 1997, respectively. There was no amortization in 1996 or 1995.

  INTANGIBLE ASSETS--The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Company currently expects the carrying amounts to be fully recoverable. Impairments of intangibles and long-lived assets are assessed based on an undiscounted cash flow methodology.

  CAPITALIZED INTEREST--Interest costs associated with the construction of capital assets (including the PCS licenses) incurred during the period of construction are capitalized. The total interest costs capitalized in the nine months ended September 30, 1998 was approximately $50.9 million, and was approximately $100.0 million and $30.5 million in 1997 and 1996, respectively. There were no amounts capitalized in 1995.

  DEBT ISSUANCE COSTS--Included in other assets are costs associated with obtaining financing. Such costs are capitalized and amortized to interest expense over the term of the related debt instruments using the effective interest method. Accumulated amortization for the nine months ended September 30, 1998 was approximately $23.8 million, and was approximately $13.4 million and $1.9 million for the years ended December 31, 1997 and 1996, respectively. There was no amortization in 1995.

  OPERATING LEASES--Rent expense is recognized on the straight-line basis over the life of the lease agreement, including renewal periods. Lease expense recognized in excess of cash expended is included in non-current liabilities in the combined balance sheet.

  MAJOR CUSTOMER--The Company markets its products through multiple distribution channels, including Company-owned retail stores and third-party retail outlets. The Company's subscribers are disbursed throughout the United States. Sales to one third-party retail customer represented approximately 21% and 88% of operating revenues in the combined statements of operations for the years ended December 31, 1997 and 1996, respectively. The Company reviews the credit history of retailers prior to extending credit and maintains allowances for potential credit losses. The Company believes that its risk from concentration of credit is limited.

  INCOME TAXES--The Company has not provided for federal or state income taxes since such taxes are the responsibility of the individual Partners.

  FINANCIAL INSTRUMENTS--The carrying value of the Company's short-term financial instruments, including cash and cash equivalents, receivables from customers and affiliates and accounts payable approximates fair value. The fair value of the Company's long-term debt is based on quoted market prices for the same issues or current rates offered to the Company for similar debt. A summary of the fair value of the Company's long-term debt at December 31, 1997 and 1996 is included in Note 5.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  The fair value of the interest rate contracts is the estimated net amount that APC would pay to terminate the contracts at the balance sheet date. The fair value of the fixed rate loans is estimated using discounted cash flow analysis based on APC's current incremental borrowing rate at which similar borrowing agreements would be made under current conditions.

  DERIVATIVE FINANCIAL INSTRUMENTS--Derivative financial instruments (interest rate contracts) are utilized by APC to reduce interest rate risk. APC has established a control environment which includes risk assessment and management approval, reporting and monitoring of derivative financial instrument activities. APC does not hold or issue derivative financial instruments for trading purposes.

  The differentials to be received or paid under interest rate contracts that are matched against underlying debt instruments and qualify for settlement accounting are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts are recognized as other income or expense when terminated in conjunction with the retirement of associated debt. Gains and losses on terminations of interest rate contracts not associated with the retirement of debt are deferred and amortized to interest expense over the remaining life of the associated debt to the extent that such debt remains outstanding.

  COMPREHENSIVE INCOME--In June 1997, the Financial Accounting Standards Board issued Statement of financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS No. 130") which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company's total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statements of operations.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 and 1995 combined financial statements to conform to the 1997 combined financial statement presentation.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at September 30, 1998, December 31, 1997 and 1996 (in thousands):

                                           SEPTEMBER 30,     DECEMBER 31,
                                           ------------- ----------------------
                                               1998         1997        1996
                                           ------------- ----------  ----------
                                            (UNAUDITED)
   Land..................................   $    3,288   $    1,445  $      905
   Buildings and leasehold improvements..      901,164      641,167      86,496
   Fixtures and office furniture.........      309,419      168,301      68,520
   Network equipment.....................    3,319,669    2,335,965     255,691
   Telecommunications plant--construction
    work in progress.....................      706,343      653,133   1,039,620
                                            ----------   ----------  ----------
                                             5,239,883    3,800,011   1,451,232
   Less accumulated depreciation.........     (708,033)    (261,773)     (9,605)
                                            ----------   ----------  ----------
                                            $4,531,850   $3,538,238  $1,441,627
                                            ==========   ==========  ==========

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  Depreciation expense on property, plant and equipment for the nine months ended September 30, 1998 was approximately $471.4 million and was approximately $251.9 million, $9.6 million, and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively.

4. INVESTMENTS IN PARTNERSHIPS

  APC--On January 9, 1995, WirelessCo acquired a 49% limited partnership interest in APC. In September 1997, Holdings increased its ownership in APC to 58.3% through additional capital contributions of approximately $30 million, and became the managing partner upon FCC approval in November 1997. As of January 1, 1998, Holdings and MinorCo increased their ownership percentages to 99.75% and 0.25%, respectively, of the partnership interests for approximately $30 million.

  The acquisition increasing ownership to 58.3% and subsequently to 100% was accounted for as a purchase and, accordingly, the operating results of APC have been consolidated since the date of the FCC's approval of the acquisition. In conjunction with the acquisition in November 1997, liabilities were assumed as follows with the remaining minority interest acquired on January 1, 1998 (in millions):

       Assets acquired.................................................... $503
       Cash paid..........................................................  (30)
       Minority interest..................................................   50
                                                                           ----
       Liabilities assumed................................................ $523
                                                                           ====

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited pro forma financial information assumes the acquisition had occurred on January 1 of each year and that Holdings had owned 100% of APC and consolidated its results in the financial statements:

                                                            1997        1996
                                                         -----------  ---------
   Net sales............................................ $   364,460  $  76,013
   Net loss (before minority interest)..................  (1,716,142)  (554,976)

  Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to acquisition of controlling interest, Holdings' investment in APC was accounted for under the equity method. The partnership agreement between Holdings and APC II specified that losses were allocated based on percentage ownership interests and certain other factors. In January 1997, Holdings and APC II amended the APC partnership agreement with respect to the allocation of profits and losses. For financial reporting purposes, profits and losses were allocated in proportion to Holdings' and APC II's respective partnership interests, except for costs related to stock appreciation rights and interest expense attributable to the FCC interest payments which were allocated entirely to APC II. Losses of approximately $60 million, $97 million and $46 million for the years ended December 31, 1997, 1996 and 1995, respectively, are included in equity in losses of unconsolidated subsidiaries during the period prior to the acquisition of controlling interest.

  COX PCS--On December 31, 1996, Holdings acquired a 49% limited partner interest in Cox PCS. CPP held a 50.5% general and a 0.5% limited partner interest and was the general and managing partner. Holdings increased its ownership in Cox PCS to 59.2% through an additional capital contribution of approximately $80.6 million and became managing partner upon FCC approval in June, 1998. This increase in ownership was the result of CPP exercising its right under the partnership agreement to require that Holdings acquire all or part of CPP's interest in Cox PCS based on fair market value at the time of the transaction. Through December 2008, CPP may put any remaining interest in Cox PCS to Holdings.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  The acquisition increasing ownership to 59.2% was accounted for as a purchase. The operating results of Cox PCS have been consolidated since January 1, 1998. The following table reflects the value of Cox PCS' assets and liabilities at the date of acquisition:

         Assets acquired.............................. $ 724,834
         Cash paid....................................   (80,558)
         Minority interest............................  (103,780)
                                                       ---------
         Liabilities assumed.......................... $ 540,496
                                                       =========

  The purchase price was allocated to the assets acquired and the liabilities assumed based on an estimate of fair value.

  The following unaudited proforma information assumes the acquisition had occurred on January 1, 1997, and that Holdings had consolidated Cox PCS results in the financial statements:

                                                    DECEMBER 31,
                                                        1997
                                                    ------------
         Net sales................................. $   295,395
         Net loss (before minority interest).......  (1,757,821)

   Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

  Prior to the acquisition of controlling interest, Holdings' investment in Cox PCS was accounted for under the equity method.

  Under the terms of the partnership agreement, CPP and the Company are obligated to, among other things: (a) upon FCC consent to the assumption and recognition of the license payment obligations by Cox PCS, CPP is obligated to make capital contributions in an amount equal to such liability and related interest (the PCS license covering the Los Angeles-San Diego MTA was contributed to Cox PCS in March 1997); (b) Holdings is obligated to make capital contributions of approximately $368.9 million to Cox PCS; (c) Holdings is not obligated to make any cash capital contributions upon the assumption by Cox PCS of the FCC payment obligations until CPP has contributed cash in an amount equal to the aggregate principal and interest of such obligations; and,
(d) CPP and Holdings are obligated to make additional capital contributions in an amount equal to such partner's percentage interest times the amount of additional capital contributions being requested.

  As of December 31, 1997, approximately $348.2 million in equity, including $2.45 million to PCS Leasing Co, L.P. ("LeasingCo"), a subsidiary of Cox PCS, had been contributed to Cox PCS by the Company. Through December 31, 1996, $168 million had been contributed to Cox PCS. Losses are allocated to the partners based on their ownership percentages. Losses of approximately $108 million for the year ended December 31, 1997, are included in equity in losses of unconsolidated partnerships during the year prior to the acquisition of controlling interest. Subsequent to December 31, 1997, Holdings completed its funding obligation to Cox PCS under the partnership agreement. Concurrent with this funding, Holdings paid approximately $33.2 million in interest that had accrued on the unfunded capital obligation.

  Additionally, Holdings increased its ownership to 59.2% and became general partner in LeasingCo. LeasingCo was formed to acquire, construct or otherwise develop equipment and other personal property to be leased to Cox PCS. Holdings is not obligated to make additional capital contributions to LeasingCo beyond the initial funding of approximately $2.45 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


5. LONG-TERM DEBT AND BORROWING ARRANGEMENTS

  Long-term debt consists of the following as of September 30, 1998 and December 31, 1997 and 1996 (in thousands):

                                              SEPTEMBER 30,    DECEMBER 31,
                                              ------------- -------------------
                                                  1998         1997      1996
                                              ------------- ---------- --------
                                               (UNAUDITED)
   11% Senior Notes due in 2006.............   $  250,000   $  250,000 $250,000
   12 1/2% Senior Discount Notes due in
    2006, net of unamortized discount of
    $147,035 at September 30, 1998; $177,720
    and $214,501 at December 31, 1997 and
    1996, respectively......................      352,965      322,280  285,499
   Credit Facility--term loans..............      300,000      300,000  150,000
   Credit Facility--revolving credit........    1,565,000      605,000      --
   Vendor Financing.........................    2,527,002    1,612,914      --
   APC Senior Secured Term Loan Facility....      220,000      220,000      --
   APC Senior Secured Reducing Revolving
    Credit Facility.........................      200,000      141,429      --
   APC--Due To FCC, net of unamortized
    discount of $8,992 at September 30, 1998
    and $11,989 at December 31, 1997........       77,844       90,355      --
   Cox PCS Credit Facility..................      400,000          --       --
   Cox PCS--Due to FCC......................      213,855          --       --
   Other....................................       19,042       26,538      742
                                               ----------   ---------- --------
   Total debt...............................    6,125,708    3,568,516  686,241
   Less current maturities..................      124,491       34,562       49
                                               ----------   ---------- --------
   Long-term debt...........................   $6,001,217   $3,533,954 $686,192
                                               ==========   ========== ========

  SENIOR NOTES AND SENIOR DISCOUNT NOTES--In August 1996, Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation (together, the "Issuers") issued $250 million aggregate principal amount of 11% Senior Notes due 2006 ("the Senior Notes"), and $500 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2006 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes"). The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and generated proceeds of approximately $273 million. Cash interest on the Senior Notes accrues at a rate of 11% per annum and is payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1997. Cash interest will not accrue or be payable on the Senior Discount Notes prior to August 15, 2001. Thereafter, cash interest on the Senior Discount Notes will accrue at a rate of 12 1/2% per annum and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2002.

  On August 15, 2001, the Issuers will be required to redeem an amount equal to $384.772 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding ($192 million in aggregate principal amount at maturity, assuming all of the Senior Discount Notes remain outstanding at such date).

  The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after August 15, 2001 at the redemption prices set forth below, respectively, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12 month period beginning on August 15 of the years indicated below:

                                            SENIOR NOTES   SENIOR DISCOUNT NOTES
   YEAR                                   REDEMPTION PRICE   REDEMPTION PRICE
   ----                                   ---------------- ---------------------
   2001..................................     105.500%           110.000%
   2002..................................     103.667%           106.500%
   2003..................................     101.833%           103.250%
   2004 and thereafter...................     100.000%           100.000%

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  In addition, prior to August 15, 1999, the Issuers may redeem up to 35% of the originally issued principal amount of the Notes with the net proceeds of one or more public equity offerings, provided that at least 65% of the originally issued principal amount at maturity of the Senior Notes and Senior Discount Notes would remain outstanding immediately after giving effect to such redemption. The redemption price of the Senior Notes is equal to 111.0% of the principal amount of the Senior Notes so redeemed, plus accrued and unpaid interest, if any, to the redemption date. The redemption price of the Senior Discount Notes is equal to 112.5% of the accreted value at the redemption date of the Senior Discount Notes so redeemed.

  The Notes contain certain restrictive covenants, including (among other requirements) limitations on additional indebtedness, limitations on restricted payments, limitations on liens, and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries.

  BANK CREDIT FACILITY--Sprint Spectrum L.P. (the "Borrower") entered into an agreement with The Chase Manhattan Bank ("Chase") as agent for a group of lenders for a $2 billion bank credit facility dated October 2, 1996. The proceeds of this facility are to be used to finance working capital needs, subscriber acquisition costs, capital expenditures and other general Borrower purposes.

  The facility consists of a revolving credit commitment of $1.7 billion and a $300 million term loan commitment. In December 1997, certain terms relating to the financial and operating conditions were amended. As of September 30, 1998, $1.6 billion had been drawn under the revolving credit facility at a weighted average interest rate of 8.19% with $100 million remaining available. As of December 31, 1997, $605 million had been drawn under the revolving credit facility at a weighted average interest rate of 8.42%, with $1.1 billion remaining available. There were no borrowings under the revolving credit commitment as of December 31, 1996. Commitment fees for the revolving portion of the agreement are payable quarterly based on average unused revolving commitments.

  The revolving credit commitment expires July 13, 2005. Availability will be reduced in quarterly installments ranging from $75 million to $175 million commencing January 2002. Further reductions may be required after January 1, 2002 to the extent that the Borrower meets certain financial conditions.

  The term loans are due in sixteen consecutive quarterly installments beginning January 2002 in aggregate principal amounts of $125,000 for each of the first fifteen payments with the remaining aggregate outstanding principal amount of the term loans due as the last installment.

  Interest on the term loans and/or the revolving credit loans is at the applicable LIBOR rate plus 0.625% ("Eurodollar Loans"), or the greater of the prime rate or 0.5% plus the Federal Funds effective rate, ("ABR Loans"), at the Borrower's option. The interest rate may be adjusted downward for improvements in the bond rating and/or leverage ratios. Interest on ABR Loans and Eurodollar Loans with interest period terms in excess of 3 months is payable quarterly. Interest on Eurodollar Loans with interest period terms of less than 3 months is payable on the last day of the interest period. As of September 30, 1998, and December 31, 1997 and 1996, the weighted average interest rate on the term loans was 8.20%, 8.39% and 8.19%, respectively.

  Borrowings under the Bank Credit Facility are secured by the Borrower's interests in WirelessCo, RealtyCo and EquipmentCo and certain other personal and real property (the "Shared Lien"). The Shared Lien equally and ratably secures the Bank Credit Facility, the Vendor Financing agreements (discussed below) and certain other indebtedness of the Borrower. The credit facility is jointly and severally guaranteed by WirelessCo, RealtyCo and EquipmentCo and is non-recourse to the Parents and the Partners.

  The Bank Credit Facility agreement and Vendor Financing agreements contain certain restrictive financial and operating covenants, including (among other requirements) maximum debt ratios (including debt to total

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

capitalization), limitations on capital expenditures, limitations on additional indebtedness and limitations on dividends and other payment restrictions affecting certain restricted subsidiaries. The loss of the right to use the Sprint trademark, the termination or non-renewal of any FCC license that reduces population coverage below specified limits, or certain changes in controlling interest in the Borrower, as defined, among other provisions, constitute events of default.

  VENDOR FINANCING--As of October 2, 1996, the Company entered into financing agreements with Northern Telecom, Inc. ("Nortel") and Lucent Technologies, Inc. ("Lucent" and together with Nortel, the "Vendors") for multiple drawdown term loan facilities totaling $1.3 billion and $1.8 billion, respectively. The proceeds of such facilities are to be used to finance the purchase of goods and services provided by the Vendors. Additionally, the commitments allow for the conversion of accrued interest into additional principal. Such conversions do not reduce the availability under the commitments. Interest accruing on the debt outstanding at December 31, 1997, can be converted into additional principal through February 8, 1999 and March 30, 1999, for Lucent and Nortel, respectively.

  In April 1997 and November 1997, the Company amended the terms of its financing agreement with Nortel. The amendments provide for a syndication of the financing commitment between Nortel, several banks and other vendors (the "Nortel Lenders"), and the modification of certain operating and financial covenants. The commitment provides financing in two phases. During the first phase, the Nortel Lenders will finance up to $800 million. Under the second phase, the Nortel Lenders will finance up to an additional $500 million upon the achievement of certain operating and financial conditions, as amended. As of September 30, 1998, $856.3 million, including converted accrued interest of $67.2 million, had been borrowed at a weighted average interest rate 8.78% with $510.9 million remaining available. At December 31, 1997, $630 million, including converted accrued interest of $18.6 million, had been borrowed at a weighted average interest rate of 8.98% with $189 million remaining available under the first phase. In addition, the Company paid $20 million in origination fees upon the initial drawdown under the first phase and will be obligated to pay additional origination fees on the date of the initial drawdown loan under the second phase. There were no borrowings under the Nortel facility at December 31, 1996.

  In May 1997 and December 1997, the Company amended the terms of its financing agreement with Lucent. The amendments provide for a syndication of the financing commitment between Lucent, Sprint and other banks and vendors (the "Lucent Lenders"), and the modification of certain operating and financial covenants. The Lucent Lenders have committed to financing up to $1.5 billion through December 31, 1997, and up to an aggregate of $1.8 billion thereafter. The Company pays a facility fee on the daily amount of certain loans outstanding under the agreement, payable quarterly. The Lucent agreement terminates June 30, 2001. As of September 30, 1998, the Company had borrowed approximately $1.7 billion, including converted accrued interest of $123.5 million, with $252.8 million remaining available under the Lucent facility, at a weighted average interest rate of 8.70%. As of December 31, 1997, the Company had borrowed approximately $983 million, including converted accrued interest of $33.1 million, under the Lucent facility at a weighted average interest rate of 8.94%, with $850 million remaining available. There were no borrowings under the Lucent facility at December 31, 1996.

  The principal amounts of the loans drawn under both the Nortel and Lucent agreements are due in twenty consecutive quarterly installments, commencing on the date which is thirty-nine months after the last day of such "Borrowing Year" (defined in the agreements as any one of the five consecutive 12-month periods following the date of the initial drawdown of the loan). The aggregate amount due each year is equal to percentages ranging from 10% to 30% multiplied by the total principal amount of loans during each Borrowing Year.

  The agreements provide two borrowing rate options. During the first phase of the Nortel agreement and throughout the term of the Lucent agreement "ABR Loans" bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 2%. "Eurodollar Loans" bear interest at the London interbank

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

(LIBOR) rate (any one of the 30-, 60- or 90-day rates, at the discretion of the Company), plus 3%. During the second phase of the Nortel agreement, ABR Loans bear interest at the greater of the prime rate or 0.5% plus the Federal Funds effective rate, plus 1.5%; and Eurodollar loans bear interest at the LIBOR rate plus 2.5%. Interest from the date of each loan through one year after the last day of the Borrowing Year is added to the principal amount of each loan. Thereafter, interest is payable quarterly.

  Borrowings under the Vendor Financing are secured by the Shared Lien. The Vendor Financing is jointly and severally guaranteed by WirelessCo, RealtyCo, and EquipmentCo and is non-recourse to the Parents and the Partners.

  Certain amounts included under construction obligations on the combined balance sheets may be financed under the Vendor Financing agreements.

  APC DUE TO FCC--The Company is obligated to the FCC for $102 million for the receipt of the commercial PCS license covering the Washington D.C./Baltimore MTA. In March 1996, the FCC determined that interest on the amount due would begin to accrue on March 8, 1996, at an interest rate of 7.75%. Beginning with the first payment due in April 1996, the FCC granted two years of interest-only payments followed by three years of principal and interest payments. Based on the interest and payment provisions determined by the FCC and the Company's incremental borrowing rate for similar debt at the time the debt was issued, the Company has accrued interest beginning upon receipt of the license at an effective rate of 13%.

  APC SENIOR SECURED CREDIT FACILITIES--As of February 7, 1997, American PCS Communications, LLC entered into credit facilities of $420 million, consisting of a term loan facility of $220 million and a reducing revolving credit facility of $200 million (together, the "Credit Agreement"). The Credit Agreement is secured by first priority liens on all the equity interests held by American PCS Communications LLC in its direct subsidiaries, including the equity interests of the subsidiaries which will hold APC's PCS license and certain real property interest and equipment and a first priority security interest in, and mortgages on, substantially all other intangible and tangible assets of APC and subsidiaries. The Credit Agreement matures February 7, 2005, with an interest rate of LIBOR plus 2.25%. The interest rate may be stepped down over the term of the credit agreement based on the ratio of outstanding debt to earnings before interest, tax, depreciation and amortization. Proceeds from the Credit Agreement were used to repay the outstanding financing from Holdings as of the closing date of the credit agreement, capital expenditures for the communications systems, general working capital requirements, and net operating losses.

  The Credit Agreement contains covenants which require APC to maintain certain levels of wireless subscribers, as well as other financial and non-financial requirements.

  In January 1998 APC completed negotiations with its lenders to amend the Credit Agreement. As amended, the Credit Agreement contains certain covenants which, among other things, contain certain restrictive financial and operating covenants including, maximum debt ratios (including debt to total capitalization) and limitations on capital expenditures. The covenants require American PCS Communications, LLC to enter into interest rate contracts on a quarterly basis to protect and limit the interest rate on 40% of its aggregate debt outstanding.

  COX PCS CREDIT FACILITY--On February 25, 1998 Cox PCS entered into a $800 million, nine-year revolving and term loan agreement (the "Cox Credit Facility") with a bank syndicate. The Cox Credit Facility consists of a revolving line of credit in an aggregate principal amount of $400 million and two term loan facilities with aggregate principal amounts of $200 million each. At September 30, 1998, $400 million had been borrowed under the term loan facilities at a weighted average interest rate of 8.13%. The Cox Credit Facility grants Cox PCS an option to expand the credit facility up to an additional $750 million from time to time, upon Cox PCS meeting certain requirements. The proceeds from the loan are intended to repay the PCS license debt, finance working capital needs, subscriber acquisition costs, capital expenditures and other general purposes of Cox PCS.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

Provisions of the Cox Credit Facility required the transfer of certain of Cox PCS' assets into the special purpose subsidiaries of Cox PCS to facilitate the collateralization of substantially all of Cox PCS' assets.

  Furthermore, the amounts advanced under the Cox Credit Facility are guaranteed by each of the special purpose subsidiaries. The Cox Credit Facility also requires that Cox PCS meet certain operational and financial covenants. Cox PCS is in compliance as of February 25, 1998 (the funding date). Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the credit agreement plus interest at a variable rate (as defined).

  COX PCS DUE TO FCC--In conjunction with the assignment of the PCS license covering the Los Angeles-San Diego-Las Vegas MTA by CPP to Cox PCS, Cox PCS assumed the related debt payable to the FCC. The debt requires eight interest-only payments beginning April 30, 1996 through January 31, 1998. Commencing April 30, 1998, the debt requires repayment in equal quarterly installments of $23.7 million representing both principal and interest. The debt is collateralized by the PCS license above, bears interest at 7.75% per annum and matures on January 31, 2001.

  OTHER DEBT--At December 31, 1997 and September 30, 1998, other debt included a note payable to Lucent for the financing of debt issuance costs, a note payable for certain leasehold improvements, and capital leases acquired in the purchase of APC. Maturities on the debt range from 3 to 10 years, at interest rates from 8.32% to 21%.

  INTEREST RATE CONTRACTS--As of September 30, 1998, APC had entered into ten interest rate contracts with an aggregate notional value of $134 million. As of December 31, 1997, APC had entered into nine interest rate contracts (swaps and a collar), with an aggregate notional amount of $122 million. Under the agreements APC pays a fixed rate and receives a variable rate such that it will protect APC against interest rate fluctuations on a portion of its variable rate debt. The fixed rates paid by APC on the interest rate swap contracts range from approximately 5.97% to 6.8%. Option features contained in certain of the swaps operate in a manner such that the interest rate protection in some cases is effective only when rates are outside a certain range. Under the collar arrangement, APC will receive 6.19% when LIBOR falls below 6.19% and pay 8% when LIBOR exceeds 8%. The contracts expire in 2001. The fair value of the interest rate contracts at September 30, 1998 and December 31, 1997 was an unrealized loss of approximately $4.8 million and $1.3 million, respectively. The notional amounts represent reference balances upon which payments and receipts are based and consequently are not indicative of the level of risk or cash requirements under the contracts. APC has exposure to credit risk to the counterparty to the extent it would have to replace the interest rate swap contract in the market when and if a counterparty were to fail to meet its obligations. The counterparties to all contracts are primary dealers that meet APC's criteria for managing credit exposures.

  FAIR VALUE--The estimated fair value of the Company's long-term debt at December 31, 1997 and 1996 is as follows (in thousands):

                                               1997                1996
                                        ------------------- -------------------
                                        CARRYING ESTIMATED  CARRYING ESTIMATED
                                         AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                        -------- ---------- -------- ----------
   11% Senior Notes.................... $250,000  $280,650  $250,000  $270,625
   12 1/2% Senior Discount Notes.......  322,280   389,300   285,499   337,950
   Credit facility--term loans.........  300,000   300,000   150,000   151,343
   Credit facility--revolver...........  605,000   605,000       --        --
   Vendor facility--Lucent.............  983,299   983,299       --        --
   Vendor facility--Nortel.............  629,615   629,615       --        --
   APC Senior Secured Term Loan
    Facility...........................  220,000   220,000       --        --
   APC Senior Secured Reducing
    Revolving Credit Facility..........  141,429   141,429       --        --
   FCC debt............................   90,355    98,470       --        --

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)

  At December 31, 1997, scheduled maturities of long-term debt and capital leases during each of the next five years are as follows (in thousands):

                                                   LONG-TERM DEBT CAPITAL LEASES
                                                   -------------- --------------
   1998...........................................    $ 29,800        $5,411
   1999...........................................      40,425         3,667
   2000...........................................      53,624           591
   2001...........................................     395,291            42
   2002...........................................     583,113           --
                                                                      ------
                                                                       9,711
   Less interest..................................                      (898)
                                                                      ------
   Present value of minimum lease payments........                    $8,813
                                                                      ======

6. COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES--Minimum rental commitments as of December 31, 1997, for all noncancelable operating leases, consisting principally of leases for cell and switch sites and office space, for the next five years, are as follows (in thousands):

       1998............................................................ $139,890
       1999............................................................  135,940
       2000............................................................  109,081
       2001............................................................   66,168
       2002............................................................   21,655

  Gross rental expense for cell and switch sites aggregated approximately $106.5 million for the nine months ended September 30, 1998, and $97.1 million and $13.6 million for the years ended December 31, 1997 and 1996, respectively. There was no cell or switch site rental expense for the year ended December 31, 1995. Gross rental expense for office space approximated $37.4 million for the nine months ended September 30, 1998, and $34.1 million, $11.7 million, and $0.7 million for the years ended December 31, 1997, 1996, and 1995, respectively. Certain cell and switch site leases contain renewal options (generally for terms of 5 years) that may be exercised from time to time and are excluded from the above amounts.

  PROCUREMENT CONTRACTS--On January 31, 1996, the Company entered into procurement and services contracts with AT&T Corp. (subsequently assigned to Lucent) and Nortel for the engineering and construction of a PCS network. Each contract provides for an initial term of ten years with renewals for additional one-year periods. The Vendors must achieve substantial completion of the PCS network within an established time frame and in accordance with criteria specified in the procurement contracts. Pricing for the initial equipment, software and engineering services has been established in the procurement contracts. The procurement contracts provide for payment terms based on delivery dates, substantial completion dates, and final acceptance dates. In the event of delay in the completion of the PCS network, the procurement contracts provide for certain amounts to be paid to the Company by the Vendors. The minimum commitments for the initial term are $0.8 billion and $1.0 billion from Lucent and Nortel, respectively, which include, but are not limited to, all equipment required for the establishment and installation of the PCS network.

  On May 8, 1998, the Company amended its procurement and services agreement with Lucent. The amendment provides for an additional pricing structure for certain equipment, software and engineering services purchased by the Company from Lucent after January 1, 1998. Major original contract provisions, including but not limited to, the length of the contract and the payment terms, have not been amended. The minimum commitment under the amendment is approximately $353 million.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  HANDSET PURCHASE AGREEMENTS--In June, 1996, the Company entered into a three-year purchase and supply agreement with a vendor for the purchase of handsets and other equipment totaling approximately $500 million. During 1997 and 1996, the Company purchased $332.7 million and $85 million under the agreement, respectively. The total purchase commitment was satisfied during the second quarter of 1998.

  In September, 1996, the Company entered into another three-year purchase and supply agreement with a second vendor for the purchase of handsets and other equipment totaling more than $600 million, with purchases that commenced in April, 1997. During 1997, the Company purchased $147.6 million under the agreement. The total purchase commitment must be satisfied by April 2000.

  SERVICE AGREEMENTS--The Company has entered into an agreement with a vendor to provide PCS call record and retention services. Monthly rates per subscriber are variable based on overall subscriber volume. If subscriber fees are less than specified annual minimum charges, the Company will be obligated to pay the difference between the amounts paid for processing fees and the annual minimum. Annual minimums range from $20 million to $60 million through 2001. The agreement extends through December 31, 2001, with two automatic, two-year renewal periods, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  The Company has also entered into an agreement with a vendor to provide prepaid calling services. Monthly rates per minute of use are based on overall call volume. If the average minutes of use are less than monthly specified minimums, the Company is obligated to pay the difference between the average minutes used at the applicable rates and the monthly minimum. Monthly minimums range from $40,000 to $50,000 during the initial term. Certain installation and setup fees for processing and database centers are also included in the agreement and are dependent upon a need for such centers. The agreement extends through July 1999, with successive one-year term renewals, unless terminated by the Company. The Company may terminate the agreement prior to the expiration date, but would be subject to specified termination penalties.

  In January 1997, the Company entered into a four and one-half year contract for consulting services. Under the terms of the agreement, consulting services will be provided at specified hourly rates for a minimum number of hours. The total commitment is approximately $125 million over the term of the agreement.

  LITIGATION--The Company is involved in various legal proceedings incidental to the conduct of its business. While it is not possible to determine the ultimate disposition of each of these proceedings, the Company believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial condition or results of operations.

7. EMPLOYEE BENEFITS

  Employees performing services for the Company were employed by Sprint through December 31, 1995. Amounts paid to Sprint relating to pension expense and employer contributions to the Sprint Corporation 401(k) plan for these employees approximated $0.3 million in 1995.

  The Company maintains short-term and long-term incentive plans. All salaried employees of Sprint Spectrum L.P. are eligible for the short-term incentive plan commencing at date of hire. Employees of APC are covered by the APC plans. Short-term incentive compensation is based on incentive targets established for each position based on the Company's overall compensation strategy. Targets contain both an objective Company component and a personal objective component. Charges to operations for the short-term plan approximated $20.9 million for the nine months ended September 30, 1998, and $20.3 million, $12.5 million, and $3.5 million for the years ended December 31, 1997, 1996, and 1995, respectively.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  LONG-TERM COMPENSATION OBLIGATION--The Company has two long-term incentive plans, the 1996 Plan and the 1997 Plan. Employees meeting certain eligibility requirements are considered to be participants in each plan. Participants in the 1996 Plan will receive 100% of the pre-established targets for the period from July 1, 1995 to June 30, 1996 (the "Introductory Term"). Participants in the 1996 Plan elected either a payout of the amount due or converted 50% or 100% of the award to appreciation units. Unless converted to appreciation units, payment for the Introductory Term of the 1996 Plan was made in the third quarter of 1998. Under the 1996 plan, appreciation units vest 25% per year commencing on the second anniversary of the date of grant and expire after a term of ten years. The 1997 Plan appreciation units vest 25% per year commencing on the first anniversary of the date of the grant and also expire after ten years. For the nine months ended September 30, 1998, approximately $14.2 million had been expensed under both plans. For the years ended December 31, 1997, 1996, and 1995, $18.3 million, $9.5 million, and $1.9 million, respectively, has been expensed under both plans. At December 31, 1997 a total of approximately 103 million units have been authorized for grant for both plans. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" for 1997 and 1996. No significant difference would have resulted if SFAS No. 123, "Accounting for Stock-Based Compensation" had been applied. See Note 10 for further discussion.

  SAVINGS PLANS--Effective January, 1996, Holdings established a savings and retirement program (the "Savings Plan") for certain employees, which qualified under Section 401(k) of the Internal Revenue Code. Most permanent full-time, and certain part-time, employees are eligible to become participants in the plan after one year of service or upon reaching age 35, whichever occurs first. Participants make contributions to a basic before tax account and supplemental before tax account. The maximum contribution for any participant for any year is 16% of such participant's compensation. For each eligible employee who elects to participate in the Savings Plan and makes a contribution to the basic before tax account, the Company makes a matching contribution. The matching contributions equal 50% of the amount of the basic before tax contribution of each participant up to the first 6% that the employee elects to contribute. Contributions to the Savings Plan are invested, at the participant's discretion, in several designated investment funds. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant. Expense under the Savings Plan approximated $5.2 million for the nine months ended September 30, 1998, and $5.0 million and $1.1 million in 1997 and 1996, respectively.

  APC also had an employee savings plan that qualifies under Section 401(k) of the Internal Revenue Code (the "APC Plan"). All APC employees completing one year of service were eligible and could contribute up to 15% of their pretax earnings. APC matched 100% of the first 3% of the employee's contribution. Employees were immediately fully vested in APC's contributions. In addition, APC could make discretionary contributions on behalf of eligible participants in the amount of 2% of employee's compensation. Expenses relating to the employee savings plan were not significant since the date of acquisition.

  On June 26, 1998, the Partnership Board of Holdings approved the termination of the APC Plan. The assets of the APC Plan were liquidated, settled and transferred to Merrill Lynch Trust Company as trustee of the Plan. Additionally, APC Plan participants became participants in the Savings Plan.

  The Cox PCS Savings and Investment Plan (the "Cox PCS Plan") was established effective July 1, 1997. Substantially all Cox PCS employees are eligible to participate in the Cox PCS Plan after completing one year of eligible service (as defined) and attaining age 21. Employees may make contributions to the Cox PCS Plan on a pretax basis pursuant to Section 401(k) of the Internal Revenue Code. Cox PCS makes matching contributions equal to 75% of the employee's contribution up to a maximum amount equal to 4.5% of the employee's annual compensation. Employee contributions vest immediately, and Cox PCS' matching contributions vest over three years of service. Expense under the Cox PCS Plan approximated $0.9 million for the nine months ended September 30, 1998.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  PROFIT SHARING (RETIREMENT) PLAN--Effective January, 1996, the Company established a profit sharing plan for its employees. Employees are eligible to participate in the plan after completing one year of service. Profit sharing contributions are based on the compensation, age, and years of service of the employee. Profit sharing contributions are deposited into individual accounts of the Company's retirement plan. Vesting occurs once a participant completes five years of service. For the years ended December 31, 1997 and 1996, expense under the profit sharing plan approximated $2.5 million and $0.7 million, respectively.

  DEFERRED COMPENSATION PLAN FOR EXECUTIVES--Effective January, 1997, the Company established a non-qualified deferred compensation plan which permits certain eligible executives to defer a portion of their compensation. The plan allows the participants to defer up to 80% of their base salary and up to 100% of their annual short-term incentive compensation. The deferred amounts earn interest at the prime rate. Payments will be made to participants upon retirement, disability, death or the expiration of the deferral election under the payment method selected by the participant.

8. RELATED PARTY TRANSACTIONS

  BUSINESS SERVICES--The Company reimburses Sprint for certain accounting and data processing services, for participation in certain advertising contracts, for certain cash payments made by Sprint on behalf of the Company and other management services. The Company is allocated the costs of such services based on direct usage. Allocated expenses of approximately $10.5 million, $11.9 million, and $2.6 million are included in selling, general and administrative expense in the combined statements of operations for 1997, 1996, and 1995, respectively. In addition to the miscellaneous services agreement described above, the Company has entered into agreements with Sprint for invoicing services, operator services, and switching equipment. The Company is also using Sprint as its interexchange carrier, with the agreement for such services covered under the Holdings partnership agreement. Charges are based on the volume of services provided, and are similar to those that would be incurred with an unrelated third-party vendor.

  APC--Holdings entered into an affiliation agreement with APC in January 1995 which provides for the reimbursement of certain allocable costs and payment of affiliation fees by APC. For the year ended December 31, 1997, prior to acquisition, the reimbursement of allocable costs of approximately $14.0 million is included in selling, general and administrative expenses. There were no reimbursements recognized in 1996 or 1995. Additionally, affiliation fees are recognized based on a percentage of APC's net revenues.

  COX PCS--Concurrent with the execution of the partnership agreement, the Company entered into an affiliation agreement with Cox PCS which provides for the reimbursement of certain allocable costs and payment of affiliate fees by Cox PCS. For the years ended December 31, 1997 and 1996, allocable costs of approximately $20.0 million and $7.3 million, respectively, are netted against selling, general and administrative expenses in the accompanying combined statements of operations. Of these total allocated costs, approximately $1.6 million and $7.3 million were included in receivables from affiliates in the respective combined balance sheets for December 31, 1997 and 1996, respectively. In addition, the Company purchases certain equipment, such as handsets, on behalf of Cox PCS. Receivables from affiliates for handsets and related equipment were approximately $31.2 million and $6 million at December 31, 1997 and 1996, respectively.

  SPRINTCOM, INC.--The Company provides services to SprintCom, Inc. ("SprintCom"), an affiliate of Sprint. The Company is currently building out the network infrastructure in certain BTA markets where SprintCom was awarded licenses. Such services include engineering, management, purchasing, accounting and other related services. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, costs for services provided of $36.3 million and $29.1 million, respectively were allocated to SprintCom, and are included as a reduction of selling, general and administrative expenses in the accompanying combined statements of operations. Of the total allocated costs, approximately $23.3 million and $14.0 million are included in receivables from affiliates at September 30, 1998 and December 31, 1997, respectively. No such costs were incurred in 1996.

      SPRINT SPECTRUM HOLDING COMPANY COMBINED WITH MINORCO AND PHILLIECO

                (UNAUDITED WITH RESPECT TO SEPTEMBER 30, 1998)


  PAGING SERVICES--In 1996, the Company commenced paging services pursuant to agreements with Paging Network Equipment Company and Sprint Communications Company L.P. ("Sprint Communications"). For the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, Sprint Communications received agency fees of approximately $6.5 million, $10.6 million and $4.9 million, respectively.

  ADVANCES FROM PARTNERS TO HOLDINGS--In December 1996, the Partners advanced approximately $168 million to the Holdings, which was contributed to Cox PCS (Note 4). The advances were repaid in February 1997.

  ADVANCES FROM PHILLIECO PARTNERS TO PHILLIECO--At December 31, 1997, the PhillieCo Partners had advanced $45 million to PhillieCo I, for general operating purposes. The advances accrue interest at prime. Subsequent to December 31, 1997 and through September 30, 1998, the PhillieCo Partners advanced an additional $50 million to PhillieCo I. Additionally, during that same period, Sprint advanced an additional $90 million to PhillieCo I. These advances accrue interest at rates from prime to prime plus 1 5/8%. All of the above advances have maturity dates of the earliest of the following events:
(i) the 90th day following the closing date of the restructuring of the partnership, or (ii) if the restructuring does not occur, the date of the closing of the buy/sell arrangements that would occur under the partnership agreement in connection with the deadlock event discussed in Note 1, or (iii) December 31, 1999.

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1997 and 1996 is as follows (in thousands):

                     1997                     FIRST    SECOND   THIRD    FOURTH
                     ----                    -------- -------- -------- --------
   Operating revenues....................... $  9,487 $ 25,813 $ 75,228 $147,501
   Operating expenses.......................  202,011  310,958  466,537  658,197
   Net loss.................................  217,069  338,719  465,670  611,195
                     1996
                     ----
   Operating revenues....................... $    --  $    --  $    --  $  4,175
   Operating expenses.......................   31,029   47,208   87,568  195,945
   Net loss.................................   67,505   91,205  102,035  183,824

10. SUBSEQUENT EVENTS

  PCS RESTRUCTURING--Sprint has entered into a restructuring agreement with TCI, Comcast, and Cox to restructure Sprint's PCS operations (the "PCS Restructuring") subject to Sprint stockholder and FCC approvals. If the PCS Restructuring occurs as planned, Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint PCS and the joint venture interest of TCI and Cox in PhillieCo I and PhillieCo II. In exchange for these joint venture interests, Sprint will issue to TCI, Comcast, and Cox a newly created class of Sprint common stock (the "PCS Stock"). The PCS Stock will be intended to reflect separately the performance of these joint ventures and Sprint's other PCS interests. The operations will be referred to as the PCS Group.

  If the PCS Restructuring occurs as planned, the Partners will convert their advances to the Company as of December 31, 1997 to equity. As of September 30, 1998 the Partners had loaned $400 million, based on respective ownership interests, to fund the capital requirements of Holdings from the date of the signing of the Restructuring Agreement, May 26, 1998. Additionally, as part of the PCS Restructuring, certain of Sprint's equity-based incentive plans are intended to replace the Sprint Spectrum Long-Term Incentive Plans.

                                   PCS GROUP
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements are presented to give effect to (1) the PCS Restructuring, whereby Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo, in exchange for shares of Series 2 PCS Stock, and the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring and (2) the tax-free Recapitalization of Sprint's common stock to be effected by reclassifying each share of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock and one share of Series 1 FON Stock and by reclassifying each share of DT Class A Stock held by DT and each share of Existing Class A Common Stock held by FT so that each share represents an equity interest in the FON Group and an equity interest in the PCS Group, together with a right to cause Sprint to initially issue one share of Series 3 FON Stock and 1/2 share of Series 3 PCS Stock. For purposes of these pro forma financial statements, the proceeds from the sale of additional shares to FT and DT are assumed to be used for working capital needs and to fund the buildout of the PCS network. If the debt issuance discussed below is completed, all or a portion of such proceeds may instead be used to retire existing indebtedness of the PCS Group. The acquisitions of the Cable Parents' interests in Sprint Spectrum Holdings and PhillieCo will be accounted for using the purchase method of accounting. The pro forma condensed combined financial statements included herein do not give effect to the proposed initial public offering ("IPO") of the Series 1 PCS Stock and there can be no assurance that the IPO will occur.

  Sprint currently anticipates conducting a debt offering of up to $3 billion at approximately the same time as the PCS Restructuring. Sprint also intends that a portion of the proceeds from the proposed debt issuance will be loaned to the PCS Group at an interest rate substantially equivalent to the rate that the PCS Group would be able to obtain from third parties as a wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Sprint currently expects that the proceeds loaned to the PCS Group from such issuance will be used to repay indebtedness of the PCS Group. The pro forma condensed combined financial statements included herein do not give effect to the proposed debt issuance. There can be no assurance that such debt issuance will occur.

  The unaudited pro forma condensed combined statements of operations include the historical results of the PCS Group and the historical combined results of Sprint Spectrum Holdings and PhillieCo for the year ended December 31, 1997 and the nine months ended September 30, 1998, and include the effect of the PCS Restructuring, Recapitalization and exercise of Equity Purchase Rights by FT and DT as though such transactions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet is based upon the historical balance sheet of the PCS Group and the historical combined balance sheet of Sprint Spectrum Holdings and PhillieCo as of September 30, 1998. The historical balance sheet amounts have been adjusted to reflect the PCS Restructuring, Recapitalization and exercise of Equity Purchase Rights by FT and DT as though such transactions had occurred on September 30, 1998. The historical PCS Group amounts include Sprint's investment in Sprint Spectrum Holdings and its investment in PhillieCo, both of which are reflected on the equity basis, and SprintCom.

  The pro forma condensed combined statements of operations are not necessarily indicative of what actual results of operations would have been had the transactions occurred at the beginning of the periods presented nor do they purport to indicate the results of future operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the PCS Group and the historical combined financial statements of Sprint Spectrum Holdings and PhillieCo included elsewhere in this Current Report on Form 8-K.

                                   PCS GROUP

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998
                            (Unaudited, in millions)

                                                         PRO FORMA ADJUSTMENTS
                                                     -------------------------------
                                         HISTORICAL
                                          COMBINED
                                           SPRINT
                                          SPECTRUM
                             HISTORICAL HOLDINGS AND      PCS
                             PCS GROUP   PHILLIECO   RESTRUCTURING  RECAPITALIZATION PRO FORMA
                             ---------- ------------ -------------  ---------------- ---------
ASSETS
Current assets
 Cash and equivalents......   $    --     $  325.3     $   82.3  D                   $   407.6
 Accounts receivable, net..        --        195.3        (47.1) C                       148.2
 Inventories...............        --        177.8                                       177.8
 Other.....................       32.8        44.1                                        76.9
                              --------    --------     --------                      ---------
 Total current assets......       32.8       742.5         35.2                          810.5
Property, plant and
 equipment, net............    1,327.2     4,531.9                                     5,859.1
Investments in Sprint
 Spectrum Holdings and
 PhillieCo ................      475.4         --        (293.4) B                         --
                                                         (182.0) B
Intangibles, net
 PCS licenses..............      544.5     2,829.1                                     3,373.6
 Customer base.............        --          --         500.0  A                       500.0
 Goodwill..................        --          --       3,127.6  A                     3,127.6
Other assets...............      114.3       422.9        182.0  B                       719.2
                              --------    --------     --------         -------      ---------
Total......................   $2,494.2    $8,526.4     $3,369.4         $   --       $14,390.0
                              ========    ========     ========         =======      =========
LIABILITIES AND
GROUP EQUITY
Current liabilities
 Current maturities of
  long-term debt...........   $   42.5    $  124.5                                   $   167.0
 Partner advances..........        --        185.0                                       185.0
 Accounts payable..........       20.2       287.1                                       307.3
 Advance from the FON
  Group....................      410.0         --      $ (110.6) E                       299.4
 Payable to Sprint Spectrum
  Holdings.................       47.1         --         (47.1) C                         --
 Accrued expenses and other
  current liabilities......        7.3       476.4                                       483.7
                              --------    --------     --------                      ---------
 Total current liabilities.      527.1     1,073.0       (157.7)                       1,442.4
Construction obligations...      429.0       575.7                                     1,004.7
Long-term debt.............      388.2     6,001.2         60.5  A                     6,449.9
Deferred income taxes and
 other liabilities.........      318.9        84.9        443.0  A                       846.8
Limited partner interest in
 consolidated subsidiary ..        --         65.8                                        65.8
Group equity...............      831.0       725.8      3,124.1  A                     4,580.4
                                                         (293.4) B
                                                           82.3  D
                                                          510.6  E
                                                         (400.0) E
                              --------    --------     --------         -------      ---------
Total......................   $2,494.2    $8,526.4     $3,369.4         $   --       $14,390.0
                              ========    ========     ========         =======      =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                (Unaudited, in millions, except per share data)

                                      HISTORICAL
                                       COMBINED
                                        SPRINT        PRO FORMA ADJUSTMENTS
                                       SPECTRUM   ------------------------------
                          HISTORICAL HOLDINGS AND      PCS
                          PCS GROUP   PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ---------- ------------ ------------- ---------------- ---------
NET OPERATING REVENUES..   $   --     $   787.9                                  $   787.9
OPERATING EXPENSES
Costs of services and
 products...............       --         783.0                                      783.0
Selling, general and
 administrative.........      78.2        931.6                                    1,009.8
Depreciation and
 amortization...........       1.8        529.2      $   5.2 F                       719.8
                                                        58.6 G
                                                       125.0 H
                           -------    ---------      -------                     ---------
Total operating ex-
 penses.................      80.0      2,243.8        188.8                       2,512.6
                           -------    ---------      -------                     ---------
OPERATING LOSS..........     (80.0)    (1,455.9)      (188.8)                     (1,724.7)
Interest expense........       --        (358.3)        60.1 I                      (293.4)
                                                         4.8 J
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (686.5)         --         681.3 F                         --
                                                         5.2 F
Other income............       --          23.2                                       23.2
Minority interest ......       --          99.0                                       99.0
                           -------    ---------      -------                     ---------
Loss before income
 taxes..................    (766.5)    (1,692.0)       562.6                      (1,895.9)
Income tax benefit......     294.7          --         399.0 K                       717.3
                                                        23.6 L
                           -------    ---------      -------                     ---------
NET LOSS................    (471.8)    (1,692.0)       985.2                      (1,178.6)
Preferred stock divi-
 dends..................       --           --         (11.5)M                       (11.5)
                           -------    ---------      -------                     ---------
Loss applicable to com-
 mon stock..............   $(471.8)   $(1,692.0)     $ 973.7                     $(1,190.1)
                           =======    =========      =======                     =========
BASIC AND DILUTED LOSS
 PER
 COMMON SHARE...........                                                         $   (2.86)
                                                                                 =========
Weighted average common
 shares.................                                                             415.4 N
                                                                                 =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                (Unaudited, in millions, except per share data)

                                                      PRO FORMA ADJUSTMENTS
                                                  ------------------------------
                                      HISTORICAL
                                       COMBINED
                                        SPRINT
                                       SPECTRUM
                          HISTORICAL HOLDINGS AND      PCS
                          PCS GROUP   PHILLIECO   RESTRUCTURING RECAPITALIZATION PRO FORMA
                          ---------- ------------ ------------- ---------------- ---------
NET OPERATING REVENUES..   $   --     $   258.0                                  $   258.0
OPERATING EXPENSES
Costs of services and
 products...............       --         574.3                                      574.3
Selling, general and ad-
 ministrative...........      18.5        747.1                                      765.6
Depreciation and amorti-
 zation.................       --         316.3      $  3.5 F                        564.7
                                                       78.2 G
                                                      166.7 H
                           -------    ---------      ------                      ---------
Total operating ex-
 penses.................      18.5      1,637.7       248.4                        1,904.6
                           -------    ---------      ------                      ---------
OPERATING LOSS..........     (18.5)    (1,379.7)     (248.4)                      (1,646.6)
Interest expense........       --        (123.5)       21.0 I                        (96.1)
                                                        6.4 J
Equity in loss of Sprint
 Spectrum Holdings and
 PhillieCo..............    (659.6)         --        656.1 F                          --
                                                        3.5 F
Equity in loss of
 unconsolidated
 partnership............       --        (168.9)                                    (168.9)
Other income............       --          39.4                                       39.4
                           -------    ---------      ------                      ---------
Loss before income tax-
 es.....................    (678.1)    (1,632.7)      438.6                       (1,872.2)
Income tax benefit......     259.0           --       383.1 K                        696.8
                                                       54.7 L
                           -------    ---------      ------                      ---------
NET LOSS................    (419.1)    (1,632.7)      876.4                       (1,175.4)
Preferred stock divi-
 dends..................       --           --        (15.3)M                        (15.3)
                           -------    ---------      ------           ---        ---------
Loss applicable to com-
 mon stock..............   $(419.1)   $(1,632.7)     $861.1                      $(1,190.7)
                           =======    =========      ======           ===        =========
BASIC AND DILUTED LOSS
 PER COMMON SHARE.......                                                         $   (2.87)
                                                                                 =========
Weighted average common
 shares.................                                                             415.1 N
                                                                                 =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                   PCS GROUP

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following adjustments have been made in the preparation of the unaudited pro forma condensed combined financial statements:

Pro Forma Balance Sheet Adjustments

A To record the purchase of the remaining 60% of Sprint Spectrum Holdings and 52.9% of PhillieCo. The consideration given in connection with the purchase will be shares of Series 2 PCS Stock and warrants to purchase additional shares of Series 2 PCS Stock. The preliminary purchase price is based on the estimated market value of the PCS Group and will be updated at the time of the PCS Restructuring. The market value of the PCS Group will be determined based on the market value of the securities issued in the Recapitalization. The excess of the purchase price over the fair value of net assets to be acquired has been preliminarily calculated as follows (in millions):

       Preliminary purchase price..................................... $3,290.0
       Transaction costs..............................................     26.5
       Net assets to be acquired......................................   (192.4)
       Customer base..................................................   (500.0)
       Step-up in long-term debt to fair value........................     60.5
       Deferred taxes on acquired assets and liabilities..............    443.0
                                                                       --------
       Goodwill....................................................... $3,127.6
                                                                       ========

   The carrying amounts of the assets to be acquired and liabilities to be assumed are assumed for purposes of the preliminary purchase price allocation to approximate fair market value, except for certain long-term debt of Sprint Spectrum that has been recorded at fair value. A portion of the purchase price was attributed to the customers acquired in the Sprint Spectrum Holdings and PhillieCo acquisitions. In addition, deferred taxes have been recorded for the difference in the book and tax bases of the assets acquired and liabilities assumed. Cash to fund the transaction costs will be contributed by the FON Group to the PCS Group. The above assumptions as to the fair value of the net assets acquired are based upon information available at the time of the preparation of these pro forma condensed combined financial statements.

   A final allocation of the purchase price to the assets acquired and liabilities assumed is dependent on a study and analysis of the fair value of such assets and liabilities, including such items as the PCS licenses and in-process research and development projects, as well as the size of the customer base at the closing date. Management expects the only assumptions that could potentially be subject to material change are those regarding customer base and in-process research and development. The amount of the purchase price allocated to the customer base in the pro forma condensed combined financial statements is based on the size of the customer base at September 30, 1998. To the extent the customer base at the closing date exceeds the size of the customer base at September 30, 1998, the purchase price allocated to the customer base will likely increase along with a corresponding increase in the amortization of the customer base. Based on current projections of an increase in the customer base at November 30, 1998, pro forma net loss for the nine months ended September 30, 1998 and the year ended December 31, 1997 would be $1,190.3 million and $1,191.1 million, respectively, and the respective loss per share would be $2.89 and $2.91 for the same periods. Sprint is undertaking an analysis to determine whether in-process research and development projects acquired in the PCS Restructuring should be capitalized or expensed. This analysis is expected to be finalized prior to the completion of the final purchase price allocation. To the extent that it is determined through this analysis that some of the in-process research and development projects should be expensed, a portion of the purchase price will be allocated to these in-process research and development projects and a nonrecurring, noncash charge will be recognized in the period in which the charge occurs. Sprint is unable

                                   PCS GROUP

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)

   to determine the potential amount of such a charge at this time. However, such a charge could be material to the PCS Group's results of operations for the period in which the charge occurs. Such a write-off would reduce the amount of purchase price allocated to goodwill, which would result in lower amortization expense being recognized over the life assigned to the goodwill. Such a write-off would not impact future cash flows. At the present time, Sprint anticipates completing its final purchase price allocation prior to year-end 1998.

B To eliminate the PCS Group's historical investment in Sprint Spectrum Holdings and PhillieCo, accounted for by the PCS Group on the equity method of accounting ($293.4 million), and to reclassify interest capitalized as part of that investment to other assets ($182.0 million).

C  To eliminate the PCS Group's payable to Sprint Spectrum Holdings.

D To record the exercise of Equity Purchase Rights by FT and DT. As a result of the issuance of Series 2 PCS Stock to the Cable Parents in exchange for their interests in Sprint Spectrum Holdings and PhillieCo, the sale of these additional shares is required in order for FT and DT to maintain their combined 20% voting interest in Sprint. For purposes of these pro forma financial statements, all of the proceeds are assumed to be used for working capital needs and to fund the buildout of the PCS network. If the offering of debt securities referred to above is completed, all or a portion of the proceeds from the sale of additional shares to FT and DT may be used to reduce long-term debt. If all of the proceeds are used to repay such debt, the pro forma balance of long-term debt and cash and equivalents would be $6,367.6 million and $325.3 million, respectively. If long-term debt is repaid, deferred financing costs associated with such debt would be written off, resulting in pro forma balances of $717.2 million and $4,578.4 million for other assets and group equity, respectively. Additionally, interest expense would be reduced, resulting in pro forma interest expense and income tax benefit of $288.3 million and $715.3 million, respectively, for the nine months ended September 30, 1998, and $88.6 million and $693.9 million, respectively, for the year ended December 31, 1997.

E To reflect PCS Preferred Stock ($240.0 million) and Preferred Inter-Group Interest ($270.6 million) issued to the Cable Parents and the FON Group, respectively, in exchange for funding provided between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement.

Pro Forma Statement of Operations Adjustments

F To eliminate Sprint's equity in the losses of Sprint Spectrum Holdings and PhillieCo, historically accounted for by the PCS Group on the equity method of accounting ($681.3 million for the nine months ended September 30, 1998 and $656.1 million for the year ended December 31, 1997). The amortization of interest previously capitalized on the investment in Sprint Spectrum Holdings and PhillieCo has been reclassified to depreciation and amortization expense ($5.2 million for the nine months ended September 30, 1998 and $3.5 million for the year ended December 31, 1997).

G To reflect the amortization of the goodwill recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over 40 years. The goodwill associated with the acquisition of the remaining interests in Sprint Spectrum Holdings and PhillieCo is directly related to both the acquisition of the PCS licenses and the ongoing ability of the businesses to provide wireless telecommunications services using these licenses. The 40-year life for goodwill is consistent with the 40-year amortization period being used for the PCS licenses.

                                   PCS GROUP

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                  (CONTINUED)


H To reflect the amortization of the customer base recorded in connection with the purchase of the remaining interests in Sprint Spectrum Holdings and PhillieCo, which is being amortized over three years.

I To reduce interest expense resulting from the tax sharing agreement between the PCS Group and the FON Group. Under this agreement, the FON Group will "pay" the PCS Group for the use of its current tax benefits that the FON Group is able to utilize, thereby providing funds to the PCS Group and reducing the PCS Group's required borrowings. The computation of the current tax benefit is performed on a quarterly basis and the resulting amount is applied to reduce the debt balance and, therefore, interest expense, from that date forward. Interest expense is computed using the weighted-average interest rate on the debt assumed to be repaid, or not incurred, as appropriate. Such debt would have amounted to $1,271.3 million and $727.3 million as of September 30, 1998 and December 31, 1997, respectively.

J To reflect the amortization of the purchase price adjustment related to long-term debt (see Note A).

K To record the income tax benefit, using the statutory income tax rate, relating to the consolidation of the remaining interests in Sprint Spectrum Holdings and PhillieCo.

L To record the impact on income taxes of pro forma adjustments H through J using the statutory income tax rate.

M To reflect dividends at an assumed annual rate of 3% on PCS Preferred Stock and Preferred Inter-Group Interest issued to the Cable Parents and the FON Group, respectively. As of September 30, 1998, $510.6 million of funding by the Cable Parents and the FON Group between the date of the Restructuring Agreement (May 26, 1998) and September 30, 1998 was assumed to be exchanged for shares of PCS Preferred Stock or Preferred Inter-Group Interest. For a discussion of how the actual dividend rate will be determined, see "Description of Capital Stock--Description of PCS Preferred Stock; Preferred Inter-Group Interest" in the Proxy Statement.

N The weighted average common shares outstanding reflect (1) the issuance of Series 2 PCS Stock to the Cable Parents in the PCS Restructuring (195.1 million shares), (2) the Recapitalization of Sprint's Existing Common Stock into 1/2 share of Series 1 PCS Stock, including the PCS Stock attributes of the Class A Common Stock (215.4 million shares for the nine months ended September 30, 1998, and 215.1 million shares for the year ended December 31, 1997), and (3) the exercise of Equity Purchase Rights by FT and DT in connection with the PCS Restructuring (4.9 million shares).

                       ANNEX III--FON GROUP INFORMATION

                                   BUSINESS

  The FON Stock, when issued in the Recapitalization, is intended to track the performance of the FON Group. The following description should be read in conjunction with the FON Group Financial Statements and the Notes thereto provided elsewhere in this Annex III.

GENERAL OVERVIEW OF THE FON GROUP

  The principal activities of the FON Group include (i) the FON Group's core businesses, consisting of its long distance services, local services, product distribution and directory publishing activities, (ii) the FON Group's emerging businesses, which consist of the development of new integrated communications services, Sprint Paranet and Sprint International, (iii) Sprint's interest in the Global One international strategic alliance and (iv) other telecommunications investments and alliances.

CORE BUSINESSES--LONG DISTANCE DIVISION

  General. The FON Group's long distance division ("LDD") is the nation's third-largest provider of long distance telephone services. LDD operates a nationwide, all-digital long distance telecommunications network that uses state-of-the-art fiber-optic and electronic technology. LDD provides domestic and international voice, video and data communications services.

  The division's financial performance for the fiscal years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                        1997     1996     1995
                                                      -------- -------- --------
                                                            (IN MILLIONS)
      Net Operating Revenues(1)...................... $8,954.8 $8,302.1 $7,277.4
      Operating Income(2)............................  1,097.5    924.0    706.8

--------
(1) Includes net operating revenues eliminated in consolidation of $3.3 million, $30.9 million, and $38.9 million in 1997, 1996, and 1995, respectively.

(2) Includes nonrecurring items relating to litigation charges of $20 million and $60 million for 1997 and 1996, respectively.

  Competition. The division competes with AT&T, MCI WorldCom and other telecommunications providers in all segments of the long distance communications market. AT&T continues to have the largest market share of the domestic long distance communications market. MCI WorldCom is the nation's second largest long distance telephone company. Competition in long distance is based on price and pricing plans, the types of services offered, customer service, and communications quality, reliability and availability.

  Strategy. In order to achieve profitable market share growth in an increasingly competitive long distance communications environment, LDD intends to leverage its principal strategic assets including: its national brand, innovative marketing and pricing plans, its reputation for superior customer service, its state-of-the-art technology, and its partnerships with other FON Group operating divisions and the PCS Group. LDD will focus on expanding its leading presence in the high-growth data communications markets for services such as ATM and Frame Relay and intends to become the provider of choice for delivery of end-to-end service to companies with complex distributed computing environments. The FON Group continues to deploy network and systems infrastructure which provides industry-leading reliability, cost effectiveness and technological improvements. In order to create integrated product offerings for its customers, the FON Group is solidifying the linkage of its long distance division with Sprint's other operations (including the local telecommunications division, Sprint Paranet, the Global One alliance and the PCS Group) in the areas of sales support, marketing, integration of systems and the development of common products and services to create integrated product offerings for the FON Group's customers.

  Marketing and Distribution. The FON Group's long distance services are marketed to the consumer, business and carrier customer segments under the Sprint brand name through (i) the Consumer Services Group ("CSG"), (ii) Sprint Business and (iii) the Wholesale Services Group ("WSG"), respectively.

                                     III-1

  CSG is focused on marketing its products and services primarily to the residential marketplace. The Sprint Sense(R) dime-a-minute product continues to be the cornerstone of the CSG marketing effort. Among other channels, CSG's marketing reach was significantly expanded in the third quarter of 1997 with the opening of the "store within a store" concept in over 6,000 RadioShack locations nationwide. CSG also exploits marketing relationships with well-known consumer franchises such as the NFL and other widely-recognized organizations or entities. In addition, CSG benefits from Sprint's superior customer service recognition, having been rated as the number one long distance provider in 1997 for customer satisfaction by both the Yankee Group, for the fourth consecutive year, and J.D. Power and Associates, for the fourth consecutive year.

  Sprint Business focuses on marketing and distributing LDD's core products such as advanced global data, voice and video solutions to business customers. Sprint Business' ATM, Frame Relay and Internet backbone services experienced annual revenue growth of 70% in 1997. According to International Data Corporation, Sprint has the leading market share in combined ATM, Frame Relay and x.25 data services. In addition to leveraging the FON Group's other operations, such as the Global One alliance and Sprint Paranet, Sprint Business has introduced innovative marketing products to business customers such as the Fridays Free program, which has allowed Sprint Business to grow the number of its small business accounts by more than 15% over the last two years.

  WSG is organized around three distinct customer segments and their needs including Reseller Services (selling primarily to other long distance providers), RBOC Services and Emerging Market Services (focusing on non-traditional providers such as utilities). Reseller Services has been the principal driver of WSG's volume and revenue growth. WSG was awarded the right to provide capacity to two RBOCs as they prepare to enter the long distance business, and is expected to realize significant volume gains when the RBOCs are allowed to market long distance services within their regions.

  Network Technology. LDD's advanced, nationwide, all-digital network currently covers approximately 29,000 route miles. LDD is the industry leader in the deployment of DWDM, ATM and SONET technologies, which provide customers with unprecedented survivability and bandwidth capacity. As of September 30, 1998, 95% of LDD's long distance traffic was carried on SONET, and by mid year 1999, this number is expected to reach 100%. DWDM can increase the capacity of a single fiber pair up to 16 times and was utilized on more than 70% of Sprint's route miles at year-end 1997 with a target of over 95% by year end 1998. LDD is currently deploying DWDM with an even greater capacity multiplier. As a result of ATM technology deployment, Sprint is transitioning its network infrastructure to a packet network capable of handling data, video and voice traffic over common switching and transport electronics. As of the end of 1997, LDD had deployed 14 ATM core switches on its network backbone with the throughput capacity of 10 gigabytes per second expandable to 160 gigabytes per second. LDD expects to have deployed in excess of 100 ATM switches by the end of 1998. In addition to its packet-based technology, LDD is also developing broadband solutions in select metropolitan areas nationwide which involve contracting with local exchange carriers to construct high-speed, SONET-based fiber rings, bringing the advanced technology of LDD's long distance network to the local market. At the end of 1997, LDD had broadband metropolitan area networks in 16 of the top 50 MSAs. All of these efforts combine to provide Sprint's customers with nationwide, end-to-end connectivity over LDD's state-of-the-art network.

CORE BUSINESSES--LOCAL TELECOMMUNICATIONS DIVISION

  General. The local telecommunications division ("LTD") consists primarily of regulated LECs serving more than 7.5 million access lines in 18 states. LTD provides local services and access for telephone customers and other carriers to LTD's local exchange facilities, and sales of telecommunications equipment and long distance services within specified geographical areas.

                                     III-2

  LTD's financial performance for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                           (IN MILLIONS)
   Net Operating Revenues(1), (3)................... $5,290.2 $5,126.8 $4,690.0
   Operating Income(2), (3).........................  1,394.0  1,337.0  1,040.8

--------
(1) Includes net operating revenues eliminated in consolidation of $309.0 million, $410.5 million and $266.4 million in 1997, 1996 and 1995, respectively.

(2) Includes a nonrecurring charge in 1995 of $88 million related to a restructuring within the local telecommunications division.

(3) Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. For a further discussion, see "--Management's Discussion and Analysis of Financial Conditions and Results of Operations."

  AT&T is LTD's largest customer for network access services. In 1997 and 1996, services provided by AT&T (mainly network access services) accounted for 13% of the division's net operating revenues compared with 15% in 1995. On a consolidated basis, revenues from AT&T were 5% of Sprint's revenues in 1997 and 1996 and 6% in 1995. AT&T is a significant customer, but LTD does not believe that the division's revenues are dependent on AT&T, since any long distance provider must pay access charges to LTD related to inter-LATA long distance telephone service.

  Strategy. To continue to build on its successful track record, LTD has embarked on a growth strategy whereby it plans to aggressively market Sprint's entire product portfolio to its local customers as well as its core product line of advanced network features and data products.

  LTD has reorganized around its principal market segments: (i) Consumer and Small Business Markets ("CSB"), (ii) Business Markets and (iii) Carrier Markets. This new structure provides a more efficient and focused approach to sales and service for these market segments. Along with this market focus, LTD has centralized the management of support organizations to provide significant operational efficiencies and to ensure superior support of LTD's end-users.

  CSB is focused on increasing voice and data product penetration in the consumer and small business markets, including small office/home office customers. Consumer initiatives (including aggressive marketing of advanced network features such as Caller ID, Caller ID-based telephone sets, and usage-sensitive features) strongly contributed to growth in 1997. CSB is developing as a full-service provider and currently sells the Sprint portfolio of products and services in each state in which LTD operates. Customers who establish new local service with LTD are offered a "bundle" of products and services including traditional local service, vertical services, long distance service, Internet access, paging and wireless service, where available.

  Business Markets is focused on selling high-capacity data networking solutions such as ATM and Frame Relay, and marketing the network's SONET survivability characteristics. Business Markets is partnering with LDD to provide end-to-end solutions for medium to large business customers.

  Carrier Markets sells and markets LTD's network to emerging resellers of local telephone services as well as wireless and interexchange carriers. Efforts are under way to leverage existing strengths, including database, Signaling System 7 ("SS7"), and billing and collection services, to increase revenues. Added emphasis is also being placed on growing in the recently deregulated pay phone business.

  Network Technology. LTD will continue to emphasize growth by investing in advanced network technologies including expanded deployment of SONET ring technology to enhance network reliability as well as installation of fiber deeper into the network. Rapidly growing demand for higher-speed data communications capabilities is being addressed through technologies such as ADSL and ISDN.

                                     III-3

CORE BUSINESSES--PRODUCT DISTRIBUTION AND DIRECTORY PUBLISHING

  The product distribution and directory publishing businesses consist of Sprint North Supply Company ("North Supply") and Sprint Publishing and Advertising ("SPA").

  North Supply is one of the nation's largest distributors of telecommunications equipment to wireline and wireless service companies, cable TV operators, and system resellers. Available equipment includes a wide array of products for voice, data and video communications, cable television, security alarm systems, complementary accessories, tools and supplies. More than 30,000 different products are stocked from 1,300 manufacturers.

  SPA publishes and markets white and yellow page telephone directories in certain of LTD's local exchange areas, as well as in the greater metropolitan areas of Milwaukee, Wisconsin and Chicago, Illinois. SPA's revenues are mainly derived from selling directory advertisement. SPA is currently the nation's seventh largest Yellow Pages publisher and produces over 320 directories across 20 states with an annual circulation of more than 20 million.

  The financial performance for the product distribution and directory publishing businesses for the fiscal years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                                       1997     1996     1995
                                                     -------- -------- --------
                                                           (IN MILLIONS)
   Net Operating Revenues(1), (2)................... $1,454.3 $1,225.4 $1,147.6
   Operating Income(2)..............................    179.9    101.6     86.7

--------
(1) Includes net operating revenues eliminated in consolidation of $570.5 million, $325.9 million and $336.8 million in 1997, 1996 and 1995, respectively. Prior to 1996, revenues resulting from transactions with regulated affiliates were not eliminated in consolidation.

(2) Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. For a further discussion see "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMERGING BUSINESSES

  The FON Group's emerging businesses consist of National Integrated Services ("NIS"), Sprint Paranet and Sprint International.

  NIS. The objective of NIS is to enable the FON Group to be a national provider of fully integrated services across all customer segments. Its efforts are directed toward the development and deployment of an Integrated On-demand Network ("ION") which is expected to extend the FON Group's existing advanced network capabilities to customer premises and enable the FON Group to meet two critical business needs, namely (i) to provide the network infrastructure to meet customers' ever-increasing demands for data, Internet, and video use and (ii) to provide the foundation for the FON Group to provide competitive local service. NIS believes that this integrated services capability will generate increased demand for the FON Group's products and services, while at the same time, reducing the costs to provide such services. The incremental capital expenditures required to develop this advanced functionality are projected to approximate $400 million through 1999. Sprint will be assisted in this development effort by Cisco Systems and Bellcore. These companies will be contributing their expertise and assisting in the funding of these efforts. In addition to the capital for development, the initial deployment of ION is expected to require approximately $400 million for network upgrades through 1999.

  In implementing ION, Sprint intends to rely substantially on the transmission infrastructure of the long distance division and to a lesser extent on the transmission infrastructure of the local telecommunications division. Where existing Sprint facilities do not exist, Sprint will evaluate whether facilities should be built, leased or acquired for ION. Because a significant amount of future investment will be associated with specific customer contracts, Sprint believes it will be able to manage its investment in ION to be consistent with customer demand.

                                     III-4

  Sprint Paranet. In September 1997, Sprint acquired Paranet, Inc., a leading provider of integration, management, and support services for distributed computing environments. The acquisition strengthens Sprint's position as one of the world's leading data carriers by augmenting the Sprint's wide area network data products and services with Paranet's expertise in local area networks and distributed network systems.

  Sprint Paranet focuses on integration, management and support of network and system components, including network hardware from multiple vendors, collaborative groupware, multiple operating systems, network protocols, client server infrastructures, network security facilities and "Year 2000" solutions.

  Sprint Paranet provides a complete spectrum of custom-designed solutions, including design, integration, implementation, and day-to-day management for WANs, LANs, Internet/intranets and desktops. Sprint Paranet offers business customers the ability to quickly and cost-effectively use network technologies to increase their competitiveness and business growth.

  Sprint International. Sprint International ("SI") was established in 1996 to enhance Sprint's position as a global communications company by pursuing carefully selected business opportunities in key countries and markets around the world outside the scope of Sprint's Global One alliance. Complementing the strategies of Global One will continue to be an important component in selecting opportunities.

   SI is a 25% owner of Barak, an Israeli joint venture that was awarded a license for the Israeli international long distance market in 1997 and has since captured approximately 20% of that market. In China, SI has invested in Tianjin Global Communications, a fixed wireline network operator, and is pursuing other potential opportunities. In Europe, SI is concentrating on developing opportunities with Sprint's Global One partners, FT and DT, in several markets outside France and Germany.

GLOBAL ONE

  Sprint is a partner in Global One, a joint venture with FT and DT, which provides global telecommunications services to business, consumer and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany) and a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe.

  Global One's strategic objective is to be the premier provider of global telecommunications services. To achieve this objective, the Global One business strategy is designed to achieve maximum global coverage and seamless global connectivity. Under a single global brand and through a single interface to customers in each country, Global One offers a comprehensive array of state-of-the-art telecommunications services, delivered through its advanced global network infrastructure.

  Global One currently has a sales presence in 65 countries; more than 1,400 points of presence (switching centers) outside of Germany, France and the United States; four network management sites monitoring traffic on the global backbone networks; 29 customer service centers; and 1997 revenues in excess of $1.1 billion of which Sprint's proportional share of these revenues was $474 million.

  While focusing on the multinational business user, Global One also serves carriers seeking cost-effective international solutions and the consumer market. Global One offers products and services through the respective venture partners in France, Germany and the United States, and through local business offices, national affiliates, partnerships and distributor agreements in virtually all other important markets.

OTHER INVESTMENTS AND ALLIANCES

  Sprint's other investments and alliances include a 3.7% interest in Iridium LLC, a satellite-based mobile communications provider. In addition, in August 1993, Sprint acquired a 25% equity interest in Call-Net Enterprises, Inc. ("Call-Net"), a long distance telecommunications company in Canada operating under the

                                     III-5

Sprint brand name. At the end of 1997, Call-Net had a 10% share of the long distance market in Canada. In February 1997, Sprint entered into a 50-50 joint venture with Telefonos de Mexico (Telmex), the dominant telecommunications provider in Mexico, to market international long distance services between the U.S. and Mexico with products and services tailored to the Hispanic community.

  Consumer Internet Access Services. In addition, in June 1998, Sprint entered into a long-term strategic alliance with EarthLink Network, Inc. ("EarthLink"), a leading Internet service provider. As part of this investment, Sprint purchased an approximate 30% economic interest in EarthLink and contributed to EarthLink all of Sprint's 130,000 Sprint Internet Passport customers. EarthLink will manage the operations, customer service, technical support and product development for the unified Internet service. Leveraging the brands of both companies, EarthLink and Sprint will work together on product development, sales and marketing.

REGULATION

  The Telecommunications Act of 1996 (the "Telecom Act"), which was signed into law in February 1996, was designed to promote competition in all aspects of telecommunications. It eliminated legal and regulatory barriers to entry into local telephone markets. It also required ILECs, among other things, to allow local resale at wholesale rates, negotiate interconnection agreements, provide nondiscriminatory access to unbundled network elements and allow collocation of interconnection equipment by competitors. The Telecom Act also allows RBOCs to provide in-region long distance service once they obtain state certification of compliance with a competitive "checklist," have a facilities-based competitor for both residential and business customers, and obtain a ruling from the FCC that the provision of in-region long distance service is in the public interest. The Telecom Act's impact on Sprint remains unclear because the rules for competition are still being decided by regulators and the courts.

  Sprint has filed for CLEC status in 48 states in anticipation of the local markets opening to competition; however, currently, Sprint is not actively marketing CLEC services. See "--Emerging Businesses." In those areas in which Sprint is the ILEC, local competition is expected to eventually result in some loss of market share. Because Sprint's ILEC operations are geographically dispersed and largely in rural markets, local competition is expected to occur more gradually than in more urban markets.

  In accordance with the Telecom Act, the FCC adopted detailed rules in 1996 to govern interconnection to incumbent local networks by new market entrants. Some LECs and state public utility commissions appealed these rules to the U.S. Court of Appeals, which prevented most of the pricing rules from taking effect, pending a full review by the court. In 1997, the U.S. Court of Appeals for the Eighth Circuit struck down the FCC's pricing rules. It ruled that the Telecom Act left jurisdiction over pricing matters to the states. The court also struck down certain other FCC rules on jurisdictional or substantive grounds. The U.S. Supreme Court has agreed to review the appeals court decision.

  In 1997, the FCC issued important decisions on the structure and level of access charges and universal service. These decisions will impact the industry in several ways, including the following:

  . An additional subsidy was created to support telecommunications services for schools, libraries and rural health care providers. All carriers providing telecommunications services will be required to fund this program, which is capped at $2.7 billion per year. However, LECs can pass their portion of these costs on to long distance carriers.

  . Per-minute interstate access rates charged by LECs will decline over time to become cost-based, beginning in July 1997.

  . Certain monthly flat-rate charges paid by some local telephone customers will increase beginning in 1998.

                                     III-6

  . Certain per-minute access charges paid by long distance companies were converted to flat monthly charges based on pre-subscribed lines.

  . A basis has been established for replacing implicit access subsidies with an explicit interstate universal service fund beginning in 1999.

  A number of LECs, long distance companies and others have appealed some or all of the FCC's orders. The effectiveness of the orders has not been suspended, and the appeals are expected to take a year or more to conclude. The impact of these FCC decisions on Sprint is difficult to determine, but is not expected to be material to the FON Group.

  In 1997, several RBOCs claimed they met the competitive checklist and sought FCC approval to offer in-region long distance service. These applications were denied by the FCC.

ENVIRONMENT

  Sprint's environmental compliance and remediation expenditures mainly result from the operation of standby power generators for its telecommunications equipment. The expenditures arise in connection with standards compliance, permits or occasional remediation, which are usually related to generators, batteries or fuel storage. Sprint has been identified as a potentially responsible party at sites relating to either landfill contamination or discontinued power generation operations. Sprint's environmental compliance and remediation expenditures have not been material to its financial statements or to its operations and are not expected to have any future material adverse effects on the FON Group.

PATENTS, TRADEMARKS AND LICENSES

  Sprint owns numerous patents, patent applications, service marks and trademarks in the United States and other countries. Sprint is also licensed under domestic and foreign patents and trademarks owned by others. In total, these patents, patent applications, trademarks, service marks and licenses are of material importance to the FON Group's business. Generally, Sprint's trademarks, trademark licenses and service marks have no limitation on duration; Sprint's patents and licensed patents have lives generally ranging from one to 17 years.

EMPLOYEE RELATIONS

  As of September 30, 1998, the FON Group had approximately 53,000 employees, of whom 20.7% are represented by unions. During 1997 and through the nine months ended September 30, 1998, Sprint had no material work stoppages caused by labor controversies.

FACILITIES

  The FON Group's property, plant and equipment totaled $23.0 billion at year-end 1997, of which $14.0 billion relates to local communications services and $8.2 billion relates to long distance communications services. These properties mainly consist of land, buildings, digital fiber-optic network, switching equipment, microwave radio and cable and wire facilities. Sprint leases certain switching equipment and several general office facilities. The LDD has been granted easements, rights-of-way and rights-of-occupancy, mainly by railroads and other private landowners, for its fiber-optic network.

  The product distribution and directory publishing businesses' properties mainly consist of office and warehouse facilities to support the business units in the distribution of telecommunications products and publication of telephone directories.

  Property, plant and equipment totaling $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

                                     III-7

LEGAL PROCEEDINGS

  Sprint is involved in various legal proceedings arising in the ordinary course of business of the FON Group. While it is not possible to determine the ultimate disposition of each of these proceedings, Sprint believes that the outcome of such proceedings, individually and in the aggregate, will not have a material adverse effect on the FON Group's financial condition or results of operations.

MANAGEMENT

  For information concerning the executive officers and directors of Sprint, see "Executive Officers and Directors of Sprint" in the Proxy Statement.

                                     III-8

                                   FON GROUP

                            SELECTED FINANCIAL DATA

  The following unaudited table sets forth Selected Financial Data of the FON Group. The following should be read in conjunction with the FON Group Management's Discussion and Analysis of Financial Condition and Results of Operations, and the FON Group Combined Financial Statements and Notes thereto. The Selected Financial Data at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been derived from the FON Group Combined Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The Selected Financial Data at December 31, 1995, 1994 and 1993, at September 30, 1998, for each of the two years in the period ended December 31, 1994 and for the nine months ended September 30, 1998 and 1997, have been derived from the unaudited FON Group Combined Financial Statements. The unaudited FON Group Combined Financial Statements have been prepared on the same basis as the audited FON Group Combined Financial Statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year.

                             AT OR FOR THE
                              NINE MONTHS                       AT OR FOR THE
                          ENDED SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          ------------------- -------------------------------------------------
                            1998      1997      1997      1996      1995      1994      1993
                          --------- --------- --------- --------- --------- --------- ---------
                                                      (IN MILLIONS)
RESULTS OF OPERATIONS
 DATA
Net operating revenues..  $11,940.3 $11,024.9 $14,873.9 $13,887.5 $12,735.3 $11,964.8 $10,894.9
Operating income(1).....    2,097.9   1,848.3   2,469.9   2,267.7   1,834.3   1,690.7   1,214.1
Income from continuing
 operations(1), (2).....    1,141.1   1,014.9   1,371.6   1,310.6     966.0     899.2     517.1
CASH FLOW DATA
Net cash from operating
 activities--continuing
 operations(3)..........  $ 2,791.4 $ 2,033.0 $ 2,906.8 $ 2,267.3 $ 2,590.1 $ 2,339.6 $ 2,007.8
Capital expenditures....    2,320.0   1,835.7   2,708.9   2,433.6   1,857.3   1,751.6   1,429.8
BALANCE SHEET DATA
Total assets............  $18,369.6           $16,491.7 $15,566.6 $14,100.6 $14,374.1 $13,781.8
Property, plant and
 equipment, net.........   12,175.0            11,316.8  10,464.1   9,715.8  10,258.8   9,883.1
Total debt (including
 short-term borrowings).    4,689.7             3,879.6   3,273.9   5,668.9   4,927.7   5,084.1
Group equity............    8,471.3             7,639.3   7,332.3   3,676.9   4,473.7   3,918.3

-------
(1) During the nine months ended September 30, 1997 and year ended December 31, 1996, the FON Group recorded nonrecurring charges of $20 and $60 million, respectively, related to litigation within the long distance division. These charges reduced income from continuing operations by $13 million for the nine months ended September 30, 1997 and year ended December 31, 1997 and $36 million for the year ended December 31, 1996.
  During 1995, the FON Group recorded a nonrecurring charge of $88 million related to a restructuring within the local telecommunications division, which reduced income from continuing operations by $55 million.
  During 1993, the FON Group recorded nonrecurring charges of $293 million related to (a) transaction costs from the merger with Centel Corporation and expenses of integrating and restructuring the operations of the two companies and (b) a realignment and restructuring within the long distance division. These charges reduced income from continuing operations by $193 million.
(2) During 1997, the FON Group recognized gains of $45 million on sales of local exchanges and a $26 million gain on the sale of an equity investment in an equipment provider. These gains increased income from continuing operations by $27 million and $17 million, respectively.
  During 1994, the FON Group recognized a $35 million gain on the sale of equity securities, which increased income from continuing operations by $22 million.
  During 1993, due to the enactment of the Revenue Reconciliation Act of 1993, the FON Group adjusted its deferred income tax assets and liabilities to reflect the increased tax rate. This adjustment reduced income from continuing operations by $11 million.
(3) The 1996 amount was reduced by $600 million for cash required to terminate an accounts receivable sales agreement.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

                                     III-9

                                   FON GROUP

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with the Cable Parents to restructure Sprint's wireless PCS operations. Sprint will acquire the joint venture interests of the Cable Parents in Sprint Spectrum Holdings and the joint venture interests of TCI and Cox in PhillieCo. In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock, the PCS Stock. The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly owned subsidiary, SprintCom. These operations, which after the PCS Restructuring will be 100% owned by Sprint (subject to a 40.8% minority interest in Cox PCS, the entity holding the PCS license for and conducting operations in the Los Angeles/San Diego/Las Vegas MTA), will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

  Holders of FON Stock and PCS Stock will be subject to the risks associated with an investment in a single corporation and all of Sprint's businesses, assets and liabilities. Events attributable to the FON Group or the PCS Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the FON Stock or PCS Stock. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock, PCS Stock or preferred stock or other stock or interests will reduce the funds of Sprint that are legally available for payment of future dividends on the FON Stock and the PCS Stock.

  The Combined Financial Statements of the FON Group include (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise the FON Group; (ii) corporate assets and liabilities of Sprint and the related transactions not specifically identified with the PCS Group; and (iii) all of the allocable corporate expenses not specifically identified with the PCS Group. These expenses will be allocated to both groups in accordance with management established policies, see "The Tracking Stock Proposal--The Tracking Stock Policies" in the Proxy Statement. All significant intragroup financial transactions have been eliminated; however, transactions between the FON Group and the PCS Group have not been eliminated.

GENERAL

FORWARD-LOOKING INFORMATION

  Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include
(i) the effects of vigorous competition in the markets in which the FON Group operates; (ii) the costs and business risks associated with entering new markets necessary to provide seamless services and to provide new services;
(iii) the uncertainties related to Sprint's investments in Global One and other joint ventures; (iv) the impact of any unusual items resulting from ongoing evaluations of the FON Group's business strategies; (v) requirements imposed on Sprint or latitude allowed its competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996; (vi) unexpected results of litigation filed against Sprint; (vii) the impact of the Year 2000 issue and any related noncompliance; (viii) the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint or the FON Group have no control; and (ix) those factors listed under "Risk Factors--The Tracking Stocks" in the Proxy Statement.

  The words "estimate", "project", "intend", "expect", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout

                                    III-10

Management's Discussion and Analysis of Financial Condition and Results of Operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sprint undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Moreover, Sprint, through senior management, may from time to time make forward-looking statements about the matters described herein or other matters concerning Sprint.

 CORE BUSINESSES

 Long Distance Division

  The long distance division is the nation's third-largest long distance telephone company. It operates a nationwide, all-digital long distance communications network using state-of-the-art fiber-optic and electronic technology. The division mainly provides domestic and international voice, video and data communications services. It offers its services to the public subject to varying levels of state and federal regulation.

 Local Telecommunications Division

  The local telecommunications division consists of regulated local exchange carriers ("LECs") serving more than 7.5 million access lines in 18 states. It provides local telephone services, access by telephone customers and other carriers to the FON Group's local network, sales of telecommunications equipment and long distance services within specified regional calling areas or local access transport areas (LATAs). In November 1998, Sprint sold its remaining 80,000 residential and business access lines in Illinois.

 Product Distribution and Directory Publishing Division

  The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page telephone directories.

 EMERGING BUSINESSES

  Emerging businesses includes activities to enter new local markets, Sprint Paranet, SprintCom, and Sprint International. It also included the operating results of Sprint's consumer Internet access services prior to the closing of the Earthlink transaction (see "Segmental Results of Operations--Emerging Businesses" for more information).

 STRATEGIC ALLIANCE

 Global One

  Sprint is a partner in Global One, a joint venture with FT and DT to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany) and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. Global One is accounted for by Sprint in the FON Group Combined Financial Statements on the equity basis.

  FT and DT each own 10% of Sprint's voting equity through Sprint's Class A common stock. As Class A common stockholders, they have the right in most cases to proportionate representation on Sprint's Board of Directors. Following the Recapitalization, the Class A common shares owned by FT and DT will represent interests in both the FON Group and the PCS Group. FT and DT each have the right to keep their ownership levels at 10% overall voting power in Sprint. See "FT and DT Arrangements" in the Proxy Statement.

  The FON Group's long distance division contributed certain assets and related operations of its international business unit to Global One when the venture was formed in January 1996.

SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Sprint's cellular division ("Cellular") to Sprint common stockholders (the "Spinoff"). See "Liquidity and Capital Resources--Discontinued Operation" for more information.

                                    III-11

REGULATION

  See "FON Group Information--Business--Regulation" for a complete discussion of the regulatory developments that could have a future impact on the FON Group.

RESULTS OF OPERATIONS

 COMBINED FON GROUP

  Total net operating revenues for the nine months ended September 30, 1998 were $11.9 billion, an 8% increase from $11.0 billion for the same period in 1997. Income from continuing operations was $1.1 billion in the first nine months of 1998 compared with $1.0 billion for the same period in 1997. Total net operating revenues for 1997 were $14.9 billion, a 7% increase from $13.9 billion in 1996. Total net operating revenues for 1995 were $12.7 billion. Income from continuing operations was $1.4 billion in 1997 compared with $1.3 billion in 1996 and $1.0 billion in 1995.

 CORE BUSINESSES

  Core results exclude the impact from joint ventures and emerging businesses. The FON Group's core businesses generated improved net operating revenues and operating income compared with the same 1997 period. For the nine months ended September 30, 1998, long distance calling volumes increased 13% from the same 1997 period. Access lines served by the local telecommunications division increased 3.2% during the twelve months ended September 30, 1998. Excluding sales of exchanges in the 1997 fourth quarter, access line growth would have been 5.2%.

  For 1997, the FON Group's core businesses generated record levels of net operating revenues and improved operating results. Long distance calling volumes increased 14% in 1997, and access lines served by the local telecommunications division grew 5.6%, excluding sales of local exchanges during 1997. Excluding nonrecurring items, income from core operations was $1.6 billion in 1997 versus $1.4 billion in 1996 and $1.0 billion in 1995.

 NONRECURRING ITEMS

  Core income from continuing operations for 1997 includes pretax gains on sales of local exchanges of $45 million and a pretax gain on the sale of an equity investment in an equipment provider of $26 million. In addition, 1997 (including the nine months ended September 30, 1997) and 1996 include pretax litigation charges within the long distance division for $20 million and $60 million, respectively. The 1995 amounts include a pretax charge for restructuring the local telecommunications division of $88 million.

SEGMENTAL RESULTS OF OPERATIONS

 LONG DISTANCE DIVISION

                             NINE MONTHS                    YEAR ENDED
                         ENDED SEPTEMBER 30,               DECEMBER 31,
                         --------------------       ----------------------------
                           1998       1997            1997      1996      1995
                         ---------  ---------       --------  --------  --------
                                         (IN MILLIONS)
Net operating revenues.. $ 7,207.7  $ 6,642.7       $8,954.8  $8,302.1  $7,277.4
Operating expenses
  Interconnection.......   2,872.4    2,966.8        3,941.1   3,722.7   3,102.7
  Operations............   1,001.8      909.2        1,236.6   1,051.8   1,046.6
  Selling, general and
   administrative.......   1,684.3    1,464.5        1,962.9   1,970.3   1,839.7
  Depreciation and
   amortization.........     628.8      520.9          716.7     633.3     581.6
                         ---------  ---------       --------  --------  --------
Total operating
 expenses...............   6,187.3    5,861.4        7,857.3   7,378.1   6,570.6
                         ---------  ---------       --------  --------  --------
Operating income........ $ 1,020.4  $   781.3(/1/)  $1,097.5  $  924.0  $  706.8
                         =========  =========       ========  ========  ========
Operating margin........      14.2%      11.8%(/1/)     12.3%     11.1%      9.7%
                         =========  =========       ========  ========  ========

--------
(/1/Excluding)a $20 million charge related to litigation, 1997 operating income would have been $801 million. The operating margin would have been 12.1%.

                                    III-12

Nine Months Ended September 30, 1998 and 1997

 Net Operating Revenues

  For the nine months ended September 30, 1998, net operating revenues increased 9% from the same 1997 period. All major market segments--business, residential and wholesale--contributed to this increase. The increase mainly reflects strong data services revenue growth and minute growth, partly offset by a more competitive pricing environment and a change in the mix of products sold.

  Business and Data Market--Business market revenues increased 15%. Data services, which includes sales of capacity on Sprint's network to Internet service providers, showed strong growth because of continued demand and expanded service offerings. The increases also reflect strong calling volumes for WATS and toll-free calls made within the United States. Growth in the small business market benefited from the Sprint International Business Calling Plan, which was launched late in the 1998 second quarter. This plan provides flat international rates, 24 hours a day, seven days a week to more than 200 countries.

  Residential Market--Residential market revenues increased 6% in 1998. This increase reflects strong revenue and volume growth from residential long distance calls. Growth was also enhanced by the Sprint Sense Anytime "10 by 24" product--dime-a-minute calls, 24 hours a day--which generated increased sales. Other factors included increased international and prepaid card revenues as well as calling card calls made by customers of local telephone companies. Through various agreements Sprint has with local telephone companies, their customers use the Sprint network when making long distance calls.

  Wholesale Market--Wholesale market revenues increased 4% reflecting strong minute growth mainly from increased WATS calls, partly offset by a change in international mix to lower yielding but higher margin countries.

 Interconnection Costs

  Interconnection costs consist of amounts paid to local telephone companies, other domestic service providers, and foreign telephone companies to complete calls made by the division's domestic customers. These costs decreased 3% from the same 1997 period reflecting lower unit costs for both domestic and international access to others' networks, partly offset by strong minute growth. Domestic unit costs are expected to continue trending downward due to additional FCC-mandated access rate reductions. Access rates impacting the periods reported took effect in July 1997 and January and July 1998. Lower international unit costs reflect continued competition in the market. Sprint expects government deregulation and competitive pressures to add to the continued trend of declining unit costs for international interconnection. Interconnection costs were 39.9% of net operating revenues in the 1998 year-to-date period versus 44.7% for the same period a year ago.

 Operations Expense

  Operations expense includes costs to operate and maintain the long distance network and costs of equipment sales. It also includes costs to provide operator, public payphone and video teleconferencing services, as well as telecommunications services for the hearing impaired. Operations expense for the nine months ended September 30, 1998 increased 10% from the same 1997 period. This reflects increased costs related to data services growth as well as increases in the volume of network equipment operating leases. Operations expense for 1998 also includes costs related to Sprint's efforts to achieve year 2000 compliance for its network operating systems. In addition, FCC-mandated payments to public payphone providers increased in the 1997 second quarter. As a result, the 1997 year-to-date period reflects six months of this increase compared with nine months for the same 1998 period. Operations expense was 13.9% of net operating revenues in the 1998 first nine months and 13.7% for the same period a year ago.

 Selling, General and Administrative Expense

  For the nine months ended September 30, 1998, selling, general and administrative ("SG&A") expense increased 15% from the same 1997 period. This increase reflects the overall growth of the division's operating

                                    III-13
activities as well as increased marketing activities and promotions to support products and services. SG&A for 1998 also includes costs related to Sprint's efforts to achieve Year 2000 compliance for items such as billing, customer service and other administrative systems. SG&A expense was 23.3% of net operating revenues in the first nine months of 1998 and 22.0% for the same period a year ago.

 Depreciation and Amortization Expense

  For the first nine months of 1998, depreciation and amortization expense increased 21% from the same 1997 period generally due to an increased asset base and shorter average depreciable lives. Capital expenditures in both years were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services. Depreciation and amortization expense was 8.7% of net operating revenues in the 1998 first nine months and 7.8% for the same period a year ago.

Years Ended December 31, 1997, 1996 and 1995

  During 1997 and 1996, the long distance division recorded nonrecurring litigation charges of $20 and $60 million, respectively (see Note 9 of Notes to FON Group Combined Financial Statements). In January 1996, the division contributed certain international assets and related operations to Global One. For comparative purposes, the following discussion of long distance division operating results excludes the nonrecurring charges and assumes the contribution occurred at the beginning of 1995. Operating margins would have been 12.5% in 1997, 12.0% in 1996 and 10.9% in 1995.

 Net Operating Revenues

  Net operating revenues increased 8% in 1997 and 17% in 1996. All major market segments--business, residential and wholesale--contributed to these increases. In general, the increases reflect strong calling volume growth of 14% in 1997 and 20% in 1996 and continued growth in the data services market. Revenue growth in 1997 was affected by a more competitive pricing environment, a change in the mix of products sold and an increase in the bad debt provision. Management continues to monitor Sprint's credit extension policies to ensure they remain effective. In addition, 1996 includes revenues from carrying the Internal Revenue Service 800 help line traffic, a service Sprint no longer provides, while 1997 reflects lower yields on other government contracts.

  Business Market--Business market revenues reflect increased calling volumes for WATS calls made within the United States. Growth in the small and medium business market was due to the continuing success of the division's small business product, Fridays Free. Data services, which includes sales of capacity on Sprint's network to Internet service providers, showed strong growth because of continued demand and expanded service offerings.

  Residential Market--Residential market revenues reflect the continuing success of Sprint Sense,(R) a flat-rate calling plan, as well as growth in 1997 from international calls, prepaid phone cards and casual callers accessing the Sprint network.

  Wholesale Market--The wholesale market showed strong growth in both domestic and international markets. Domestic increases mainly reflect increased WATS calling volumes, partly offset by a decline in rates due to increased competition.

 Interconnection Costs

  Interconnection costs increased 6% in 1997 and 20% in 1996, reflecting strong growth in calling volumes, partly offset by lower unit costs for both domestic and international access. The lower domestic rates are generally due to FCC-mandated access rate reductions that took effect in July 1997--see "FON Group Information--Business--Regulation" for more information. Interconnection costs were 44.0% of net operating revenues in 1997, 45.0% in 1996 and 43.9% in 1995.

                                    III-14

 Operations Expense

  Operations expense increased 20% in 1997 and 17% in 1996. As a percentage of net operating revenues, operations expense was 13.8% in 1997, 12.5% in 1996 and 12.4% in 1995. The 1997 increases were mainly due to increased costs related to FCC-mandated payments to public payphone providers, network equipment leasing costs, costs related to data services growth and equipment sales. The 1996 increase in expense reflects overall revenue growth.

 Selling, General and Administrative Expense

  SG&A expense increased 2% in 1997 and 8% in 1996. These increases reflect the overall growth of the division's operating activities as well as increases in marketing and promotions to support products and services. The 1997 increase also reflects increased information technology costs to support network quality, and customer acquisition and customer management. SG&A expense was 21.7% of net operating revenues in 1997, 22.9% in 1996 and 24.8% in 1995. These improvements reflect continued cost control and business process improvement efforts.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased 13% in 1997 and 12% in 1996, generally because of an increased asset base. Capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services. Depreciation and amortization expense was 8.0% of net operating revenues in 1997, 7.6% in 1996 and 8.0% in 1995.

 LOCAL TELECOMMUNICATIONS DIVISION

                                NINE MONTHS               YEAR ENDED
                            ENDED SEPTEMBER 30,          DECEMBER 31,
                            --------------------  ----------------------------
                              1998       1997       1997      1996      1995
                            ---------  ---------  --------  --------  --------
                                            (IN MILLIONS)
Net operating revenues..... $ 4,032.3  $ 3,969.7  $5,290.2  $5,126.8  $4,690.0
Operating expenses
  Costs of services and
   products................   1,384.0    1,392.0   1,888.1   1,842.5   1,769.5
  Selling, general and
   administrative..........     859.4      794.8   1,074.0   1,038.2     956.5
  Depreciation and
   amortization............     708.4      697.7     934.1     909.1     835.6
  Restructuring costs......       --         --        --        --       87.6
                            ---------  ---------  --------  --------  --------
Total operating expenses...   2,951.8    2,884.5   3,896.2   3,789.8   3,649.2
                            ---------  ---------  --------  --------  --------
Operating income........... $ 1,080.5  $ 1,085.2  $1,394.0  $1,337.0  $1,040.8
                            =========  =========  ========  ========  ========
Operating margin...........      26.8%      27.3%     26.4%     26.1%     22.2%
                            =========  =========  ========  ========  ========

  Beginning in July 1997, the FON Group changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "Net Operating Revenues--Other Revenues." For comparative purposes, the following discussion of local telecommunications division operating results assumes these pricing changes occurred at the beginning of 1995. The operating margin for the first nine months of 1997 would have been 26.3%. Operating margins would have been 25.6% in 1997, 24.5% in 1996 and 22.3% in 1995 (excluding the restructuring charge).

Nine Months Ended September 30, 1998 and 1997

 Net Operating Revenues

  Net operating revenues increased 3% in the first nine months of 1998 from the same 1997 period. This increase mainly reflects customer access line growth, and increased sales of equipment and network-based services such as Caller ID and Call Waiting. In November 1997, Sprint sold approximately 139,000 residential

                                    III-15
and business access lines in a small area of Northwest Chicago and nearby suburbs. Excluding the sales of these exchanges, net operating revenues would have increased 5% and access line growth would have been 5.2% during the past 12 months.

  Local Service Revenues--Local service revenues, derived from local exchange services, increased 5% (8% excluding sales of exchanges) in the first nine months of 1998 from the same 1997 period. Local service revenues increased because of access line growth and continued demand for network-based services. These increases also reflect increased sales of private line services and maintenance of customer wiring and equipment.

  Network Access Revenues--Network access revenues, derived from long distance companies using Sprint's local network to complete calls, increased 1% (3% excluding sales of exchanges) compared with the same 1997 period. Revenues for the first nine months of 1998 reflect a 6% (8% excluding sales of exchanges) increase in minutes of use, partly offset by FCC-mandated access rate reductions. Access rate reductions impacting these periods took effect in July 1997 and January and July 1998.

  Toll Service Revenues--Toll service revenues are mainly derived from providing long distance services within specified regional calling areas, or LATAs, that are beyond the local calling area. Toll service revenues for the first nine months of 1998 declined 28% compared with the same 1997 period (27% excluding the sale of exchanges). The decrease reflects extended local calling area plans and increased competition in the intrastate long distance market. The losses were, in part, offset by increases in local service revenues since local calling areas have been expanded and by increases in network access revenues paid by competitors.

  Other Revenues--Other revenues include telecommunications equipment sales, directory sales and listing services, payphone revenues, billing and collection services and services to locate underground utility lines. It also includes commissions income from the sale of long distance services on behalf of Sprint's long distance division. During the first nine months of 1998 these revenues increased 17% compared with the same 1997 period mainly due to increased equipment sales of business systems and data networks, growth in payphone revenues and revenues from locating underground utility lines, as well as increased commissions from the sale of Sprint's long distance services.

 Costs of Services and Products

  Costs of services and products includes costs to operate and maintain the local network and costs of equipment sales. These expenses decreased less than 1% (increased 1% excluding sales of exchanges) in the first nine months of 1998 compared with the same period a year ago. This reflects continued cost control, while still supporting customer access line growth and increased equipment sales. Costs of services and products expense for 1998 also includes costs related to Sprint's efforts to achieve year 2000 compliance for its telecommunications network and operating systems. Costs of services and products was 34.3% of net operating revenues in the first nine months of 1998 and 35.5% for the same period a year ago.

 Selling, General and Administrative Expense

  SG&A expense increased 8% (10% excluding sales of exchanges) in the first nine months of 1998. This increase was mainly due to increased customer service costs related to access line growth and marketing costs to promote new products and services. SG&A for 1998 also includes costs related to Sprint's efforts to achieve year 2000 compliance for items such as billing, customer service, and other administrative systems. SG&A expense was 21.3% of net operating revenues in the first nine months of 1998 and 20.3% for the same period a year ago.

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased 2% (also 2% excluding sales of exchanges) in the first nine months of 1998 because of capital expenditures, offset by lower depreciation rates resulting from longer asset lives. Depreciation and amortization expense was 17.6% of net operating revenues in the first nine months of 1998 and 17.9% for the same period a year ago.

                                    III-16

Years Ended December 31, 1997, 1996 and 1995

 Net Operating Revenues

  Net operating revenues increased 4% in 1997 and 9% in 1996 mainly because of customer access line growth. Excluding sales of local exchanges in 1997, access line growth was 5.6% in both 1997 and 1996. Net operating revenues were $5.2 billion in 1997, $5.0 billion in 1996 and $4.6 billion in 1995.

  Local Service Revenues--Local service revenues increased 10% in 1997 and 11% in 1996. These increases reflect strong economic growth in the division's service areas and increases in second-line service for existing business and residential customers to meet their lifestyle and data access needs. Local service revenues also increased because of extended area calling plans and increased demand for advanced intelligent network services, such as Caller ID and Call Waiting.

  Network Access Revenues--Network access revenues increased 2% in 1997 and 10% in 1996. The increases were largely due to increased calling volumes of 6% in 1997 and 10% in 1996. The 1997 revenue growth was partly offset by FCC-mandated access rate reductions effective in July 1997--see "FON Group Information--Business--Regulation" for more information. In addition, the FCC's 1995 interim interstate price cap plan increased network access revenues for 1996 and had a nominal effect on 1995.

  Toll Service Revenues--Toll service revenues decreased 19% in 1997 and 13% in 1996. During 1996 and 1995, the division resold interexchange long distance services in some of its service areas. This reseller service was phased out through early 1997, accounting for a large portion of the 1997 decline. Some of those customers, however, became customers of Sprint's long distance division, which has reduced the overall impact on Sprint. The decreases in toll service revenues also reflect extended local area calling plans and increased competition in the intrastate long distance market since interexchange long distance carriers now provide intraLATA long distance services in many states. The declines in toll service revenues were partly offset by related increases in the division's local and network access revenues.

  Other Revenues--Other revenues increased 10% in 1997 and 24% in 1996, mainly because of increased equipment sales. A major factor in the 1996 growth was the introduction of enhanced telephone instruments, such as Caller ID units.

 Costs of Services and Products

  Costs of services and products consists of costs related to operating and maintaining the local network and costs of equipment sales. These expenses increased 3% in 1997 and 4% in 1996 because of customer access line growth and increased equipment sales. Both years also reflect savings from the division's restructuring of the network function. Costs of services and products were 36.0% of net operating revenues in 1997, 36.7% in 1996 and 38.5% in 1995. The improvement in 1996 compared with 1995 reflects the capitalization of switch software costs beginning in 1996, as discussed in "Depreciation and Amortization Expense."

 Selling, General and Administrative Expense

  SG&A expense increased 3% in 1997 and 9% in 1996. These increases were mainly due to increased customer service costs related to access line growth and marketing costs to promote new products and services. These increases were partly offset by savings from the division's restructuring of the finance function and general cost control measures. SG&A expense was 20.6% of net operating revenues in 1997, 20.7% in 1996 and 21.0% in 1995.

                                    III-17

 Depreciation and Amortization Expense

  Depreciation and amortization expense increased 3% in 1997 and 9% in 1996, mainly because of plant additions. The 1996 increase also reflects the initial year of amortizing capitalized switch software costs. At year-end 1995, the FON Group adopted accounting principles for a competitive marketplace and discontinued applying Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its local telecommunications division (see Note 12 of Notes to FON Group Combined Financial Statements). As a result, certain accumulated depreciation balances were increased; plant asset lives were shortened to reflect their economic lives; and switch software costs, which were previously expensed as incurred, are now capitalized and amortized over their estimated economic lives. Depreciation and amortization expense was 17.8% of net operating revenues in 1997, 18.1% in 1996 and 18.2% in 1995.

 Restructuring Costs

  In 1995, the FON Group recorded an $88 million charge to restructure the division (see Note 14 of Notes to FON Group Combined Financial Statements).

 PRODUCT DISTRIBUTION AND DIRECTORY PUBLISHING DIVISION

                                NINE MONTHS               YEAR ENDED
                            ENDED SEPTEMBER 30,          DECEMBER 31,
                            --------------------  ----------------------------
                              1998       1997       1997      1996      1995
                            ---------  ---------  --------  --------  --------
                                            (IN MILLIONS)
Net operating revenues..... $ 1,272.5  $ 1,077.8  $1,454.3  $1,225.4  $1,147.6
Operating expenses
  Costs of services and
   products................   1,006.5      881.7   1,172.9   1,025.7     965.8
  Selling, general and
   administrative..........      81.2       68.8      93.3      90.9      87.7
  Depreciation and
   amortization............       8.7        6.0       8.2       7.2       7.4
                            ---------  ---------  --------  --------  --------
Total operating expenses...   1,096.4      956.5   1,274.4   1,123.8   1,060.9
                            ---------  ---------  --------  --------  --------
Operating income........... $   176.1  $   121.3  $  179.9  $  101.6  $   86.7
                            =========  =========  ========  ========  ========
Operating margin...........      13.8%      11.3%     12.4%      8.3%      7.6%
                            =========  =========  ========  ========  ========

  Beginning in July 1997, the FON Group changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. For comparative purposes, the following discussion of product distribution and directory publishing division results assumes these pricing changes occurred at the beginning of 1995.

Nine Months Ended September 30, 1998 and 1997

  Adjusting for the above transfer pricing change, net operating revenues increased 19% from the first nine months of 1997. Nonaffiliated revenues, which account for roughly 60% of this segment's revenues, increased 11% from the 1997 period. Sales to affiliates increased 32% from the same period a year ago. Costs of services and products increased 22% in the 1998 year-to-date period from the same 1997 period reflecting increased sales. SG&A expense increased 18% in the 1998 year-to-date period from the same period a year ago. This increase reflects Sprint's July 1998 acquisition of a sales force from another directory publisher. Results for 1998 reflect the amortization of goodwill and noncompete agreements related to that purchase.

Years Ended December 31, 1997, 1996 and 1995

  Adjusting for the transfer pricing change, net operating revenues increased 19% to $1.4 billion in 1997 from $1.2 billion in 1996. Revenues were $1.1 billion in 1995. Sales to non-affiliates in 1997 compared with 1996 remained relatively flat because of increased competition. Cost of services and products increased 22% to $1.1 billion in 1997 from $918 million in 1996. Costs of services and products were $863 million in 1995. Operating

                                    III-18
margins were 15.8% in 1997, 16.3% in 1996 and 15.8% in 1995. The growth in revenues and costs of services and products reflects increased sales of telecommunications equipment and distribution services to the local telecommunications division.

 EMERGING BUSINESSES

                                              NINE MONTHS         YEAR ENDED
                                          ENDED SEPTEMBER 30,    DECEMBER 31,
                                          --------------------  ---------------
                                            1998       1997      1997     1996
                                          ---------  ---------  -------  ------
                                                    (IN MILLIONS)
Net operating revenues................... $   138.0  $    14.3  $  57.4  $  0.5
                                          =========  =========  =======  ======
Operating loss........................... $  (228.9) $  (119.1) $(164.5) $(63.8)
                                          =========  =========  =======  ======

  Most of emerging businesses' 1998 and year-end 1997 revenues were from Sprint Paranet's operations. Sprint acquired Houston-based Paranet, Inc., in September 1997 to allow Sprint to capitalize on the accelerating demand for network management services.

  Costs incurred in the first nine months of 1998 were mainly due to the development of ION and costs related to the network buildout and market launches of the SprintCom PCS markets. SprintCom launched service in Jacksonville and Tallahassee, Florida, in the 1998 third quarter and expects to expand into several new markets by year-end. Sprint will continue to devote significant resources through 1999 to develop ION as well as to fund the network buildout and launch the SprintCom markets.

  In June 1998, Sprint completed the strategic alliance to combine Sprint's Internet business with EarthLink Network Inc. (EarthLink), an internet service provider. As part of the alliance, EarthLink obtained Sprint's Internet Passport customers and took over the day-to-day operations of those services. Beginning with the 1998 third quarter, the emerging businesses segment no longer includes the operating results of Sprint's Internet business.

NON OPERATING ITEMS

 INTEREST EXPENSE

  The difference between the interest expense disclosed in the following table and that disclosed in the Combined Statements of Income relates to interest expense on items such as deferred compensation, the employee stock purchase plan and customer deposits--items not related to borrowings. Sprint has excluded interest expense related to these items from the following table so as not to distort Sprint's calculation of the effective interest rate on borrowings. Interest costs on borrowings consist of the following:

                                 NINE MONTHS               YEAR ENDED
                             ENDED SEPTEMBER 30,          DECEMBER 31,
                             --------------------  ----------------------------
                               1998       1997       1997      1996      1995
                             ---------  ---------  --------  --------  --------
                                             (IN MILLIONS)
Interest expense on
 outstanding debt..........  $   152.2  $   117.1  $  183.5  $  161.2  $  231.0
Interest expense related to
 Cellular (1)..............        --         --        --       21.5     124.0
Capitalized interest costs.       74.7       69.7      69.4     104.0      57.0
                             ---------  ---------  --------  --------  --------
Total interest costs on
 outstanding debt..........  $   226.9  $   186.8  $  252.9  $  286.7  $  412.0
                             =========  =========  ========  ========  ========
Average debt outstanding...  $ 4,172.4  $ 3,156.4  $3,251.3  $3,604.9  $5,505.2
                             =========  =========  ========  ========  ========
Effective interest rate....        7.2%       7.9%      7.8%      8.0%      7.5%
                             =========  =========  ========  ========  ========

--------
(1) Interest expense related to Cellular is included in "Discontinued operation, net" on the FON Group Combined Statements of Income.

                                    III-19

  The FON Group capitalizes interest costs related to constructing capital assets. Through June 1997, Sprint also capitalized interest costs on borrowings related to its investments in Sprint Spectrum Holdings and PhillieCo. Sprint stopped capitalizing interest costs on its investments in Sprint Spectrum Holdings and PhillieCo in July 1997 because they no longer qualified as development-stage companies. The capitalized interest on investments in Sprint Spectrum Holdings and PhillieCo has been contributed to and is being amortized by the PCS Group.

  Average debt outstanding increased approximately $1.3 billion during the first nine months of 1998 to support various Sprint initiatives and fund investments in Sprint affiliates. Average debt outstanding decreased $1.9 billion in 1996, generally because of repayments funded by a portion of the cash received from FT and DT for their equity investments in Sprint and from Cellular's repayment of intercompany debt in connection with the Spinoff.

  Sprint's effective interest rate decreased for the nine months ended September 30, 1998 because of an increase in short-term borrowings as a percentage of total debt outstanding, which have lower interest rates. At September 30, 1998 and December 31, 1997, short-term borrowings have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings.

 GLOBAL ONE

  Global One's revenues totaled $801 million for the first nine months of 1998 compared with $810 million for the same period a year ago. Sprint's losses associated with Global One totaled $120 million in first nine months of 1998 compared with $88 million a year ago. Global One's revenues totaled $1.1 billion in 1997 compared to $800 million in 1996. Sprint's equity in losses from Global One totaled $162 million in 1997, $82 million in 1996 and $23 million in 1995. In an effort to improve profitability, Global One is refocusing its effort to place more emphasis on multinational customers. In addition, it is continuing to review its operations, implement expense controls and focus on improving the network infrastructure. Global One is in the process of implementing its plan to address these items, which may result in one-time charges.

 OTHER INCOME (EXPENSE), NET

  Other income (expense) consisted of the following:

                                      NINE MONTHS            YEAR ENDED
                                  ENDED SEPTEMBER 30,       DECEMBER 31,
                                  -------------------   ----------------------
                                    1998       1997      1997    1996    1995
                                  ---------  ---------  ------  ------  ------
                                               (IN MILLIONS)
Dividend and interest income..... $    49.1  $    52.8  $ 75.4  $ 99.7  $ 12.6
Net gains on sales of assets.....       --         --     71.5    15.9     --
Loss on sales of accounts
 receivable......................       --         --      --     (4.2)  (38.6)
Other, net.......................      (0.5)      (1.0)   (6.4)    3.9   (12.9)
                                  ---------  ---------  ------  ------  ------
    Total other income (expense),
     net......................... $    48.6  $    51.8  $140.5  $115.3  $(38.9)
                                  =========  =========  ======  ======  ======

  Dividend and interest income for the nine months ended September 30, 1998 reflects interest earned on loans to unconsolidated affiliates. Dividend and interest income for the nine months ended September 30, 1997 and the years ended December 31, 1997 and 1996 reflects income earned on the cash received from FT and DT for their equity investment in Sprint, as well as Cellular's repayment of intercompany debt in connection with the Spinoff. Sprint has since invested these funds in strategic initiatives and has decreased certain borrowings, reducing the balance held in temporary investments. For the year ended December 31, 1997, the FON Group recognized pretax gains of $45 million on sales of local exchanges and sold its equity interest in an equipment provider, resulting in a $26 million pretax gain.

 INCOME TAXES

  The FON Group's effective tax rates for the first nine months were 38.0% in 1998 and 39.5% in 1997. The FON Group's effective tax rates for the years ended December 31 were 39.3% in 1997, 37.7% in 1996 and 36.1% in 1995. See
Note 5 of Notes to FON Group Combined Financial Statements for information about the differences that caused the effective income tax rates to vary from the statutory federal rate.

                                    III-20

 DISCONTINUED OPERATION, NET

  The FON Group recognized an after-tax loss of $3 million in 1996 and after-tax income of $15 million in 1995 related to its investment in Cellular. Cellular was spun off to Sprint common stockholders in March 1996 (see Note 13 of Notes to FON Group Combined Financial Statements).

 EXTRAORDINARY ITEMS, NET

  In March 1998, the FON Group redeemed, prior to maturity, $115 million of debt with a 9.25% interest rate. This resulted in a $4 million after-tax loss.

  During 1996, the FON Group redeemed, prior to maturity, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax loss.

  At year-end 1995, the FON Group adopted accounting principles for a competitive marketplace and discontinued applying SFAS 71 to its local telecommunications division (see Note 12 of Notes to FON Group Combined Financial Statements). This resulted in an after-tax, noncash extraordinary charge of $565 million in 1995.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

  The following discussion of the FON Group's financial condition, liquidity and capital resources should be read in conjunction with Sprint's discussion of financial condition, liquidity and capital resources. See "Annex I-- Sprint--Management's Discussion and Analysis of Financial Condition and Results of Operations."

 FINANCIAL CONDITION

  The FON Group's combined assets totaled $18.4 billion at September 30, 1998 compared with $16.5 billion at year-end 1997 and $15.6 billion at year-end 1996. Net property, plant and equipment increased $858 million since year-end 1997 and $853 million from 1996 to 1997 mainly because of increased capital expenditures to support the core long distance and local networks and expanded product and service offerings. See "Liquidity and Capital Resources" for additional discussions of changes in the FON Group's Combined Balance Sheets.

 LIQUIDITY AND CAPITAL RESOURCES

 Operating Activities

  Cash flows from continuing operations, which are the FON Group's main source of liquidity, were $2.8 billion in the first nine months of 1998 versus $2.0 billion in the first nine months of 1997 and were $2.9 billion in 1997, $2.3 billion in 1996 and $2.6 billion in 1995. The growth in operating cash flows over these periods reflects improved operating results in the FON Group's core businesses, partly offset by increased losses from its emerging businesses. During 1996, the FON Group terminated an accounts receivable sales agreement, which reduced cash flows by $600 million. Excluding this termination, 1996 cash flows increased $277 million, mainly because of improved operating results in all divisions.

 Investing Activities

  The FON Group's investing activities from continuing operations used cash of $3.1 billion in the first nine months of 1998 versus $2.8 billion in the first nine months of 1997 and used cash of $4.0 billion in 1997, $3.0 billion in 1996 and $2.8 billion in 1995. Capital expenditures, which are the FON Group's largest investing activity, totaled $2.3 billion in the first nine months of 1998 and $1.8 billion in the first nine months of 1997 and totaled $2.7 billion in 1997, $2.4 billion in 1996 and $1.9 billion in 1995. Within the FON Group, long distance capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related

                                    III-21
services and upgrade capabilities for providing new products and services. The local telecommunications division incurred capital expenditures to accommodate access line growth and expand capabilities for providing enhanced services.

  The FON Group's net investments in and loans to Sprint Spectrum Holdings and PhillieCo of $114 million for the first nine months of 1998, $155 million for the first nine months of 1997, $300 million for year-end 1997, and $264 million for year-end 1996 were used to fund capital and operating requirements. In 1997, Sprint Spectrum Holdings borrowed $300 million from the FON Group under a vendor financing facility. In 1996, the FON Group purchased $183 million (face value) of Sprint Spectrum Senior Discount Notes for $100 million which were recorded on the FON Group Combined Balance Sheets.

  The FON Group advanced $410 million to the PCS Group in the first nine months of 1998 to fund SprintCom buildout activities.

  Equity transfers to (from) the PCS Group were $(125) million for the first nine months of 1998, $406 million for the first nine months of 1997 and were $548 million in 1997, $245 million in 1996, and $891 million in 1995. These equity transfers to the PCS Group were used to fund the PCS Group's capital and operating requirements.

  Net contributions and advances to Global One of $165 million for the first nine months of 1998, $200 million for year-end 1997, and $40 million for year-end 1996 were used mainly to fund operations.

  "Investments in and loans to affiliates, net" for the nine-month period ended September 30, 1998 includes $230 million primarily related to Sprint's investments in EarthLink and Call-Net enterprises.

  In 1997, Sprint purchased the net assets of Paranet, Inc. for $375 million (see Note 11 of Notes to FON Group Combined Financial Statements).

 Financing Activities

  The FON Group's financing activities provided cash of $283 million in the first nine months of 1998, while the first nine months of 1997 activities used cash of $238 million. Financing activities provided cash of $72 million in 1997, $479 million in 1996 and $423 million in 1995. Financing activities for the first nine months of 1998 reflect long-term borrowings of $946 million, partly offset by payments on long-term debt of $239 million. Financing activities in the first nine months of 1997 reflect long-term borrowings of $195 million offset by payments of $111 million on long-term debt. In 1997, Sprint borrowed $867 million, mainly to fund investments in and loans to affiliates, including the PCS Group. In 1995, Sprint increased its short-term borrowings by $1.1 billion to fund commitments related to Sprint Spectrum Holdings and repay long-term debt.

 Discontinued Operation

  In connection with the March 1996 Spinoff, Cellular repaid $1.4 billion of intercompany debt owed to Sprint. Prior to the Spinoff, Cellular's investing activities required net cash of $141 million in 1996 and $325 million in 1996 and 1995, respectively, mainly to fund capital expenditures and acquire cellular properties.

 Capital Requirements

  The FON Group's 1998 investing activities, consisting of capital expenditures and investments in affiliates, are expected to require cash of $3.6 billion to $3.9 billion. Dividend payments are expected to total $430 million in 1998. These requirements will be funded with cash from operating activities and external sources. External borrowings are expected to total $500 million to $700 million in 1998 for FON Group activities.

  The FON Group expects to spend $3.3 billion to $3.5 billion on capital expenditures in 1998. The long distance division and local telecommunications division will require the majority of this total.

  Sprint expects that significant payments pursuant to the Tax Sharing Agreement will be made from the FON Group to the PCS Group in light of the substantial operating losses that the PCS Group is expected to incur in

                                    III-22
the near future. Such payments are intended to reflect the PCS Group's incremental cumulative effect on Sprint's federal and state tax liability and tax credit position.

  Sprint and the Cable Parents have loaned $400 million, based on respective ownership interests, to fund the capital requirements of Sprint Spectrum Holdings from the date of the signing of the PCS Restructuring Agreement, May 26, 1998, through September 30, 1998. The PhillieCo Partners have loaned $50 million to PhillieCo to fund operating and working capital requirements and capital expenditures through September 30, 1998. Sprint has also loaned $110.6 million to fund SprintCom's capital requirements as part of the Restructuring Agreement through September 30, 1998. Sprint has been financing SprintCom with Sprint's cash from operations, commercial paper borrowings and leases on specific equipment. Sprint intends to continue to fund the buildout of the SprintCom markets through the closing of the PCS Restructuring. The above mentioned loans, totaling $510.6 million excluding loans to PhillieCo., will be converted as of the date of the PCS Restructuring into 10-year preferred stock of Sprint convertible into PCS Stock or, in the case of Sprint, Preferred Inter-Group Interest. Such preferred stock may be redeemed with the proceeds from an anticipated IPO, as further discussed below, but only to the extent the net proceeds of the IPO exceed $500 million. See "The Tracking Stock Proposal--Funding of the PCS Group Prior to Closing; The PCS Preferred Stock" in the Proxy Statement.

  Global One is expected to require a total of $300 million to $400 million from the FON Group to fund operations and ongoing development activities for 1998.

 Liquidity

  Sprint currently uses the commercial paper market to fund its short-term working capital needs. Sprint uses four commercial paper dealers to place the paper at the most favorable rates and maturities. Sprint also uses the medium-term note and long-term bond markets as well as other debt markets to fund its needs. Sprint intends to borrow funds through the U.S. and international money and capital markets and bank credit markets to fund capital expenditures, operating and working capital requirements and to refinance existing Sprint PCS debt obligations, after the PCS Restructuring.

  In August 1998, Sprint entered into $5.0 billion of new revolving credit facilities with syndicates of domestic and international banks. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. As of September 30, 1998, Sprint could borrow $3.6 billion under these new facilities. Sprint also has a separate five-year revolving credit facility with a bank. The unused capacity under the committed portion of that facility was $100 million.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This shelf registration replaced $1.0 billion of Sprint's existing shelf registration statements. Sprint currently expects to offer up to $3 billion under the new shelf registration at approximately the same time as the PCS Restructuring. There can be no assurance that such offering will be consummated. Proceeds from the sale of securities under this shelf registration statement will be used to repay short-term borrowings, refinance existing long-term borrowings and provide funds for working capital and new capital expenditures for both the PCS Group and the FON Group.

  Any borrowings Sprint may incur are ultimately limited by certain debt covenants. Sprint could borrow up to $13.8 billion at September 30, 1998 under the most restrictive of its debt covenants. Among other restrictions, Sprint must maintain certain levels of consolidated net worth.

  Subsequent to the PCS Restructuring, financing activities for the Groups will be managed by Sprint on a centralized basis. Loans from Sprint or any member of the FON Group to any member of the PCS Group will be made at interest rates and on other terms and conditions substantially equivalent to the interest rates and other

                                    III-23
terms and conditions that the PCS Group would be able to obtain from third parties (including the public markets) as a direct or indirect wholly-owned subsidiary of Sprint, but without the benefit of any guaranty by Sprint or any member of the FON Group. Such policy contemplates that such loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which Sprint or members of the FON Group may have acquired the subject funds. Any difference between Sprint's borrowing rate and the rate charged to the PCS Group, which rates are expected to be higher than the rates at which Sprint obtained such financing, will be reflected in the FON Group Combined Financial Statements. This process will be governed by the Tracking Stock Policies as overseen by the Capital Stock Committee.

FINANCIAL STRATEGIES

  For information on general hedging policies, interest rate risk management and foreign exchange risk management, see Sprint's Management's Discussion and Analysis of Financial Condition and Results of Operations at Annex I.

YEAR 2000 ISSUE

 SPRINT

  The "Year 2000" issue affects the FON Group's installed computer systems, network elements, software applications, and other business systems that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. The Year 2000 issue may also affect the systems and applications of the FON Group's customers, vendors or resellers.

  The FON Group started a program in 1996 to identify and address the Year 2000 issue. It has completed an inventory and Year 2000 assessment of its principal computer systems, network elements, software applications and other business systems. Sprint expects to substantially complete the renovation of these computer systems, software applications and the majority of the network elements and other business systems by year end 1998. Year 2000 testing commenced in the third quarter of 1998 and will be completed during 1999. The FON Group is using both internal and external sources to identify, correct or reprogram, and test its systems for Year 2000 compliance. The FON Group is also contacting others with whom it conducts business to receive the appropriate warranties and assurances that those third parties are, or will be, Year 2000 compliant.

  Sprint expects to incur approximately $250 million in 1998 and 1999 to complete its Year 2000 compliance program. If compliance is not achieved in a timely manner by the FON Group or any significant related third party, the Year 2000 issue could have a material adverse effect on Sprint's operations. However, the FON Group is focusing on identifying and addressing all aspects of its operations that may be affected by the Year 2000 issue and is addressing the most critical applications first. Although Sprint intends to develop and implement, if necessary, appropriate contingency plans to mitigate to the extent possible the effects of any Year 2000 noncompliance, such plans may not be adequate and the cost of Year 2000 compliance may be higher than $250 million.

 AFFILIATES

  Sprint's results of operations and financial condition could also be materially adversely affected by the failure of its affiliates, including Global One, to achieve Year 2000 compliance in a timely manner.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  See Note 15 of Notes to the FON Group Combined Financial Statements for a discussion of recently issued accounting pronouncements.


                                    III-24

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sprint Corporation

  We have audited the accompanying combined balance sheets of the FON Group (as described in Note 2) as of December 31, 1997 and 1996, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of Sprint Corporation ("Sprint"). Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the FON Group at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 12 to the combined financial statements, the FON Group discontinued accounting for the operations of its local telecommunications division in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1995.

  As more fully discussed in Note 2, the combined financial statements of the FON Group should be read in connection with the audited consolidated financial statements of Sprint.

                                          Ernst & Young LLP

Kansas City, Missouri
February 3, 1998, except for Note 1,
as to which the date is May 26, 1998

                                    III-25

                                   FON GROUP

                         COMBINED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                              NINE MONTHS                YEAR ENDED
                          ENDED SEPTEMBER 30,           DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
NET OPERATING REVENUES..  $11,940.3  $11,024.9  $14,873.9  $13,887.5  $12,735.3
OPERATING EXPENSES
  Costs of services and
   products.............    5,691.3    5,523.7    7,451.0    6,912.9    6,504.9
  Selling, general and
   administrative.......    2,723.8    2,387.7    3,226.7    3,115.9    2,842.1
  Depreciation and
   amortization.........    1,427.3    1,265.2    1,726.3    1,591.0    1,466.4
  Restructuring costs...        --         --         --         --        87.6
                          ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses...........    9,842.4    9,176.6   12,404.0   11,619.8   10,901.0
                          ---------  ---------  ---------  ---------  ---------
OPERATING INCOME........    2,097.9    1,848.3    2,469.9    2,267.7    1,834.3
Interest expense........     (185.6)    (133.3)    (187.2)    (196.7)    (260.7)
Equity in loss of Global
 One....................     (120.0)     (88.3)    (162.1)     (82.1)     (22.9)
Other income (expense),
 net....................       48.6       51.8      140.5      115.3      (38.9)
                          ---------  ---------  ---------  ---------  ---------
Income from continuing
 operations before
 income
 taxes..................    1,840.9    1,678.5    2,261.1    2,104.2    1,511.8
Income taxes............     (699.8)    (663.6)    (889.5)    (793.6)    (545.8)
                          ---------  ---------  ---------  ---------  ---------
INCOME FROM CONTINUING
 OPERATIONS.............    1,141.1    1,014.9    1,371.6    1,310.6      966.0
Discontinued operation,
 net....................        --         --         --        (2.6)      14.5
Extraordinary items,
 net....................       (4.4)       --         --        (4.5)    (565.3)
                          ---------  ---------  ---------  ---------  ---------
NET INCOME..............  $ 1,136.7  $ 1,014.9  $ 1,371.6  $ 1,303.5  $   415.2
                          =========  =========  =========  =========  =========



            See accompanying Notes to Combined Financial Statements.

                                     III-26

                                   FON GROUP

                            COMBINED BALANCE SHEETS
                                 (IN MILLIONS)

                                              SEPTEMBER 30,    DECEMBER 31,
                                              ------------- -------------------
                                                  1998        1997      1996
                                              ------------- --------- ---------
                                               (UNAUDITED)
ASSETS
  Current assets
    Cash and equivalents.....................   $    47.7   $   101.7 $ 1,150.6
    Accounts receivable, net of allowance for
     doubtful accounts of $166.0 (unaudited),
     $146.7 and $117.4.......................     2,515.8     2,495.6   2,343.6
    Inventories..............................       349.9       352.0     305.3
    Prepaid expenses.........................       183.5       156.2     150.0
    Notes and other receivables..............       407.8       464.6     101.9
    Advance to the PCS Group.................       410.0         --        --
    Other....................................       206.4       199.6     181.5
                                                ---------   --------- ---------
      Total current assets...................     4,121.1     3,769.7   4,232.9
  Investments in equity securities...........       420.2       303.0     254.5
  Property, plant and equipment
    Long distance communications services....     9,133.0     8,245.5   7,467.8
    Local communications services............    14,817.2    14,011.5  13,368.7
    Other....................................       980.2       776.6     574.3
                                                ---------   --------- ---------
    Total property, plant and equipment......    24,930.4    23,033.6  21,410.8
    Less accumulated depreciation............    12,755.4    11,716.8  10,946.7
                                                ---------   --------- ---------
    Net property, plant and equipment........    12,175.0    11,316.8  10,464.1
  Investments in and advances to affiliates..       768.7       459.1     351.3
  Other assets...............................       884.6       643.1     263.8
                                                ---------   --------- ---------
      Total..................................   $18,369.6   $16,491.7 $15,566.6
                                                =========   ========= =========
LIABILITIES AND GROUP EQUITY
  Current liabilities
    Current maturities of long-term debt.....   $    38.1   $   131.0 $    99.1
    Short-term borrowings....................         --          --      200.0
    Accounts payable.........................     1,078.8     1,082.3   1,026.7
    Accrued interconnection costs............       564.7       672.7     709.0
    Accrued taxes............................       399.2       270.7     189.2
    Advance billings.........................       213.3       202.9     199.7
    Other....................................       794.6       659.6     770.6
                                                ---------   --------- ---------
      Total current liabilities..............     3,088.7     3,019.2   3,194.3
  Long-term debt.............................     4,651.6     3,748.6   2,974.8
  Deferred credits and other liabilities
    Deferred income taxes and investment tax
     credits.................................       724.4       767.2     774.7
    Postretirement and other benefit
     obligations.............................     1,067.4       947.4     919.7
    Other....................................       366.2       370.0     370.8
                                                ---------   --------- ---------
    Total deferred credits and other
     liabilities.............................     2,158.0     2,084.6   2,065.2
  Group equity...............................     8,471.3     7,639.3   7,332.3
                                                ---------   --------- ---------
      Total..................................   $18,369.6   $16,491.7 $15,566.6
                                                =========   ========= =========

            See accompanying Notes to Combined Financial Statements.

                                     III-27

                                   FON GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                              NINE MONTHS
                          ENDED SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                          --------------------  -------------------------------
                            1998       1997       1997       1996       1995
                          ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $ 1,136.7  $ 1,014.9  $ 1,371.6  $ 1,303.5  $   415.2
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Equity in net losses
   of affiliates........      138.4       96.3      184.1       81.9        7.7
  Extraordinary items,
   net..................        1.1        --         --         4.9      565.3
  Depreciation and
   amortization.........    1,427.3    1,265.2    1,726.3    1,591.0    1,466.4
  Deferred income taxes
   and investment tax
   credits..............      (36.1)      26.0      (10.0)     (74.5)      (2.2)
  Net (gains) losses on
   sales of assets......        --         --       (93.2)       7.5        4.2
  Changes in assets and
   liabilities:
    Accounts receivable,
     net................      (20.2)     (92.9)    (127.0)    (982.1)    (135.4)
    Inventories and
     other current
     assets.............        1.9      (35.0)     (91.5)      15.7      (38.6)
    Accounts payable and
     other current
     liabilities........      107.1     (230.9)     (39.6)     362.0      178.1
    Noncurrent assets
     and liabilities,
     net................       32.9      (14.3)     (19.7)     (25.5)     123.0
    Other, net..........        2.3        3.7        5.8      (17.1)       6.4
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 continuing operations..    2,791.4    2,033.0    2,906.8    2,267.3    2,590.1
Net cash provided (used)
 by cellular division...        --         --         --        (0.1)     162.5
                          ---------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...    2,791.4    2,033.0    2,906.8    2,267.2    2,752.6
                          ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
Capital expenditures....   (2,320.0)  (1,835.7)  (2,708.9)  (2,433.6)  (1,857.3)
Investments in and loans
 to Sprint Spectrum
 Holdings and PhillieCo.     (113.6)    (154.5)    (300.4)    (263.5)     (43.2)
Advance to the PCS
 Group..................     (410.0)       --         --         --         --
Equity transfer from
 (to) the PCS Group.....      124.6     (406.1)    (547.5)    (245.2)    (891.4)
Investments in and loans
 to other affiliates,
 net....................     (395.3)     (98.5)    (385.5)     (81.4)     (37.8)
Paranet acquisition.....        --      (375.0)    (375.0)       --         --
Proceeds from sales of
 assets.................        --         --       292.3        2.1        6.7
Other, net..............      (14.0)      33.8       (2.3)      42.4      (17.1)
                          ---------  ---------  ---------  ---------  ---------
Net cash used by
 continuing operations..   (3,128.3)  (2,836.0)  (4,027.3)  (2,979.2)  (2,840.1)
Repayment by cellular
 division of
 intercompany advances..        --         --         --     1,400.0        --
Net cash used by
 cellular division......        --         --         --      (140.7)    (324.6)
                          ---------  ---------  ---------  ---------  ---------
Net cash used by
 investing activities...   (3,128.3)  (2,836.0)  (4,027.3)  (1,719.9)  (3,164.7)
                          ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
Payments on long-term
 debt...................     (239.3)    (110.6)    (135.0)    (433.1)    (630.0)
Proceeds from long-term
 debt...................      945.6      194.7      866.5        9.4      260.7
Net change in short-term
 borrowings.............        --         --      (200.0)  (1,986.8)   1,109.5
Dividends...............     (291.6)    (274.5)    (430.0)    (419.6)    (351.5)
Other net change in
 group equity...........     (235.4)    (128.8)    (144.5)   3,254.1        --
Other, net..............      103.6       81.0      114.6       55.1       33.9
                          ---------  ---------  ---------  ---------  ---------
Net cash provided (used)
 by financing
 activities.............      282.9     (238.2)      71.6      479.1      422.6
                          ---------  ---------  ---------  ---------  ---------
INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS...      (54.0)  (1,041.2)  (1,048.9)   1,026.4       10.5
CASH AND EQUIVALENTS AT
 BEGINNING OF PERIOD....      101.7    1,150.6    1,150.6      124.2      113.7
                          ---------  ---------  ---------  ---------  ---------
CASH AND EQUIVALENTS AT
 END OF PERIOD..........  $    47.7  $   109.4  $   101.7  $ 1,150.6  $   124.2
                          =========  =========  =========  =========  =========

            See accompanying Notes to Combined Financial Statements.

                                     III-28

                                   FON GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. RESTRUCTURING AND RECAPITALIZATION PLANS

  Sprint Corporation (and with its subsidiaries "Sprint") has entered into a restructuring agreement with Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast") and Cox Communications, Inc. ("Cox," and together with TCI and Comcast the "Cable Parents") to restructure Sprint's wireless personal communications services ("PCS") operations (the "PCS Restructuring"). Sprint will acquire the joint venture interests of TCI, Comcast and Cox in Sprint Spectrum Holding Company, L.P. and MinorCo, L.P. (together, "Sprint Spectrum Holdings") and the joint venture interests of TCI and Cox in PhillieCo Partners I, L.P. and PhillieCo Partners II, L.P. (together, "PhillieCo"). In exchange for these joint venture interests, Sprint will issue to the Cable Parents a newly created class of Sprint Common Stock (the "PCS Stock"). The PCS Stock is intended to reflect separately the performance of these joint ventures and the domestic PCS operations of Sprint's wholly-owned subsidiaries, SprintCom, Inc. and SprintCom Equipment Company, L.P. (together, "SprintCom"). These operations will be referred to as the PCS Group.

  The FON Stock, which will be created in the Recapitalization, is intended to reflect the performance of all of Sprint's other operations, including its long distance, local telecommunications and product distribution and directory publishing divisions, emerging businesses and its interest in Global One. These operations will be referred to as the FON Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Combination and Presentation

  The Combined Financial Statements of the FON Group together with the Combined Financial Statements of the PCS Group (the "Groups") comprise all of the accounts included in the corresponding Consolidated Financial Statements of Sprint. The entities which comprise the FON Group are commonly controlled companies. Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). The separate Group financial statements give effect to the accounting policies that will be applicable upon implementation of the PCS Restructuring. The separate Groups' Combined Financial Statements have been prepared on a basis that management believes to be reasonable and appropriate and include: (i) the combined historical balance sheets, results of operations and cash flows of the businesses that comprise each of the Groups with all significant intragroup amounts and transactions eliminated and
(ii) in the case of the FON Group Combined Financial Statements, corporate assets and liabilities and related transactions of Sprint. Transactions between the FON Group and the PCS Group have not been eliminated.

  The Combined Financial Statements of the FON Group provide holders of FON Stock with financial information regarding the underlying businesses of the FON Group. Notwithstanding the allocation of assets and liabilities (including contingent liabilities) and stockholders' equity between the FON Group and the PCS Group for the purpose of preparing the respective financial statements of such Groups, investors in FON Stock and PCS Stock are stockholders of Sprint and are subject to risks associated with an investment in a single company and all of Sprint's businesses, assets and liabilities. Sprint retains all beneficial ownership and control of the assets and operations of the FON Group and, after the PCS Restructuring, the PCS Group (subject to a minority interest). Financial effects arising from either Group that affect Sprint's results of operations or financial condition could affect the results of operations or financial position of the other Group or market price of the class of common stock relating to the other Group. Any net losses of the FON Group or the PCS Group, and dividends or distributions on, or repurchases of, FON Stock or PCS Stock, will reduce the funds of Sprint legally available for payment of dividends on both the FON Stock and the PCS Stock. Accordingly, the FON Group Combined Financial Statements should be read in conjunction with Sprint's Consolidated Financial Statements and the PCS Group Combined Financial Statements.


                                    III-29

                                   FON GROUP

  The FON Group Combined Financial Statements are prepared according to generally accepted accounting principles ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  The unaudited interim financial information presented has been prepared according to GAAP and the rules and regulations of the Securities and Exchange Commission for interim reporting. In management's opinion, the information presented reflects all adjustments (consisting only of normal recurring accruals) necessary to present fairly the interim combined financial position, results of operations and cash flows of the FON Group.

  The FON Group applied Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," to its financial statements until December 1995. Under SFAS 71, revenues and related net income resulting from transactions between the FON Group's nonregulated operations and its regulated local exchange carriers were not eliminated from the combined financial statements. Revenues from these intragroup transactions were $262 million in 1995. All other significant intragroup transactions have been eliminated.

 Classification of Operations

  The long distance division provides domestic and international voice, video and data communications services. The division offers its services to the public subject to varying levels of state and federal regulation, but rates are generally not subject to rate-base regulation.

  The local telecommunications division consists of regulated telephone companies. These operations provide local exchange services, access by telephone customers and other carriers to local exchange facilities, sales of telecommunications equipment and long distance services within specified geographical areas.

  The product distribution and directory publishing division provides wholesale distribution services of telecommunications products, and publishes and markets white and yellow page telephone directories.

  Emerging businesses consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

 Revenue Recognition

  The FON Group recognizes operating revenues as services are rendered or as products are delivered to customers. The FON Group records operating revenues net of an estimate for uncollectible accounts.

 Earnings Per Share

  Historical earnings per share are omitted from the combined statements of income because the FON Stock was not part of the capital structure of Sprint for the periods presented. See the Sprint Consolidated Financial Statements in Annex I, for information regarding earnings per share based on Sprint's existing capital structure. Following implementation of the PCS Restructuring and the Recapitalization, the method of calculating earnings per share for the FON Group will reflect the terms of the proposed amendments to Sprint's articles. Earnings per share will be computed by dividing the net income of the FON Group by the weighted average number of shares of FON Stock and dilutive securities, such as convertible preferred stock and options, outstanding during the applicable period.

 Cash and Equivalents

  Cash equivalents generally include highly liquid investments with original maturities of three months or less. They are stated at cost, which approximates market value. Sprint uses controlled disbursement banking arrangements as part of its cash management program. Outstanding checks in excess of cash balances, which

                                    III-30

                                   FON GROUP
were included in accounts payable, totaled $225 million at December 31, 1997 and $127 million at December 31, 1996. The FON Group had sufficient funds available to fund these outstanding checks when they were presented for payment.

 Investments in Debt and Equity Securities

  Investments in debt and equity securities are classified as available for sale and reported at fair value (estimated based on quoted market prices). Gross unrealized holding gains and losses are reflected as adjustments to "Group equity," net of related income taxes.

 Inventories

  Inventories are stated at the lower of cost (principally first-in, first-out method) or market.

 Property, Plant and Equipment

  Property, plant and equipment is recorded at cost. Generally, ordinary asset retirements and disposals are charged against accumulated depreciation with no gain or loss recognized. Repairs and maintenance costs are expensed as incurred.

 Depreciation

  The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives. Prior to the FON Group's discontinued use of SFAS 71 at December 31, 1995, the cost of property, plant and equipment for the local division had been generally depreciated on a straight-line basis over lives prescribed by regulatory commissions.

 Income Taxes

  The operations of the FON Group are included in the consolidated federal income tax return of Sprint. Federal income tax is calculated by the FON Group as if it had filed a separate return. The FON Group's state income tax is computed using methodology consistent with that used to compute federal income tax.

  The FON Group records deferred income taxes based on certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for tax purposes.

  Investment tax credits related to regulated telephone property, plant and equipment have been deferred and are being amortized over the estimated useful lives of the related assets.

 Capitalized Interest

  The FON Group capitalized interest costs related to constructing capital assets of $23 million for year-end 1997, $8 million for year-end 1996, and $14 million for year-end 1995.

  The FON Group also capitalized interest costs related to Sprint's investments in Sprint Spectrum Holdings and PhillieCo. The FON Group stopped capitalizing this interest in July 1997 because Sprint Spectrum Holdings and PhillieCo no longer qualified as development-stage companies. The capitalized interest on the investments in Sprint Spectrum Holdings and PhillieCo, totaling $46 million, $96 million and $43 million for the years ended December 31, 1997, 1996 and 1995, respectively, was contributed to and is being amortized by the PCS Group.

  In addition, Sprint capitalized interest costs related to the buildout of the SprintCom network. This capitalized interest totaled $24 million in 1997 and was contributed to and will be amortized by the PCS Group.

                                    III-31

                                   FON GROUP

3. INVESTMENTS

INVESTMENTS IN EQUITY SECURITIES

  The cost of investments in equity securities was $105 million at year-end 1997 and 1996. Gross unrealized holding gains were $198 million at December 31, 1997 and $149 million at year-end 1996.

INVESTMENTS IN AND ADVANCES TO AFFILIATES

  Sprint is a partner in Global One, a joint venture with France Telecom (FT) and Deutsche Telekom AG (DT) formed to provide seamless global telecommunications services to business, residential and carrier markets worldwide. Sprint is a one-third partner in Global One's operating group serving Europe (excluding France and Germany), and is a 50% partner in Global One's operating group for the worldwide activities outside the United States and Europe. At year-end 1997, Sprint's share of underlying equity in Global One's net assets exceeded the carrying value of Sprint's investment in Global One by $158 million. This difference is being amortized through January 2001.

  Combined, summarized financial information (100% basis) of Global One and all other entities accounted for using the equity method by the FON Group is as follows (in millions):

                                     NINE MONTHS
                                   ENDED SEPTEMBER    AT OR FOR THE YEAR ENDED
                                         30,                DECEMBER 31,
                                  ------------------  --------------------------
                                    1998      1997      1997      1996     1995
                                  --------  --------  --------  --------  ------
                                     (UNAUDITED)
Results of operations
  Net operating revenues......... $1,680.6  $1,535.4  $1,937.6  $1,723.7  $779.5
                                  ========  ========  ========  ========  ======
  Operating loss................. $ (375.9) $ (473.1) $ (782.5) $ (436.4) $  8.6
                                  ========  ========  ========  ========  ======
  Net loss....................... $ (495.4) $ (494.4) $ (826.3) $ (399.7) $ 22.1
                                  ========  ========  ========  ========  ======
Financial position
  Current assets.................                     $1,913.6  $  958.9
  Noncurrent assets..............                      4,221.0   2,737.5
                                                      --------  --------
    Total........................                     $6,134.6  $3,696.4
                                                      ========  ========
  Current liabilities............                     $1,965.7  $  714.3
  Noncurrent liabilities.........                      2,105.8     629.6
  Owners' equity.................                      2,063.1   2,352.5
                                                      --------  --------
    Total........................                     $6,134.6  $3,696.4
                                                      ========  ========

  The FON Group's investment in Global One, including advances, totaled $93 and $38 million at year-end 1997 and 1996, respectively.

4. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

  Substantially all Sprint employees are covered by a noncontributory defined benefit pension plan. Benefits for plan participants represented by collective bargaining units are based on negotiated schedules of defined amounts. For participants not covered by collective bargaining agreements, the plan provides pension benefits based on years of service and participants' compensation.

  Sprint's policy is to make annual plan contributions equal to an actuarially determined amount consistent with applicable federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement. At December 31, 1997, the plan's assets consisted mainly of investments in corporate equity securities and U.S. government and corporate debt securities.

                                    III-32

                                   FON GROUP

  The net pension cost (credit) consists of the following for the FON Group:

                                                      1997     1996     1995
                                                     -------  -------  -------
                                                          (IN MILLIONS)
Service cost--benefits earned during the period..... $  61.7  $  65.4  $  51.8
Interest cost on projected benefit obligation.......   148.9    138.5    129.7
Actual return on plan assets........................  (448.5)  (353.0)  (472.1)
Net amortization and deferral.......................   240.0    159.4    287.9
                                                     -------  -------  -------
Net pension cost (credit)........................... $   2.1  $  10.3  $  (2.7)
                                                     =======  =======  =======
Discount rate.......................................    7.75%    7.25%    8.50%
Expected long-term rate of return on plan assets....    9.50%    9.50%    9.50%
Anticipated composite rate of future compensation
 increases..........................................    4.75%    4.25%    5.00%

  At December 31, the funded status and amounts recognized in the FON Group Combined Balance Sheets for the plan were as follows:

                                                            1997       1996
                                                          ---------  ---------
                                                             (IN MILLIONS)
Actuarial present value of benefit obligations
  Vested benefit obligation.............................. $(1,966.7) $(1,713.6)
                                                          =========  =========
  Accumulated benefit obligation......................... $(2,129.6) $(1,864.1)
                                                          =========  =========
Projected benefit obligation............................. $(2,240.9) $(1,967.0)
Plan assets at fair value................................   2,929.4    2,584.2
                                                          ---------  ---------
Plan assets in excess of the projected benefit
 obligation..............................................     688.5      617.2
Unrecognized net gains...................................    (585.2)    (481.8)
Unrecognized prior service cost..........................     105.4      100.4
Unamortized transition asset.............................    (122.1)    (147.1)
                                                          ---------  ---------
Prepaid pension cost..................................... $    86.6  $    88.7
                                                          =========  =========
Discount rate............................................      7.25%      7.75%
Anticipated composite rate of future compensation
 increases...............................................      4.25%      4.75%

DEFINED CONTRIBUTION PLANS

  Sprint sponsors defined contribution employee savings plans covering substantially all employees. Participants may contribute portions of their pay to the plans. For employees represented by collective bargaining units, Sprint matches contributions based on negotiated amounts. Sprint also matches contributions of employees not covered by collective bargaining agreements. For those participants, Sprint matches their contributions in Sprint common stock. The matching is equal to 50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of the Board of Directors, provide matching contributions based on the performance of Sprint common stock compared to other telecommunications companies' stock. The FON Group's matching contributions were $54 million in 1997, $56 million in 1996 and $51 million in 1995. At December 31, 1997, the plans held 20 million Sprint common shares.

POSTRETIREMENT BENEFITS

  Sprint provides postretirement benefits (principally medical benefits) to substantially all employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. The FON Group funds the accrued costs as benefits are paid.

                                    III-33

                                   FON GROUP

  The net postretirement benefits cost consists of the following for the FON
Group:

                                                          1997    1996   1995
                                                         ------  ------  -----
                                                            (IN MILLIONS)
Service cost--benefits earned during the year........... $ 20.8  $ 21.7  $22.2
Interest on accumulated postretirement benefit
 obligation.............................................   52.3    49.9   58.7
Net amortization and deferral...........................  (19.4)  (13.7)  (9.4)
                                                         ------  ------  -----
Net postretirement benefits cost........................ $ 53.7  $ 57.9  $71.5
                                                         ======  ======  =====
Discount rate...........................................   7.75%   7.25%  8.50%

  For measurement purposes, the assumed 1997 weighted average annual health care cost trend rate was 9%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 net postretirement benefits cost by an estimated $12 million.

  Amounts included in the FON Group Combined Balance Sheets at year-end are as follows:

                                                                  1997    1996
                                                                 ------  ------
                                                                 (IN MILLIONS)
Accumulated postretirement benefit obligation
  Retirees...................................................... $328.3  $277.9
  Active plan participants--
    Fully eligible..............................................  145.2   127.6
    Other.......................................................  269.9   320.7
                                                                 ------  ------
                                                                  743.4   726.2
Unrecognized prior service benefit..............................    5.4     5.7
Unrecognized net gains..........................................  190.0   178.7
                                                                 ------  ------
Accrued postretirement benefits cost............................ $938.8  $910.6
                                                                 ======  ======
Discount rate...................................................   7.25%   7.75%

  The assumed 1998 annual health care cost trend rate was 8.5%, gradually decreasing to an ultimate level of 5% by 2005. A 1% increase in the rate would have increased the 1997 accumulated postretirement benefit obligation by an estimated $61 million.

5. INCOME TAXES

  Income tax expense allocated to continuing operations consists of the following:

                                                          1997    1996    1995
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Current income tax expense
  Federal............................................... $800.0  $778.2  $453.7
  State.................................................   99.5    89.9    94.3
                                                         ------  ------  ------
Total current...........................................  899.5   868.1   548.0
                                                         ------  ------  ------
Deferred income tax expense (benefit)
  Federal...............................................  (12.7)  (81.6)   40.1
  State.................................................    6.5    18.7   (25.8)
Amortization of deferred investment tax credits.........   (3.8)  (11.6)  (16.5)
                                                         ------  ------  ------
Total deferred..........................................  (10.0)  (74.5)   (2.2)
                                                         ------  ------  ------
Total................................................... $889.5  $793.6  $545.8
                                                         ======  ======  ======


                                    III-34

                                   FON GROUP

  The differences that caused the effective income tax rates to vary from the statutory federal rate of 35% were as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                           (IN MILLIONS)
Income tax expense at the statutory rate............  $ 791.4  $ 736.5  $ 529.1
Less investment tax credits included in income......      3.8     11.6     16.5
                                                      -------  -------  -------
Expected federal income tax expense after investment
 tax credits........................................    787.6    724.9    512.6
Effect of
  State income taxes, net of federal income tax
   effect...........................................     68.9     70.6     44.6
  Equity in losses of foreign joint ventures........     36.4      8.6      --
  Other, net........................................     (3.4)   (10.5)   (11.4)
                                                      -------  -------  -------
Income tax expense, including investment tax
 credits............................................  $ 889.5  $ 793.6  $ 545.8
                                                      =======  =======  =======
Effective income tax rate...........................     39.3%    37.7%    36.1%
                                                      =======  =======  =======

  Income tax expense (benefit) allocated to other items was as follows:

                           1997    1996    1995
                          ------  ------  -------
                              (IN MILLIONS)
Discontinued operation..  $  --   $  7.0  $  31.2
Extraordinary items.....     --     (2.9)  (437.4)
Unrealized holding gains
 on investments(1)......     4.4     1.7     30.7
Stock ownership,
 purchase and options
 arrangements(1)........   (26.2)  (14.1)    (7.5)

--------
(1) These amounts have been recorded directly to "Group equity."

  The FON Group recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at December 31, 1997 and 1996, along with the income tax effect of each, were as follows:

                                             1997 DEFERRED      1996 DEFERRED
                                               INCOME TAX         INCOME TAX
                                           ------------------ ------------------
                                           ASSETS LIABILITIES ASSETS LIABILITIES
                                           ------ ----------- ------ -----------
                                                       (IN MILLIONS)
Property, plant and equipment............. $  --   $1,278.0   $  --   $1,275.8
Postretirement and other benefits.........  376.1       --     360.3       --
Reserves and allowances...................  103.1       --     113.4       --
Unrealized holding gains on investments...    --       61.7      --       57.3
Other, net................................  153.8       --     152.7       --
                                           ------  --------   ------  --------
                                            633.0   1,339.7    626.4   1,333.1
Less valuation allowance..................   11.8       --      13.7       --
                                           ------  --------   ------  --------
  Total................................... $621.2  $1,339.7   $612.7  $1,333.1
                                           ======  ========   ======  ========

  The valuation allowance related to deferred income tax assets decreased $2 million in 1997 and $4 million in 1996 and 1995.

  Management believes it is more likely than not that these deferred income tax assets, net of the allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law

                                    III-35

                                   FON GROUP
changes, shifts in operations between state taxing jurisdictions, and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

  At December 31, 1997, the FON Group had available for income tax purposes $4 million of state alternative minimum tax credit carryforwards to offset state income tax payable in future years. In addition, the FON Group had tax benefits of $12 million related to state operating loss carryforwards. The loss carryforwards expire in varying amounts per year from 1998 through 2012.

6. BORROWINGS

  All of Sprint's borrowings have been allocated to the FON Group and are reflected on the FON Group Combined Balance Sheets.

LONG-TERM DEBT

  Sprint's long-term debt at year-end was as follows:

                                                  MATURING     1997      1996
                                                ------------ --------  --------
                                                               (IN MILLIONS)
Corporate
  Senior notes
    8.1% to 9.8%............................... 1998 to 2002 $  475.3  $  475.3
    9.5%....................................... 2003 to 2007    200.0     200.0
  Debentures
    9.0% to 9.3%............................... 2019 to 2022    350.0     350.0
  Notes payable and commercial paper...........      --         866.5       --
  Other
    5.4% to 8.9%(1)............................ 1998 to 2006    237.5     194.9
Long Distance Division
  Vendor financing agreements
    7.4% to 8.9%............................... 1997 to 1999     23.8      44.8
  Other
    6.2% to 8.4%............................... 1997 to 2007     16.5      23.1
Local Telecommunications Division
  First mortgage bonds
    2.0% to 7.8%............................... 1997 to 2002    452.3     487.0
    4.0% to 7.8%............................... 2003 to 2007    346.0     346.8
    6.9% to 9.8%............................... 2008 to 2012    116.7     116.7
    6.9% to 8.8%............................... 2013 to 2017    169.6     169.8
    8.8% to 9.9%............................... 2018 to 2022    244.9     245.7
    7.1% to 8.4%............................... 2023 to 2027    145.0     145.0
  Debentures and notes
    5.8% to 9.6%............................... 1998 to 2020    237.0     275.3
  Other
    2.0% to 9.8%............................... 1998 to 2006      4.6       6.2
Unamortized debt discount......................                  (6.1)     (6.7)
                                                             --------  --------
                                                              3,879.6   3,073.9
Less current maturities........................                 131.0      99.1
                                                             --------  --------
Long-term debt.................................              $3,748.6  $2,974.8
                                                             ========  ========

--------
(1) Notes may be exchanged at maturity for Southern New England Telecommunications Corporation (SNET) common shares owned by Sprint, or for cash. Based on SNET's closing market price, had the notes matured at December 31, 1997, they could have been exchanged for 3.8 million SNET shares. At December 31, 1997, Sprint held 4.2 million SNET shares, which have been included in "Investments in equity securities" on the FON Group Combined Balance Sheets.

                                    III-36

                                   FON GROUP

  Sprint's long-term debt maturities, excluding reclassified short-term borrowings, during each of the next five years are as follows (in millions):

             1998.............................. $131.0
             1999..............................   33.4
             2000..............................  693.3
             2001..............................   40.8
             2002..............................  354.5

  Property, plant and equipment with a total cost of $12.9 billion is either pledged as security for first mortgage bonds and certain notes or is restricted for use as mortgaged property.

  During 1996, Sprint redeemed, prior to scheduled maturities, $190 million of debt with interest rates ranging from 6.0% to 9.5%. This resulted in a $5 million after-tax extraordinary loss that was reflected on the FON Group Combined Statements of Income.

SHORT-TERM BORROWINGS

  At December 31, 1997, Sprint had borrowed $618 million of bank notes payable and $249 million of commercial paper. Though these borrowings are renewable at various dates throughout the year, they have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance these borrowings. Commercial paper and certain bank notes payable are supported by Sprint's revolving credit facility with a syndicate of domestic and international banks. Other notes payable relate to a separate revolving credit facility that Sprint executed with a bank in 1997. At December 31, 1997, Sprint's unused lines of credit totaled $1.1 billion.

  Sprint's bank notes outstanding at December 31, 1997 and 1996 had weighted average interest rates of 6.1% and 5.9%, respectively. At December 31, 1997, the weighted average interest rate of commercial paper was 6.8%.

OTHER

  Sprint was in compliance with all restrictive or financial covenants relating to its debt arrangements at December 31, 1997.

7. FON GROUP EQUITY

  Following is a reconciliation of the FON Group's equity (in millions):

                                NINE MONTHS              YEAR ENDED
                              ENDED SEPTEMBER
                                    30,                 DECEMBER 31,
                             ------------------  -----------------------------
                               1998      1997      1997       1996      1995
                             --------  --------  ---------  --------  --------
                                (UNAUDITED)
Balance at beginning of
 period..................... $7,639.3  $7,332.3  $ 7,332.3  $3,676.8  $4,473.7
  Net income................  1,136.7   1,014.9    1,371.6   1,303.5     415.2
  Dividends.................   (323.3)   (323.2)    (429.5)   (421.0)   (348.9)
  Equity issuances..........    137.1      49.1       65.0   3,764.0      21.0
  Equity repurchases........   (260.2)   (128.8)    (144.5)   (407.2)      --
  Spinoff of cellular
   division (Cellular)......      --        --         --     (260.2)      --
  Other, net................     58.6      40.7       61.8      17.9      50.4
  Contributions to the PCS
   Group....................   (268.5)   (804.3)  (1,052.1)   (478.3)   (954.1)
  Equity transfer from the
   PCS Group................    351.6     351.9      434.7     136.8      19.5
                             --------  --------  ---------  --------  --------
Balance at end of period.... $8,471.3  $7,532.6  $ 7,639.3  $7,332.3  $3,676.8
                             ========  ========  =========  ========  ========

                                    III-37

                                   FON GROUP

8. STOCK-BASED COMPENSATION

  Since the FON Stock was not part of the capital structure of Sprint for the periods presented, there were no stock options outstanding. See the Sprint Consolidated Financial Statements and Notes thereto set forth in Annex I for information regarding stock incentive plans.

9. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

  The holders of FON Stock will be shareholders of Sprint and will continue to be subject to all of the risks associated with an investment in Sprint, including any legal proceedings and claims affecting the PCS Group.

  In December 1996, an arbitration panel entered a $61 million award in favor of Network 2000 Communications Corporation (Network 2000) on its breach of contract claim against Sprint. The arbitrators directed Sprint to pay one-half of this award to Network 2000. The remainder was directed to be paid to the Missouri state court in which a proposed class action by Network 2000's independent marketing representatives against Network 2000 and Sprint is pending.

  Sprint filed an action in federal district court seeking to have the arbitration panel's award struck down, modified, or corrected, and asking the court to enter an order regarding the distribution of the award. In April 1997, the court denied Sprint's request that the arbitration award be struck down and granted Network 2000's request that the award be confirmed.

  In June 1997, the FON Group recorded an additional $20 million charge in connection with the settlement of both the class action lawsuit against Sprint and Network 2000 and the related claims of Network 2000 against Sprint. In June 1998, the court approved the class action settlement; however, a number of potential class members have decided not to participate in the settlement and another group of potential class members have appealed from the order approving the class action settlement.

  Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not result in a material effect on the FON Group Combined Financial Statements.

OPERATING LEASES

  Minimum rental commitments at year-end 1997 for all noncancelable operating leases, consisting mainly of leases for data processing equipment and real estate, are as follows (in millions):

             1998.............................. $305.2
             1999..............................  263.1
             2000..............................  160.8
             2001..............................  105.7
             2002..............................   89.1
             Thereafter........................  238.6

  Gross rental expense totaled $406 million in 1997, $401 million in 1996 and $402 million in 1995. Rental commitments for subleases, contingent rentals and executory costs were not significant.

10. FINANCIAL INSTRUMENTS

  All of Sprint's financial instruments have been allocated to the FON Group, the carrying amounts of which are reflected on the FON Group Combined Balance Sheets.

                                    III-38

                                   FON GROUP

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The FON Group estimates the fair value of its financial instruments using available market information and appropriate valuation methodologies. As a result, the following estimates do not necessarily represent the values the FON Group could realize in a current market exchange. Although management is not aware of any factors that would affect the estimated fair values presented at year-end 1997, those amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, estimates of fair value after year-end 1997 may differ significantly from the amounts presented below. The carrying amounts and estimated fair values of the FON Group's financial instruments at December 31 were as follows:

                                              1997                 1996
                                       -------------------- --------------------
                                       CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                        AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
                                       --------  ---------- --------  ----------
                                                    (IN MILLIONS)
Financial assets
  Cash and equivalents................ $ 101.7    $ 101.7   $1,150.6   $1,150.6
  Investment in affiliate debt
   securities.........................   142.4      142.4      122.5      122.5
  Investments in equity securities....   303.0      303.0      254.5      254.5
Financial liabilities
  Short-term borrowings...............     --         --       200.0      200.0
  Long-term debt
    Corporate......................... 2,129.3    2,301.8    1,220.2    1,348.9
    Long distance division............    40.3       41.7       67.9       69.0
    Local telecommunications division. 1,710.0    1,812.3    1,785.8    1,846.9
Other financial instruments
  Interest rate swap agreements.......     --         0.3        --         0.2
  Foreign currency contracts..........    (0.6)      (0.6)      (0.5)      (0.5)

  The carrying values of the FON Group's cash and equivalents approximate fair value at year-end 1997 and 1996. The estimated fair value of the FON Group's investments in debt and equity securities is based on quoted market prices. The estimated fair value of the FON Group's long-term debt is based on quoted market prices for publicly traded issues. The estimated fair value of all other issues is based on the present value of estimated future cash flows using a discount rate based on the risks involved. The estimated fair value of interest rate swap agreements is the amount the FON Group would receive to terminate the swap agreements at year-end 1997 and 1996, taking into account the then-current interest rates. The estimated fair value of foreign currency contracts is the replacement cost of the contracts at year-end 1997 and 1996, taking into account the then-current foreign currency exchange rates.

CONCENTRATIONS OF CREDIT RISK

  The FON Group's accounts receivable are not subject to any concentration of credit risk. The FON Group controls credit risk of its interest rate swap agreements and foreign currency contracts through credit approvals, dollar exposure limits and internal monitoring procedures. In the event of nonperformance by the counterparties, the FON Group's accounting loss would be limited to the net amount it would be entitled to receive under the terms of the applicable interest rate swap agreement or foreign currency contract. However, the FON Group does not anticipate nonperformance by any of the counterparties related to these agreements.

INTEREST RATE SWAP AGREEMENTS

  The FON Group uses interest rate swap agreements as part of its interest rate risk management program. Net interest paid or received related to these agreements is recorded using the accrual method and is recorded as

                                    III-39

                                   FON GROUP
an adjustment to interest expense. The FON Group had interest rate swap agreements with notional amounts of $150 and $350 million outstanding at year-end 1997 and 1996, respectively. Net interest expense (income) related to interest rate swap agreements included on the FON Group's Combined Statements of Income was $(200,000) in 1997, $2 million in 1996 and $(400,000) in 1995.
There were no deferred gains or losses related to any terminated interest rate swap agreements at year-end 1997, 1996 or 1995.

FOREIGN CURRENCY CONTRACTS

  As part of its foreign currency exchange risk management program, the FON Group purchases and sells over-the-counter forward contracts and options in various foreign currencies. The FON Group had outstanding $29 and $46 million of open forward contracts to buy various foreign currencies at year-end 1997 and 1996, respectively. The FON Group had $14 and $3 million of outstanding open purchase option contracts to call various foreign currencies at year-end 1997 and 1996, respectively. The premium paid for an option is expensed as incurred. The fair value of an option is recorded as an asset at the end of each period. The forward contracts and options open at year-end 1997 and 1996 all had original maturities of six months or less. The net gain or loss recorded to reflect the fair value of these contracts is recorded in the period incurred. Total net losses of $40,000 in 1997, $400,000 in 1996 and $1 million in 1995 related to foreign currency transactions and contracts were recorded and included on the FON Group Combined Statements of Income.

11. PARANET ACQUISITION

  On September 30, 1997, Sprint paid $375 million to purchase the net assets of Houston-based Paranet, Inc., a provider of integration, management and support services for computer networks. Sprint could pay up to an additional $70 million if Sprint Paranet meets certain financial targets through 1998.

  The transaction was accounted for using the purchase method of accounting. As a result, the FON Group's combined financial statements reflect Sprint Paranet's results of operations beginning in October 1997.

  The excess of the purchase price over the tangible net assets acquired was $357 million. This excess was allocated to noncompete agreements and goodwill, and will be amortized on a straight-line basis over four to 10 years.

12. ADOPTION OF ACCOUNTING PRINCIPLES FOR A COMPETITIVE MARKETPLACE

  At year-end 1995, the FON Group determined that its local telecommunications division no longer met the criteria necessary for the continued use of SFAS
71. As a result, 1995 operating results included a noncash, extraordinary charge of $565 million, net of income tax benefits of $437 million. The decision to discontinue using SFAS 71 was based on changes in the regulatory framework and the convergence of competition in the telecommunications industry.

  The 1995 extraordinary charge recognized when the FON Group discontinued using SFAS 71 consisted of the following:

                                                              PRETAX   AFTER-TAX
                                                             --------  ---------
                                                               (IN MILLIONS)
      Increase in accumulated depreciation.................. $  979.1   $607.9
      Recognition of switch software asset..................    (99.5)   (61.7)
      Elimination of other net regulatory asset.............    123.1     76.3
                                                             --------   ------
        Total............................................... $1,002.7    622.5
                                                             ========
      Tax-related net regulatory liabilities................             (43.9)
      Accelerated amortization of investment tax credits....             (13.3)
                                                                        ------
        Extraordinary charge................................            $565.3
                                                                        ======

                                    III-40

                                   FON GROUP

13. SPINOFF OF CELLULAR DIVISION

  In March 1996, Sprint completed the tax-free spinoff of Cellular to Sprint common stockholders (the "Spinoff"). To complete the Spinoff, Sprint distributed all Cellular common shares at a rate of one share for every three Sprint common shares held. In addition, Cellular repaid $1.4 billion of its intercompany debt owed to Sprint. Sprint also contributed to Cellular's equity capital $185 million of debt owed by Cellular in excess of the amount repaid.

  Cellular's net operating results, as summarized below, were separately classified as a discontinued operation in the FON Group Combined Statements of Income. Interest expense was allocated to Cellular based on the assumed repayment of intercompany debt to Sprint by Cellular. The operating expenses as presented below do not include Cellular's share of Sprint's general corporate overhead expenses. These expenses, totaling $2 million in 1996 and $13 million in 1995, were reallocated to Sprint's other operating segments.

                                                                1996(1)   1995
                                                                -------  ------
                                                                (IN MILLIONS)
Net operating revenues......................................... $190.2   $834.4
Operating expenses.............................................  156.0    675.6
                                                                ------   ------
Operating income...............................................   34.2    158.8
Interest expense...............................................  (21.5)  (124.0)
Other income (expense), net....................................   (8.3)    10.9
                                                                ------   ------
Income before income taxes.....................................    4.4     45.7
Income taxes...................................................   (7.0)   (31.2)
                                                                ------   ------
Income (Loss) from cellular division........................... $ (2.6)  $ 14.5
                                                                ======   ======

--------
(1) 1996 reflects Cellular's operating results only through the date of the Spinoff.

14. ADDITIONAL FINANCIAL INFORMATION

SEGMENT INFORMATION

  The FON Group operates in four industry segments: the long distance division, the local telecommunications division, the product distribution and directory publishing division and emerging businesses. Sprint's corporate assets mainly include investments and loans to affiliates, cash and temporary investments and general corporate assets. In 1995, corporate assets also included the net assets of the discontinued cellular division. The long distance division provides domestic and international voice, video and data communications services. The local telecommunications division provides local exchange services, access to Sprint's local exchange facilities, sales of telecommunications equipment and long distance within specified geographical areas. The product distribution and directory publishing division provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page telephone directories. Emerging businesses consists of the development of new integrated communications services, consumer Internet access services, Sprint Paranet and Sprint International.

                                    III-41

                                   FON GROUP

  Industry segment financial information follows:

                                                         PRODUCT
                                                       DISTRIBUTION
                            LONG          LOCAL        & DIRECTORY
                          DISTANCE  TELECOMMUNICATIONS  PUBLISHING   EMERGING            INTERSEGMENT TOTAL FON
                          DIVISION       DIVISION        DIVISION   BUSINESSES CORPORATE ELIMINATIONS   GROUP
                          --------  ------------------ ------------ ---------- --------- ------------ ---------
                                                             (IN MILLIONS)
1997
 Net operating
  revenues(1)...........  $8,954.8       $5,290.2        $1,454.3     $ 57.4    $   --     $(882.8)   $14,873.9
 Depreciation and
  amortization..........     716.7          934.1             8.2       23.3       44.0        --       1,726.3
 Operating expenses.....   7,857.3        3,896.2         1,274.4      221.9        --      (845.8)    12,404.0
 Operating income
  (loss)................   1,097.5        1,394.0           179.9     (164.5)       --       (37.0)     2,469.9
 Operating margin.......      12.3%          26.4%           12.4%       --         --         --          16.6%
 Capital expenditures...   1,218.1        1,258.4            10.5       79.6      142.3        --       2,708.9
 Identifiable assets....   6,464.6        7,609.7           519.0      585.9    1,312.5        --      16,491.7
1996
 Net operating
  revenues(2)...........  $8,302.1       $5,126.8        $1,225.4     $  0.5    $   --     $(767.3)   $13,887.5
 Depreciation and
  amortization..........     633.3          909.1             7.2        0.5       40.9        --       1,591.0
 Operating expenses.....   7,378.1        3,789.8         1,123.8       63.8        --      (735.7)    11,619.8
 Operating income
  (loss)................     924.0        1,337.0           101.6      (63.3)       --       (31.6)     2,267.7
 Operating margin.......      11.1%          26.1%            8.3%       --         --         --          16.3%
 Capital expenditures...   1,133.7        1,142.6             9.4       49.9       98.0        --       2,433.6
 Identifiable assets....   5,997.7        7,425.4           446.1       54.3    1,643.1        --      15,566.6
1995
 Net operating
  revenues(3)...........  $7,277.4       $4,690.0        $1,147.6     $  --         --     $(379.7)   $12,735.3
 Depreciation and
  amortization..........     581.6          835.6             7.4        --        41.8        --       1,466.4
 Operating expenses.....   6,570.6        3,649.2         1,060.9        --         --      (379.7)    10,901.0
 Operating income.......     706.8        1,040.8            86.7        --         --         --       1,834.3
 Operating margin.......       9.7%          22.2%            7.6%       --         --         --          14.4%
 Capital expenditures...     861.7          950.8             7.8        --        37.0        --       1,857.3
 Identifiable assets....   4,799.0        6,962.0           395.4        --     1,944.2        --      14,100.6

--------
(1) Includes intercompany revenues eliminated in consolidation in 1997 of $3.3 million, $309.0 million and $570.5 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(2) Includes intercompany revenues eliminated in consolidation in 1996 of $30.9 million, $410.5 million and $325.9 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively.
(3) Includes intercompany revenues eliminated in consolidation in 1995 of $38.9 million, $266.4 million and $336.8 million for the long distance division, local telecommunications division and product distribution and directory publishing division, respectively. Also included in 1995 were intercompany revenues of $262.4 million not eliminated under SFAS 71.
  Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity in losses of unconsolidated ventures, other income (expense) and income taxes.

  Beginning in July 1997, Sprint changed its transfer pricing for certain transactions between affiliates to more accurately reflect market pricing. The main effect of the pricing change was to reduce "net operating revenues" of the local telecommunications division and reduce "operating expenses" of the product distribution and directory publishing division. Had this change been effective as of January 1, 1995, the operating income for the local telecommunications division would have been $1.3 billion, $1.2 billion and $1.1 billion in 1997, 1996 and 1995, respectively. The operating income for the product distribution and directory publishing division would have been $228 million, $198 million and $180 million in 1997, 1996 and 1995, respectively.


                                    III-42

                                   FON GROUP

SUPPLEMENTAL CASH FLOWS INFORMATION (IN MILLIONS)

                                           NINE MONTHS     YEAR ENDED DECEMBER
                                       ENDED SEPTEMBER 30,         31,
                                       ------------------- --------------------
                                         1998      1997     1997   1996   1995
                                       --------- --------- ------ ------ ------
                                           (UNAUDITED)
Cash paid for:
  Interest (net of amounts
   capitalized)
    Continuing operations............. $   174.1 $   133.2 $197.9 $212.1 $263.5
                                       ========= ========= ====== ====== ======
    Cellular division................. $     --  $     --  $  --  $ 21.5 $124.0
                                       ========= ========= ====== ====== ======
  Income taxes........................ $   279.1 $   288.5 $365.8 $695.3 $532.8
                                       ========= ========= ====== ====== ======
Noncash activities:
  Capital lease obligations........... $     --  $    30.1 $ 30.1 $  --  $  --
                                       ========= ========= ====== ====== ======
  Noncash activity in Group Equity.... $   111.6 $    19.5 $ 31.4 $ 79.3 $ 10.5
                                       ========= ========= ====== ====== ======
  Net book value of assets and
   liabilities contributed to
   Global One......................... $     --  $     --  $  --  $ 73.3 $  --
                                       ========= ========= ====== ====== ======

  During 1996, Sprint completed the Spinoff (see Note 13) which had no immediate effect on the FON Group's cash flows other than Cellular's repayment of $1.4 billion in intercompany debt owed to Sprint.

SUPPLEMENTAL RELATED PARTY TRANSACTIONS

  The FON Group has a vendor financing loan to Sprint Spectrum Holdings for $300 million at December 31, 1997 as well as advances to PhillieCo of $67 million at year-end 1996. The FON Group also has advances to PhillieCo for $21 million at year-end 1997. In 1996, Sprint purchased $183 million (face value) of Sprint Spectrum Senior Discount notes for $100 million. The bonds mature in 2006. At December 31, 1997 and 1996, the accreted cost of the notes was $118 and $104 million and gross unrealized holding gains totaled $24 and $18 million, respectively. This investment has been included in "Current assets-- Other" on the FON Group Combined Balance Sheets.

  The FON Group provided various voice, data and administrative services to Global One totaling $415 million in 1997 and $361 million in 1996. In addition, Global One provided data and administrative services to the FON Group totaling $114 million in 1997 and $130 million in 1996. At year-end 1997 and 1996, the FON Group's receivable from Global One was $154 and $163 million, respectively, and the FON Group's payable to Global One was $104 and $49 million, respectively.

  Certain members of the FON Group also provide management, printing/mailing and warehousing services to the PCS Group. Charges to the PCS Group for such activities totaled $17 million, $12 million and $3 million for the years ended December 31, 1997, 1996 and 1995.

RESTRUCTURING CHARGE

  In 1995, the FON Group's local telecommunications division recorded an $88 million restructuring charge, which reduced income from continuing operations by $55 million. The restructuring plan included the planned elimination over several years of approximately 1,600 positions, mainly in the network and finance functions. Through 1997, most of the positions have been eliminated resulting in termination benefit payments of $42 million, with the remainder to be paid in 1998 and 1999.

                                    III-43

                                   FON GROUP

15. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. The FON Group will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on the FON Group's reported segments.

  In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and fair values of plan assets. The FON Group will adopt SFAS 132 in its 1998 year-end financial statements. SFAS 132 is not expected to have a significant effect on the FON Group's pension and postretirement benefit plan disclosures.

  In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires all derivatives to be recorded on the balance sheet as either assets or liabilities and measured at fair value. Gains or losses resulting from changes in the values of the derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Sprint will adopt SFAS 133 beginning January 1, 2000. This statement is not expected to have a material impact on Sprint.

16. SUBSEQUENT EVENTS (UNAUDITED)

BORROWINGS

  During the first nine months of 1998, Sprint increased its short-term borrowings by $946 million. These borrowings, however, have been classified as long-term debt because of Sprint's intent and ability, through unused credit facilities, to refinance them on a long-term basis. The borrowings have weighted average interest rates of 5.8%.

  In August 1998, Sprint entered into new revolving credit facilities with syndicates of banks totaling $5.0 billion. These facilities support Sprint's commercial paper operations and replace its previous $1.5 billion revolving credit facility. At September 30, 1998, $3.6 billion was available under these facilities.

  In October 1998, Sprint filed a shelf registration statement with the SEC for $8.0 billion of debt securities. This replaced $1.0 billion of Sprint's previous shelf registration statements totaling $1.1 billion. Sprint currently expects to offer up to $3 billion under the new shelf at approximately the same time as the PCS Restructuring.

OTHER

  In April 1998, Sprint signed an agreement to sell approximately 80,000 residential and business access lines in rural Illinois. Sprint expects to complete the sale of these properties, which is subject to regulatory approval, and record the related gain in November 1998.

  In October 1998, Sprint's Board of Directors declared common and Class A common stock dividends of $0.25 per share payable December 28, 1998.

                                    III-44

                                   FON GROUP

17. COMPREHENSIVE INCOME (UNAUDITED)

  In 1998, Sprint adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not change the display or components of present-day net income; rather, comprehensive income is displayed as a separate statement in the Consolidated Statements of Comprehensive Income and as an additional component in the Consolidated Balance Sheets, and the Consolidated Statement of Common Stock and Other Shareholders' Equity.

  Total comprehensive income for the FON Group amounted to $1.1 billion during the first nine months of 1998 and $1.0 billion during the first nine months of 1997.

                                    III-45